UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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BANCORP OF NEW JERSEY, INC.
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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On August 15, 2019, ConnectOne Bancorp, Inc., or ConnectOne, and Bancorp of New Jersey, Inc., or BONJ, entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of the two companies. Under the merger agreement, BONJ will merge with and into ConnectOne, with ConnectOne as the surviving corporation (which we refer to as the “merger”). Following the completion of the merger, Bank of New Jersey, a wholly-owned bank subsidiary of BONJ, will merge with and into ConnectOne Bank, a wholly-owned bank subsidiary of ConnectOne, with ConnectOne Bank as the surviving bank (which we refer to as the “bank merger”). We believe that the merger reflects an in-market combination of two complementary banking models utilizing the same core systems and with direct geographic overlap creating economies of scale with significant synergies and identified cost-savings. The merger will enhance the competitive position of the combined enterprise in the New York metro market and position the combined enterprise as one of New Jersey’s largest independent banks.

In the merger, each outstanding share of BONJ common stock (except for certain specified shares of BONJ common stock held by BONJ or ConnectOne, which we refer to as “excluded shares”) will be automatically converted into the right to receive, at each BONJ shareholder’s election, subject to the election and proration procedures set forth in the merger agreement, either (i) $16.25 in cash, which we refer to as the “cash consideration” or (ii) 0.780 shares of ConnectOne common stock, without par value, which we refer to as the “stock consideration.” The cash consideration and the stock consideration is referred to collectively as the “merger consideration.”

The total number of shares of BONJ common stock (including shares subject to BONJ restricted stock awards that will settle in connection with the merger, but excluding excluded shares) that will be converted into the cash consideration plus the option equivalent shares (as such term is further described in the attached joint proxy statement/ prospectus) is fixed at 20% of the total number of shares of BONJ common stock outstanding immediately prior to the completion of the merger (including shares subject to BONJ restricted stock awards that will settle in connection with the merger and option equivalent shares, but excluding excluded shares), and the remaining shares of BONJ common stock will be converted into the stock consideration. Based on the number of shares of BONJ common stock outstanding on October 15, 2019, we expect that the payment of the stock portion of the merger consideration will require ConnectOne to issue approximately 4.6 million shares of ConnectOne common stock in connection with the merger. Holders of shares of BONJ common stock immediately prior to the closing of the merger will hold, in the aggregate, approximately 11.5% of the issued and outstanding shares of ConnectOne common stock immediately following the closing of the merger (including shares received in respect of BONJ restricted stock awards and without giving effect to any shares of ConnectOne common stock already held by BONJ shareholders prior to the merger).

The value of the cash consideration per share is fixed at $16.25, but, even though the number of shares of ConnectOne common stock that each BONJ shareholder will receive is fixed, the market value of the stock consideration will fluctuate with the market price of ConnectOne’s common stock and will not be known at the time shareholders vote on the merger. Based on the average closing stock price of $19.60 of ConnectOne common stock on NASDAQ Global Select Market, or NASDAQ, on August 15, 2019, the last full trading day before the public announcement of the merger, the value of the stock consideration was $15.29. Based on the closing stock price of $22.23 of ConnectOne common stock on NASDAQ on October 15, 2019, the latest practicable date before the mailing of this joint proxy statement/prospectus, the value of the stock consideration was $17.34. Based on the exchange ratio of 0.780 shares of ConnectOne common stock for each common share of BONJ and the number of shares of BONJ common stock outstanding and reserved for issuance under various equity plans as of October 15, 2019, the maximum number of shares of ConnectOne common stock issuable in the merger is approximately 4.6 million. We urge you to obtain current market quotations for ConnectOne (trading symbol “CNOB”) and BONJ (trading symbol “BKJ”).

ConnectOne and BONJ will each hold a special meeting of their shareholders in connection with the merger. BONJ and ConnectOne shareholders will be asked to vote to approve the merger agreement and approve related matters, as described in the attached joint proxy statement/prospectus. Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of ConnectOne common stock and the affirmative vote of a majority of the votes properly cast by the holders of the outstanding shares of BONJ common stock.

The special meeting of ConnectOne shareholders will be held on December 9, 2019 at Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666, at 9:15 a.m. local time.

The special meeting of BONJ shareholders will be held on December 9, 2019 at the DoubleTree by Hilton, 2117 Route 4 East, Fort Lee, New Jersey 07024, at 11:00 a.m. local time.

ConnectOne’s board of directors unanimously recommends that ConnectOne shareholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the ConnectOne special meeting.

BONJ’s board of directors unanimously recommends that BONJ shareholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the BONJ special meeting.

Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting.

The attached joint proxy statement/prospectus describes the special meeting of ConnectOne, the special meeting of BONJ, the merger, the documents related to the merger, and other related matters. Please carefully read the entire joint proxy statement/prospectus, including “Risk Factors” beginning on page 31, for a discussion of the risks relating to the merger. You can also obtain information about ConnectOne and BONJ from documents that each has publicly filed with the Securities and Exchange Commission.

Frank Sorrentino III	Nancy E. Graves
President & Chief Executive Officer	President & Chief Executive Officer
ConnectOne Bancorp, Inc.	Bancorp of New Jersey, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either ConnectOne or BONJ, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is October 18, 2019, and it is first being mailed or otherwise delivered to the shareholders of ConnectOne and BONJ on or about October 25, 2019.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about ConnectOne and BONJ from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by ConnectOne and/or BONJ at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus at no cost by contacting the appropriate company at the following address:

ConnectOne Bancorp, Inc.	Bancorp of New Jersey, Inc.
301 Sylvan Avenue	1365 Palisade Avenue
Englewood Cliffs, New Jersey 07632	Fort Lee, New Jersey 07024
Attention: Corporate Secretary	Attention: Corporate Secretary
Telephone: (201) 816-8900	Telephone: (201) 720-3201

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your respective special meeting of shareholders. This means that ConnectOne shareholders requesting documents must do so by December 2, 2019, in order to receive them before the ConnectOne special meeting, and BONJ shareholders requesting documents must also do so by December 2, 2019, in order to receive them before the BONJ special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated October 18, 2019, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to ConnectOne shareholders or BONJ shareholders, nor the issuance by ConnectOne of shares of common stock in connection with the merger, will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding BONJ has been provided by BONJ and information contained in this document regarding ConnectOne has been provided by ConnectOne.

Please see “Where You Can Find More Information” for more details.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of ConnectOne Bancorp, Inc.:

On August 15, 2019, ConnectOne Bancorp, Inc. (which we refer to as “ConnectOne”), and Bancorp of New Jersey, Inc. (which we refer to as “BONJ”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. Under the merger agreement, BONJ will merge with and into ConnectOne, with ConnectOne continuing as the surviving corporation.

NOTICE IS HEREBY GIVEN that a special meeting of holders of ConnectOne common stock (who we refer to as “ConnectOne shareholders”), will be held on December 9, 2019, at 9:15 a.m., local time at Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666 (the “ConnectOne special meeting”). We are pleased to notify you of and invite you to the ConnectOne special meeting.

At the ConnectOne special meeting you will be asked to vote on the following matters:

●	a proposal to approve the merger agreement (which we refer to as the “ConnectOne merger proposal”); and

●	a proposal to adjourn the ConnectOne special meeting, if necessary or appropriate, to solicit additional proxies in favor of the ConnectOne merger proposal (which we refer to as the “ConnectOne adjournment proposal”).

The board of directors of ConnectOne has fixed the close of business on October 18, 2019 as the record date for the ConnectOne special meeting. Only holders of record of ConnectOne common stock as of the close of business on the record date for the ConnectOne special meeting are entitled to notice of, and to vote at, the ConnectOne special meeting or any adjournment or postponement thereof.

The ConnectOne board of directors unanimously recommends that holders of ConnectOne common stock vote “FOR” the ConnectOne merger proposal and “FOR” the ConnectOne adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of ConnectOne common stock approve the merger agreement. The affirmative vote of two-thirds of the outstanding shares of ConnectOne common stock is required to approve the ConnectOne merger proposal.

Whether or not you plan to attend the ConnectOne special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

BY ORDER OF THE BOARD OF DIRECTORS,

Frank Sorrentino III Chairman of the Board of Directors ConnectOne Bancorp, Inc.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Bancorp of New Jersey, Inc.:

On August 15, 2019, ConnectOne Bancorp, Inc. (which we refer to as “ConnectOne”), and Bancorp of New Jersey, Inc. (which we refer to as “BONJ”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. Under the merger agreement, BONJ will merge with and into ConnectOne, with ConnectOne continuing as the surviving corporation.

NOTICE IS HEREBY GIVEN that a special meeting of holders of BONJ common stock (who we refer to as “BONJ shareholders”), will be held on December 9, 2019, at 11:00 a.m. local time at the DoubleTree by Hilton, 2117 Route 4 East, Fort Lee, New Jersey 07024 (the “BONJ special meeting”). We are pleased to notify you of, and invite you to, the BONJ special meeting.

At the BONJ special meeting you will be asked to vote on the following matters:

●	a proposal to approve the merger agreement (which we refer to as the “BONJ merger proposal”);

●	a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to BONJ’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable (which we refer to as the “BONJ compensation proposal”); and

●	a proposal to adjourn the BONJ special meeting, if necessary or appropriate, to solicit additional proxies in favor of the BONJ merger proposal (which we refer to as the “BONJ adjournment proposal”).

The board of directors of BONJ has fixed the close of business on October 18, 2019 as the record date for the BONJ special meeting. Only holders of record of BONJ common stock as of the close of business on the record date for the BONJ special meeting are entitled to notice of, and to vote at, the BONJ special meeting or any adjournment or postponement thereof.

Holders of BONJ common stock are not entitled to dissenters’ rights with respect to the proposed merger under Section 14A:11-1 of the New Jersey Business Corporation Act.

The BONJ board of directors unanimously recommends that holders of BONJ common stock vote “FOR” the BONJ merger proposal, “FOR” the BONJ compensation proposal, and “FOR” the BONJ adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of BONJ common stock approve the merger agreement. The affirmative vote of a majority of all the votes properly cast by the holders of BONJ common stock is required to approve the BONJ merger proposal.

Whether or not you plan to attend the BONJ special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

BY ORDER OF THE BOARD OF DIRECTORS,

Gerald A. Calabrese, Jr. Chairman of the Board of Directors Bancorp of New Jersey, Inc.

Nancy E. Graves President & Chief Executive Officer Bancorp of New Jersey, Inc.

i

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QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the ConnectOne special meeting or the BONJ special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the ConnectOne special meeting or the BONJ special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information.”

Q:	WHAT IS THE MERGER?

A: ConnectOne and BONJ have entered into an Agreement and Plan of Merger, dated as of August 15, 2019 (which we refer to as the “merger agreement”). Under the merger agreement, BONJ will be merged with and into ConnectOne, with ConnectOne continuing as the surviving corporation (which we refer to as the “merger”). Following the completion of the merger, Bank of New Jersey, a wholly-owned bank subsidiary of BONJ, will merge with and into ConnectOne Bank, a wholly-owned bank subsidiary of ConnectOne, with ConnectOne Bank continuing as the surviving bank (which we refer to as the “bank merger”). A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

Each share of BONJ common stock outstanding immediately prior to the effective time of the merger, except for shares of BONJ common stock owned by BONJ or ConnectOne (in each case other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and shares held, directly or indirectly, by ConnectOne, BONJ or any wholly-owned subsidiary of ConnectOne or BONJ in respect of a debt previously contracted), will be converted into the right to receive either (i) $16.25 in cash (the “cash consideration”) or (ii) 0.780 shares of ConnectOne common stock (the “stock consideration” and, together with the cash consideration, the “merger consideration”), based on the holder’s election and subject to proration. BONJ shareholders may elect to receive all cash, all stock or cash for some of their shares and stock for the remainder of the shares they own, subject to the election and proration procedures set forth in the merger agreement. The total number of shares of BONJ common stock (including shares subject to BONJ restricted stock awards that will settle in connection with the merger) that will be converted into the cash consideration plus the option equivalent shares (as such term is defined in the merger agreement and further described below) is fixed at 20% of the total number of shares of BONJ common stock outstanding immediately prior to the completion of the merger (including shares subject to BONJ restricted stock awards that will settle in connection with the merger and option equivalent shares), and the remaining shares of BONJ common stock will be converted into the stock consideration.

As a result of the foregoing, based on the number of shares of ConnectOne and BONJ common stock outstanding as of August 15, 2019, on a fully diluted basis, approximately 88.5% and 11.5% of ConnectOne common stock will be held by ConnectOne shareholders and former holders of BONJ common stock, respectively, immediately following the effectiveness of the merger.

The merger cannot be completed unless, among other things, the requisite percentage of both ConnectOne shareholders and BONJ shareholders approve their respective proposals to adopt the merger agreement.

Q:	WHY AM I RECEIVING THIS JOINT PROXY STATEMENT/PROSPECTUS?

A: We are delivering this document to you because it is a joint proxy statement being used by both the ConnectOne and BONJ boards of directors to solicit proxies of their respective shareholders in connection with approval of the merger agreement and related matters.

In order to approve the merger agreement and related matters, ConnectOne has called a special meeting of its shareholders. This document serves as the proxy statement for the ConnectOne special meeting and describes the proposals to be presented at the ConnectOne special meeting.

BONJ has also called a special meeting of its shareholders to approve the merger agreement and related matters. This document serves as the proxy statement for the BONJ special meeting and describes the proposals to be presented at the BONJ special meeting.

Finally, this document is also a prospectus that is being delivered to BONJ shareholders because, in connection with the merger, ConnectOne is offering shares of its common stock to BONJ shareholders in an exchange ratio of 0.780 shares of ConnectOne common stock for each common share of BONJ, subject to the election and proration procedures set forth in the merger agreement.

This joint proxy statement/prospectus contains important information about the merger and the proposals being voted on at the ConnectOne and BONJ special meetings and important information to consider in connection with an investment in ConnectOne common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	WHAT ARE CONNECTONE SHAREHOLDERS BEING ASKED TO VOTE ON AT THE CONNECTONE SPECIAL MEETING?

A: ConnectOne is soliciting proxies from its shareholders with respect to the following proposals:

●	a proposal to approve the merger agreement (which we refer to as the “ConnectOne merger proposal”); and
●	a proposal to adjourn the ConnectOne special meeting, if necessary or appropriate, to solicit additional proxies in favor of the ConnectOne merger proposal (which we refer to as the “ConnectOne adjournment proposal”).

Q:	WHAT ARE BONJ SHAREHOLDERS BEING ASKED TO VOTE ON AT THE BONJ SPECIAL MEETING?

A: BONJ is soliciting proxies from its shareholders with respect to the following proposals:

●	a proposal to approve the merger agreement (which we refer to as the “BONJ merger proposal”);
●	a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to BONJ’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable (which we refer to as the “BONJ compensation proposal”); and

●	a proposal to adjourn the BONJ special meeting, if necessary or appropriate, to solicit additional proxies in favor of the BONJ merger proposal (which we refer to as the “BONJ adjournment proposal”).

Q:	WHAT WILL BONJ SHAREHOLDERS RECEIVE IN THE MERGER?

A: If the merger is completed, each share of BONJ common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive either (i) $16.25 in cash or (ii) 0.780 shares of ConnectOne common stock, based on the holder’s election and subject to proration. BONJ shareholders may elect to receive all cash, all stock or cash for some of their shares and stock for the remainder of the shares they own, subject to the election and proration procedures set forth in the merger agreement. The total number of shares of BONJ common stock (including shares subject to BONJ restricted stock awards that will settle in connection with the merger) that will be converted into the cash consideration plus the option equivalent shares is fixed at 20% of the total number of shares of BONJ common stock outstanding immediately prior to the completion of the merger (including shares subject to BONJ restricted stock awards that will settle in connection with the merger and option equivalent shares), and the remaining shares of BONJ common stock will be converted into the stock consideration. As a result, if the aggregate number of shares with respect to which a valid cash or stock election has been made exceeds these limits, shareholders who elected the form of consideration that has been oversubscribed will receive a mixture of both cash and stock consideration in accordance with the proration procedures set forth in the merger agreement. See the sections entitled “The Merger Agreement —Merger Consideration—Cash Election; Stock Election; Non-Election Shares” and “The Merger Agreement— Merger Consideration —Proration.” Cash will be paid in lieu of fractional shares. See the section entitled “The Merger Agreement—Fractional Shares.”

Q:	CAN BONJ SHAREHOLDERS MAKE AN ELECTION TO SELECT THE FORM OF MERGER CONSIDERATION THEY DESIRE TO RECEIVE?

A: Yes. BONJ shareholders may elect to receive all cash, all stock, or cash for some of their shares and stock for the remainder of the shares they own, subject to the election and proration procedures set forth in the merger agreement.

Q:	WHAT WILL CONNECTONE SHAREHOLDERS RECEIVE IN THE MERGER?

A: If the merger is completed, ConnectOne shareholders will not receive any merger consideration and will continue to hold the shares of ConnectOne common stock that they currently hold. Following the merger, shares of ConnectOne common stock will continue to be traded on the NASDAQ Global Select Stock Market (which we refer to as “NASDAQ”) under the symbol “CNOB.”

Q:	HOW WILL THE MERGER AFFECT BONJ EQUITY AWARDS?

A: The BONJ equity awards will be affected as follows:

Options: At the effective time of the merger, each option granted by BONJ to purchase shares of BONJ common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, shall without any further action on the part of the holder thereof, be canceled and converted into the right to receive, as soon as reasonably practicable following the effective time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of BONJ common stock subject to such stock option, multiplied by (y) the excess, if any, of $16.25 over the per share exercise price under such stock option, less any taxes required to be deducted or withheld. If the exercise price of a BONJ stock option is equal to or greater than $16.25, such stock option shall be canceled without any payment being made in respect thereof.

BONJ Restricted Stock Awards. Immediately prior to the effective time of the merger (but contingent on the closing of the merger), each award in respect of a share of BONJ common stock subject to vesting, repurchase or other lapse restriction granted under a BONJ equity incentive plan that is unvested or contingent and outstanding immediately prior to the effective time (a “BONJ restricted stock award”) shall fully vest and shall be canceled and converted automatically into the right to receive the merger consideration on the shares of BONJ common stock underlying such BONJ restricted stock award based on the holder’s election and subject to proration.

Q:	WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE TIME THE MERGER IS COMPLETED?

A: Yes. Although the cash consideration is fixed, the value of the stock consideration may fluctuate upwards or downwards between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for ConnectOne common stock. Any fluctuation in the market price of ConnectOne common stock after the date of this joint proxy statement/prospectus will change the value of the shares of ConnectOne common stock that BONJ shareholders will receive.

Q:	HOW DOES THE CONNECTONE BOARD OF DIRECTORS RECOMMEND THAT CONNECTONE SHAREHOLDERS VOTE AT THE CONNECTONE SPECIAL MEETING?

A: ConnectOne’s board of directors unanimously recommends that ConnectOne shareholders vote “FOR” the ConnectOne merger proposal, and “FOR” the ConnectOne adjournment proposal.

Q:	HOW DOES THE BONJ BOARD OF DIRECTORS RECOMMEND THAT BONJ SHAREHOLDERS VOTE AT THE BONJ SPECIAL MEETING?

A: BONJ’s board of directors unanimously recommends that BONJ shareholders vote “FOR” the BONJ merger proposal, “FOR” the BONJ compensation proposal, and “FOR” the BONJ adjournment proposal.

Q:	WHEN AND WHERE ARE THE MEETINGS?

A: The ConnectOne special meeting will be held at Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666 on December 9, 2019, at 9:15 a.m. local time.

The BONJ special meeting will be held at the DoubleTree by Hilton, 2117 Route 4 East, Fort Lee, New Jersey 07024 on December 9, 2019, at 11:00 a.m. local time.

Q:	WHAT DO I NEED TO DO NOW?

A: After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the ConnectOne special meeting and/or the BONJ special meeting, as applicable. If you are a shareholder of both ConnectOne and BONJ, you will need to vote your ConnectOne and BONJ shares separately and submit a separate proxy card to each company. If you hold your shares in your name as a shareholder of record, you must complete, sign, date, and return your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote through the internet or by telephone, and information and applicable deadlines for voting through the internet or by telephone are set forth in the enclosed proxy card instructions. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the ConnectOne special meeting or BONJ special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	WHAT CONSTITUTES A QUORUM FOR THE CONNECTONE SPECIAL MEETING?

A: The presence at the ConnectOne special meeting, in person or by proxy, of holders of a majority of the outstanding shares of ConnectOne common stock entitled to vote at the ConnectOne special meeting will constitute a quorum for the transaction of business. If a ConnectOne shareholder fails to submit a proxy or to vote in person at the ConnectOne special meeting, such holder’s shares of ConnectOne common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum; however, broker non-votes are not applicable and will not be included.

Q:	WHAT CONSTITUTES A QUORUM FOR THE BONJ SPECIAL MEETING?

A: The presence at the BONJ special meeting, in person or by proxy, of holders of a majority of the outstanding shares of BONJ common stock entitled to vote at the BONJ special meeting will constitute a quorum for the transaction of business. If a BONJ shareholder fails to submit a proxy or to vote in person at the BONJ special meeting, such holder’s shares of BONJ common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum; however, broker non-votes are not applicable and will not be included.

Q:	WHAT IS A BROKER NON-VOTE?

A: A broker non-vote occurs when a bank, broker or other nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

All of the proposals currently scheduled for consideration at the BONJ and ConnectOne special meetings are “non-routine” matters. If your bank, broker or other nominee holds your shares of common stock in “street name,” such entity will vote your shares of common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE EACH PROPOSAL AT THE CONNECTONE SPECIAL MEETING?

A: ConnectOne merger proposal:

Standard: Approval of the ConnectOne merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ConnectOne common stock.

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker with respect to the ConnectOne merger proposal, it will have the same effect as a vote “AGAINST” the proposal. ConnectOne shareholders must approve the merger proposal in order for the merger to occur. If ConnectOne shareholders fail to approve the merger proposal, the merger will not occur.

ConnectOne adjournment proposal:

Standard: Approval of the ConnectOne adjournment proposal requires the affirmative vote of a majority of the votes properly cast upon the proposal, whether or not a quorum is present.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will not count as a vote cast with respect to the ConnectOne adjournment proposal and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). Likewise, if you fail to submit a proxy card and do not vote in person at the ConnectOne special meeting, or fail to instruct your bank or broker how to vote with respect to the ConnectOne adjournment proposal, it will have no effect on the proposal. ConnectOne shareholders are not required to approve the ConnectOne adjournment proposal in order for the merger to occur.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE EACH PROPOSAL AT THE BONJ SPECIAL MEETING?

A: BONJ merger proposal:

Standard: Approval of the BONJ merger proposal requires the affirmative vote of a majority of the votes properly cast by the holders of the outstanding shares of BONJ common stock.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the BONJ merger proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). BONJ shareholders must approve the BONJ merger proposal in order for the merger to occur. If BONJ shareholders fail to approve the BONJ merger proposal, the merger will not occur.

BONJ compensation proposal:

Standard: Approval of the BONJ compensation proposal requires the affirmative vote of a majority of the votes properly cast by the holders of the outstanding shares of BONJ common stock.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your broker or bank with respect to the BONJ compensation proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). The vote on this proposal is a vote separate and apart from the merger proposal and approval of the BONJ compensation proposal is not a condition to completion of the merger. Accordingly, a holder of BONJ common stock may vote to not approve the BONJ compensation proposal and vote to approve the BONJ merger proposal, or vice versa. This is an advisory vote, and therefore is not binding on BONJ or ConnectOne or the boards of directors or the compensation committees of the companies. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with BONJ’s named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. The BONJ compensation proposal gives BONJ shareholders the opportunity to express their views on the merger-related compensation of BONJ’s named executive officers. BONJ shareholders are not required to approve the BONJ compensation proposal in order for the merger to occur.

BONJ adjournment proposal:

Standard: Approval of the BONJ adjournment proposal requires the affirmative vote of a majority of the votes properly cast upon the proposal, whether or not a quorum is present.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your broker or bank with respect to the BONJ adjournment proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum) with respect to the BONJ adjournment proposal and will have no effect on the proposal. Likewise, broker non-votes are not considered to be votes cast. BONJ shareholders are not required to approve the BONJ adjournment proposal in order for the merger to occur.

BONJ’s directors, solely in his or her capacity as a BONJ shareholder, have agreed to vote their shares in favor of the BONJ merger proposal. As of the BONJ record date, these BONJ directors and their affiliates beneficially owned 1,895,298 shares of BONJ common stock or approximately 26.0% of BONJ’s outstanding common stock on that date. See “The Merger — Voting Agreements” beginning on page 89.

Q:	WHY IS MY VOTE IMPORTANT?

A: If you do not vote, it will be more difficult for ConnectOne or BONJ to obtain the necessary quorum to hold their special meetings. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will make it more difficult for ConnectOne or BONJ to obtain the necessary votes for approval of the merger agreement.

Q:	IF MY SHARES OF COMMON STOCK ARE HELD IN “STREET NAME” BY MY BANK OR BROKER, WILL MY BANK OR BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker, or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in “street name” by returning a proxy card directly to ConnectOne or BONJ, or by voting in person at the ConnectOne special meeting or the BONJ special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Further, brokers, banks, or other nominees who hold shares of ConnectOne common stock or BONJ common stock on behalf of their customers may not give a proxy to ConnectOne or BONJ to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on these matters.

Q:	CAN I ATTEND THE CONNECTONE AND BONJ SPECIAL MEETINGS AND VOTE MY SHARES IN PERSON?

A: All holders of the common stock of ConnectOne and BONJ, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees, or any other holder of record, are invited to attend their respective special meetings. Holders of record of ConnectOne and BONJ common stock can vote in person at the ConnectOne special meeting and BONJ special meeting, respectively. If you are not a shareholder of record (i.e., if your shares are held for you in “street name”), you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank, or other nominee, to be able to vote in person at the meetings.

If you plan to attend your meeting in person, you must hold your shares in your own name, have a valid proxy from a record holder, or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. ConnectOne and BONJ each reserve the right to refuse admittance to anyone without proper proof of share ownership of its company or without proper photo identification. Whether or not you intend to be present at the ConnectOne special meeting or the BONJ special meeting, you are urged to promptly complete, sign, date, and return your proxy card, or to vote via the internet or by telephone. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the special meeting.

Q:	CAN I CHANGE MY VOTE?

A: ConnectOne shareholders: Yes. If you are a holder of record of ConnectOne common stock, you may change your vote or revoke any proxy at any time before it is voted at the ConnectOne special meeting by: (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to ConnectOne’s corporate secretary, (3) attending the ConnectOne special meeting in person, notifying the corporate secretary of your revocation of your proxy, and voting by ballot at the ConnectOne special meeting, or (4) voting by telephone or the internet at a later time. Attendance at the ConnectOne special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by ConnectOne after the vote will not affect the vote. ConnectOne’s corporate secretary’s mailing address is: Attn: Laura Criscione, Corporate Secretary, ConnectOne Bancorp, Inc., 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. If you hold your shares in “street name” through a bank, broker, or other holder of record, you should contact your record holder to change your vote.

BONJ shareholders: Yes. Any BONJ shareholder of record giving a proxy has the right to attend the BONJ special meeting and vote in person. A proxy may be revoked prior to the BONJ special meeting by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to Bancorp of New Jersey, Inc., 1365 Palisade Avenue, Fort Lee, New Jersey 07024, Attn: Corporate Secretary, prior to the BONJ special meeting, (3) voting by telephone or the internet at a later time or (4) attending the BONJ special meeting in person, notifying the corporate secretary of your revocation of your proxy, and voting by ballot at the BONJ special meeting.

Q:	WILL BONJ BE REQUIRED TO SUBMIT THE PROPOSAL TO APPROVE THE MERGER AGREEMENT TO ITS SHAREHOLDERS EVEN IF BONJ’S BOARD OF DIRECTORS HAS WITHDRAWN, MODIFIED, OR QUALIFIED ITS RECOMMENDATION?

A: Unless the merger agreement is terminated before the BONJ special meeting, BONJ is required to submit the proposal to approve the merger agreement to its shareholders even if BONJ’s board of directors has withdrawn, modified or qualified its recommendation. The merger agreement, however, may be terminated by BONJ, subject to certain conditions, including upon the receipt of a superior acquisition proposal; see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 110 of this joint proxy statement/prospectus.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO BONJ SHAREHOLDERS?

A: It is a condition to the completion of the merger that ConnectOne and BONJ receive written opinions from their respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). Subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger,” if you are a U.S. holder (as defined below), the conversion of your shares of BONJ common stock into ConnectOne common stock in the merger will be tax-free for United States federal income tax purposes. You generally will recognize gain in an amount up to the cash you receive in the merger, but you may not recognize loss if you receive any ConnectOne common stock in the merger. Additionally, you will recognize gain or loss on any cash that you receive in lieu of fractional shares of ConnectOne’s common stock.

For a definition of “U.S. holder” and a more detailed discussion of the material United States federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 113 of this joint proxy statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all holders of BONJ common stock. We strongly urge you to consult your independent tax advisor for a full understanding of the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign, or other taxing jurisdiction or under any applicable treaty.

Q:	ARE BONJ SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A: No, BONJ shareholders are not entitled to dissenters’ rights. For further information, see “The Merger—Dissenters’ Rights in the Merger.”

Q:	IF I AM A BONJ SHAREHOLDER AND HOLD PHYSICAL SHARE CERTIFICATES, SHOULD I SEND IN MY BONJ COMMON STOCK CERTIFICATE(S) NOW?

A: No. Please do not send in any BONJ common stock certificates with your proxy. After the merger, an exchange agent will send you instructions for exchanging BONJ common stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates.”

Q:	WHAT SHOULD I DO IF I HOLD MY SHARES OF BONJ COMMON STOCK IN BOOK-ENTRY FORM?

A: You are not required to take any special additional actions if your shares of BONJ common stock are held in book-entry form. After the completion of the merger, shares of BONJ common stock held in book-entry form automatically will be exchanged for book-entry shares of ConnectOne common stock.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A: ConnectOne and BONJ shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of ConnectOne and/or BONJ common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of ConnectOne common stock or BONJ common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both ConnectOne common stock and BONJ common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of ConnectOne common stock and/or BONJ common stock that you own.

Q:	WILL A PROXY SOLICITOR BE USED?

A: Yes. ConnectOne has engaged Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the solicitation of proxies for the ConnectOne special meeting, and estimates that it will pay Laurel Hill a fee of approximately $6,500, plus certain expenses. ConnectOne has also agreed to indemnify Laurel Hill against certain losses. BONJ has also engaged Laurel Hill to assist in the solicitation of proxies for the BONJ special meeting, and estimates that it will pay Laurel Hill a fee of approximately $6,500, plus certain expenses. BONJ has also agreed to indemnify Laurel Hill against certain losses. In addition, ConnectOne, BONJ and their respective officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Q:	WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: ConnectOne and BONJ expect to complete the merger in the first quarter of 2020. However, neither ConnectOne nor BONJ can assure you of when, or if, the merger will be completed. ConnectOne and BONJ must obtain the approval of ConnectOne shareholders and BONJ shareholders to approve the merger agreement at their respective special meetings, and also must obtain necessary regulatory approvals in addition to satisfying certain other closing conditions, all of which are detailed in the merger agreement.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A: If the merger is not completed, BONJ shareholders will not receive any consideration for their shares of BONJ common stock and they will continue to hold their BONJ shares; ConnectOne will not issue any shares of ConnectOne common stock to BONJ shareholders nor will ConnectOne pay any of the cash consideration to BONJ shareholders. BONJ will remain an independent, public company and BONJ common stock will continue to be listed and traded on the NYSE MKT LLC exchange. Any BONJ stock options or restricted stock awards will remain unchanged and subject to their original terms and vesting under the applicable BONJ equity plans. In addition, if the merger agreement is terminated, depending on the circumstances of such termination, a termination fee may be required to be paid by BONJ to ConnectOne, or ConnectOne may be required to reimburse the costs and legal expenses incurred by BONJ in connection with the negotiation and preparation of the merger agreement. See “The Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which a termination fee may be required to be paid by BONJ, or ConnectOne may be required to reimburse BONJ for reasonable costs and legal expenses incurred in connection with the merger.

Q:	WHAT WILL HAPPEN IF BONJ SHAREHOLDERS DO NOT APPROVE THE COMPENSATION THAT MAY BECOME PAYABLE TO BONJ’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER?

A: The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on ConnectOne or BONJ. Approval of the compensation that may become payable to BONJ’s named executive officers is not a condition to completion of the merger. Therefore, if the merger agreement and the merger are approved by both the ConnectOne shareholders and the BONJ shareholders and the merger is subsequently completed, the compensation will still be paid to BONJ’s named executive officers, whether or not BONJ shareholders approve the compensation at the BONJ special meeting.

Q:	ARE THERE RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER?

A: Yes. You should consider the risk factors set out in the section entitled “Risk Factors” in this joint proxy/prospectus.

Q:	WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus, or need help voting your shares of ConnectOne or BONJ common stock, please contact Laurel Hill Advisory Group, LLC, which is serving as proxy solicitor for both ConnectOne and BONJ, at 2 Robbins Lane, Suite 201, Jericho, NY 11753, or toll-free at 1 (888)-742-1305.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. Please see “Where You Can Find More Information.” Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

Information About the Companies (page 48)

ConnectOne Bancorp, Inc.

ConnectOne, a one-bank holding company, was incorporated in the State of New Jersey in November 1982 as Center Bancorp, Inc. and commenced operations on May 1, 1983. Effective July 1, 2014, Center Bancorp, Inc. completed the merger with ConnectOne Bancorp, Inc., with Center Bancorp, Inc. as the surviving corporation. At the closing of such merger, Center Bancorp, Inc. changed its name to “ConnectOne Bancorp, Inc.” and changed its NASDAQ trading symbol to “CNOB”. ConnectOne’s primary activity, at this time, is to act as a holding company for ConnectOne Bank and its other subsidiaries. ConnectOne Bank is a New Jersey/New York metro area commercial bank offering a full suite of deposit and loan products and services to the general public and, in particular, to small and mid-sized businesses, local professionals and individuals residing, working and conducting business in its trade area. ConnectOne Bank offers its full suite of both commercial and consumer banking and lending products and services through its 29 banking offices located in New York and New Jersey.

At June 30, 2019, ConnectOne had consolidated total assets of $6.1 billion, total deposits of $4.6 billion, total loans of $5.1 billion and total shareholders’ equity of $699.2 million.

ConnectOne’s principal office is located at 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, and its telephone number at that location is (201) 816-8900. ConnectOne’s stock is traded on NASDAQ under the symbol “CNOB.” Additional information about ConnectOne and its subsidiaries is included in the documents incorporated by reference in this joint proxy statement/prospectus. For more information, see “Information About ConnectOne” beginning on page 48 and “Where You Can Find More Information” beginning on page 132.

Bancorp of New Jersey, Inc.

BONJ is a bank holding company incorporated under the laws of the State of New Jersey in November 2006 to serve as a holding company for Bank of New Jersey. BONJ was organized at the direction of the board of directors of the Bank of New Jersey for the purpose of acquiring all of the capital stock of the Bank of New Jersey. On July 31, 2007, BONJ became the bank holding company of the Bank of New Jersey. The Bank of New Jersey provides traditional commercial and consumer banking products and services, accepts deposits from the general public, including individuals, businesses, non-profit organizations and governmental units, and makes commercial loans and consumer loans and provides other customer services.

At June 30, 2019, BONJ had consolidated total assets of $924.7 million, total deposits of $762.0 million, total loans of $782.3 million and total shareholders’ equity of $92.52 million.

The Bank of New Jersey has nine branch offices located in Fort Lee (three offices), Hackensack, Haworth, Englewood Cliffs, Englewood, Cliffside Park, and Woodcliff Lake New Jersey. BONJ has its main office located at 1365 Palisade Avenue, Fort Lee, New Jersey 07024 and the telephone number is (201) 720-3201. BONJ’s stock is traded on the NYSE MKT LLC exchange under the symbol “BKJ”. Additional information about BONJ and its subsidiaries is included in the documents incorporated by reference in this joint proxy statement/prospectus. For more information, see “Information About BONJ” beginning on page 48 and “Where You Can Find More Information” beginning on page 132.

The Merger and the Merger Agreement (pages 49 and 93 and Annex A)

The merger of BONJ with and into ConnectOne is governed by the merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, BONJ will be merged with and into ConnectOne with ConnectOne as the surviving corporation. After the consummation of the merger, Bank of New Jersey will merge with and into ConnectOne Bank, with ConnectOne Bank continuing as the surviving bank and remaining a wholly-owned subsidiary of ConnectOne. The merger agreement is included as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What BONJ Shareholders Will Receive (page 93)

If the merger is completed, each share of BONJ common stock (including shares underlying BONJ restricted stock awards but excluding shares of BONJ common stock owned by BONJ or ConnectOne (in each case other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and shares held, directly or indirectly, by ConnectOne, BONJ or any wholly-owned subsidiary of ConnectOne or BONJ in respect of a debt previously contracted)) will be converted into the right to receive either (i) $16.25 in cash, which we refer to as the “cash consideration,” or (ii) 0.780 shares of ConnectOne common stock, which we refer to as the “stock consideration,” based on the holder’s election and subject to proration. BONJ shareholders may elect, subject to proration, to receive cash consideration for some of their shares and stock consideration for the remainder of the shares they own. The cash consideration and the stock consideration is referred to collectively as the “merger consideration.”

The total number of shares of BONJ common stock (including shares subject to BONJ restricted stock awards) that will be converted into the cash consideration plus the option equivalent shares (which is described below) is fixed at 20% of the total number of shares of BONJ common stock outstanding immediately prior to the completion of the merger (including shares subject to BONJ restricted stock awards and option equivalent shares but excluding excluded shares), and the remaining approximately 80% of shares of BONJ common stock will be converted into the stock consideration. Pursuant to the merger agreement, each share of BONJ common stock underlying an “in the money” BONJ stock option will be canceled for a cash payment equal to the excess of $16.25 over the per share exercise price under such stock option, which payment we refer to as the “option cancellation payment.” An “option equivalent share” means the number of shares equal to (i) the aggregate amount of the option cancellation payments divided by (ii) $16.25. In determining the number of BONJ common shares entitled to cash consideration, option equivalent shares are treated as shares of BONJ common stock that will receive cash consideration. As a result of the foregoing requirements relating the aggregate merger consideration to be issued at the effective time, even if a BONJ shareholder makes an all cash or all stock election, that holder may nevertheless receive a mix of cash and stock.

ConnectOne will not issue any fractional shares of ConnectOne common stock in the merger. BONJ shareholders who would otherwise be entitled to a fraction of a share of ConnectOne common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest whole cent) based on the average closing price of ConnectOne Common stock as reported on NASDAQ over the twenty (20) consecutive trading day period ending on the business day immediately prior to the closing date.

The fully diluted total merger consideration as of August 15, 2019 was valued at approximately $113.4 million, which includes payments to be made in connection with all BONJ stock options and BONJ restricted stock awards.

As a result of the foregoing, based on the number of shares of ConnectOne and BONJ common stock outstanding as of August 15, 2019, on a fully diluted basis, approximately 88.5% and 11.5% of ConnectOne common stock will be held by ConnectOne shareholders and former BONJ shareholders, respectively, immediately following the effectiveness of the merger.

The value of the cash consideration is fixed at $16.25. However, the implied value of the stock consideration will fluctuate as such value is tied to the market price of ConnectOne common stock, which will fluctuate before the completion of the merger. This price will not be known at the time of the BONJ special meeting or the CNOB special meeting and may be more or less than the current price of ConnectOne common stock.

ConnectOne common stock is listed on NASDAQ under the symbol “CNOB,” and BONJ common stock is listed on the NYSE MKT LLC exchange under the symbol “BKJ.” The following table shows the closing sale prices of ConnectOne common stock and BONJ common stock as reported on NASDAQ and the NYSE MKT LLC, respectively, on August 15, 2019, the last full trading day before the public announcement of the merger agreement, and on October 15, 2019, the last practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the cash consideration and the estimated equivalent per share stock consideration with respect to each share of BONJ common stock on the relevant date.

					Estimated
	ConnectOne	BONJ			Equivalent Per
	Common	Common	Cash	Exchange	Share Value (for
	Stock	Stock	Consideration	Ratio	Stock Consideration)
August 15, 2019	$19.60	$13.75	$16.25	0.780	$15.29
October 15, 2019	$22.23	$16.98	$16.25	0.780	$17.34

The merger agreement governs the merger. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully and fully for a more complete understanding of the merger.

ConnectOne’s Board of Directors Unanimously Recommends that ConnectOne Shareholders Vote “FOR” the ConnectOne Merger Proposal and the Other Proposals Presented at the ConnectOne Special Meeting (page 56)

ConnectOne’s board of directors has determined that the merger, the merger agreement, and the transactions contemplated by the merger agreement are advisable and in the best interests of ConnectOne and its shareholders and has unanimously approved the merger agreement. ConnectOne’s board of directors unanimously recommends that ConnectOne shareholders vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the ConnectOne special meeting. For the factors considered by ConnectOne’s board of directors in reaching its decision to approve the merger agreement, see “The Merger— ConnectOne’s Reasons for the Merger; Recommendation of ConnectOne’s Board of Directors” beginning on page 56.

BONJ’s Board of Directors Unanimously Recommends that BONJ Shareholders Vote “FOR” the BONJ Merger Proposal, “FOR” the BONJ Compensation Proposal, and “FOR” the BONJ Adjournment Proposal (page 69)

BONJ’s board of directors has determined that the merger, the merger agreement, and the transactions contemplated by the merger agreement are advisable and in the best interests of BONJ and its shareholders, and has unanimously approved the merger agreement. BONJ’s board of directors unanimously recommends that BONJ shareholders vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the BONJ special meeting. For the factors considered by BONJ’s board of directors in reaching its decision to approve the merger agreement, see “The Merger—BONJ’s Reasons for the Merger; Recommendation of BONJ’s Board of Directors” beginning on page 69.

Each of BONJ’s directors, solely in his or her capacity as a BONJ shareholder, has entered into a voting agreement with ConnectOne, pursuant to which each such director has agreed to vote in favor of the BONJ merger proposal, in accordance with and subject to the terms set forth in the voting agreement. For more information see “The Merger—Voting Agreements” beginning on page 89.

Opinion of ConnectOne’s Financial Advisor (page 58 and Annex B)

In connection with the merger, ConnectOne’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated August 15, 2019, to the ConnectOne board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to ConnectOne of the aggregate merger consideration in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the ConnectOne board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of ConnectOne to engage in the merger or enter into the merger agreement or constitute a recommendation to the ConnectOne board of directors in connection with the merger, and it does not constitute a recommendation to any holder of ConnectOne common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

For further information, see “The Merger—Opinion of ConnectOne’s Financial Advisor” beginning on page 58.

Opinion of BONJ’s Financial Advisor. (page 72 and Annex C)

At the August 15, 2019 meeting at which the BONJ board of directors considered and approved the merger agreement, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) delivered to the board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations described in Sandler O’Neill’s opinion, the merger consideration provided for in the merger agreement was fair to the holders of BONJ common stock from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.

BONJ shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to BONJ’s board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of BONJ common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any BONJ shareholder as to how such BONJ shareholder should vote at the BONJ special meeting. It does not address the underlying business decision of BONJ’s board of directors to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for BONJ, or the effect of any other transaction in which BONJ might engage.

For further information, see “The Merger— Opinion of BONJ’s Financial Advisor” beginning on page 72.

Treatment of BONJ Equity-Based Awards (page 99)

Options. At the effective time of the merger, each option granted by BONJ to purchase shares of BONJ common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, shall without any further action on the part of the holder thereof, be canceled and converted into the right to receive, as soon as reasonably practicable following the effective time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of BONJ common stock subject to such stock option, multiplied by (y) the excess, if any, of $16.25 over the per share exercise price under such stock option, less any taxes required to be deducted or withheld. If the exercise price of a BONJ stock option is equal to or greater than $16.25, such stock option shall be canceled without any payment being made in respect thereof.

Restricted Stock Awards. At the effective time, each award in respect of a share of BONJ common stock subject to vesting, repurchase or other lapse restriction that is outstanding immediately prior to the effective time (which we refer to as a “BONJ restricted stock award”) will fully vest and be converted into the right to receive, without interest, the merger consideration payable under the merger agreement based on the holder’s election in accordance with and subject to the merger agreement.

For further information, see “The Merger Agreement—Treatment of BONJ Equity-Based Awards” beginning on page 99.

ConnectOne Will Hold its Special Meeting on December 9, 2019 (page 38)

The ConnectOne special meeting will be held on December 9, 2019, at 9:15 a.m. local time, at Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666. At the ConnectOne special meeting, ConnectOne shareholders will be asked to:

●	approve the ConnectOne merger proposal; and

●	approve the ConnectOne adjournment proposal.

Only holders of record of ConnectOne common stock at the close of business on October 18, 2019 will be entitled to vote at the ConnectOne special meeting (which we refer to as the “ConnectOne record date”). Each share of ConnectOne common stock is entitled to one vote on each proposal to be considered at the ConnectOne special meeting. As of the ConnectOne record date, there were 35,374,845 shares of ConnectOne common stock entitled to vote at the special meeting. The directors and executive officers of ConnectOne and their affiliates beneficially owned, and were entitled to vote, approximately 2,774,745 shares of ConnectOne common stock, representing approximately 7.8% of the shares of ConnectOne common stock outstanding on the ConnectOne record date.

For further information, see “The ConnectOne Special Meeting—Date, Time, and Place of Meeting” beginning on page 38.

BONJ Will Hold its Special Meeting on December 9, 2019 (page 43)

The BONJ special meeting will be held on December 9, 2019, at 11:00 a.m. local time, at the DoubleTree by Hilton, 2117 Route 4 East, Fort Lee, New Jersey 07024. At the BONJ special meeting, BONJ shareholders will be asked to:

●	approve the BONJ merger proposal;
●	approve the BONJ compensation proposal; and
●	approve the BONJ adjournment proposal.

Only holders of record of BONJ common stock at the close of business on October 18, 2019 will be entitled to vote at the BONJ special meeting (which we refer to as the “BONJ record date”). Each share of BONJ common stock is entitled to one vote on each proposal to be considered at the BONJ special meeting. As of the BONJ record date, there were 7,294,689 shares of BONJ common stock entitled to vote at the special meeting. The directors and executive officers of BONJ and their affiliates beneficially owned, and were entitled to vote, approximately 1,921,674 shares of BONJ common stock, representing approximately 26.3% of the shares of BONJ common stock outstanding on the BONJ record date.

For further information, see “The BONJ Special Meeting—Date, Time, and Place of Meeting” beginning on page 43, as well as “The Merger—Voting Agreements” beginning on page 89 and “The BONJ Special Meeting—Shares Held by Officers and Directors” beginning on page 44.

ConnectOne Special Meeting Proposals: Required Vote; Treatment of Abstentions and Failure to Vote (page 38)

ConnectOne merger proposal:

Standard: Approval of the ConnectOne merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ConnectOne common stock.

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker with respect to the ConnectOne merger proposal, it will have the same effect as a vote “AGAINST” the proposal. ConnectOne shareholders must approve the merger proposal in order for the merger to occur. If ConnectOne shareholders fail to approve the merger proposal, the merger will not occur.

ConnectOne adjournment proposal:

Standard: Approval of the ConnectOne adjournment proposal requires the affirmative vote of a majority of the votes properly cast upon the proposal, whether or not a quorum is present.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will not count as a vote cast with respect to the ConnectOne adjournment proposal and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). Likewise, if you fail to submit a proxy card and do not vote in person at the ConnectOne special meeting, or fail to instruct your bank or broker how to vote with respect to the ConnectOne adjournment proposal, it will have no effect on the proposal. ConnectOne shareholders are not required to approve the ConnectOne adjournment proposal in order for the merger to occur.

For further information, see “The ConnectOne Special Meeting — Vote Required; Treatment of Abstentions and Failure to Vote” beginning on page 38.

BONJ Special Meeting Proposals: Required Vote; Treatment of Abstentions and Failure to Vote (page 43)

BONJ merger proposal:

Standard: Approval of the BONJ merger proposal requires the affirmative vote of a majority of the votes properly cast by the holders of the outstanding shares of BONJ common stock.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the BONJ merger proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). BONJ shareholders must approve the BONJ merger proposal in order for the merger to occur. If BONJ shareholders fail to approve the BONJ merger proposal, the merger will not occur.

BONJ compensation proposal:

Standard: Approval of the BONJ compensation proposal requires the affirmative vote of a majority of the votes properly cast by the holders of the outstanding shares of BONJ common stock.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the BONJ compensation proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). This is an advisory vote, and therefore is not binding on BONJ or ConnectOne or the boards of directors or the compensation committees of the companies. The vote on this proposal is a vote separate and apart from the merger proposal and approval of the BONJ compensation proposal is not a condition to completion of the merger. Accordingly, a holder of BONJ common stock may vote to not approve the BONJ compensation proposal and vote to approve the BONJ merger proposal, or vice versa. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with BONJ’s named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. The BONJ compensation proposal gives BONJ shareholders the opportunity to express their views on the merger-related compensation of BONJ’s named executive officers. BONJ shareholders are not required to approve the BONJ compensation proposal in order for the merger to occur. Accordingly, BONJ is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to BONJ’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Merger-Related Compensation for BONJ’s Named Executive Officers,” is hereby APPROVED on a non-binding, advisory basis.”

BONJ adjournment proposal:

Standard: Approval of the BONJ adjournment proposal requires the affirmative vote by a majority of the votes properly cast upon the proposal, whether or not a quorum is present.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the BONJ adjournment proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). BONJ shareholders are not required to approve the BONJ adjournment proposal in order for the merger to occur.

For further information, see “The BONJ Special Meeting—Vote Required; Treatment of Abstentions and Failure to Vote” beginning on page 43.

BONJ’s directors, solely in his or her capacity as a BONJ shareholder, have agreed to vote their shares in favor of the BONJ merger proposal. As of the BONJ record date, these BONJ directors and their affiliates beneficially owned 1,895,298 shares of BONJ common stock or approximately 26.0% of BONJ’s outstanding common stock on that date. See “The Merger—Voting Agreements” beginning on page 89.

Material U.S. Federal Income Tax Consequences of the Merger (page 113)

It is a condition to the completion of the merger that ConnectOne and BONJ receive written opinions from their respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a tax-free reorganization, subject to the limitations and more detailed discussion set forth below in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger,” a BONJ shareholder that is a U.S. holder (defined below in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) and that exchanges all of such shareholder’s shares of BONJ common stock for ConnectOne common stock and cash pursuant to the merger will recognize gain (but not loss) with respect to the cash consideration received, and such shareholder’s taxable gain in that case will not exceed the cash consideration received in the merger.

For a more detailed discussion of certain material United States federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 113 of this joint proxy statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all holders of BONJ common stock. We strongly urge you to consult your independent tax advisor for a full understanding of the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign, or other taxing jurisdiction or under any applicable treaty.

ConnectOne’s Officers and Directors Have Financial Interests in the Merger that Differ from Your Interests (page 85)

ConnectOne shareholders should be aware that ConnectOne’s directors and executive officers have interests in the merger that are different from, or in addition to, interests of ConnectOne shareholders generally. These interests include, among others, continued service as a director, continued employment for executive officers of ConnectOne, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger.

The ConnectOne board of directors was aware of those interests, among other matters, in reaching its decisions to approve the merger agreement and the transactions contemplated thereby and to recommend the approval of the merger agreement to ConnectOne shareholders. See the section entitled “The Merger—Interests of ConnectOne’s Directors and Executive Officers in the Merger” beginning on page 85 of this joint proxy statement/prospectus for a more detailed description of these interests.

BONJ’s Officers and Directors Have Financial Interests in the Merger that Differ from Your Interests (page 86)

BONJ’s shareholders should be aware that BONJ’s directors and executive officers have employment or other compensation arrangements or plans that give them financial or other interests in the merger that are different from, or in addition to, interests of BONJ shareholders generally. These interests include, among others, the treatment and acceleration of outstanding BONJ equity awards pursuant to the merger agreement (which would include the cashing out of certain BONJ stock options that are “in the money” and the accelerated vesting of certain BONJ restricted stock awards), certain payments and benefits payable under an employment agreement entered into with BONJ’s chief executive officer (who is also a BONJ director), for one BONJ director, service on the boards of directors of ConnectOne and ConnectOne Bank, certain severance benefits provided for in agreements with BONJ or in policies in effect at BONJ, or as otherwise provided under the merger agreement, continued employment for certain executive officers of BONJ, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger, all of which may give the directors and executive officers of BONJ a greater financial interest in the merger than you might have as a BONJ shareholder.

Pursuant to the merger agreement, ConnectOne has agreed to cause the number of directors that will comprise the boards of directors of each of ConnectOne and ConnectOne Bank effective as of the effective time of the merger to be increased by one and appoint one then-current director of BONJ designated by BONJ who is acceptable to the board of the directors of ConnectOne to fill the vacancies resulting from such increases. Such additional director has not yet been identified.

The BONJ board of directors was aware of the above interests, among other matters, in reaching its decisions to approve the merger agreement and the transactions contemplated thereby and to recommend the approval of the merger agreement to BONJ shareholders. See the section entitled “The Merger—Interests of BONJ’s Directors and Executive Officers in the Merger” beginning on page 86 of this joint proxy statement/prospectus for a more detailed description of these interests.

Voting Agreements (page 89)

Each BONJ director, solely in his or her capacity as a BONJ shareholder, has agreed, pursuant to a voting agreement, to vote their shares in favor of the BONJ merger proposal. As of the BONJ record date, these BONJ directors and their affiliates beneficially owned 1,895,298 shares of BONJ common stock or approximately 26.0% of BONJ’s outstanding common stock on that date.

The voting agreements will terminate at the earliest to occur of: (i) termination of the merger agreement, (ii) effectiveness of the merger, (iii) the date, if any, on which ConnectOne releases such director from the voting agreement, and (iv) the date immediately the following the date on which BONJ’s shareholders approve the BONJ merger proposal. See “The Merger — Voting Agreements” beginning on page 89. A form of the voting agreements can be found as Exhibit 10.1 to each of CNOB’s and BONJ’s Form 8-K filed with the SEC on August 16, 2019.

BONJ Shareholders are Not Entitled to Assert Dissenters’ Rights (page 90)

Under the New Jersey Business Corporation Act (which we refer to as the “NJBCA”), which is the law under which BONJ is incorporated, the holders of BONJ common stock are not entitled to any dissenters’ rights in connection with the merger.

For more information, see “The Merger—Dissenters’ Rights in the Merger” beginning on page 90.

Regulatory Approvals Required for the Merger (page 90)

Subject to the terms of the merger agreement, both ConnectOne and BONJ have agreed to use their reasonable best efforts to obtain in the most expeditious manner practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. Accordingly, the parties must obtain approval of, or a waiver from, the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board,” the approval of the Federal Deposit Insurance Corporation, which we refer to as the “FDIC,” and the approval of the New Jersey Department of Banking and Insurance, which we refer to as the “NJDBI.” The initial filing of the application to the FDIC occurred on September 16, 2019, and the initial filing of the application to the NJDBI occurred on September 16, 2019. A waiver request was submitted to the Federal Reserve Board on September 19, 2019.

Although neither ConnectOne nor BONJ knows of any reason why it cannot obtain these regulatory approvals in a timely manner, ConnectOne and BONJ cannot be certain when or if they will be obtained. For more information, see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 90.

Agreement Not to Solicit Other Offers (page 108)

Under the terms of the merger agreement, BONJ’s board of directors agreed not to (x) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to ConnectOne, or fail to make its recommendation to BONJ shareholders that they approve the merger agreement, or (y) approve or recommend to the BONJ shareholders, or publicly propose to approve or recommend to the BONJ shareholders, any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of BONJ and its subsidiaries or 25% or more of any class of equity or voting securities of BONJ or of any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of BONJ, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of BONJ or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of BONJ, or (iii) a merger, consolidation, share exchange or other business combination, reorganization involving BONJ or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of BONJ. Notwithstanding the foregoing, the BONJ board of directors may submit the merger agreement to the BONJ shareholders without recommendation, or may change its recommendation if BONJ’s board of directors (i) determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited, bona fide acquisition proposal that constitutes, or is reasonably likely to result in, an acquisition proposal made by a third person, which (x) would, if consummated, result in the acquisition of greater than fifty percent (50%) of the issued and outstanding shares of BONJ’s common stock or all, or substantially all, of the assets of BONJ and its subsidiaries on a consolidated basis; and (y) would result in a transaction that BONJ’s board of directors determines in its good faith judgment after consulting with its outside counsel and financial advisor is (A) more favorable to BONJ shareholders than the transactions contemplated by the existing merger agreement, and (B) is reasonably likely to be completed on the terms proposed, (ii) determines in good faith, after consultation with outside legal counsel, that recommending or continuing to recommend the existing merger agreement would be reasonably likely to result in a violation of its fiduciary duties to BONJ and the BONJ shareholders under applicable law and (iii) provides certain notices and opportunities to respond to ConnectOne. In any such instance, BONJ would need to take various measures to comply with the terms of the merger agreement in this regard, including with respect to any termination of the merger agreement.

Conditions that Must Be Satisfied or Waived for the Merger to Occur (page 109)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including:

●	the absence of any applicable law or order preventing the completion of the merger or making the completion of the merger illegal;
●	receipt of all regulatory approvals containing no unduly burdensome conditions and expiration of all statutory waiting periods;
●	this registration statement on Form S-4 having been declared effective by the SEC and continuing to be effective, and all necessary approvals under securities laws relating to the issuance of the shares of ConnectOne common stock pursuant to the merger having been received;

●	authorization for listing on NASDAQ of the shares of ConnectOne common stock to be issued in the merger;
●	subject to certain exceptions, the accuracy of the representations and warranties of each of ConnectOne and BONJ, generally subject to a material adverse effect qualification;
●	performance in all material respects by each of ConnectOne and BONJ of its obligations under the merger agreement;
●	the approval of the ConnectOne merger proposal by the requisite vote of ConnectOne shareholders;
●	the approval of the BONJ merger proposal by the requisite vote of BONJ shareholders;
●	receipt by each of ConnectOne and BONJ of the certificates, instruments, agreements, documents and other items as provided in the merger agreement;
●	no enforcement actions having been initiated against ConnectOne or BONJ by any regulatory agency which, individually or in the aggregate, would reasonably be expected to materially and adversely affect ConnectOne’s or BONJ’s ability to conduct its business as currently being conducted;

●	receipt by each of ConnectOne and BONJ of an opinion from its respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and
●	since June 30, 2019, there having occurred no change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on ConnectOne or BONJ.

Neither ConnectOne nor BONJ can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, including a complete description of the foregoing conditions, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 109.

Termination of the Merger Agreement (page 110)

The merger agreement may be terminated at any time by ConnectOne and/or BONJ prior to the effective time of the merger under the following circumstances:

●	by mutual written consent of both ConnectOne and BONJ;
●	if the merger is not consummated by August 15, 2020, provided, that any party whose failure to fulfill any obligation under the merger agreement shall have been the cause of, or shall have resulted in, the failure of the closing to occur on or prior to such date shall not be able to terminate the merger agreement because of such delay;

●	subject to cure rights, if there has been a breach of any of the covenants or agreements, or any inaccuracy of any of the representations or warranties of the other party, such that the conditions to the terminating party’s obligations to complete the merger would not be satisfied; provided that the right to terminate the merger agreement for such breach or inaccuracy shall not be available to any party who is then in material breach of any covenant or agreement under the merger agreement;

●	if final action has been taken by a regulatory agency whose approval is required for the merger, which final action has become final and nonappealable and does not approve the merger;
●	if any governmental authority has enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of making illegal the consummation of the merger; or
●	if approval of the merger agreement by ConnectOne’s or BONJ’s shareholders shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders, including any adjournment or postponement in accordance with the merger agreement.

In addition, the merger agreement may be terminated:

●	by ConnectOne if, prior to obtaining the approval of the BONJ shareholders of the BONJ merger proposal, the BONJ board of directors fails to recommend that its shareholders approve the merger agreement or makes an adverse recommendation change or breaches its obligations with respect to the non-solicitation of acquisition proposals, calling a meeting of its shareholders or recommending that its shareholders approve the merger agreement; or

●	by BONJ, prior to obtaining the approval of the BONJ shareholders of the BONJ merger proposal, in order to enter into an agreement relating to a superior acquisition proposal; provided that BONJ has complied in all material respects with its obligations under the merger agreement relating to non-solicitation of acquisition proposals and the calling of a meeting of its shareholders.

For more information, including a complete description of the foregoing termination rights, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 110.

Termination Fee (page 111)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of BONJ’s board of directors, BONJ may be required to pay to ConnectOne a termination fee equal to $4.5 million. This termination fee could discourage other companies from seeking to acquire or merge with BONJ.

In addition, if the merger agreement is terminated due to failure of ConnectOne to obtain approval from its shareholders of the ConnectOne merger proposal, ConnectOne may be required to reimburse BONJ for its reasonable costs and legal expenses incurred in connection with the negotiation and preparation of the merger agreement and the transactions contemplated thereby, up to a maximum amount of $750,000.

For more information, including a complete description of the termination fee and expense reimbursement provisions above, see “The Merger Agreement—Termination Fee” beginning on page 111.

Risk Factors (page 31)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented herein. In particular, you should consider the factors described under “Risk Factors” beginning on page 31.

Certain Differences in ConnectOne Shareholder Rights and BONJ Shareholder Rights (page 121)

Although ConnectOne and BONJ are both New Jersey corporations and the rights of the holders of ConnectOne common shares and those of holders of BONJ common shares are similar in many respects, there are some differences. These differences relate to differences between provisions of ConnectOne’s certificate of incorporation and bylaws and BONJ’s certificate of incorporation and bylaws. Certain of these differences are described in detail in the section entitled “Comparison of Rights of ConnectOne Shareholders and BONJ Shareholders” beginning on page 121. After completion of the merger, BONJ shareholders who receive shares of ConnectOne common stock in exchange for their shares of BONJ common stock will become ConnectOne shareholders and their rights will be governed by ConnectOne’s certificate of incorporation and bylaws.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CONNECTONE

The following table summarizes selected historical consolidated financial data of ConnectOne for the periods and as of the dates indicated. This information has been derived from ConnectOne’s consolidated financial statements filed with the SEC. Historical financial data as of and for the six months ended June 30, 2019 and June 30, 2018 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of ConnectOne. You should not assume the results of operations for past periods and for the six months ended June 30, 2019 and 2018 indicate results for any future period.

You should read this information in conjunction with ConnectOne’s consolidated financial statements and related notes thereto included in ConnectOne’s Annual Report on Form 10-K for the year ended December 31, 2018, and in ConnectOne’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 132 of this joint proxy statement/prospectus.

	As of and for the
	Six Months Ended June 30,		As of and for the Year Ended
	(unaudited)		December 31,
(Dollars in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Selected Operating Data:
Total interest income	$133,087	$103,559	$216,133	$181,324	$161,241	$140,967	$94,207
Total interest expense	(42,605)	(26,467)	(58,918)	(36,255)	(31,096)	(23,814)	(14,808)
Net interest income	90,482	77,092	157,215	145,069	130,145	117,153	79,399
Provision for loan losses	(5,600)	(18,900)	(21,100)	(6,000)	(38,700)	(12,605)	(4,683)
Net interest income after provision for loan losses	84,882	58,192	136,115	139,069	91,445	104,548	74,716
Non-interest income	3,680	2,627	5,739	8,204	9,920	11,173	7,498
Non-interest expense	(49,652)	(33,999)	(70,720)	(78,759)	(58,507)	(54,484)	(54,804)
Income before income tax expense	38,910	26,820	71,134	68,514	42,858	61,237	27,410
Income tax expense	(7,994)	(5,042)	(10,782)	(25,294)	(11,776)	(19,926)	(8,845)
Net income	$30,916	$21,778	$60,352	$43,220	$31,802	$41,311	$18,565
Per Common Share Data:
Basic earnings per share	$0.87	$0.68	$1.87	$1.35	$1.02	$1.37	$0.80
Diluted earnings per share	0.87	0.67	1.86	1.34	1.01	1.36	0.79
Common dividends declared per share	0.17	0.15	0.30	0.30	0.30	0.30	0.30
Book value per common share	19.78	17.98	18.99	17.63	16.62	15.49	14.65
Selected Financial Data:
Total assets	$6,109,066	$5,275,368	$5,462,092	$5,108,442	$4,426,348	$4,015,909	$3,448,572
Total loans receivable	5,090,492	4,360,854	4,541,092	4,171,456	3,475,832	3,099,007	2,538,641
Total deposits	4,641,143	3,905,410	4,092,092	3,795,128	3,344,271	2,790,966	2,475,607
Total long-term debt	128,720	128,392	128,556	54,699	54,534	54,343	5,155
Total stockholders’ equity	699,224	578,557	613,927	565,437	531,032	477,344	446,219
Average total assets	5,955,620	5,096,786	5,159,567	4,629,380	4,236,758	3,661,306	2,520,524
Average stockholders’ equity	687,613	575,010	586,727	553,390	491,110	456,036	301,004
Selected Financial Ratios:
Return on average assets	1.05%	0.86%	1.17%	0.93%	0.73%	1.13%	0.74%
Return on average stockholders’ equity	9.07	7.64	10.29	7.81	6.30	9.03	6.13
Risk-based tier 1 capital ratio	9.74	9.44	9.86	9.26	9.87	9.61	10.44

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BONJ

The following table summarizes selected historical consolidated financial data of BONJ for the periods and as of the dates indicated. This information has been derived from BONJ’s consolidated financial statements filed with the SEC. Historical financial data as of and for the six months ended June 30, 2019 and June 30, 2018 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of BONJ. You should not assume the results of operations for past periods and for the six months ended June 30, 2019 and 2018 indicate results for any future period.

You should read this information in conjunction with BONJ’s consolidated financial statements and related notes thereto included in BONJ’s Annual Report on Form 10-K for the year ended December 31, 2018, and in BONJ’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 132 of this joint proxy statement/prospectus.

	As of and for the
	Six Months Ended June 30,		As of and for the Year Ended
	(unaudited)		December 31,
(Dollars in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Selected Operating Data:
Total interest income	$19,063	$17,364	$36,112	$32,641	$31,410	$31,526	$27,859
Total interest expense	(6,272)	(4,176)	(9,311)	(7,611)	(6,974)	(8,041)	(6,611)
Net interest income	12,791	13,188	26,801	25,030	24,436	23,485	21,248
Provision for loan losses	(140)	(650)	(1,150)	(400)	(1,570)	(924)	(3,075)
Net interest income after
provision for loan losses	12,651	12,538	25,651	24,630	22,866	22,561	18,173
Non-interest income	257	205	420	448	491	309	191
Non-interest expense	(9,243)	(9,414)	(18,956)	(17,831)	(17,222)	(15,527)	(12,453)
Income before income
tax expense	3,665	3,329	7,115	7,247	6,135	7,343	5,911
Income tax expense	(760)	(796)	(1,634)	(3,673)	(2,134)	(2,535)	(2,121)
Net income	$2,905	$2,533	$5,481	$3,574	$4,001	$4,808	$3,790
Per Common Share Data:
Basic earnings per share	$0.40	$0.35	$0.77	$0.55	$0.64	$0.79	$0.71
Diluted earnings per share	0.40	0.35	0.77	0.54	0.64	0.79	0.70
Common dividends
declared per share	—	—	—	0.10	0.18	0.24	0.24
Book value per common share	12.68	11.77	12.21	12.02	12.21	11.72	11.15
Selected Financial Data:
Total assets	$924,718	$873,481	$883,736	$887,407	$822,440	$802,920	$743,688
Total loans receivable	782,344	741,053	765,919	721,191	660,571	645,062	633,958
Total deposits	762,001	755,008	736,702	788,293	717,988	700,739	648,974
Total long-term debt	51,169	30,034	51,658	13,385	25,008	26,529	32,950
Total stockholders’ equity	92,519	85,863	89,107	83,309	77,144	73,153	59,894
Average total assets	905,302	877,533	880,772	869,577	822,604	804,080	666,581
Average stockholders’ equity	90,537	84,651	86,537	80,702	75,419	69,211	58,440
Selected Financial Ratios:
Return on average assets	0.64%	0.58%	0.62%	0.41%	0.49%	0.60%	0.57%
Return on average
stockholders’ equity	6.42	5.98	6.33	4.43	5.31	6.95	6.49
Risk-based tier 1 capital ratio	11.43	10.86	11.17	10.84	10.98	10.95	9.39

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of ConnectOne and BONJ and has been prepared to illustrate the financial effect of the merger of BONJ with and into ConnectOne. The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of ConnectOne and its subsidiaries and BONJ and its subsidiaries, as an acquisition by ConnectOne of BONJ using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of BONJ will be recorded by ConnectOne at their respective fair values as of the date the merger is completed.

The unaudited pro forma condensed combined balance sheet information as of June 30, 2019 gives effect to the merger as if it occurred on June 30, 2019, and combines the historical balance sheets of ConnectOne and BONJ as of June 30, 2019. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2019 and the year ended December 31, 2018 give effect to the merger as if it had become effective at the beginning of the periods presented.

These unaudited pro forma condensed combined financial statements reflect the merger of BONJ with and into ConnectOne based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of ConnectOne, which have been separately filed by ConnectOne with the SEC and are incorporated by reference in this joint proxy statement/prospectus, and of BONJ, which have been separately filed by BONJ with the SEC and are incorporated by reference in this joint proxy statement/prospectus.

Consolidated Pro Forma Statements of Financial Condition (Unaudited)
(in thousands)

	June 30, 2019
	ConnectOne	BONJ	Adjustments(1)		Pro Forma
Assets
Cash and cash equivalents	$185,650	$86,224	$(23,761	)(2)	$248,113
Investment securities	441,911	28,072	(271	)(3)	469,712
Equity securities	11,152	—	—		11,152
Loans receivable	5,090,492	781,495	(14,646	)(4)	5,857,341
Less: Allowance for loan losses	37,698	8,530	(8,530)		37,698
Net loans receivable	5,052,794	772,965	(6,116)		5,819,643
Other real estate owned	—	1,363	—		1,363
Goodwill	162,574	—	21,287	(5)	183,861
Core deposit intangibles	6,140	—	7,840	(6)	13,980
Other assets	248,845	36,094	181	(7)	285,121
Total Assets	$6,109,066	$924,718	$(840)		$7,032,944
Liabilities
Deposits
Noninterest-bearing	$813,635	$113,279	$—		$926,914
Interest-bearing	3,827,508	648,722	1,307	(8)	4,477,537
Total deposits	4,641,143	762,001	1,307		5,404,451
Borrowings	597,317	51,169	790	(9)	649,276
Other liabilities	171,382	19,029	—		190,411
Total Liabilities	$5,409,842	$832,199	$2,097		$6,244,138
Shareholders’ Equity
Common stock	471,071	76,848	12,734	(10)	560,653
Additional paid in capital	17,277	—	—		17,277
Retained earnings	235,649	15,719	(15,719)		235,649
Treasury stock	(21,892)	—	—		(21,892)
Accumulated other comprehensive loss	(2,881)	(48)	48		(2,881)
Total Shareholders’ Equity	699,224	92,519	(2,937)		788,806
Total Liabilities and Shareholders’ Equity	$6,109,066	$924,718	$(840)		$7,032,944

Consolidated Pro Forma Statements of Income (Unaudited)
(in thousands, except for share data)

	Six Months Ended June 30, 2019
	ConnectOne	BONJ	Adjustments		Pro Forma
Interest income
Interest and fees on loans	$123,850	$17,845	$304	(11)	$141,999
Interest and dividends on investment securities:	8,590	386	72	(12)	9,048
Interest on federal funds sold and other
short-term investments	647	832	—		1,479
Total interest income	133,087	19,063	376		152,526
Interest expense
Deposits	31,947	5,572	(430	)(13)	37,089
Borrowings	10,658	700	(158	)(14)	11,200
Total interest expense	42,605	6,272	(588)		48,289
Net interest income	90,482	12,791	964		104,237
Provision for loan losses	5,600	140	—		5,740
Net interest income after provision for loan losses	84,882	12,651	964		98,497
Noninterest income
Income on bank owned life insurance	1,655	—	—		1,655
Net gains on sales of loans held-for-sale	65	—	—		65
Deposit, loan and other income	1,700	257	—		1,957
Net gains on equity securities	261	—	—		261
Net losses on sales of securities available-for-sale	(1)	—	—		(1)
Total noninterest income	3,680	257	—		3,937
Noninterest expenses
Salaries and employee benefits	23,805	4,870	—		28,675
Occupancy and equipment	4,852	1,818	—		6,670
FDIC insurance	1,580	233	—		1,813
Professional and consulting	2,579	787	—		3,366
Marketing and advertising	607	—	—		607
Data processing	2,294	568	—		2,862
Merger expenses	7,893	—	—		7,893
Loss on extinguishment of debt	1,047	—	—		1,047
Amortization of core deposit intangibles	728	—	713	(15)	1,441
Other expenses	4,267	967	—		5,234
Total noninterest expenses	49,652	9,243	713		59,608
Income before income tax expense	38,910	3,665	251		42,826
Income tax expense	7,994	760	58	(16)	8,812
Net income	$30,916	$2,905	$193		$34,014
Earnings per common share:
Basic	$0.87	$0.40	$0.04	(17)	$0.85
Diluted	0.87	0.40	0.04		0.85
Weighted average number of common shares outstanding:
Basic	35,296	7,293	4,551	(18)	39,847
Diluted	35,370	7,305	4,558	(18)	39,954

Consolidated Pro Forma Statements of Income (Unaudited)
(in thousands, except for share data)

	For the Year Ended December 31, 2018
	ConnectOne	BONJ	Adjustments		Pro Forma
Interest income
Interest and fees on loans	$201,524	$33,953	$608	(11)	$236,085
Interest and dividends on investment securities:	13,770	916	144	(12)	14,830
Interest on federal funds sold and other
short-term investments	839	1,243	—		2,082
Total interest income	216,133	36,112	752		252,997
Interest expense
Deposits	39,936	8,704	(860	)(13)	47,780
Borrowings	18,982	607	(316	)(14)	19,273
Total interest expense	58,918	9,311	(1,176)		67,053
Net interest income	157,215	26,801	1,928		185,944
Provision for loan losses	21,100	1,150	—		22,250
Net interest income after provision for loan losses	136,115	25,651	1,928		163,694
Noninterest income
Income on bank owned life insurance	3,094	—	—		3,094
Net gains on sales of loans held-for-sale	61	—	—		61
Deposit, loan and other income	2,584	420	—		3,004
Total noninterest income	5,739	420	—		6,159
Noninterest expenses
Salaries and employee benefits	39,584	10,075	—		49,659
Occupancy and equipment	8,312	3,345	—		11,657
FDIC insurance	3,115	547	—		3,662
Professional and consulting	3,568	1,507	—		5,075
Marketing and advertising	980	—	—		980
Data processing	4,421	1,052	—		5,473
Merger expenses	1,335	—	—		1,335
Amortization of core deposit intangibles	627	—	1,426	(15)	2,053
Other expenses	8,778	2,430	—		11,208
Total noninterest expenses	70,720	18,956	1,426		91,102
Income before income tax expense	71,134	7,115	502		78,751
Income tax expense	10,782	1,634	115	(16)	12,531
Net income	$60,352	$5,481	$387		$66,220
Earnings per common share:
Basic	$1.87	$0.77	$0.09	(17)	$1.81
Diluted	1.86	0.77	0.09		1.80
Weighted average number of common
shares outstanding:
Basic	32,124	7,108	4,435	(18)	36,559
Diluted	32,357	7,127	4,447	(18)	36,804

Notes to Pro Forma Condensed Combined Consolidated Financial Statements (unaudited)

(1)	Estimated merger costs, exclusive of estimated fair value adjustments, of $10.0 million (net of $3.2 million of taxes) are excluded from the pro forma financial statements. It is expected that these costs will be recognized over time. ConnectOne’s cost estimates are forward-looking. The type and amount of actual costs incurred could change, possibly materially, from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. The current estimates of the merger costs, exclusive of estimated fair value adjustments, primarily comprised of anticipated cash charges, are as follows:

Change in control, severance and retention plan payments	$4,500,000
Professional fees*	3,500,000
Data processing, termination and conversion	3,000,000
All other	2,200,000
Pre-tax merger costs	13,200,000
Less: Taxes	3,200,000
Total merger costs	$10,000,000

*	A portion of professional fees are not tax deductible.

(2)	Adjustments to reflect cash consideration and cash out of options.

(3)	Adjustment to reflect the estimated fair value of acquired investment securities.

(4)	Adjustment to reflect acquired loans at their estimated fair value.

(5)	Adjustment to reflect preliminary estimated goodwill from this business transaction.

The following table sets forth a preliminary allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of BONJ’s unaudited consolidated balance sheet as of June 30, 2019:

Estimated Fair Value at
June 30, 2019
(in thousands)
Consideration paid:
Common stock issued in acquisition	$89,582
Cash consideration	23,805
Total consideration paid	113,387
Assets acquired:
Cash and cash equivalents	86,268
Securities available-for-sale	27,801
Loans, net	766,849
Core deposit intangibles	7,840
Other assets	39,996
Total assets acquired	928,754
Liabilities assumed:
Deposits	763,308
Borrowings	51,959
Other liabilities	21,387
Total liabilities assumed	836,654
Net assets acquired	92,100
Goodwill recorded in acquisition	$21,287

(6)	Adjustment to reflect core deposit intangibles.

(7)	Adjustment to reflect approximately $0.2 million to net deferred tax assets due to the business combination.

(8)	Adjustment to reflect the preliminary estimate of fair value on interest-bearing deposits.

(9)	Adjustment to reflect the preliminary estimate of fair value on borrowings.

(10)	Adjustment primarily reflects downstream of equity resulting from common stock issued at ConnectOne Bancorp, Inc.

		Six Months Ended	Year Ended
		June 30, 2019	December 31, 2018
(11)	Yield adjustment for interest income on loans	$304	$608

(12)	Yield adjustment for interest income on investment securities	72	144

(13)	Yield adjustment for interest income on interest bearing deposits	(430)	(860)

(14)	Yield adjustment for interest income on borrowings	(158)	(316)

(15)	Adjustment reflects the net increase in amortization of other intangible assets from the acquired other intangible assets.

(16)	Represents income tax expense on the pro-forma adjustments at the estimated rate of 23.0% for both the six months ended June 30, 2019 and for the year ended December 31, 2018.

(17)	Adjustment to basic earnings per common share rounded to the nearest whole cent.

(18)	Adjustment reflects the number of basic and diluted common shares to be issued by ConnectOne in its purchase consideration for BONJ, which is comprised of approximately 80.3% of BONJ common stock being exchanged for ConnectOne common stock at an exchange ratio of 0.780.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA AND
COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Set forth below are the earnings per share, period-end book value per share and cash dividends per share for the common stock of ConnectOne and BONJ for the periods noted. The data is presented on a historical and pro forma basis. The historical per share data for ConnectOne was derived from the financial statements of ConnectOne that have been filed with the SEC, certain of which are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 132. The historical per share data for BONJ was derived from the financial statements of BONJ that have been filed with the SEC, certain of which are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 132. The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred at the beginning of each period presented, in the case of earnings per share data, and as of June 30, 2019, in the case of book value per share data, using the acquisition method of accounting. See “Selected Consolidated Historical Financial Data of ConnectOne” on page 19 and “Selected Consolidated Historical Financial Data of BONJ” on page 20. The pro forma calculations reflect that each outstanding share of BONJ common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive either (i) $16.25 in cash or (ii) 0.780 shares of ConnectOne common stock, based on the election of the holder and subject to proration adjustment, with the total number of shares of BONJ common stock (including shares subject to BONJ restricted stock awards) that will be converted into the cash consideration plus option equivalent shares fixed at 20% of the total number of shares of BONJ common stock outstanding immediately prior to the completion of the merger (including option equivalent shares and shares subject to BONJ restricted stock awards).

The preliminary pro forma adjustments will be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of BONJ’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the estimated pro forma adjustments reflected in the preliminary pro forma financial information. Increases or decreases in the fair value of certain balance sheet amounts and other items of BONJ as compared to the estimates reflected in the preliminary pro forma financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/ or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide ConnectOne with financial benefits, such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any other interim or full-year period.

The historical book value per common share is computed by dividing total shareholders’ equity by the number of common shares outstanding at the end of the period. The unaudited pro forma combined book value per common share is computed by dividing total shareholders’ equity by the number of pro forma combined ConnectOne shares outstanding as of June 30, 2019. The per share equivalent pro forma combined data for shares of BONJ common stock is based on the assumption that the exchange ratio is 0.780 shares of ConnectOne common stock for each share of BONJ common stock that is converted into stock consideration.

The dividend per share data shown below does not necessarily indicate the dividends that you should expect for any future period. The amount of future dividends payable by ConnectOne or BONJ, if any, is at the discretion of their respective boards of directors. When declaring dividends, the boards of directors normally consider cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that ConnectOne would have declared cash dividends per share on ConnectOne common stock, including the ConnectOne common stock issued in the merger for BONJ common stock, equal to its historical cash dividends per share declared on ConnectOne common stock.

	Historical	Historical	Pro Forma	Per Equivalent
	ConnectOne	BONJ	Combined	BONJ Share
Six Months Ended June 30, 2019
Earnings per share:
Basic	$0.87	$0.40	$0.85	$0.67
Diluted	0.87	0.40	0.85	0.66
Period-end book value per share	19.78	12.68	19.76	15.41
Cash dividends per share	0.18	—	0.18	0.14
Year Ended December 31, 2018
Earnings per share:
Basic	$1.87	$0.77	$1.81	$1.41
Diluted	1.86	0.77	1.80	1.40
Period-end book value per share	18.99	12.21	17.62	13.74
Cash dividends per share	0.30	—	0.30	0.23

ConnectOne common stock is listed on NASDAQ under the symbol “CNOB” and BONJ common stock is listed on the NYSE MKT LLC exchange under the symbol “BKJ.” Because trading prices fluctuate, BONJ shareholders are not assured of receiving any specific market value of ConnectOne common stock. The price of ConnectOne common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this joint proxy statement/prospectus was mailed or when BONJ shareholders meet to vote on the BONJ merger proposal or when ConnectOne shareholders meet to vote on the ConnectOne merger proposal.

The following table shows the closing sale prices of ConnectOne common stock and BONJ common stock as reported on NASDAQ and the NYSE MKT LLC, respectively, on August 15, 2019, the last full trading day before the public announcement of the merger agreement, and on October 15, 2019, the last practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the cash consideration and the estimated equivalent per share stock consideration with respect to each share of BONJ common stock on the relevant date.

					Estimated Equivalent
	ConnectOne	BONJ	Cash	Exchange	Per Share Value (for
	Common Stock	Common Stock	Consideration	Ratio	Stock Consideration)
August 15, 2019	$19.60	$13.75	$16.25	0.780	$15.29
October 15, 2019	$22.23	$16.98	$16.25	0.780	$17.34

There were approximately 555 shareholders of record of ConnectOne as of the ConnectOne record date. There were approximately 1,383 shareholders of record of BONJ as of the BONJ record date.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate”, “estimate”, “continue”, “expect”, “project”, “intend”, “plan”, “believe”, “target”, “objective”, “goal”, “positions”, “prospects”, “potential”, “will”, “would”, “should”, “could”, “may” and words and terms of similar substance used in connection with any discussions regarding timing of completion of the merger, expected benefits of the merger and the future operating or financial performance of ConnectOne, BONJ or the combined company identify forward-looking statements. All forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 31 and the factors previously disclosed in ConnectOne’s and BONJ’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

●	the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement;

●	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

●	delays in completing the merger;

●	the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger) and shareholder approvals or to satisfy any of the other conditions to the closing of the merger on a timely basis or at all;

●	the possibility that the anticipated benefits of the merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength or weakness of the economy and competitive factors in the area where ConnectOne and BONJ do business;

●	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

●	diversion of management’s attention from ongoing business operations and opportunities;

●	potential adverse reactions or changes to business or employee relationships and customer relationships, including those resulting from the announcement or completion of the merger;

●	the ability to complete the merger and integration of ConnectOne and BONJ successfully;

●	the challenges of integrating, retaining and hiring key personnel;

●	failure to attract new customers or retain existing customers in the manner anticipated;

●	any interruption or breach of security as a result of systems integration resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;

●	the uncertainty of the value of the merger consideration that BONJ shareholders will receive in the merger due to a fixed exchange ratio and changes in ConnectOne’s stock price before closing, including as a result of the financial performance of ConnectOne or BONJ prior to closing;

●	the dilution caused by ConnectOne’s issuance of additional shares of its common stock in connection with the merger;

●	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which ConnectOne and BONJ are highly dependent;

●	changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

●	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

●	changes in interest rates, which may affect ConnectOne’s or BONJ’s net income and other future cash flows, or the market value of ConnectOne’s or BONJ’s assets, including its investment securities;

●	changes in accounting principles, policies, practices or guidelines;

●	changes in ConnectOne’s credit ratings or in ConnectOne’s ability to access the capital markets;

●	natural disasters, war or terrorist activities; and

●	other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting ConnectOne’s or BONJ’s operations, pricing and services.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, ConnectOne and BONJ claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Except as required by applicable law, neither ConnectOne nor BONJ undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that ConnectOne and BONJ have filed with the SEC as described under “Where You Can Find More Information” beginning on page 132.

Each of ConnectOne and BONJ expressly qualify in their entirety all forward-looking statements attributable to it or any person acting on its behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information.”

RISKS RELATED TO THE MERGER AND CONNECTONE’S BUSINESS UPON COMPLETION OF THE MERGER

Because the market price of ConnectOne common stock will fluctuate, BONJ shareholders cannot be certain of the market value of the stock portion of the merger consideration they will receive.

At the time the merger is completed, each issued and outstanding share of BONJ common stock (except for shares of BONJ common stock owned by BONJ or ConnectOne (in each case other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and shares held, directly or indirectly, by ConnectOne, BONJ or any wholly-owned subsidiary of ConnectOne or BONJ in respect of a debt previously contracted)) will be converted into the right to receive either (i) $16.25 in cash or (ii) 0.780 shares of ConnectOne common stock, based on the holder’s election and subject to proration.

The market value of the stock portion of the merger consideration will vary from the closing price of ConnectOne common stock on the date ConnectOne and BONJ announced the merger, on the date that this joint proxy statement/prospectus is mailed to BONJ and ConnectOne shareholders, on the dates of the special meetings of the BONJ and ConnectOne shareholders, and on the date the merger is completed. Any change in the market price of ConnectOne common stock prior to the completion of the merger will affect the market value of the stock portion of the merger consideration that BONJ shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of ConnectOne common stock or shares of BONJ common stock.

The market price of ConnectOne’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding ConnectOne’s operations or business prospects, including market sentiment regarding ConnectOne’s entry into the merger agreement. These risks may be affected by:

●	general changes in operating results, including changes in operating results that vary from the expectations of ConnectOne’s or BONJ’s management or of securities analysts and investors;

●	developments or changes in ConnectOne’s or BONJ’s business or in the financial services sector generally;

●	regulatory or legislative changes affecting the banking industry generally or ConnectOne’s or BONJ’s business and operations;

●	operating and securities price performance of companies that investors consider to be comparable to ConnectOne and/or BONJ;

●	changes in estimates or recommendations by securities analysts or rating agencies;

●	announcements of strategic developments, acquisitions, dispositions, financings, and other material events by ConnectOne or its competitors; and

●	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit, or asset valuations or volatility.

Many of these factors are outside the control of ConnectOne or BONJ. Therefore, at the time of the BONJ special meeting and the ConnectOne special meeting, and until such time as the merger is complete, you will not know the precise market value of the stock portion of the merger consideration you will receive at the effective time of the merger.

BONJ shareholders may receive a form of merger consideration different from what they elect.

Although each BONJ shareholder may elect to receive either the cash consideration or the stock consideration, or a combination of both, in the merger, the merger agreement provides that the total number of shares of BONJ common stock (including BONJ restricted stock awards) to be entitled to receive the cash consideration shall be capped. As a result, depending on the elections made by other BONJ shareholders, a BONJ shareholder might receive a portion of the merger consideration in the form such holder did not elect. Moreover, if a BONJ shareholder does not submit a properly completed and signed form of election by the election deadline, then such holder will have no control over the type of merger consideration such holder may receive. Accordingly, electing one form of merger consideration will not guarantee you will receive that form of merger consideration for all of your shares of BONJ common stock, and proration may be necessary. See “The Merger Agreement — Merger Consideration” for a more detailed explanation of the cap on the cash consideration, the election procedures, the election deadlines, and proration.

The opinions that were delivered by the parties’ respective financial advisors to the parties’ respective boards of directors were delivered prior to the execution of the merger agreement and do not reflect any changes in circumstances that may have occurred since the date of such opinions.

The opinion delivered to the BONJ board of directors by Sandler O’Neill, financial advisor to BONJ, and the opinion delivered to the ConnectOne board of directors by KBW, financial advisor to ConnectOne, with respect to the fairness of the merger consideration, from a financial point of view, speak only as of the date they were delivered, August 15, 2019. Changes in the operations and prospects of ConnectOne or BONJ, general market, regulatory and economic conditions and other factors which may be beyond the control of ConnectOne and BONJ, may have altered the value of ConnectOne or BONJ or the sale prices of shares of ConnectOne common stock as of the date of this joint proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. Neither Sandler O’Neill nor KBW has any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and neither has done so. The opinions do not and will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The BONJ board of directors’ recommendation that BONJ shareholders vote “FOR” approval of the merger agreement and the ConnectOne board of directors’ recommendation that ConnectOne shareholders vote “FOR” approval of the merger agreement, however, are made as of the date of this joint proxy statement/ prospectus. See “The Merger — Opinion of ConnectOne’s Financial Advisor, ” “The Merger — Opinion of BONJ’s Financial Advisor,” Annex B and Annex C to this joint proxy statement/prospectus.

The market price of ConnectOne common stock after the merger may be affected by factors different from those affecting the shares of BONJ or ConnectOne currently.

Upon completion of the merger, holders of BONJ common stock will become holders of ConnectOne common stock. ConnectOne’s business differs in important respects from that of BONJ and, accordingly, the results of operations of the combined company and the market price of ConnectOne common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of ConnectOne and BONJ. For a discussion of the businesses of ConnectOne and BONJ and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, ConnectOne and BONJ must obtain approvals or waivers from the Federal Reserve Board, the FDIC and the NJDBI. Other approvals, waivers, or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger—Regulatory Approvals Required for the Merger.”

In a 2014 supervision and regulation letter (SR 14-2), the Federal Reserve Board stated that organizations rated less than satisfactory or operating under a formal enforcement action are expected to resolve the issues that led to the less-than-satisfactory rating or the enforcement action prior to seeking approval from the Federal Reserve Board to engage in any expansionary activities. As part of the application review process, the Federal Reserve Board considers the examination ratings of an organization in its evaluation of relevant statutory factors, such as financial, managerial, and convenience and needs factors. When these issues at the organization are evaluated under the applicable statutory requirements of a proposal, the application or notice usually is not consistent with the requirements for approval. Accordingly, if there is an adverse development in either party’s regulatory standing, ConnectOne may be required to withdraw some or all of the applications for approval of the proposed mergers and, if possible, resubmit the application(s) after the supervisory concerns have been resolved. See “The Merger—Regulatory Approvals Required for the Merger.”

The success of the merger and integration of ConnectOne and BONJ will depend on a number of uncertain factors.

The success of the merger will depend on a number of factors, including, without limitation:

●	ConnectOne’s ability to integrate the branches acquired from Bank of New Jersey in the merger (which we refer to as the “acquired branches”) into ConnectOne Bank’s current operations;

●	ConnectOne’s ability to limit the outflow of deposits held by Bank of New Jersey customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger; and

●	ConnectOne’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

Integrating BONJ and the Bank of New Jersey operations will be an undertaking of substantial size and expense and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert ConnectOne’s management’s attention and resources. No assurance can be given that ConnectOne will be able to integrate BONJ and the Bank of New Jersey successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures, and policies that adversely affect ConnectOne’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. ConnectOne may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of BONJ or the Bank of New Jersey business will not adversely affect ConnectOne’s existing profitability, that ConnectOne will be able to achieve results in the future similar to those achieved by its existing banking business, or that ConnectOne will be able to manage any growth resulting from the merger effectively.

Combining ConnectOne and BONJ may be more difficult, costly, or time consuming than expected and the anticipated benefits and cost-savings of the merger may not be realized.

ConnectOne and BONJ have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost-savings, will depend, in part, on ConnectOne’s ability to successfully combine and integrate the businesses of ConnectOne and BONJ in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses, or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees, or to achieve the anticipated benefits and cost-savings of the merger. The loss of key employees could adversely affect ConnectOne’s ability to successfully conduct its business, which could have an adverse effect on ConnectOne’s financial results and the value of its common stock. If ConnectOne experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause ConnectOne and/or BONJ to lose customers or cause customers to remove their accounts from ConnectOne and/or BONJ and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of ConnectOne and BONJ during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost-savings of the merger could be less than anticipated.

ConnectOne’s decisions regarding the credit risk associated with BONJ’s loan portfolio could be incorrect and its credit mark may be inadequate, which may adversely affect the financial condition and results of operations of the combined company after the completion of the merger.

Before signing the merger agreement, ConnectOne conducted extensive due diligence on a significant portion of BONJ’s loan portfolio. However, ConnectOne’s review did not encompass each and every loan in BONJ’s loan portfolio. In accordance with customary industry practices, ConnectOne evaluated BONJ’s loan portfolio based on various factors, including historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. In this process, ConnectOne’s management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate and other assets serving as collateral for the repayment of the loans, the existence of any guarantees and indemnifications and the economic environment in which the borrowers operate. In addition, the effects of probable decreases in expected principal cash flows on BONJ’s loans were considered as part of ConnectOne’s evaluation. If ConnectOne’s assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, ConnectOne’s estimated credit mark against BONJ’s loan portfolio in total may be insufficient to cover actual loan losses after the merger is completed, and adjustments may be necessary to allow for different economic conditions or adverse developments in BONJ’s loan portfolio. Additionally, deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside ConnectOne’s or BONJ’s control, may require an increase in the provision for loan losses. Material additions to the credit mark and/or allowance for loan losses would materially decrease ConnectOne’s net income and would result in extra regulatory scrutiny and possibly supervisory action.

The combined company will continue to have an elevated concentration in commercial real estate lending.

As a part of their regulatory oversight, the FDIC and other federal banking regulators have issued guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices (“CRE Concentration Guidance”), with respect to a financial institution’s concentrations in commercial real estate (“CRE”) lending activities. This guidance was issued in response to the agencies’ concerns that rising CRE concentrations might expose institutions to unanticipated earnings and capital volatility in the event of adverse changes in the CRE market. The guidance does not limit banks’ CRE lending, but rather guides institutions in developing risk management practices and levels of capital that are commensurate with the level and nature of their CRE concentrations. The CRE Concentration Guidance identifies certain concentration levels that, if exceeded, will expose the institution to additional supervisory analysis with regard to the institution’s CRE concentration risk. The CRE Concentration Guidance is designed to promote appropriate levels of capital and sound loan and risk management practices for institutions with a concentration of CRE loans. In general, the CRE Concentration Guidance establishes the following supervisory criteria as preliminary indications of possible CRE concentration risk: (1)  the institution’s total construction, land development and other land loans represent 100% or more of total capital; or (2) total CRE loans as defined in this guidance (“Regulatory CRE”), represent 300% or more of total capital, and the institution’s Regulatory CRE has increased by 50% or more during the prior 36-month period.

Both ConnectOne’s and BONJ’s current CRE concentration are in excess of the CRE Concentration Guidance, and following the closing of the merger the combined bank’s CRE levels will continue to be in excess of the CRE Concentration Guidance and ConnectOne’s CRE concentration will be higher than it was prior to the merger. ConnectOne intends to actively work to manage the combined bank’s Regulatory CRE concentration and believes that its underwriting policies, management information systems, independent credit administration process, and monitoring of real estate loan concentrations are currently sufficient to address the CRE Concentration Guidance. ConnectOne has implemented enhanced CRE monitoring techniques as expected by the FDIC.

The combined company may be unable to retain ConnectOne and/or BONJ personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by ConnectOne and BONJ. It is possible that these employees may decide not to remain with ConnectOne or BONJ, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating BONJ to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, ConnectOne and BONJ may not be able to locate suitable replacements for any key employees who leave either company, or to offer employment to potential replacements on reasonable terms or within a reasonable timeframe.

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations of ConnectOne after the merger may differ materially.

The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what ConnectOne’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the BONJ identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The allocation of the merger consideration reflected in this document is preliminary, and final pricing and allocation of the merger consideration will not be determined until the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see “Selected Unaudited Pro Forma Financial Data” beginning on page 21.

Certain of BONJ’s directors and executive officers have interests in the merger that may differ from the interests of BONJ’s shareholders.

BONJ’s shareholders should be aware that some of BONJ’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of BONJ’s shareholders generally. BONJ’s board of directors was aware of these interests when making its decision to approve the merger agreement, and in recommending that BONJ’s shareholders vote in favor of adopting the merger agreement. These interests include, without limitation, the treatment and acceleration of outstanding BONJ equity awards pursuant to the merger agreement (which would include the cashing out of certain BONJ stock options that are “in the money” and the accelerated vesting of certain BONJ restricted stock awards), certain payments and benefits payable under an employment agreement entered into with BONJ’s chief executive officer (who is also a BONJ director), for one BONJ director, service on the boards of directors of ConnectOne and ConnectOne Bank, certain severance benefits provided for in agreements with BONJ or in policies in effect at BONJ, or as otherwise provided under the merger agreement, continued employment for certain executive officers of BONJ, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger.

For a more complete description of these interests, please see “The Merger—Interests of BONJ’s Directors and Executive Officers in the Merger.”

Termination of the merger agreement could negatively impact BONJ or ConnectOne.

The merger agreement may be terminated in accordance with its terms, and therefore the merger might not be completed. If the merger agreement is terminated, there may be various consequences. For example, BONJ’s or ConnectOne’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of ConnectOne’s or BONJ’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, BONJ may be required to pay to ConnectOne a termination fee of $4.5 million or, alternatively, ConnectOne may be required to reimburse BONJ for up to $750,000 in reasonable costs and legal expenses incurred by BONJ related to the negotiation and preparation of the merger agreement and related transactions.

BONJ and ConnectOne will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on BONJ or ConnectOne. These uncertainties may impair BONJ’s or ConnectOne’s ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with BONJ or ConnectOne to seek to change existing business relationships with BONJ or ConnectOne. Retention of certain employees by BONJ or ConnectOne may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with BONJ or ConnectOne, BONJ’s business or ConnectOne’s business could be harmed. In addition, subject to certain exceptions, each of ConnectOne and BONJ has agreed to operate its business in the ordinary course prior to closing. See “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to BONJ and ConnectOne.

If the merger is not completed, ConnectOne and BONJ will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of ConnectOne and BONJ has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, ConnectOne and BONJ would have to recognize these expenses without realizing the expected benefits of the merger.

If the merger agreement is terminated due to failure of ConnectOne to obtain shareholder approval, ConnectOne may be required to reimburse BONJ for up to $750,000 in reasonable costs and legal expenses incurred by BONJ related to the negotiation and preparation of the merger agreement and the transactions contemplated thereby. If ConnectOne is not required to reimburse BONJ, BONJ will have incurred substantial costs in pursuing the merger without recognizing the expected benefits of the merger. The merger agreement also limits BONJ’s ability to pursue acquisition proposals from other parties and requires BONJ to pay a termination fee to ConnectOne of $4.5 million under limited circumstances, including circumstances relating to acquisition proposals. If ConnectOne is not owed and does not receive the termination fee, then ConnectOne will have incurred substantial costs in pursuing the merger without recognizing the expected benefits of the merger.

The merger agreement prohibits BONJ from initiating, soliciting, encouraging, or knowingly facilitating certain third-party acquisition proposals. See “The Merger Agreement—Agreement Not to Solicit Other Offers.” The merger agreement also provides that BONJ will be required to pay a termination fee in the amount of $4.5 million in the event that the merger agreement is terminated under certain circumstances, including a change of recommendation by BONJ’s board of directors or BONJ’s pursuit of a superior acquisition proposal. See “The Merger Agreement—Termination Fee.” These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of BONJ from considering or proposing such an acquisition. Certain provisions of the BONJ or ConnectOne certificates of incorporation or bylaws, or of the NJBCA could make it more difficult for a third-party to acquire control of BONJ or ConnectOne and may discourage a potential competing acquirer.

The merger agreement limits BONJ’s ability to pursue acquisition proposals and requires BONJ to pay a termination fee of $4.5 million under limited circumstances relating to acquisition proposals for BONJ.

The merger agreement prohibits BONJ from initiating, soliciting, encouraging or knowingly facilitating certain third-party acquisition proposals. For more detailed information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 108. The merger agreement also provides that BONJ must pay a termination fee in the amount of $4.5 million in the event that the merger agreement is terminated under certain circumstances. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 111. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of BONJ from considering or proposing such an acquisition, and the provisions further restrict BONJ from soliciting any such acquisition proposals.

The shares of ConnectOne common stock to be received by BONJ shareholders as a result of the merger will have different rights from the shares of BONJ common stock.

Upon completion of the merger, BONJ shareholders will become ConnectOne shareholders and their rights as shareholders will be governed by the NJBCA and the ConnectOne certificate of incorporation and bylaws. The rights associated with BONJ common stock are different from the rights associated with ConnectOne common stock as a result of certain differences in the respective certificates of incorporation and bylaws of ConnectOne and BONJ. Please see “Comparison of Rights of ConnectOne Shareholders and BONJ Shareholders” beginning on page 121 for a discussion of the different rights associated with ConnectOne common stock and BONJ common stock.

Holders of BONJ and ConnectOne common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Holders of ConnectOne and BONJ common stock currently have the right to vote in the election of the board of directors and on other matters affecting ConnectOne and BONJ, respectively. Upon completion of the merger, each BONJ shareholder who receives shares of ConnectOne common stock will become a shareholder of ConnectOne, with a percentage ownership of ConnectOne that is smaller than the shareholder’s percentage ownership of BONJ. Based on the number of shares outstanding on August 15, 2019 and the shares expected to be issued in the merger, the former shareholders of BONJ as a group will receive shares in the merger constituting approximately 11.5% of the outstanding shares of ConnectOne common stock immediately after the merger. As a result, current shareholders of ConnectOne as a group will own approximately 88.5% of the outstanding shares of ConnectOne common stock immediately after the merger. Because of this, BONJ shareholders may have less influence on the management and policies of ConnectOne than they now have on the management and policies of BONJ, and current ConnectOne shareholders may have less influence than they now have on the management and policies of ConnectOne.

BONJ shareholders will not have dissenters’ rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by agreement or by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under the NJBCA, a shareholder may not dissent from a merger (i) as to shares that are listed on a national securities exchange at the record date fixed to determine the shareholders entitled to vote upon the plan of merger or (ii) for which, pursuant to the plan of merger, such shareholder will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities.

Because BONJ common stock is listed on NYSE MKT, LLC, a national securities exchange, and is expected to continue to be so listed on the record date, and because the merger consideration consists of cash and securities which, upon completion of the merger, will be listed on a national securities exchange, holders of BONJ common stock will not be entitled to dissenters’ rights in the merger with respect to their shares of BONJ common stock.

RISKS RELATED TO CONNECTONE’S BUSINESS

You should read and consider risk factors specific to ConnectOne’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in ConnectOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 132 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

RISKS RELATED TO BONJ’S BUSINESS

You should read and consider risk factors specific to BONJ’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in BONJ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 132 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE CONNECTONE SPECIAL MEETING

This section contains information for ConnectOne shareholders about the special meeting that ConnectOne has called to allow its shareholders to consider and vote on the merger agreement and other related matters. ConnectOne is mailing this joint proxy statement/prospectus to you, as a ConnectOne shareholder, on or about October 25, 2019. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of ConnectOne shareholders and a form of proxy card that ConnectOne’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

DATE, TIME, AND PLACE OF MEETING

The special meeting of ConnectOne shareholders will be held at Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666 at 9:15 a.m., Eastern time, on December 9, 2019. On or about October 25, 2019, ConnectOne commenced mailing this document and the enclosed form of proxy card to its shareholders entitled to vote at the ConnectOne special meeting.

MATTERS TO BE CONSIDERED

At the ConnectOne special meeting, ConnectOne shareholders will be asked to consider and vote upon the following matters:

●	the ConnectOne merger proposal; and

●	the ConnectOne adjournment proposal.

RECOMMENDATION OF CONNECTONE’S BOARD OF DIRECTORS

The ConnectOne board of directors unanimously recommends that ConnectOne shareholders vote “FOR” the ConnectOne merger proposal and “FOR” the ConnectOne adjournment proposal. See “The Merger—ConnectOne’s Reasons for the Merger; Recommendation of ConnectOne’s Board of Directors” for a more detailed discussion of the ConnectOne board of directors’ recommendation.

CONNECTONE RECORD DATE AND QUORUM

The ConnectOne board of directors has fixed the close of business on October 18, 2019, as the record date for determining the holders of ConnectOne common stock entitled to receive notice of and to vote at the ConnectOne special meeting.

As of the ConnectOne record date, there were 35,374,845 shares of ConnectOne common stock outstanding and entitled to vote at the ConnectOne special meeting held by 555 holders of record. Each share of ConnectOne common stock entitles the holder of record as of the ConnectOne record date to one vote at the ConnectOne special meeting on each proposal to be considered at the ConnectOne special meeting.

A quorum must exist before business can be conducted at the special meeting. Under ConnectOne’s bylaws, a quorum will exist if a majority of the common shares entitled to vote at the ConnectOne special meeting are present in person or by proxy. All shares of ConnectOne common stock, whether present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the ConnectOne special meeting. Broker non-votes are not applicable and will not be included. If you fail to submit a proxy or to vote in person at the ConnectOne special meeting, your shares of ConnectOne common stock will not be counted towards a quorum.

VOTE REQUIRED; TREATMENT OF ABSTENTIONS AND FAILURE TO VOTE

ConnectOne Merger Proposal:

Standard: Approval of the ConnectOne merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ConnectOne common stock.

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker with respect to the ConnectOne merger proposal, it will have the same effect as a vote “AGAINST” the proposal. ConnectOne shareholders must approve the merger proposal in order for the merger to occur. If ConnectOne shareholders fail to approve the merger proposal, the merger will not occur.

ConnectOne Adjournment Proposal:

Standard: Approval of the ConnectOne adjournment proposal requires the affirmative vote of a majority of the votes properly cast upon the proposal, whether or not a quorum is present.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will not count as a vote cast with respect to the ConnectOne adjournment proposal and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). Likewise, if you fail to submit a proxy card or vote in person at the ConnectOne special meeting, or fail to instruct your bank or broker how to vote with respect to the ConnectOne adjournment proposal, it will have no effect on the proposal. ConnectOne shareholders are not required to approve the ConnectOne adjournment proposal in order for the merger to occur.

SHARES HELD BY OFFICERS AND DIRECTORS

As of the ConnectOne record date, the directors and executive officers of ConnectOne beneficially owned, and were entitled to vote, 2,774,745 shares of ConnectOne common stock, representing approximately 7.8% of the outstanding shares of ConnectOne common stock on that date. As of the ConnectOne record date, BONJ, the directors and executive officers of BONJ and their affiliates owned, and were entitled to vote, 23,964 shares of ConnectOne common stock, representing approximately 0.07% of the shares of ConnectOne common stock outstanding on that date.

VOTING OF PROXIES; INCOMPLETE PROXIES

A ConnectOne shareholder may vote by proxy or in person at the ConnectOne special meeting. If you hold your shares of ConnectOne common stock in your name as a shareholder of record, to submit a proxy, you, as a ConnectOne shareholder, may use one of the following methods:

●	By telephone: by calling the toll-free number indicated on your proxy card and following the recorded instructions.

●	Through the internet: by visiting the website indicated on your proxy card and following the instructions.

●	Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

ConnectOne requests that ConnectOne shareholders vote by telephone, over the internet, or by completing and signing the accompanying proxy card and returning it to ConnectOne as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of ConnectOne stock represented by it will be voted at the ConnectOne special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of ConnectOne common stock represented by the proxy card will be voted as recommended by the ConnectOne board of directors.

Every ConnectOne shareholder’s vote is important. Accordingly, each ConnectOne shareholder should complete, sign, date, and return the enclosed proxy card, or vote via the internet or by telephone, whether or not the ConnectOne shareholder plans to attend the ConnectOne special meeting in person. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

SHARES HELD IN “STREET NAME”; BROKER NON-VOTES

If you are a ConnectOne shareholder and your shares are held in “street name” through a bank, broker, or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in “street name” by returning a proxy card directly to ConnectOne or by voting in person at the ConnectOne special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Further, brokers, banks, or other nominees who hold shares of ConnectOne common stock on behalf of their customers may not give a proxy to ConnectOne to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the ConnectOne special meeting.

REVOCABILITY OF PROXIES AND CHANGES TO A CONNECTONE SHAREHOLDER’S VOTE

You have the power to change your vote at any time before your shares of ConnectOne common stock are voted at the ConnectOne special meeting by:

●	signing and returning a proxy card with a later date;

●	voting by telephone or the internet at a later time;

●	delivering a written revocation letter to ConnectOne’s corporate secretary; or

●	attending the ConnectOne special meeting in person, notifying the corporate secretary of your revocation of your proxy, and voting by ballot at the ConnectOne special meeting.

Physical attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by ConnectOne after the vote will not affect the vote. ConnectOne’s corporate secretary’s mailing address is: Attn: Laura Criscione, Corporate Secretary, ConnectOne Bancorp, Inc., 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the ConnectOne special meeting. If you have instructed a bank, broker, or other nominee to vote your shares of ConnectOne common stock, you must follow the directions you receive from your bank, broker, or other nominee in order to change or revoke your vote.

SOLICITATION OF PROXIES

ConnectOne is soliciting your proxy in conjunction with the merger. ConnectOne will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, ConnectOne will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of ConnectOne common stock and secure their voting instructions. ConnectOne will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, ConnectOne may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the ConnectOne shareholders, either personally or by telephone, facsimile, letter, or electronic means. ConnectOne has also made arrangements with Laurel Hill Advisory Group, LLC to assist it in soliciting proxies and has agreed to pay Laurel Hill Advisory Group, LLC approximately $6,500, plus the reimbursement of certain expenses, for these services.

ATTENDING THE CONNECTONE SPECIAL MEETING IN PERSON

All holders of ConnectOne common stock, including holders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the ConnectOne special meeting. Shareholders of record can vote in person at the ConnectOne special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank, or other nominee, to be able to vote in person at the ConnectOne special meeting. If you plan to attend the ConnectOne special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. ConnectOne reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices, or any similar equipment during the ConnectOne special meeting is prohibited without ConnectOne’s express written consent.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to mail a single proxy statement to two or more shareholders sharing the same address. This practice is known as “householding.” Householding provides greater convenience to shareholders and saves ConnectOne money by reducing excess printing costs. You may have been identified as living at the same address as another ConnectOne shareholder. If this is the case, and unless ConnectOne receives contrary instructions from you, ConnectOne will continue to “household” your proxy statement for the reasons stated above.

On written or oral request to ConnectOne Bancorp, Inc., 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, Attention: Investor Relations, or at (201) 816-8900, or to ConnectOne’s proxy solicitor, Laurel Hill Advisory Group, LLC, at 2 Robbins Lane, Suite 201, Jericho, NY 11753, or toll-free at 1 (888)-742-1305, ConnectOne will deliver promptly a separate copy of this document to a shareholder at a shared address to which a single copy of the document was delivered.

ASSISTANCE

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of ConnectOne common stock, please contact Investor Relations, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, or at (201) 816-8900, or ConnectOne’s proxy solicitor, Laurel Hill Advisory Group, LLC, at 2 Robbins Lane, Suite 201, Jericho, NY 11753, or toll-free at 1 (888)-742-1305.

CONNECTONE PROPOSALS

PROPOSAL NO. 1: CONNECTONE MERGER PROPOSAL

ConnectOne is asking its shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger, the bank merger, and the issuance of cash consideration and stock consideration in the merger pursuant to the merger agreement. Holders of ConnectOne common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/ prospectus as Annex A.

After careful consideration, the ConnectOne board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, the bank merger, and the issuance of cash consideration and stock consideration in the merger pursuant to the merger agreement, to be advisable and in the best interests of ConnectOne and the shareholders of ConnectOne. See “The Merger— ConnectOne’s Reasons for the Merger; Recommendation of ConnectOne’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the ConnectOne board of directors’ recommendation. ConnectOne shareholders must approve the merger proposal in order for the merger to occur. If ConnectOne shareholders fail to approve the merger proposal, the merger will not occur.

The ConnectOne board of directors unanimously recommends a vote “FOR” the ConnectOne merger proposal.

PROPOSAL NO. 2: CONNECTONE ADJOURNMENT PROPOSAL

The ConnectOne special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the ConnectOne merger proposal.

If, at the ConnectOne special meeting, the number of shares of ConnectOne common stock present or represented and voting is insufficient to constitute a quorum or to approve the ConnectOne merger proposal, ConnectOne intends to move to adjourn the ConnectOne special meeting in order to solicit additional proxies for the approval of the merger agreement. In this proposal, ConnectOne is asking its shareholders to authorize the holder of any proxy solicited by the ConnectOne board of directors on a discretionary basis to vote in favor of adjourning the ConnectOne special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from ConnectOne shareholders who have previously voted. ConnectOne shareholders are not required to approve the ConnectOne adjournment proposal in order for the merger to occur.

The ConnectOne board of directors unanimously recommends a vote “FOR” the ConnectOne adjournment proposal.

THE BONJ SPECIAL MEETING

This section contains information for BONJ shareholders about the special meeting that BONJ has called to allow its shareholders to consider and vote on the merger agreement and other related matters. BONJ is mailing this joint proxy statement/prospectus to you, as a BONJ shareholder, on or about October 25, 2019. This joint proxy statement/ prospectus is accompanied by a notice of the special meeting of BONJ shareholders and a form of proxy card that BONJ’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

DATE, TIME, AND PLACE OF MEETING

The special meeting of BONJ shareholders will be held at the DoubleTree by Hilton, 2117 Route 4 East, Fort Lee, New Jersey 07024 at 11:00 a.m., Eastern time, on December 9, 2019. On or about October 25, 2019, BONJ commenced mailing this document and the enclosed form of proxy card to its shareholders entitled to vote at the BONJ special meeting.

MATTERS TO BE CONSIDERED

At the BONJ special meeting, BONJ shareholders will be asked to consider and vote upon the following matters:

●	the BONJ merger proposal;

●	the BONJ compensation proposal; and

●	the BONJ adjournment proposal.

RECOMMENDATION OF BONJ’S BOARD OF DIRECTORS

The BONJ board of directors unanimously recommends that BONJ shareholders vote “FOR” the BONJ merger proposal, “FOR” the BONJ compensation proposal, and “FOR” the BONJ adjournment proposal. See “The Merger—BONJ’s Reasons for the Merger; Recommendation of BONJ’s Board of Directors” for a more detailed discussion of the BONJ board of directors’ recommendation.

BONJ RECORD DATE AND QUORUM

The BONJ board of directors has fixed the close of business on October 18, 2019, as the record date for determining the holders of BONJ common stock entitled to receive notice of and to vote at the BONJ special meeting.

As of the BONJ record date, there were 7,294,689 shares of BONJ common stock outstanding and entitled to vote at the BONJ special meeting held by 1,383 holders of record. Each share of BONJ common stock entitles the holder of record as of the BONJ record date to one vote at the BONJ special meeting on each proposal to be considered at the BONJ special meeting.

A quorum must exist before business can be conducted at the special meeting. Under BONJ’s bylaws, a quorum will exist if a majority of the common shares entitled to vote at the BONJ special meeting are present in person or by proxy. All shares of BONJ common stock, whether present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the BONJ special meeting. Broker non-votes are not applicable and will not be included. If you fail to submit a proxy or to vote in person at the BONJ special meeting, your shares of BONJ common stock will not be counted towards a quorum.

VOTE REQUIRED; TREATMENT OF ABSTENTIONS AND FAILURE TO VOTE

BONJ Merger Proposal:

Standard: Approval of the BONJ merger proposal requires the affirmative vote of a majority of the votes properly cast by the holders of the outstanding shares of BONJ common stock.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the BONJ merger proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). BONJ shareholders must approve the BONJ merger proposal in order for the merger to occur. If BONJ shareholders fail to approve the BONJ merger proposal, the merger will not occur.

BONJ Compensation Proposal:

Standard: Approval of the BONJ compensation proposal requires the affirmative vote of a majority of the votes properly cast by the holders of the outstanding shares of BONJ common stock.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the BONJ compensation proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). This is an advisory vote, and therefore is not binding on BONJ or ConnectOne or the boards of directors or the compensation committees of the companies. The vote on this proposal is a vote separate and apart from the merger proposal and approval of the BONJ compensation proposal is not a condition to completion of the merger. Accordingly, a holder of BONJ common stock may vote to not approve the BONJ compensation proposal and vote to approve the BONJ merger proposal, or vice versa. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with BONJ’s named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. The BONJ compensation proposal gives BONJ shareholders the opportunity to express their views on the merger-related compensation of BONJ’s named executive officers. BONJ shareholders are not required to approve the BONJ compensation proposal in order for the merger to occur. Accordingly, BONJ is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to BONJ’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Merger-Related Compensation for BONJ’s Named Executive Officers,” is hereby APPROVED on a non-binding, advisory basis.”

BONJ Adjournment Proposal:

Standard: Approval of the BONJ adjournment proposal requires the affirmative vote of a majority of the votes properly cast upon the proposal, whether or not a quorum is present.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to vote or fail to instruct your bank or broker with respect to the BONJ adjournment proposal, it will not count as a vote properly cast and will have no effect on the proposal (provided, however, that abstentions will count for the purpose of determining a quorum). BONJ shareholders are not required to approve the BONJ adjournment proposal in order for the merger to occur.

SHARES HELD BY OFFICERS AND DIRECTORS

As of the BONJ record date, the directors and executive officers of BONJ beneficially owned, and were entitled to vote, 1,921,674 shares of BONJ common stock, representing approximately 26.3% of the shares of BONJ common stock outstanding on that date. As of the BONJ record date, ConnectOne, the directors and executive officers of ConnectOne and their affiliates owned, and were entitled to vote, 0 shares of BONJ common stock, representing approximately 0% of the shares of BONJ common stock outstanding on that date.

VOTING OF PROXIES; INCOMPLETE PROXIES

A BONJ shareholder may vote by proxy or in person at the BONJ special meeting. If you hold your shares of BONJ common stock in your name as a shareholder of record, to submit a proxy, you, as a BONJ shareholder, may use one of the following methods:

●	By telephone: by calling the toll-free number indicated on your proxy card and following the recorded instructions.

●	Through the internet: by visiting the website indicated on your proxy card and following the instructions.

●	Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

BONJ requests that BONJ shareholders vote by telephone, over the internet, or by completing and signing the accompanying proxy card and returning it to BONJ as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of BONJ stock represented by it will be voted at the BONJ special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of BONJ common stock represented by the proxy card will be voted as recommended by the BONJ board of directors.

Every BONJ shareholder’s vote is important. Accordingly, each BONJ shareholder should complete, sign, date, and return the enclosed proxy card, or vote via the internet or by telephone, whether or not the BONJ shareholder plans to attend the BONJ special meeting in person. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted, provided you comply with BONJ’s requirements for doing so, as set forth below.

SHARES HELD IN “STREET NAME”; BROKER NON-VOTES

If you are a BONJ shareholder and your shares are held in “street name” through a bank, broker, or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in “street name” by returning a proxy card directly to BONJ or by voting in person at the BONJ special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Further, brokers, banks, or other nominees who hold shares of BONJ common stock on behalf of their customers may not give a proxy to BONJ to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the BONJ special meeting.

REVOCABILITY OF PROXIES AND CHANGES TO A BONJ SHAREHOLDER’S VOTE

You have the power to change your vote at any time before your shares of BONJ common stock are voted at the BONJ special meeting by:

●	signing and returning a proxy card with a later date;

●	voting by telephone or the internet at a later time;

●	delivering a written revocation letter to BONJ’s corporate secretary; or

●	attending the BONJ special meeting in person, notifying the corporate secretary of your revocation of your proxy, and voting by ballot at the BONJ special meeting.

Physical attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by BONJ after the vote will not affect the vote. BONJ’s corporate secretary’s mailing address is: Attn: Corporate Secretary, Bancorp of New Jersey, Inc., 1365 Palisade Avenue, Fort Lee, New Jersey 07024.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the BONJ special meeting. If you have instructed a bank, broker, or other nominee to vote your shares of BONJ common stock, you must follow the directions you receive from your bank, broker, or other nominee in order to change or revoke your vote.

SOLICITATION OF PROXIES

BONJ is soliciting your proxy in conjunction with the merger. BONJ will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, BONJ will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of BONJ common stock and secure their voting instructions. BONJ will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, BONJ may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the BONJ shareholders, either personally or by telephone, facsimile, letter, or electronic means. BONJ has also made arrangements with Laurel Hill Advisory Group, LLC to assist it in soliciting proxies and has agreed to pay Laurel Hill Advisory Group, LLC approximately $6.500, plus the reimbursement of certain expenses, for these services.

ATTENDING THE BONJ SPECIAL MEETING IN PERSON

All holders of BONJ common stock, including holders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the BONJ special meeting. Shareholders of record can vote in person at the BONJ special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank, or other nominee, to be able to vote in person at the BONJ special meeting. If you plan to attend the BONJ special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. BONJ reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices, or any similar equipment during the BONJ special meeting is prohibited without BONJ’s express written consent.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to mail a single proxy statement to two or more shareholders sharing the same address. This practice is known as “householding.” Householding provides greater convenience to shareholders and saves BONJ money by reducing excess printing costs. You may have been identified as living at the same address as another BONJ shareholder. If this is the case, and unless BONJ receives contrary instructions from you, BONJ will continue to “household” your proxy statement for the reasons stated above.

On written or oral request to Bancorp of New Jersey, Inc., Attn: Corporate Secretary, 1365 Palisade Avenue, Fort Lee, New Jersey 07024, or to BONJ’s proxy solicitor, Laurel Hill Advisory Group, LLC, at 2 Robbins Lane, Suite 201, Jericho, NY 11753, or toll-free at 1 (888)-742-1305, BONJ will deliver promptly a separate copy of this document to a shareholder at a shared address to which a single copy of the document was delivered.

ASSISTANCE

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of BONJ common stock, please direct your inquiries to Bancorp of New Jersey, Inc., Attn: Corporate Secretary, 1365 Palisade Avenue, Fort Lee, New Jersey 07024, or BONJ’s proxy solicitor, Laurel Hill Advisory Group, LLC, at 2 Robbins Lane, Suite 201, Jericho, NY 11753, or toll-free at 1 (888)-742-1305.

BONJ PROPOSALS

PROPOSAL NO. 1: BONJ MERGER PROPOSAL

BONJ is asking its shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger, the bank merger, and the receipt of the merger consideration in the merger pursuant to the merger agreement. Holders of BONJ common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the BONJ board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, the bank merger, and the receipt of the merger consideration in the merger pursuant to the merger agreement, to be advisable and in the best interests of BONJ and the shareholders of BONJ. See “The Merger—BONJ’s Reasons for the Merger; Recommendation of BONJ’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the BONJ board of directors’ recommendation. BONJ shareholders must approve the BONJ merger proposal in order for the merger to occur. If BONJ shareholders fail to approve the BONJ merger proposal, the merger will not occur.

The BONJ board of directors unanimously recommends a vote “FOR” the BONJ merger proposal.

PROPOSAL NO. 2: BONJ COMPENSATION PROPOSAL

BONJ is asking its shareholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to BONJ’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable (which we refer to as the “BONJ compensation proposal”). This is an advisory vote, and therefore is not binding on BONJ or ConnectOne or the boards of directors or the compensation committees of the companies. The vote on this proposal is a vote separate and apart from the merger proposal and approval of the BONJ compensation proposal is not a condition to completion of the merger. Accordingly, a holder of BONJ common stock may vote to not approve the BONJ compensation proposal and vote to approve the BONJ merger proposal, or vice versa. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with BONJ’s named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. The BONJ compensation proposal gives BONJ shareholders the opportunity to express their views on the merger-related compensation of BONJ’s named executive officers. BONJ shareholders are not required to approve the BONJ compensation proposal in order for the merger to occur. Accordingly, BONJ is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to BONJ’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Merger-Related Compensation for BONJ’s Named Executive Officers,” is hereby APPROVED on a non-binding, advisory basis.”

The BONJ board of directors unanimously recommends a vote “FOR” the BONJ compensation proposal.

PROPOSAL NO. 3: BONJ ADJOURNMENT PROPOSAL

The BONJ special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the BONJ merger proposal.

If, at the BONJ special meeting, the number of shares of BONJ common stock present or represented and voting is insufficient to constitute a quorum or to approve the BONJ merger proposal, BONJ intends to move to adjourn the BONJ special meeting in order to solicit additional proxies for the approval of the merger agreement. In this proposal, BONJ is asking its shareholders to authorize the holder of any proxy solicited by the BONJ board of directors on a discretionary basis to vote in favor of adjourning the BONJ special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from BONJ shareholders who have previously voted. BONJ shareholders are not required to approve the BONJ adjournment proposal in order for the merger to occur.

The BONJ board of directors unanimously recommends a vote “FOR” the BONJ adjournment proposal.

INFORMATION ABOUT CONNECTONE

ConnectOne, a one-bank holding company, was incorporated in the State of New Jersey on November 12, 1982 as Center Bancorp, Inc. and commenced operations on May 1, 1983. Effective July 1, 2014, Center Bancorp, Inc. completed the merger with ConnectOne Bancorp, Inc., with Center Bancorp, Inc. as the surviving corporation. At the closing of such merger, Center Bancorp, Inc. changed its name to “ConnectOne Bancorp, Inc.” and changed its NASDAQ trading symbol to “CNOB”. ConnectOne’s primary activity, at this time, is to act as a holding company for ConnectOne Bank and its other subsidiaries. ConnectOne Bank is New Jersey/New York metro area commercial bank offering a full suite of deposit and loan products and services to the general public and, in particular, to small and mid-sized businesses, local professionals and individuals residing, working and conducting business in its trade area. ConnectOne Bank offers its full suite of both commercial and consumer banking and lending products and services through its 29 banking offices located in New York and New Jersey.

At June 30, 2019, ConnectOne had consolidated total assets of $6.1 billion, total deposits of $4.6 billion, total loans of $5.1 billion and total shareholders’ equity of $699.2 million.

ConnectOne’s principal office is located at 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, and its telephone number at that location is (201) 816-8900. ConnectOne’s stock is traded on NASDAQ under the symbol “CNOB.” Additional information about ConnectOne and its subsidiaries is included in the documents incorporated by reference in this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information” beginning on page 132.

INFORMATION ABOUT BONJ

BONJ is a bank holding company incorporated under the laws of the State of New Jersey in November 2006 to serve as a holding company for Bank of New Jersey.  BONJ was organized at the direction of the board of directors of the Bank of New Jersey for the purpose of acquiring all of the capital stock of the Bank of New Jersey.  On July 31, 2007, BONJ became the bank holding company of the Bank of New Jersey. The Bank of New Jersey provides traditional commercial and consumer banking products and services, accepts deposits from the general public, including individuals, businesses, non-profit organizations, and governmental units, and makes commercial loans and consumer loans and provides other customer services.

At June 30, 2019, BONJ had consolidated total assets of $924.7 million, total deposits of $762.0 million, total loans of $782.3 million and total shareholders’ equity of $92.52 million.

The Bank of New Jersey has nine branch offices located in Fort Lee (three offices), Hackensack, Haworth, Englewood Cliffs, Englewood, Cliffside Park, and Woodcliff Lake New Jersey. BONJ has its main office located at 1365 Palisade Avenue, Fort Lee, New Jersey 07024 and the telephone number is (201) 720-3201. BONJ’s stock is traded on the NYSE MKT LLC exchange under the symbol “BKJ”. Additional information about BONJ and its subsidiaries is included in the documents incorporated by reference in this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information” beginning on page 132.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully and fully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

TERMS OF THE MERGER

Each of ConnectOne’s and BONJ’s respective boards of directors has unanimously approved the merger agreement. The merger agreement provides for the merger of BONJ with and into ConnectOne, with ConnectOne continuing as the surviving corporation. Following the completion of the merger, Bank of New Jersey, a wholly-owned bank subsidiary of BONJ, will merge with and into ConnectOne Bank, a wholly-owned bank subsidiary of ConnectOne. ConnectOne Bank will be the surviving bank in the bank merger.

At the effective time of the merger, each share of BONJ common stock (including shares underlying BONJ restricted stock awards but excluding shares of BONJ common stock owned by BONJ as treasury stock or owned by BONJ or ConnectOne or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) will be exchanged for either (i) $16.25 in cash, which we refer to as the “cash consideration,” or (ii) 0.780 shares of ConnectOne common stock, which we refer to as the “stock consideration,” based on the holder’s election and subject to proration. The cash consideration and the stock consideration are referred to collectively as the “merger consideration.” See “The Merger Agreement — Merger Consideration” for a detailed description of the merger consideration and the applicable election and proration provisions. No fractional shares of ConnectOne common stock will be issued in connection with the merger.

BONJ shareholders and ConnectOne shareholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.

BACKGROUND OF THE MERGER

The BONJ board of directors has regularly reviewed, evaluated and discussed BONJ’s business strategy, performance, and prospects in the context of the national and local economic environment, developments in the regulation of financial institutions, and the competitive landscape of financial institutions operating in BONJ’s market. These reviews and discussions have included, among other things, possible strategic initiatives or alternatives available to BONJ, such as capital management strategies, potential acquisitions, and business combinations involving other financial institutions. These reviews and discussions also included analyses of the mergers and acquisitions environment, including multiples and premiums being paid in other transactions, and an assessment of potential partners for BONJ, should a partner make strategic sense.

In connection with these reviews and discussions, from time to time the BONJ board of directors, or a committee thereof, met with its financial advisor, Sandler O’Neill, to discuss strategic alternatives, including possible business combinations. Together with Sandler O’Neill, as well as separately, the BONJ board of directors would routinely evaluate and discuss the future and strategic plans of BONJ. Representatives of Sandler O’Neill would provide the BONJ board of directors with an overview of the current mergers and acquisitions market with respect to financial institutions generally, and with respect to BONJ’s particular sector. Representatives of Sandler O’Neill would routinely review, and the BONJ board of directors would discuss and consider, BONJ’s strategic plan and its prospects for creation of shareholder value through organic growth, the viability of growth through acquisitions and the potential creation of value through a business combination with another financial institution.

The BONJ board of directors would also routinely discuss and consider the risks and challenges associated with the path of proceeding as an independent bank and organically growing, the attractiveness of potential acquisition targets, the likelihood of successfully consummating an acquisition, as well as BONJ’s financial capability to do so, and the potential benefits and risks associated with various strategic business combinations. In evaluating potential strategic options, the BONJ board of directors would consider BONJ’s strategic fit with any potential partners, including various factors such as business models, corporate culture, financial capacity to engage in a transaction, and geographic footprint.

On July 24, 2018, at a meeting of the board of directors of BONJ, representatives of Sandler O’Neill provided the directors with a banking industry market overview and discussed key industry trends and current valuation trends within the financial services sector. Following the general market overview, representatives of Sandler O’Neill facilitated a discussion of certain strategic alternatives available to BONJ, which included potential acquisition targets as well as potential strategic partners. The general consensus, based on BONJ’s board of directors’ review and analysis, was that the likelihood of BONJ negotiating a transaction with a potential acquisition target with acceptable metrics, and/or completing a “merger of equals” transaction, were both very low and not in the best interest of BONJ shareholders. The BONJ board of directors and representatives of Sandler O’Neill also conducted a “capacity to pay analysis” with respect to potential parties that might be interested in acquiring BONJ, should BONJ consider such a transaction.

At a meeting of the board of directors of BONJ on January 24, 2019, representatives of Sandler O’Neill provided an overview of the banking market and discussed updates to the “capacity to pay” analysis. The BONJ board of directors engaged in a lengthy discussion regarding its significant challenges, including deposits and funding costs, commercial real estate concentration, as well as the interest rate environment. Consistent with prior meetings, Sandler O’Neill provided information on current valuation trends generally and with regard to mergers and acquisitions in the financial services sector. The BONJ board of directors and representatives of Sandler O’Neill engaged in a discussion and evaluation regarding potential partners, as well as significant recent downward pressure on bank stocks generally. The BONJ board of directors discussed strategies for future growth and raising additional capital and the limited prospects for each, and also again concluded that a “merger of equals” transaction or BONJ making a strategic acquisition were also unlikely.

In connection with the evaluation of strategic alternatives discussed above, from time to time members of the BONJ board of directors had informal discussions with representatives of other financial institutions to ascertain whether there might be mutual interest in exploring potential combinations. With regard to ConnectOne specifically, which also regularly reviews and evaluates business combinations, informal conversations of the type noted above were held between certain members of the BONJ board of directors and Frank Sorrentino III, President and Chief Executive Officer of ConnectOne, in early to mid-March 2019. Mr. Sorrentino indicated potential interest and, on one such telephone call, a director of BONJ informed Mr. Sorrentino that the BONJ board of directors was working with its financial advisor and legal counsel and would be in touch at the appropriate time. Additional telephone conversations between Mr. Sorrentino and certain BONJ directors occurred on or about March 18, 2019 and March 20, 2019, and on one such call, Mr. Sorrentino proposed a sixty-day exclusivity period during which the parties could engage in due diligence and work toward agreement on terms for a business combination. A BONJ director advised Mr. Sorrentino that a representative of BONJ would contact Mr. Sorrentino regarding any further discussions, if and when appropriate.

On March 26, 2019, during a regularly scheduled meeting of the ConnectOne board of directors, management updated the ConnectOne board of directors regarding the recent discussions with potential strategic partners. As part of this discussion, management informed the ConnectOne board of directors about recent discussions with representatives of BONJ and indicated that such discussions were ongoing and preliminary.

On March 28, 2019, at a meeting of the BONJ board of directors, the BONJ board of directors discussed, to varying degrees, BONJ’s performance, prospects, and potential strategic alternatives for the business. Representatives of Holland & Knight LLP, outside legal counsel to BONJ, also attended the meeting to discuss generally the processes applicable to the various strategic alternatives available to BONJ. Representatives of Sandler O’Neill, who were also in attendance at this meeting, reviewed an updated analysis of BONJ’s financial prospects on a stand-alone basis and discussed in detail four potential partners for a business combination, including ConnectOne, based on such companies’ perceived interest levels and publicly-available information on their businesses/strategic plans and otherwise. Sandler O’Neill’s discussion also included a “capacity to pay” analysis, which was based on current and projected earnings, book values, and capital positions of the prospects and normal industry practice with respect to accretion/dilution and earn-back periods. With respect to each party addressed, the discussion also included reputation in the marketplace, use of technology, perceived growth strategies, current market valuations of common stock, and potential fit with current and potential customers in the markets in which BONJ operates. Moreover, the Sandler O’Neill representatives suggested factors to be considered when forming a judgment on the relative values of transactions when stock is utilized as consideration, and discussed publicly available analyst estimates of each potential counterparty’s common stock as well as publicly available information related to precedent mergers and acquisitions in the financial services sector.

The BONJ board of directors engaged in a discussion with representatives of Sandler O’Neill and Holland & Knight LLP on the various processes that could be undertaken should BONJ decide to pursue a strategic alternative to remaining an independent company, including the pros and cons of opening a confidential dialogue with one party exclusively versus more parties, such as retaining control of the process and possible loss of interested parties who might elect not to participate in a process involving other potential partners. During the meeting, representatives from Holland & Knight LLP and the BONJ board of directors also engaged in a discussion regarding the board’s fiduciary duties in various contexts, with particular emphasis on the duties of care and loyalty generally, and as applicable to the specific strategic alternatives and processes available to BONJ. The BONJ board of directors acknowledged the options available to it, including remaining an independent company, and the board, as a whole, would meet to discuss specific potential business combinations.

On April 23, 2019, during a regularly scheduled meeting of the ConnectOne board of directors, Mr. Sorrentino provided the ConnectOne board of directors with an update regarding each of the potential strategic partners with whom Mr. Sorrentino had discussed a potential strategic combination. These potential partners, which included BONJ, also included potential target institutions, potential acquirers and potential merger of equals partners.

On April 25, 2019, the board of directors of BONJ met to further review the strategic alternatives available to the company as presented at the March 28, 2019 meeting, as well as to discuss the fiduciary duties and responsibilities of directors addressed at that meeting. Representatives of Sandler O’Neill presented updated data and details about a potential process for engaging with certain partners, including the rationale and reasoning for its advice with respect to the appropriate number of parties to include and the most sensible parties to include in the process, based on, among other things, financial profile and characteristics, and Sandler O’Neill’s general experience in, and knowledge of, BONJ’s market. Ultimately, a decision whether to explore a business combination process was deferred, but the consensus of the BONJ board of directors was that the process outlined by representatives of Sandler O’Neill represented a reasonable approach should they eventually determine to explore a business combination. Five potential counterparties were identified by the BONJ board of directors at this meeting.

The BONJ board of directors resumed discussions at a meeting held on May 20, 2019, during which meeting the BONJ board of directors discussed whether to begin the business combination process. Following a presentation by management regarding strategic planning models and scenarios, the BONJ board of directors engaged in a detailed conversation about the models and scenarios presented, the assumptions utilized, and the significant execution risks. Representatives of Sandler O’Neill summarized prior discussions with the BONJ board of directors, updated present value analyses with respect to the models and scenarios discussed above, the “capacity to pay” analysis for the potential partners previously discussed with the BONJ board of directors, and provided an updated outline of a process and timeline should the BONJ board of directors decide that the interests of the BONJ shareholders would be best served by contacting the five parties identified to ascertain the level of interest, if any, in a business combination. After discussing these matters, the BONJ board of directors determined that it was prudent to begin the process of exploring potential business combinations with a goal of securing non-binding indications of interest by the end of June 2019. Accordingly, the BONJ board of directors voted unanimously to authorize representatives of Sandler O’Neill to contact, preliminarily and confidentially, five potential partners to ascertain what, if any, level of interest each such party might have in exploring a business combination with BONJ. Between May 21, 2019 and May 23, 2019, Sandler O’Neill proceeded to contact potential partners, including ConnectOne, on a confidential basis and as directed by the BONJ board of directors.

On May 23, 2019, during a regularly scheduled meeting of the ConnectOne board of directors, Mr. Sorrentino again updated the ConnectOne board of directors with respect to ongoing conversations with potential strategic partners. Mr. Sorrentino informed the ConnectOne board of directors that management was evaluating two potential merger targets, including BONJ for which it was in the process of preparing a non-binding indication of interest.

On May 30, 2019, the BONJ board of directors held a meeting during which Sandler O’Neill presented the results of its preliminary discussions had with the five potential combination partners that were identified and contacted. Representatives of Sandler O’Neill summarized each party’s perceived level of interest and stated that three of the five parties (ConnectOne, “Party A” and “Party B”) were interested in proceeding with signing non-disclosure agreements and gaining access to non-public information about BONJ. The BONJ board of directors additionally evaluated a proposed engagement letter with Sandler O’Neill, which included Sandler O’Neill’s proposed fee for its services, and discussed and evaluated industry comparables and the reasonableness of the proposed fee. After considering such matters, the BONJ board of directors decided that the interests of the BONJ shareholders would be best served by exploring the potential business combination process with ConnectOne, Party A and Party B, while also continuing to execute on its strategic plan. The BONJ board of directors also approved BONJ entering into the engagement letter with Sandler O’Neill, and further authorized representatives of Sandler O’Neill to proceed with executing confidentiality agreements with the three interested parties. Lastly, the BONJ board of directors engaged in a conversation regarding previously discussed fiduciary duties and other obligations customary and required in the business combination process to be undertaken.

On June 4, 2019, representatives of Sandler O’Neill set up an online data room and sent out non-disclosure agreements to each of ConnectOne, Party A and Party B. ConnectOne and BONJ executed a confidentiality agreement on June 4, 2019, while Party A and Party B executed confidentiality agreements on June 4, 2019 and June 6, 2019, respectively.

On June 10, 2019, Sandler O’Neill sent a process letter to each of the three interested parties. The process letter outlined the items that should be covered in each party’s non-binding indication of interest, including, among other things, a potential price/range of prices in connection with a proposal for a potential business combination with BONJ, as well as various other potential terms and conditions customary for a business combination transaction. Representatives of Sandler O’Neill requested that the non-binding letters of intent be submitted to Sandler O’Neill by June 19, 2019; all three parties submitted non-binding letters of intent on June 19, 2019.

At a BONJ board of directors meeting held on June 21, 2019, representatives of Sandler O’Neill provided an update on the present value analysis of BONJ, summarized the process to date, and outlined the key financial terms of the three non-binding letters of intent received.

ConnectOne’s non-binding letter of intent indicated a price range for the merger consideration of between $17.00 and $18.00 per share of BONJ common stock. ConnectOne proposed that the merger consideration would be primarily in the form of stock consideration, with a lesser portion of the consideration payable in cash. The letter of intent further indicated that the stock portion of the merger consideration would be based on a fixed exchange ratio established prior to the execution of the merger agreement. The letter of intent indicated that the parties would work together to develop the exact mix of stock and cash consideration and that each BONJ shareholder would be able to elect such shareholder’s preferred form of consideration, subject to proration. In addition, the letter of intent indicated that the “in the money” portion of BONJ stock options would be cashed out, and that following the merger one director from BONJ would be added to the board of directors for each of ConnectOne and ConnectOne Bank. The letter of intent further indicated that ConnectOne was requesting a sixty day exclusivity period.

Party A’s non-binding letter of intent indicated a price range for the merger consideration of between $16.00 and $16.50 per share of BONJ common stock. Party A proposed that the consideration would consist of 70% stock consideration and 30% cash consideration, and the stock portion of the consideration would be based on a fixed exchange ratio established prior to the execution of a merger agreement. In addition, the letter of intent indicated that the “in the money” portion of BONJ stock options would be cashed out, but did not provide BONJ with a board seat at the proposed combined company. The letter of intent was silent with respect to an exclusivity period.

Party B’s non-binding letter of intent indicated a price of $15.00 per share of BONJ common stock. Party B proposed that the merger consideration would consist of 100% stock consideration to be based on a fixed exchange ratio established prior to the execution of a merger agreement. In addition, the letter of intent indicated that the “in the money” portion of BONJ stock options would be cashed out, and further provided that one director from BONJ would be added to the board of directors for each of Party B and its operating bank. The letter of intent was silent with respect to an exclusivity period.

The BONJ board of directors, in conjunction with representatives of Sandler O’Neill, evaluated the non-binding letters of intent and the offers contained therein, including, without limitation, the contemplated purchase price and consideration, proposed implied exchange ratios, price protection mechanisms, dividend differential, board representation, employee-related matters, geographic reach, as well as the requirement of exclusivity being requested by ConnectOne. The BONJ board of directors also engaged in a discussion concerning the mix of consideration offered, the strong reputations of the organizations, as well as the liquidity in the market for each company’s stock. The BONJ board of directors also evaluated the viability of each proposal and the relative attractiveness of the potential partners from a strategic and financial point of view. Following a comprehensive discussion and evaluation of strategic, economic, and other benefits of the proposed business combinations, the BONJ board of directors further debated the relative strengths and weaknesses of proceeding exclusively with one party, and focused on the two proposals (ConnectOne and Party A) that were materially better than Party B’s proposal.

Following extensive discussion, the BONJ board of directors determined that pursuing a transaction on an exclusive basis with ConnectOne would be in the best interests of the BONJ shareholders. The proposal submitted by ConnectOne had the highest proposed value to BONJ shareholders in terms of the merger consideration offered and the consensus of the BONJ board of directors was that a ConnectOne/BONJ business combination would produce the most synergies and offered complementary business plans with advances in technology. The BONJ board of directors also evaluated ConnectOne’s common stock and believed that the shares had significant upside potential. The BONJ board of directors also valued ConnectOne’s proposal to have a BONJ board member be on the board of ConnectOne and ConnectOne Bank and ConnectOne’s proposal for a greater amount of the proposed consideration to be paid in stock rather than cash, as compared to Party A’s proposal. ConnectOne did, however, insist that BONJ provide ConnectOne with a sixty day exclusivity period should the ConnectOne proposal be pursued. The BONJ board of directors determined that it was advisable and in the best interest of BONJ shareholders to explore and pursue a potential business combination with ConnectOne, and to grant ConnectOne limited exclusivity in light of the fact that the ConnectOne proposal was superior to the other proposals, but concluded that the exclusivity period should be reduced from sixty days. The BONJ board of directors directed representatives of Sandler O’Neill to request that ConnectOne narrow its proposed price range and reduce its requested exclusivity period, and to have a dialogue with Party A and Party B with respect to their inferior proposals.

Following the meeting on June 21, 2019, representatives of Sandler O’Neill notified Party A and Party B that BONJ would not be pursuing a transaction with such parties at that time. Thereafter, BONJ and ConnectOne began negotiating a letter of intent and exclusivity agreement, with BONJ representatives seeking a shorter exclusivity period and the ability to exit the arrangement should certain events or circumstances change, as well as a narrowing of the price range indicated by ConnectOne. BONJ and ConnectOne successfully concluded negotiations and entered into a letter of intent and exclusivity arrangement, dated June 24, 2019, which contained an exclusivity period of forty-five days and no automatic extension. Additionally, ConnectOne narrowed its price range to between $17.50 and $18.00 per share of BONJ common stock. Shortly after executing the letter of intent and exclusivity agreement, BONJ and ConnectOne began to make available to each other additional non-public information regarding their respective loans, investments and deposits, credit quality, vendor contracts, revenues and operating expenses, as well as other customary due diligence related items.

On June 25, 2019, a meeting of the ConnectOne board of directors was held during which management updated the board on the current status of a potential strategic combination with BONJ. The ConnectOne board of directors and management discussed the currently proposed economic terms of the transaction and the possibility that one BONJ director would be asked to join the ConnectOne board of directors. The ConnectOne board of directors also discussed the strategic rationale for the potential transaction, including the market overlap between the parties and potential cost-savings.

Leading up to and in connection with submitting its letter of intent, ConnectOne conducted preliminary due diligence beginning in early June 2019. CNOB began conducting formal due diligence in late June 2019 and continued conducting its due diligence through the execution of the merger agreement on August 15, 2019.

On July 23, 2019, at a regularly scheduled meeting, the ConnectOne board of directors further discussed the mergers and acquisitions market generally and discussed the various opportunities that management was evaluating. In particular, the ConnectOne board of directors discussed the status of a potential combination with BONJ, and management provided the board with an update on the status of the due diligence review and the transaction process. The ConnectOne board of directors agreed that it would reconvene in the next few weeks to further discuss and evaluate the potential transaction with BONJ.

On July 25, 2019, management of BONJ updated the BONJ board of directors with respect to the status of the due diligence review being conducted by both ConnectOne and BONJ.

On July 31, 2019, Squire Patton Boggs (US) LLP, counsel for ConnectOne, provided BONJ’s counsel, Holland & Knight LLP, with an initial draft merger agreement for the proposed transaction. Over the next two weeks, Squire Patton Boggs (US) LLP and Holland & Knight LLP exchanged drafts of the merger agreement and related transaction documents, including voting agreements to be entered into by the BONJ board of directors in connection with the merger agreement, as well as the bank merger agreement to be entered into by the Bank of New Jersey and ConnectOne Bank. During this time, BONJ and ConnectOne, with the assistance of their legal and financial advisors, continued to conduct due diligence and negotiate the outstanding terms of the merger agreement and related transaction documents.

On or about August 7, 2019, at ConnectOne’s direction, representatives of ConnectOne’s financial advisor, KBW, informed representatives of Sandler O’Neill that based primarily on the then-recent decline in the trading price of ConnectOne’s common stock, as well as ConnectOne’s projection model of BONJ’s earnings run rate, ConnectOne was prepared to move forward on the basis of an 80%/20% stock/cash election, with an exchange ratio in a range of 0.77-0.78x and the cash consideration in the range of $16.00 to $17.00 per share of BONJ common stock, likely on the lower end of the range, which was below ConnectOne’s original indication of interest. The BONJ board of directors met on August 7, 2019 to consider ConnectOne’s revised price indication, as well as the then current market in the financial sector generally and specifically in ConnectOne’s common stock. Representatives of Sandler O’Neill facilitated a discussion regarding second quarter earnings trends in regional banks generally, and noted that the second quarter earnings reflected a softening in the banking sector in general. The BONJ board of directors deliberated and considered various factors in connection with the decreased pricing, including, among other things, the time and effort spent on negotiations with ConnectOne thus far, the original bid from Party A, the relative amount of due diligence completed by both parties, and that the initial reasons for selecting ConnectOne as a partner, including but not limited to cost-savings, price appreciation potential and board representation, remained sound. Accordingly, the BONJ board of directors concluded that BONJ should continue to pursue the merger with ConnectOne and that the transaction still remained compelling in terms of the potential benefits to BONJ shareholders. Accordingly, the BONJ board of directors approved moving forward with an exchange ratio of 0.780 and a fixed per share cash price within the range of $16.00 and $17.00.

On August 8, 2019, the ConnectOne board of directors held a special meeting to review the potential BONJ merger transaction. The ConnectOne board of directors, along with management, discussed the results of ConnectOne’s due diligence. The ConnectOne board of directors also discussed the currently proposed economic terms of the transaction and the financial and cultural rationale supporting the transaction. In particular, the ConnectOne board of directors discussed merger consideration consisting of approximately 80% ConnectOne common stock and 20% cash. The ConnectOne board also discussed potential challenges to completion of the transaction, including the recent volatility in the stock market, especially in the financial sector. On August 12, 2019, ConnectOne indicated to BONJ, through discussions between KBW and Sandler O’Neill, that the expected cash consideration would be $16.25 per share.

ConnectOne and BONJ continued to negotiate the pricing of the transaction through discussions between their respective financial advisors, with BONJ firm on using an exchange ratio of at least 0.780 and ConnectOne firm on using a maximum cash price per share of $16.25. On August 14, 2019, management of BONJ and ConnectOne agreed to take to their respective boards pricing of (i) $16.25 in cash consideration, or (ii) 0.780 shares of ConnectOne common stock, based on each BONJ’s shareholder’s election and subject to proration.

A special meeting of the BONJ board of directors was held on August 15, 2019 after the market close, which was attended by representatives of Sandler O’Neill and Holland & Knight LLP, and the BONJ board of directors considered the approval of the merger agreement and the transactions contemplated thereby. The BONJ board of directors had previously been provided with a set of meeting materials in advance of the meeting, including a current draft of the merger agreement and a summary of the proposed material terms of the merger agreement prepared by Holland & Knight LLP. At the meeting, representatives of Sandler O’Neill rendered an oral opinion, confirmed by delivery of a written opinion, dated August 15, 2019 (a copy of which is attached to this joint proxy statement/prospectus as Annex C), to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the merger consideration was fair, from a financial point of view, to the holders of BONJ common stock. A representative of Holland & Knight LLP discussed in detail the terms of the merger agreement and related transaction documents (including the voting agreements to be executed by each BONJ board member) with the BONJ board of directors, and the BONJ board of directors further engaged in a discussion regarding the board’s fiduciary duties in this specific context.

After evaluating and considering the BONJ board of directors’ fiduciary duties, proposed terms of the merger agreement and related transaction documents and the various presentations of BONJ’s financial and legal advisors, and taking into consideration the matters discussed during such meeting and the prior meetings of the BONJ board of directors, including, without limitation, the strategic alternatives evaluated and discussed at those meetings as well as all of the factors described under the section of this joint proxy statement/prospectus entitled “The Merger— BONJ’s Reasons for the Merger; Recommendation of BONJ’s Board of Directors,” the BONJ board of directors unanimously determined that the merger, the merger agreement, the bank merger agreement, and the transactions contemplated thereby were in the best interests of BONJ and its shareholders. Accordingly, the directors unanimously approved the merger agreement, the bank merger agreement, and the transactions contemplated thereby and unanimously determined that the BONJ board of directors should recommend that BONJ’s shareholders approve the merger and the merger agreement.

In the morning of August 15, 2019, the ConnectOne board of directors met to consider approval of the merger agreement and the transactions contemplated thereby, including the merger and the bank merger. Representatives of KBW and Squire Patton Boggs (US) LLP attended this meeting. At the meeting, the ConnectOne board of directors reviewed a copy of the current draft of the merger agreement and discussed the proposed terms of the transaction which included, among other things, that: (i) BONJ would merge with and into ConnectOne with ConnectOne surviving the merger, (ii) following the merger, Bank of New Jersey would merge with and into ConnectOne Bank, with ConnectOne Bank surviving, and (iii) the merger consideration would consist of each shareholder of BONJ having the right to elect to receive either 0.780 shares of ConnectOne common stock or $16.25 per share of BONJ common stock, subject to proration such that the aggregate merger consideration would consist of approximately 80% ConnectOne common stock and 20% cash. At the special meeting, ConnectOne’s legal counsel reviewed with members of the board of directors their fiduciary duties and the material terms of the proposed merger agreement. Also at this special meeting, KBW reviewed with the ConnectOne board of directors the financial aspects of the transaction and rendered an opinion, initially rendered orally and confirmed by delivery of a written opinion, dated August 15, 2019 (a copy of which is attached to this joint proxy statement/prospectus as Annex B), to the ConnectOne board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered, and limitations and qualifications on the review undertaken by KBW as set forth in such opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to ConnectOne. The ConnectOne board of directors discussed the rationale for and analysis of the transaction, its financial terms and other terms in the merger agreement. The ConnectOne board of directors asked numerous questions of ConnectOne’s management, legal counsel and financial advisor in evaluating and considering these matters.

The ConnectOne board of directors held a telephonic meeting after the close of the market on August 15, 2019. The ConnectOne board of directors, along with Squire Patton Boggs (US) LLP, again discussed the transaction documents and terms of the transaction. After further discussion, the board of directors of ConnectOne unanimously determined that the merger with BONJ was advisable and in the best interests of ConnectOne and voted unanimously to approve the merger agreement, the bank merger agreement and the transactions contemplated thereby and to recommend that ConnectOne’s shareholders approve the merger agreement.

In the afternoon of August 15, 2019, the parties finalized and executed the merger agreement. On the following day, August 16, 2019, prior to the market open, ConnectOne and BONJ issued a joint press release announcing the execution of the merger agreement.

CONNECTONE’S REASONS FOR THE MERGER; RECOMMENDATION OF CONNECTONE’S BOARD OF DIRECTORS

In evaluating the merger, the ConnectOne board of directors consulted with ConnectOne management, as well as ConnectOne’s outside legal and financial advisors, and, in the course of reaching its decision to approve the merger agreement, to approve the merger and the other transactions contemplated by the merger agreement, and to recommend that ConnectOne’s shareholders approve the merger agreement, the ConnectOne board of directors considered a number of factors, including the following material factors:

●	its understanding of the current and prospective environment in which ConnectOne and BONJ operate, including national and local economic conditions, the interest rate environment, the competitive environment for financial institutions generally, and the likely effect of these factors on ConnectOne both with and without the proposed merger;

●	each of ConnectOne’s, BONJ’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the ConnectOne board of directors considered its view that BONJ’s financial condition and asset quality were sound, that BONJ’s business and operations complemented those of ConnectOne, and that the merger would result in a combined company with a larger market presence. The ConnectOne board of directors further considered that ConnectOne’s earnings and prospects, and synergies potentially available in the proposed transaction, created an opportunity for the combined company to have superior future earnings and prospects compared to ConnectOne’s earnings and prospects on a stand-alone basis. In particular, the ConnectOne board of directors considered the following:

●	the ability to strengthen ConnectOne’s scale and competitive position in the New York metro market and the ability to position ConnectOne as one of New Jersey’s largest independent banks;

●	the complementary banking model of ConnectOne and BONJ utilizing the same core systems and with direct geographic overlap creating economies of scale with significant synergies and cost-savings estimated by ConnectOne management to be approximately 60% of BONJ’s non-interest expense base;

●	its high level of familiarity with BONJ’s franchise and client base;

●	management’s track record of successfully executing and integrating previous business combination transactions;

●	ConnectOne’s due diligence examination of BONJ’s business and the ConnectOne board of directors’ discussion with ConnectOne’s management and advisors concerning BONJ’s business;

●	the anticipated pro forma financial impact of the merger on the combined company, including an estimated 5% accretion to earnings in first year of fully phased-in cost-savings;

●	that the structure of the transaction enables ConnectOne to accretively deploy excess capital while preserving strong capital ratios and future capital flexibility; and

●	the participation of a BONJ director in the combined company which the ConnectOne board of directors believed would enhance the likelihood of realizing the strategic benefits that ConnectOne expects to derive from the merger;

●	the expectation that the merger, other than the cash consideration, will be generally tax-free for United States federal income tax purposes to ConnectOne’s shareholders;

●	the financial presentation of KBW, dated August 15, 2019, to the ConnectOne board of directors and the opinion of KBW, dated August 15, 2019, to the ConnectOne board of directors as to the fairness, from a financial point of view, as of the date of such opinion, to ConnectOne of the aggregate merger consideration in the proposed merger, as more fully described below under “—Opinion of ConnectOne’s Financial Advisor;”

●	the fact that ConnectOne’s shareholders will have a chance to vote on the merger; and

●	its review with ConnectOne’s outside legal advisor, Squire Patton Boggs (US) LLP, of the terms of the merger agreement, including deal protection and termination fee provisions.

The ConnectOne board of directors also considered potential risks relating to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included:

●	the possibility of encountering difficulties in achieving anticipated cost-savings in the amounts estimated or in the time frame contemplated;

●	the possibility of encountering difficulties in successfully integrating BONJ’s business, operations, and workforce with those of ConnectOne;

●	the possibility of ConnectOne’s stock price fluctuating and increasing between signing the merger agreement and the completion of the merger, which could increase the consideration to be paid to BONJ shareholders;

●	the risk of losing key ConnectOne or BONJ employees during the pendency of the merger and thereafter;

●	certain merger-related costs, which are estimated by ConnectOne management to be approximately $10 million after tax, including the payments and other benefits to be received by BONJ personnel in connection with the merger pursuant to existing BONJ equity plans and compensation arrangements and the merger agreement;

●	initial dilution to tangible book value per common share is estimated to be 3% at closing, which ConnectOne’s management believes can be earned back within approximately three and a half years;

●	the merger’s effect on ConnectOne’s regulatory capital levels;

●	diversion of management attention and resources from the operation of ConnectOne’s business towards the completion of the merger;

●	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

●	the possibility of litigation challenging the merger, and its belief that any such litigation would be without merit; and

●	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The ConnectOne board of directors unanimously determined that the benefits of the merger proposal substantially outweighed the potential risks, and concluded that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of ConnectOne and its shareholders. For the reasons set forth above, the ConnectOne board of directors unanimously voted to approve the merger agreement and the transactions contemplated thereby, and to recommend that ConnectOne’s shareholders approve the merger agreement.

Accordingly, the ConnectOne board of directors unanimously recommends that ConnectOne shareholders vote “FOR” the approval of the merger proposal and other merger-related proposals.

It should be noted that this explanation of the ConnectOne board of directors’ reasoning presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29.

The foregoing discussion of the information and factors considered by the ConnectOne board of directors is not intended to be exhaustive, but includes the material factors considered by the ConnectOne board of directors. In reaching its decision to approve the merger agreement, to approve the merger and the other transactions contemplated by the merger agreement, and to recommend that ConnectOne’s shareholders approve the merger agreement, the ConnectOne board of directors did not quantify or assign any relative weight to the factors considered, and individual directors may have given different weight to different factors. The ConnectOne board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.

OPINION OF CONNECTONE’S FINANCIAL ADVISOR

ConnectOne engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to ConnectOne, including an opinion to the ConnectOne board of directors as to the fairness, from a financial point of view, to ConnectOne of the aggregate merger consideration in the proposed merger. ConnectOne selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the ConnectOne board of directors held on August 15, 2019 at which the ConnectOne board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion, dated August 15, 2019, to the ConnectOne board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to ConnectOne. The ConnectOne board approved the merger agreement following this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the ConnectOne board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the aggregate merger consideration in the merger to ConnectOne. It did not address the underlying business decision of ConnectOne to engage in the merger or enter into the merger agreement or constitute a recommendation to the ConnectOne board in connection with the merger, and it does not constitute a recommendation to any holder of ConnectOne common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of BONJ common stock, what election any such shareholder should make with respect to the cash consideration or the stock consideration), nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of ConnectOne and BONJ and bearing upon the merger, including, among other things:

●	a draft of the merger agreement, dated August 14, 2019 (the most recent draft then made available to KBW);

●	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of ConnectOne;

●	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of ConnectOne;

●	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of BONJ;

●	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of BONJ;

●	certain regulatory filings of ConnectOne and BONJ and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three year period ended December 31, 2018 as well as the quarters ended March 31, 2019 and June 30, 2019;

●	certain other interim reports and other communications of ConnectOne and BONJ to their respective shareholders; and

●	other financial information concerning the respective businesses and operations of ConnectOne and BONJ that was furnished to KBW by ConnectOne and BONJ or that KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

●	the historical and current financial position and results of operations of ConnectOne and BONJ;

●	the assets and liabilities of ConnectOne and BONJ;

●	the nature and terms of certain other merger transactions and business combinations in the banking industry;

●	a comparison of certain financial and stock market information of ConnectOne and BONJ with similar information for certain other companies, the securities of which were publicly traded;

●	financial and operating forecasts and projections of BONJ that were prepared by ConnectOne management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the ConnectOne board;

●	publicly available consensus “street estimates” of ConnectOne with respect to fiscal year 2019, as well as financial and operating forecasts and projections of ConnectOne with respect to certain fiscal years beyond 2019 that were prepared and provided to KBW by ConnectOne management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the ConnectOne board; and

●	estimates regarding certain pro forma financial effects of the merger on ConnectOne (including without limitation the cost-savings and related expenses expected to result or be derived from the merger) that were prepared by ConnectOne management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the ConnectOne board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective managements of ConnectOne and BONJ regarding the past and current business operations, regulatory relations, financial condition and future prospects of ConnectOne and BONJ and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of ConnectOne as to the reasonableness and achievability of the financial and operating forecasts and projections of BONJ, the publicly available consensus “street estimates” of ConnectOne with respect to fiscal year 2019, the financial and operating forecasts and projections of ConnectOne with respect to certain fiscal years beyond 2019, and the estimates regarding certain pro forma financial effects of the merger on ConnectOne (including, without limitation, the cost-savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of ConnectOne referred to above that such estimates were consistent with, the best currently available estimates and judgments of ConnectOne management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of ConnectOne and BONJ that was provided to and discussed with KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of ConnectOne referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the management of ConnectOne and with the consent of the ConnectOne board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either ConnectOne or BONJ since the date of the last financial statements of each such entity that were made available to KBW and that KBW was directed to use. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with ConnectOne’s consent, that the aggregate allowances for loan and lease losses for each of ConnectOne and BONJ are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of ConnectOne or BONJ, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of ConnectOne or BONJ under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

●	the merger and any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ, in any respect material to its analyses, from the draft version of the merger agreement reviewed by KBW and referred to above), with no adjustments to the aggregate merger consideration (including the stock or cash components thereof) and with no additional consideration or payments in respect of BONJ common stock;

●	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

●	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

●	there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

●	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of ConnectOne, BONJ or the pro forma entity, or the contemplated benefits and effects of the merger, including without limitation the cost-savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of ConnectOne that ConnectOne relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to ConnectOne, BONJ, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the aggregate merger consideration in the merger to ConnectOne. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, including without limitation, the form or structure of the merger (including the form of aggregate merger consideration or the allocation thereof between stock and cash) or any such related transaction, any consequences of the merger or any such related transaction to ConnectOne, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, non-compete, consulting, voting, support, cooperation, shareholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

●	the underlying business decision of ConnectOne to engage in the merger or enter into the merger agreement;

●	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by ConnectOne or the ConnectOne board;

●	any business, operational or other plans with respect to BONJ or the pro forma entity that may be currently contemplated by ConnectOne or the ConnectOne board or that may be implemented by ConnectOne or the ConnectOne board subsequent to the closing of the merger;

●	the fairness of the amount or nature of any compensation to any of ConnectOne’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of ConnectOne common stock or relative to the aggregate merger consideration;

●	any election by holders of BONJ common stock to receive the cash consideration or the stock consideration or any combination thereof, or the actual allocation among such holders between stock and cash (including, without limitation, any reallocation thereof as a result of proration or otherwise pursuant to the merger agreement) or the relative fairness of the cash consideration and the stock consideration;

●	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of ConnectOne, BONJ or any other party to any transaction contemplated by the merger agreement;

●	whether ConnectOne has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration at the effective time of the merger;

●	the actual value of ConnectOne common stock to be issued in connection with the merger;

●	the prices, trading range or volume at which ConnectOne common stock or BONJ common stock would trade following the public announcement of the merger or the prices, trading range or volume at which ConnectOne common stock would trade following the consummation of the merger;

●	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

●	any legal, regulatory, accounting, tax or similar matters relating to ConnectOne, BONJ, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, ConnectOne and BONJ. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the ConnectOne board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the ConnectOne board with respect to the fairness of the aggregate merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between ConnectOne and BONJ and the decision of ConnectOne to enter into the merger agreement was solely that of the ConnectOne board.

The following is a summary of the material financial analyses presented by KBW to the ConnectOne board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the ConnectOne board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $15.64 per outstanding share of BONJ common stock, or $114.6 million in the aggregate (inclusive of the implied value of BONJ options in the proposed merger), consisting of the sum of (i) the implied value of the stock consideration of 0.780 of a share of ConnectOne common stock based on the closing price of ConnectOne common stock on August 14, 2019, multiplied by 80%, and (ii) the cash consideration of $16.25, multiplied by 20%. In addition to the financial analyses described below, KBW reviewed with the ConnectOne board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the proposed merger of $15.64 per outstanding share of BONJ common stock) of 18.7x BONJ’s estimated 2019 earnings per share (“EPS”) and 17.0x BONJ’s estimated 2020 EPS using financial and operating forecasts and projections of BONJ provided by ConnectOne management.

BONJ Selected Companies Analysis

Using publicly available information, KBW compared the financial performance, financial condition and market performance of BONJ to 13 major exchange-traded (defined as the NASDAQ, New York Stock Exchange and NYSE American) banks and thrifts that were headquartered in New Jersey, Connecticut, and downstate New York (defined as Nassau, Suffolk, Kings, Queens, Richmond and Westchester counties) with total assets between $500 million and $2.0 billion and latest 12 months (“LTM”) return on average assets (“ROAA”) greater than 0.00%. Merger targets were excluded from the selected companies.

The selected companies were as follows:

1st Constitution Bancorp	Patriot National Bancorp, Inc.
Bank of Princeton	PB Bancorp, Inc.
Bankwell Financial Group, Inc.	PCSB Financial Corporation
Esquire Financial Holdings, Inc.	Salisbury Bancorp, Inc.
First Bank	SB One Bancorp
MSB Financial Corp.	Unity Bancorp, Inc.
Parke Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed quarter (“MRQ”) or the latest 12 months available or as of the end of such periods and market price information as of August 14, 2019. KBW also used 2019 and 2020 consensus “street” estimates for the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for four of the selected companies).

Where consolidated holding company level financial data for BONJ and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in BONJ’s historical financial statements, or the data prepared by Sandler O’Neill presented under the section “The Merger — Opinion of BONJ’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of BONJ and the selected companies:

		Selected Companies
		25th			75th
	BONJ	Percentile	Average	Median	Percentile
MRQ Core Return on Average Assets (%)(1)	0.59	0.73	1.05	1.00	1.19
MRQ Core Return on Average Tangible Common Equity (%)(1)	5.86	6.32	9.62	10.48	13.54
MRQ Net Interest Margin (%)	2.92	3.07	3.47	3.29	3.80
MRQ Fee Income / Revenue Ratio (%)(2)	2.2	7.2	12.2	11.5	16.0
MRQ Efficiency Ratio (%)	71.9	68.3	61.2	60.1	55.7
____________________

(1)	Core income excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles as calculated by S&P Global Market Intelligence.

(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of BONJ and the selected companies:

		Selected Companies
		25th			75th
	BONJ	Percentile	Average	Median	Percentile
Tangible Common Equity / Tangible Assets (%)	10.01	9.27	11.23	10.82	13.08
Total Risk Based Capital Ratio (%)	12.48	12.72	14.51	13.61	16.55
Loans / Deposits (%)	102.6	96.7	101.0	103.7	105.6
Loan Loss Reserve / Gross Loans (%)	1.09	0.89	1.00	0.99	1.13
Nonperforming Assets / Loans + OREO (%)	1.68	1.39	1.37	0.97	0.92
MRQ Net Charge-Offs / Average Loans (%)	(0.00)	0.09	0.04	0.01	(0.00)

In addition, KBW’s analysis showed the following concerning the market performance of BONJ and, to the extent publicly available, the selected companies (excluding the impact of the LTM, 2019 and 2020 EPS multiples for one of the selected companies, which the multiples were considered to be not meaningful because they were greater than 30.0):

		Selected Companies
		25th			75th
	BONJ	Percentile	Average	Median	Percentile
1-Year Stock Price Change (%)	(20.0)	(23.6)	(17.5)	(20.8)	(9.3)
YTD Stock Price Change (%)	4.5	(9.5)	(2.7)	(1.3)	3.8
Stock Price / Tangible Book Value per Share (x)	1.07	1.10	1.22	1.21	1.29
Stock Price / LTM EPS (x)	17.2	10.3	13.9	11.5	17.7
Stock Price / 2019 EPS Estimate (x)	—	10.0	11.3	10.4	12.7
Stock Price / 2020 EPS Estimate (x)	—	8.9	9.8	10.1	10.8
Dividend Yield (%)	0.0	0.5	1.4	1.5	2.1
LTM Dividend Payout Ratio (%)	0.0	7.8	18.3	17.2	25.4

No company used as a comparison in the above selected companies analysis is identical to BONJ. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

ConnectOne Selected Companies Analysis

Using publicly available information, KBW compared the financial performance, financial condition and market performance of ConnectOne to 13 selected major exchange-traded banks and thrifts that were headquartered in the New York City Metropolitan Statistical Area with total assets between $2.0 billion and $10.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

Amalgamated Bank	Lakeland Bancorp, Inc.
BCB Bancorp, Inc.	Metropolitan Bank Holding Corp.
Bridge Bancorp, Inc.	Northfield Bancorp, Inc.
Dime Community Bancshares, Inc.	OceanFirst Financial Corp.
First of Long Island Corporation	Peapack-Gladstone Financial Corporation
Flushing Financial Corporation	Provident Financial Services, Inc.
Kearny Financial Corp.

To perform this analysis, KBW used profitability and other financial information for the MRQ or the latest 12 months available or as of the end of such periods and market price information as of August 14, 2019. KBW also used 2019 and 2020 consensus “street” estimates for ConnectOne and the selected companies. Where consolidated holding company level financial data for ConnectOne and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in ConnectOne’s historical financial statements, or the data prepared by Sandler O’Neill presented under the section “The Merger — Opinion of BONJ’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of ConnectOne and the selected companies:

		Selected Companies
		25th			75th
	ConnectOne	Percentile	Average	Median	Percentile
MRQ Core Return on Average Assets (%)(1)	1.31	0.77	0.90	0.90	1.00
MRQ Core Return on Average Tangible Common Equity (%)(1)	14.90	9.18	9.95	10.27	11.62
MRQ Net Interest Margin (%)	3.29	2.54	3.00	3.14	3.42
MRQ Fee Income / Revenue Ratio (%)(2)	3.8	8.5	11.8	10.3	13.1
MRQ Efficiency Ratio (%)	43.6	63.2	59.3	58.0	56.7
____________________

(1)	Core income excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles as calculated by S&P Global Market Intelligence.

(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of ConnectOne and the selected companies:

		Selected Companies
		25th			75th
	ConnectOne	Percentile	Average	Median	Percentile
Tangible Common Equity / Tangible Assets (%)	8.93	8.58	9.59	9.24	9.76
Total Risk Based Capital Ratio (%)	12.72	13.30	14.39	13.60	15.14
Loans / Deposits (%)	109.7	96.8	101.7	98.3	106.1
Loan Loss Reserve / Gross Loans (%)	0.74	0.71	0.77	0.86	0.97
Nonperforming Assets / Loans + OREO (%)	1.30	0.87	0.68	0.52	0.39
MRQ Net Charge-Offs / Average Loans (%)	0.02	0.07	0.07	0.03	0.00

In addition, KBW’s analysis showed the following concerning the market performance of ConnectOne and the selected companies:

		Selected Companies
		25th			75th
	ConnectOne	Percentile	Average	Median	Percentile
1-Year Stock Price Change (%)	(21.5)	(22.8)	(14.0)	(18.3)	(7.3)
YTD Stock Price Change (%)	7.5	(4.3)	3.3	6.3	11.3
Stock Price / Tangible Book Value per Share (x)	1.32	1.13	1.26	1.23	1.40
Stock Price / 2019 Estimated EPS (x)	9.6	10.8	13.3	11.2	13.1
Stock Price / 2020 Estimated EPS (x)	8.0	9.7	12.7	10.6	12.8
Dividend Yield (%)	1.8	1.9	2.8	3.2	3.4
LTM Dividend Payout Ratio (%)	17.5	37.0	36.9	41.6	47.2

No company used as a comparison in the above selected companies analysis is identical to ConnectOne. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis

KBW reviewed publicly available information related to 20 whole bank and thrift transactions in the Mid-Atlantic and Northeast regions of the United States announced since January 1, 2018 with deal values between $50 million and $250 million and acquired company LTM ROAA above 0.00%. Mergers of equals were excluded from the selected transactions. The selected transactions were as follows:

Acquiror	Acquired Company
OceanFirst Financial Corp.	Country Bank Holding Company, Inc.
OceanFirst Financial Corp.	Two River Bancorp
Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.
ACNB Corporation	Frederick County Bancorp, Inc.
1st Constitution Bancorp	Shore Community Bank
Columbia Financial, Inc. (MHC)	Stewardship Financial Corporation
S&T Bancorp, Inc.	DNB Financial Corporation
Liberty Bank	SBT Bancorp, Inc.
Community Bank System, Inc.	Kinderhook Bank Corp.
Berkshire Hills Bancorp, Inc.	SI Financial Group, Inc.
Cambridge Bancorp	Optima Bank & Trust Company
OceanFirst Financial Corp.	Capital Bank of New Jersey
Lakeland Bancorp, Inc.	Highlands Bancorp, Inc.
Hometown Financial Group MHC	Pilgrim Bancshares, Inc.
PeoplesBancorp, MHC	First Suffield Financial, Inc.
Northwest Bancshares, Inc.	Donegal Financial Services Corp.
Independent Bank Corp.	MNB Bancorp
RBB Bancorp	First American International Corp.
HarborOne Bancorp, Inc. (MHC)	Coastway Bancorp, Inc.
Mid Penn Bancorp, Inc.	First Priority Financial Corp.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

●	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

●	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

●	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

KBW also reviewed the price per common share paid for the acquired company for the 17 selected transactions in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $15.64 per outstanding share of BONJ common stock, or $114.6 million in the aggregate, and using historical financial information for BONJ as of or for the 12 months ended June 30, 2019 and the closing price of BONJ common stock on August 14, 2019.

The results of the analysis are set forth in the following:

		Selected Transactions
	ConnectOne/BONJ	25th			75th
Transaction Price to	Merger	Percentile	Average	Median	Percentile
Price to Tangible Book Value (x)	1.23	1.64	1.77	1.76	2.00
Core Deposit Premium (%)	4.8	8.0	9.8	9.3	12.1
Price to LTM EPS(1) (x)	19.8	17.3	21.6	19.0	28.7
One - Day Market Premium (%)	14.9	16.9	36.3	27.0	44.7
____________________

(1)	LTM EPS adjusted for revaluation of deferred tax asset/liability due to the Tax Cuts and Jobs Act in the fourth quarter of 2017, where applicable.

No company or transaction used as a comparison in the above selected transaction analysis is identical to BONJ or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis

KBW analyzed the relative standalone contribution of ConnectOne and BONJ to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) historical balance sheet data for ConnectOne and BONJ as of June 30, 2019, (ii) publicly available consensus “street estimates” of ConnectOne with respect to 2019 and financial and operating forecasts and projections of ConnectOne with respect to 2020 provided by ConnectOne management, (iii) financial forecasts and projections of BONJ provided by ConnectOne management, (iv) assumptions regarding cost-savings and related expenses expected to result from the merger provided by ConnectOne management, and (v) market price data as of August 14, 2019. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of ConnectOne and BONJ shareholders in the combined company based on the stock consideration of 0.780 of a share of ConnectOne common stock at the 80% stock / 20% cash implied merger consideration mix provided for in the merger agreement and also hypothetically assuming 100% stock consideration in the proposed merger for illustrative purposes:

	ConnectOne	BONJ
	as a %	as a %
	of Total	of Total
Ownership
80% Stock / 20% Cash	89%	11%
Assuming 100% Stock Consideration	86%	14%
Balance Sheet
Assets	87%	13%
Gross Loans Held for Investment	87%	13%
Deposits	86%	14%
Tangible Common Equity	85%	15%
Income Statement
2019 Est. GAAP Net Income	92%	8%
2020 Est. GAAP Net Income	92%	8%
Income Statement & After-Tax Cost Savings
2020 GAAP Net Income + After-Tax Cost Savings	85%	15%
Market Capitalization
Pre-Deal Market Capitalization	88%	12%

Pro Forma Financial Impact Analysis

KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of ConnectOne and BONJ. Using (i) closing balance sheet estimates as of December 31, 2019 for ConnectOne and BONJ, extrapolated from historical data using growth rates taken from publicly available consensus “street estimates” of ConnectOne in the case of ConnectOne and provided by ConnectOne management in the case of BONJ, (ii) publicly available consensus “street estimates” of ConnectOne with respect to 2019 and financial and operating forecasts and projections of ConnectOne with respect to years beyond 2019 provided by ConnectOne management, (iii) financial and operating forecasts and projections of BONJ provided by ConnectOne management, and (iv) pro forma assumptions (including, without limitation, the cost-savings and related expenses expected to result from the merger, certain accounting adjustments and restructuring charges assumed with respect thereto) provided by ConnectOne management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to ConnectOne’s 2020 and 2021 estimated EPS and could be dilutive to ConnectOne’s estimated tangible book value per share as of December 31, 2019. Furthermore, the analysis indicated that, pro forma for the merger, each of ConnectOne’s tangible common equity to tangible assets ratio, Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio could be lower as of December 31, 2019. For all of the above analysis, the actual results achieved by ConnectOne following the merger may vary from the projected results, and the variations may be material.

BONJ Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of BONJ, taking into account the cost-savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used financial and operating forecasts and projections relating to the earnings and assets of BONJ provided by ConnectOne management and assumptions regarding cost-savings and related expenses and accounting adjustments and restructuring charges provided by ConnectOne management, and KBW assumed discount rates ranging from 14.0% to 17.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that BONJ could generate over the period from December 31, 2019 through December 31, 2024 and (ii) the present value of BONJ’s implied terminal value at the end of such period, in each case applying estimated cost-savings and related expenses and accounting adjustments and restructuring charges. KBW assumed that BONJ would maintain a tangible common equity to tangible assets ratio of 8.00% and BONJ would retain sufficient earnings to maintain that level. In calculating the terminal value of BONJ, KBW applied a range of 10.0x to 12.0x BONJ’s estimated 2025 earnings. This discounted cash flow analysis resulted in a range of implied values per share of BONJ common stock, taking into account the cost-savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto, of $19.62 to $24.65.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analyses did not purport to be indicative of the actual values or expected values of BONJ.

ConnectOne Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of ConnectOne. In this analysis, KBW used publicly available consensus “street estimates” of ConnectOne with respect to 2019 and financial and operating forecasts and projections relating to the earnings and assets of ConnectOne with respect to years beyond 2019 provided by ConnectOne management, and KBW assumed discount rates ranging from 9.0% to 11.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that ConnectOne could generate over the period from December 31, 2019 through December 31, 2024 and (ii) the present value of ConnectOne’s implied terminal value at the end of such period. KBW assumed that ConnectOne would maintain a tangible common equity to tangible assets ratio of 8.00% and ConnectOne would retain sufficient earnings to maintain that level. In calculating the terminal value of ConnectOne, KBW applied a range of 10.0x to 12.0x ConnectOne’s estimated 2025 earnings. This discounted cash flow analysis resulted in a range of implied values per share of ConnectOne common stock of $26.97 to $33.39.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analyses did not purport to be indicative of the actual values or expected values of ConnectOne or the pro forma combined company.

Miscellaneous

KBW acted as financial advisor to ConnectOne in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between KBW and each of ConnectOne and BONJ, as well as an existing sales and trading relationship between a KBW broker-dealer affiliate and each of ConnectOne and BONJ), may from time to time purchase securities from, and sell securities to, ConnectOne and BONJ. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of ConnectOne or BONJ for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, ConnectOne has agreed to pay KBW a total cash fee equal to 0.80% of the aggregate merger consideration, $150,000 of which became payable with the rendering of KBW’s opinion, $150,000 of which became payable with the first date of mailing or distributing (including, if applicable, by electronic means) of, or public availability of, this joint proxy statement/prospectus, and the balance of which is contingent upon the consummation of the merger. At the time of announcement of the transaction, KBW’s fee, including the portion contingent on consummation of the merger, was estimated to be approximately $0.9 million in the aggregate. ConnectOne also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, during the two years preceding the date of KBW’s opinion, KBW provided certain investment banking and financial advisory services to ConnectOne and received compensation for such services. In particular, KBW acted as lead bookrunner in connection with ConnectOne’s January 2018 registered offering of subordinated notes. In connection with the foregoing offering, KBW received fees (including underwriting discounts) of approximately $0.7 million in the aggregate from ConnectOne. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to BONJ. KBW may in the future provide investment banking and financial advisory services to ConnectOne or BONJ and receive compensation for such services.

BONJ’S REASONS FOR THE MERGER; RECOMMENDATION OF BONJ’S BOARD OF DIRECTORS

After careful consideration, the BONJ board of directors, at a meeting held on August 15, 2019, determined that the merger with ConnectOne is in the best interests of BONJ and its shareholders and approved and declared advisable the merger agreement and the transactions contemplated therein, including the merger, and unanimously recommends that BONJ’s shareholders vote “FOR” the approval of the BONJ merger proposal. In reaching its decision to approve and recommend the approval of the merger agreement, the BONJ board of directors evaluated the merger agreement and the merger in consultation with BONJ’s management, as well as BONJ’s financial and legal advisors, and considered a number of factors, including the following material factors which are not intended to be exhaustive and are not presented in any relative order of importance:

●	the consideration offered by ConnectOne, which, as of August 15, 2019 (the date that the BONJ board of directors approved the merger agreement) represented: 123% of BONJ’s tangible book value per share; 19.8x BONJ’s trailing twelve month earnings, and a 4.9% core deposit premium;

●	its understanding of the current and prospective environment in which BONJ operates, including national and local economic conditions, the interest rate environment and various fluctuations in interest rates, concentration in commercial real estate loans, the competitive environment for financial institutions generally and especially with respect to deposit gathering and retention and pricing, and the likely effect of these factors on BONJ both with and without the proposed merger and the execution risks of attempting to address the foregoing considerations as a standalone entity;

●	each of ConnectOne’s, BONJ’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the BONJ board of directors considered its view that ConnectOne’s financial condition and asset quality were sound, that ConnectOne’s business and operations complemented those of BONJ, and that the merger would result in a combined company with larger market presence and resources and what is anticipated to be greater value to BONJ shareholders. The BONJ board of directors further considered that ConnectOne’s earnings and prospects, and synergies potentially available in the proposed transaction, created an opportunity for the combined company to have superior future earnings and prospects compared to BONJ’s earnings and prospects on a stand-alone basis. In particular, the BONJ board of directors considered, among other things, the following:

	●	BONJ’s future potential growth and business model without doing a business combination, especially in light of factors such as increased competition and uncertainty in the banking sector and the marketplace as a whole;

	●	the low probability of BONJ completing a desirable acquisition in the near term and/or having sufficient assets and resources to do so;

	●	the participation of a BONJ director in the combined company, which the BONJ board of directors believed would enhance the likelihood of realizing the strategic benefits expected from the merger;

	●	the belief that significant growth in earnings is required for BONJ to be in a position to deliver a competitive return to its shareholders and that achieving such growth in earnings would require significant investment in both resources and time to achieve those results;

	●	the belief that the merger will result in a more competitive banking franchise with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to BONJ shareholders as compared to continuing to operate as a stand-alone entity;

	●	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

●	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint;

●	the expected value of BONJ’s common stock should BONJ not enter into the merger agreement versus the merger consideration being paid pursuant to the merger agreement;

●	the ability to strengthen ConnectOne’s scale and competitive position in the New York metropolitan market and the ability to position ConnectOne as one of New Jersey’s largest independent banks, thereby adding expected value to BONJ shareholders through a combined company;

●	the complementary banking model of ConnectOne and BONJ utilizing the same or similar core systems and with direct geographic overlap creating economies of scale with significant synergies and cost-savings;

●	its high level of familiarity with ConnectOne’s franchise and client base;

●	its review and discussions with ConnectOne’s management and advisors concerning BONJ’s due diligence examination of ConnectOne’s business;

●	the anticipated pro forma financial impact of the merger on the combined company, including the estimated accretion to earnings in first year of fully phased-in cost-savings;

●	the expectation that the merger, other than the cash consideration, will be generally tax-free for United States federal income tax purposes to BONJ’s shareholders;

●	the ability of BONJ shareholders to elect to receive stock-for-stock consideration, which offers BONJ shareholders the opportunity to participate as shareholders of ConnectOne in the future performance of the combined company, or to sell their shares if they do not wish to be shareholders of ConnectOne;

●	the fact that the exchange ratio is fixed, which the BONJ board of directors believes is consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

●	the fact that the more active trading market in ConnectOne common stock would give BONJ shareholders greater liquidity for their investment;

●	the ability of ConnectOne to complete the merger from a financial and regulatory perspective;

●	the low probability of securing a more attractive proposal from another institution capable of consummating the transaction in light of the process undertaken;

●	the financial analyses of Sandler O’Neill presented on August 15, 2019 to the BONJ board of directors, as well as the related opinion of Sandler O’Neill, dated August 15, 2019, to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Sandler O’Neill, as more fully described in the opinion, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of BONJ common stock;

●	the fact that BONJ’s shareholders will have a chance to vote on the merger; and

●	its review with BONJ’s independent legal advisor, Holland & Knight LLP, of the material terms of the merger agreement, including, without limitation, deal protection and fee reimbursement provisions, the board’s ability, under certain circumstances, to consider an unsolicited acquisition proposal and terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The BONJ board of directors also considered potential risks relating to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included, without limitation:

●	the restrictions on the conduct of BONJ’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent BONJ from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of BONJ absent the pending merger;

●	the possibility of encountering difficulties in achieving anticipated cost-savings in the amounts estimated or in the time frame contemplated;

●	the risk of losing key BONJ employees during the pendency of the merger and thereafter, particularly due to the nature of the merger being an “in market” transaction;

●	the possibility of encountering difficulties in successfully integrating BONJ’s business, operations, and workforce with those of ConnectOne;

●	the possibility of ConnectOne’s stock price fluctuating and decreasing between signing the merger agreement and the completion of the merger, which could decrease the consideration to be paid to BONJ shareholders;

●	certain merger-related costs, including the payments and other benefits to be received by BONJ personnel in connection with the merger pursuant to existing BONJ equity plans, employment and change of control agreements, and the merger agreement;

●	the merger’s effect on ConnectOne’s regulatory capital levels;

●	diversion of management attention and resources from the operation of BONJ’s business towards the completion of the merger;

●	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner, or at all, or may otherwise impose unacceptable conditions;

●	the risk of having to pay a termination fee should the merger agreement be terminated under certain circumstances;

●	the risk that other third parties might be deterred from making a superior acquisition proposal in light of the termination fee, and that BONJ would prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement;

●	the possibility of litigation challenging the merger, and its belief that any such litigation would be without merit; and

●	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The BONJ board of directors unanimously determined that the benefits of the merger proposal substantially outweighed the potential risks, and concluded that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of BONJ and its shareholders. For the reasons stated above, the BONJ board of directors unanimously voted to approve the merger, the merger agreement, and the transactions contemplated thereby, and to recommend that BONJ’s shareholders approve the merger agreement.

Accordingly, the BONJ board of directors unanimously recommends that BONJ shareholders vote “FOR” the BONJ merger proposal, “FOR” the BONJ compensation proposal, and “FOR” the BONJ adjournment proposal.

It should be noted that this explanation of the BONJ board of directors’ reasoning presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29.

In addition, the BONJ board of directors was aware of the fact that some of BONJ’s directors and executive officers may have other interests in the merger that may be different from, or in addition to, their interests as BONJ shareholders, as more fully described under “—Interests of BONJ’s Directors and Executive Officers in the Merger.” The BONJ board of directors also realized that there can be no assurance about future results, including results expected or considered in the factors listed above.

The foregoing discussion of the information and factors considered by the BONJ board of directors is not intended to be exhaustive, but includes the material factors considered by the BONJ board of directors. The BONJ board of directors also considered various other factors that are set forth in the section under the heading “The Merger-Background of the Merger” beginning on page 49. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the BONJ board of directors did not quantify or assign any relative weight to the factors considered and individual directors may have given different weight to different factors. The BONJ board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

OPINION OF BONJ’S FINANCIAL ADVISOR

By letter dated May 22, 2019, BONJ retained Sandler O’Neill to act as an independent financial advisor to BONJ’s board of directors in connection with BONJ’s consideration of a possible business combination. BONJ selected Sandler O’Neill to act as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as an independent financial advisor to BONJ’s board of directors in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 15, 2019 meeting at which BONJ’s board of directors considered the transaction and approved the merger agreement, Sandler O’Neill delivered to the BONJ board of directors its oral opinion, which was subsequently confirmed in writing on August 15, 2019, to the effect that, as of such date, the merger consideration was fair to the holders of BONJ common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. BONJ shareholders are urged to read the entire opinion carefully in connection with their consideration of BONJ’s merger proposal.

Sandler O’Neill’s opinion was directed to the board of directors of BONJ in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any BONJ shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of BONJ common stock and did not address the underlying business decision of BONJ to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for BONJ or the effect of any other transaction in which BONJ might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the transaction by any officer, director or employee of BONJ or ConnectOne, or any class of such persons, if any, relative to the compensation to be received in the transaction by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

●	an execution copy of the merger agreement;

●	certain publicly available financial statements and other historical financial information of BONJ and its banking subsidiary that Sandler O’Neill deemed relevant;

●	certain publicly available financial statements and other historical financial information of ConnectOne and its banking subsidiary that Sandler O’Neill deemed relevant;

●	certain internal financial projections for BONJ for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of BONJ;

●	the publicly available mean analyst earnings per share estimate for ConnectOne for the year ending December 31, 2019, as well as estimated earnings per share for ConnectOne for the year ending December 31, 2020, an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023, and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by senior management of ConnectOne and its representatives;

●	certain assumptions relating to the repurchase of a certain amount of ConnectOne common stock by ConnectOne in the third and fourth quarters of the year ending December 31, 2019, as provided by the senior management of ConnectOne and its representatives (“ConnectOne Stock Buyback Transactions”);

●	the pro forma financial impact of the merger on ConnectOne based on certain assumptions relating to purchase accounting adjustments, transaction expenses, cost-savings and the ConnectOne Stock Buyback Transactions, as well as estimated net income for BONJ for the year ending December 31, 2019 with estimated annual net income growth rates for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of ConnectOne and its representatives;

●	the publicly reported historical price and trading activity for BONJ common stock and ConnectOne common stock, including a comparison of certain stock market information for BONJ common stock and ConnectOne common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

●	a comparison of certain financial information for BONJ and ConnectOne with similar financial institutions for which information is publicly available;

●	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

●	the current market environment generally and the banking environment in particular; and

●	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of BONJ the business, financial condition, results of operations and prospects of BONJ and held similar discussions with certain members of the management of ConnectOne and its representatives regarding the business, financial condition, results of operations and prospects of ConnectOne.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by BONJ or ConnectOne, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of BONJ and ConnectOne that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BONJ or ConnectOne or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of BONJ or ConnectOne or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of BONJ or ConnectOne, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to BONJ, ConnectOne or any of their respective subsidiaries. Sandler O’Neill assumed that the respective allowances for loan losses for BONJ, ConnectOne and their respective subsidiaries were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for BONJ for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of BONJ. In addition, Sandler O’Neill used the publicly available mean analyst earnings per share estimate for ConnectOne for the year ending December 31, 2019, as well as estimated earnings per share for ConnectOne for the year ending December 31, 2020, an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023, and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of ConnectOne and its representatives. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, transaction expenses, cost-savings and the ConnectOne Stock Buyback Transactions, as well as estimated net income for BONJ for the year ending December 31, 2019 with estimated annual net income growth rates for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of ConnectOne and its representatives. With respect to the foregoing information, the respective senior managements of BONJ and ConnectOne confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available mean analyst estimate referred to above, was consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of BONJ and ConnectOne, respectively, and the other matters covered thereby. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of BONJ or ConnectOne since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that BONJ and ConnectOne would remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill also assumed, with BONJ’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on BONJ, ConnectOne, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with BONJ’s consent, Sandler O’Neill relied upon the advice that BONJ received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sander O’Neill’s opinion was based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of BONJ common stock or ConnectOne common stock at any time or what the value of ConnectOne common stock would be once it is actually received by the holders of BONJ common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to BONJ’s board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to BONJ or ConnectOne and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of BONJ and ConnectOne and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration to the holders of BONJ common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of BONJ, ConnectOne, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to BONJ’s board of directors at its August 15, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of BONJ common stock or ConnectOne common stock or the prices at which BONJ or ConnectOne common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by BONJ’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of BONJ’s board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between ConnectOne and BONJ and the decision of BONJ to enter into the merger agreement was solely that of the BONJ board.

Summary of Proposed Transaction Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, at the effective time of the transaction each share of BONJ common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive, subject to the election and allocation procedures set forth in the merger agreement, either: (i) cash in the amount of $16.25 per share (the “cash consideration”); or (ii) 0.780 shares (the “stock consideration”) of common stock, no par value, of ConnectOne. The merger agreement provides, generally, that the total number of shares of BONJ common stock (including BONJ restricted stock awards) to be entitled to receive the cash consideration plus the option equivalent shares (as defined in the merger agreement) shall be equal to the product (rounded down to the nearest whole share) of (i) 0.2, and (ii) the total number of shares of BONJ common stock issued and outstanding immediately prior to the effective time of the merger (including for these purposes the option equivalent shares and BONJ restricted stock awards, but excluding excluded shares). Pursuant to the merger agreement, all other shares of BONJ common stock (including shares subject to BONJ restricted stock awards, but excluding excluded shares) shall be converted into the right to receive the stock consideration. Based on the closing price per share of ConnectOne’s common stock on August 14, 2019 of $19.85 and based upon 7,293,697 BONJ common shares outstanding and 92,485 options outstanding with a weighted average exercise price of $10.78, Sandler O’Neill calculated an implied transaction price per share of $15.64 and aggregate implied transaction value of approximately $114.6 million. Based upon financial information for BONJ as of or for the last twelve months (“LTM”) ended June 30, 2019 and the closing price of BONJ common stock on August 14, 2019, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price Per Share / June 30, 2019 Book Value Per Share	123%
Transaction Price Per Share / June 30, 2019 Tangible Book Value Per Share	123%
Transaction Price Per Share / LTM Earnings per Share	19.8x
Transaction Price Per Share / Estimated 2019 Earnings per Share(1)	19.6x
Transaction Price Per Share / Estimated 2020 Earnings per Share(1)	17.5x
Core Deposit Premium (CDs > $100,000)(2)	4.9%
Core Deposit Premium (CDs > $250,000)(3)	3.4%
Market Premium as of August 14, 2019	14.9%
____________________

(1)	Based on estimated net income as provided by BONJ management

(2)	Core deposits defined as total deposits less time deposits with balances greater than $100,000

(3)	Core deposits defined as total deposits less time deposits with balances greater than $250,000

Stock Trading History

Sandler O’Neill reviewed the publicly available historical reported trading prices of BONJ common stock and ConnectOne common stock for the one-year period ended August 14, 2019. Sandler O’Neill then compared the relationship between the movements in the price of BONJ common stock and ConnectOne common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

BONJ’s One-Year Stock Performance

	Beginning Value	Ending Value
	August 14, 2018	August 14, 2019
BONJ	100.0%	80.0%
BONJ Peer Group	100.0%	93.2%
S&P 500 Index	100.0%	100.0%
NASDAQ Bank Index	100.0%	80.2%

ConnectOne’s One-Year Stock Performance

	Beginning Value	Ending Value
	August 14, 2018	August 14, 2019
ConnectOne	100.0%	78.5%
ConnectOne Peer Group	100.0%	86.6%
S&P 500 Index	100.0%	100.0%
NASDAQ Bank Index	100.0%	80.2%

Comparable Company Analyses

Sandler O’Neill used publicly available information to compare selected financial information for BONJ with a group of financial institutions selected by Sandler O’Neill. The BONJ peer group included banks and thrifts headquartered in New Jersey or New York whose common stock is publicly traded with total assets between $600 million and $1.2 billion, but excluded targets of announced merger transactions (the “BONJ Peer Group”). The BONJ Peer Group consisted of the following companies:

Adirondack Trust Company	Esquire Financial Holdings, Inc.
Bank of Utica	First Commerce Bank
Berkshire Bancorp Inc.	Lyons Bancorp, Inc.
Elmira Savings Bank	Pathfinder Bancorp, Inc.
Empire Bancorp, Inc.	Solvay Bank Corporation

The analysis compared publicly available financial information for BONJ with corresponding data for the BONJ Peer Group as of or for the period ended June 30, 2019 (unless otherwise noted) with pricing data as of August 14, 2019. The table below sets forth the data for BONJ and the median, mean, low and high data for the BONJ Peer Group.

BONJ Comparable Company Analysis

		BONJ	BONJ	BONJ	BONJ
		Peer Group	Peer Group	Peer Group	Peer Group
	BONJ	Median	Mean	Low	High
Total assets ($mm)	925	1,006	951	610	1,168
Loans / Deposits(1) (%)	102.6	77.1	73.0	8.5	97.0
Non-performing assets(2)(3) / Total assets (%)	1.42	0.42	0.61	0.00	2.56
Tangible common equity(4) / Tangible assets (%)	10.01	9.08	11.89	7.50	20.99
Tier 1 Leverage Ratio(5) (%)	10.42	9.79	12.12	7.90	21.10
Total RBC Ratio(6) (%)	12.48	15.54	17.58	12.30	35.10
CRE / Total RBC Ratio(7) (%)	528.3	157.2	177.2	15.5	424.6
LTM Return on average assets(8) (%)	0.65	0.98	0.91	0.34	1.64
LTM Return on average equity(9) (%)	6.56	6.92	7.92	3.60	13.16
LTM Net interest margin(10) (%)	3.04	3.28	3.26	1.81	4.85
LTM Efficiency ratio(11) (%)	69.65	64.33	66.37	50.96	82.17
Price/Tangible book value (%)	107	107	112	58	166
Price/LTM Earnings per share (x)	17.2	14.1	16.5	9.2	33.7
Current Dividend Yield (%)	0.0	2.3	2.0	0.0	6.3
Market Cap ($mm)	99	119	116	51	190
____________________

(1)	Bank-level, regulatory financial data as of or for the period ended June 30, 2019 for Lyons Bancorp, Inc.

(2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

(3)	Bank-level, regulatory financial data as of or for the period ended June 30, 2019 for Lyons Bancorp, Inc., Empire Bancorp, Inc., and Pathfinder Bancorp, Inc.; bank-level, regulatory financial data as of or for the period ended December 31, 2018 for Berkshire Bancorp, Inc.

(4)	Assumes bank level intangibles as of June 30, 2019 for Lyons Bancorp, Inc. and Empire Bancorp, Inc.

(5)	Bank-level, regulatory financial data as of or for the period ended June 30, 2019 for Lyons Bancorp, Inc., Empire Bancorp, Inc., Pathfinder Bancorp, Inc., and Esquire Financial Holdings, Inc.

(6)	Bank-level, regulatory financial data as of or for the period ended June 30, 2019 for Lyons Bancorp, Inc., Empire Bancorp, Inc., Pathfinder Bancorp, Inc., and Esquire Financial Holdings, Inc.

(7)	Bank-level, regulatory financial data as of or for the period ended June 30, 2019 for Lyons Bancorp, Inc., Empire Bancorp, Inc., Pathfinder Bancorp, Inc., Esquire Financial Holdings, Inc., and Bancorp of New Jersey, Inc.; bank-level, regulatory financial data as of or for the period ended March 31, 2019 for Solvay Bank Corporation; bank-level, regulatory financial data as of or for the period ended December 31, 2018 for Berkshire Bancorp, Inc.

(8)	Bank-level, regulatory financial data as of or for the period ended June 30, 2019 for Lyons Bancorp, Inc.

(9)	Bank-level, regulatory financial data as of or for the period ended June 30, 2019 for Lyons Bancorp, Inc.

(10)	Bank-level, regulatory financial data as of or for the period ended June 30, 2019 for Lyons Bancorp, Inc.

(11)	Bank-level, regulatory financial data as of or for the period ended June 30, 2019 for Lyons Bancorp, Inc.

Note: Financial data for Adirondack Trust Company, Bank of Utica and Solvay Bank Corporation as of or for the period ending March 31, 2019; Financial data for Berkshire Bancorp, Inc. as of or for the period ending December 31, 2018.

Sandler O’Neill used publicly available information to perform a similar analysis for ConnectOne by comparing selected financial information for ConnectOne with a group of financial institutions selected by Sandler O’Neill. The ConnectOne peer group included banks and thrifts headquartered in New Jersey or New York whose common stock is publicly traded with total assets between $4.0 billion and $10.0 billion, but excluded targets of announced merger transactions (the “ConnectOne Peer Group”). The ConnectOne Peer Group consisted of the following companies:

Amalgamated Bank	NBT Bancorp Inc.
Bridge Bancorp, Inc.	Northfield Bancorp, Inc.
Dime Community Bancshares, Inc.	OceanFirst Financial Corp.
Financial Institutions, Inc.	Peapack-Gladstone Financial Corporation
First of Long Island Corporation	Provident Financial Services, Inc.
Flushing Financial Corporation	Tompkins Financial Corporation
Kearny Financial Corp.	TrustCo Bank Corp NY
Lakeland Bancorp, Inc.

The analysis compared publicly available financial information for ConnectOne with corresponding data for the ConnectOne Peer Group as of or for the period ended June 30, 2019 (unless otherwise noted) with pricing data as of August 14, 2019. The table below sets forth the data for ConnectOne and the median, mean, low and high data for the ConnectOne Peer Group.

ConnectOne Comparable Company Analysis

		ConnectOne	ConnectOne	ConnectOne	ConnectOne
		Peer Group	Peer Group	Peer Group	Peer Group
	ConnectOne	Median	Mean	Low	High
Total assets ($mm)	6,109	6,407	6,252	4,202	9,938
Loans / Deposits (%)	109.7	97.2	99.1	80.4	124.7
Non-performing assets(1) / Total assets (%)	1.08	0.31	0.45	0.05	1.22
Tangible common equity/Tangible assets (%)	8.93	9.24	9.56	7.77	14.29
Tier 1 Leverage Ratio (%)	9.14	9.30	9.96	8.10	14.14
Total RBC Ratio (%)	12.72	13.60	15.09	12.57	23.22
CRE / Total RBC Ratio(2) (%)	478.3	329.9	329.9	20.1	697.5
LTM Return on average assets (%)	1.24	0.99	1.00	0.63	1.30
LTM Return on average equity (%)	10.81	9.58	9.43	3.52	12.94
LTM Net interest margin (%)	3.30	3.27	3.08	2.37	3.70
LTM Efficiency ratio (%)	42.48	58.91	58.64	50.98	66.31
Price/Tangible book value (%)	132	140	141	99	210
Price/LTM Earnings per share (x)	9.6	12.3	13.9	10.5	27.2
Price/2019 Estimated Earnings per share(3) (x)	9.5	12.5	13.4	10.2	25.6
Price/2020 Estimated Earnings per share(3) (x)	8.1	12.0	13.2	9.4	27.8
Current Dividend Yield (%)	1.8	3.2	2.9	0.7	4.3
Market value ($mm)	698	743	829	456	1,547
____________________

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

(2)	Bank-level, regulatory financial data as of or for the period ended June 30, 2019 for ConnectOne Bancorp, Inc.

(3)	Per publicly available median analyst earnings per share estimates.

Analysis of Precedent Transactions

Sandler O’Neill reviewed two groups of merger and acquisition transactions, including a regional and nationwide group. The regional group consisted of bank and thrift transactions announced between January 1, 2018 and August 14, 2019 with targets headquartered in the Northeast, New Jersey, and New York, with disclosed deal values at announcement and involving targets with total assets between $500 million and $5.0 billion at announcement,

TCE / TA greater than or equal to 7.5% at announcement, and NPA’s / Assets less than 1.50% at announcement (the “Regional Precedent Transactions”). The nationwide group consisted of nationwide bank and thrift transactions announced between January 1, 2018 and August 14, 2019 with disclosed deal values at announcement and involving targets with total assets between $250 million and $5.0 billion at announcement, TCE / TA greater than or equal to 8.0% at announcement, LTM ROAA’s less than or equal to 0.70%, and Reserves/Loans less than 1.50% (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
OceanFirst Financial Corp.	Country Bank Holding Company, Inc.
OceanFirst Financial Corp.	Two River Bancorp
Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.
Valley National Bancorp	Oritani Financial Corp.
Columbia Financial, Inc. (MHC)	Stewardship Financial Corporation
Berkshire Hills Bancorp, Inc.	SI Financial Group, Inc.
Independent Bank Corp.	Blue Hills Bancorp, Inc.
ConnectOne Bancorp, Inc.	Greater Hudson Bank
People’s United Financial, Inc.	First Connecticut Bancorp, Inc.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Heartland Financial USA, Inc.	Rockford Bank and Trust Company
Three Rivers Federal Credit Union	West End Bank, S.B.
Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.
Carolina Financial Corporation	Carolina Trust BancShares, Inc.
ACNB Corporation	Frederick County Bancorp, Inc.
First Financial Corporation	HopFed Bancorp, Inc.
Delmar Bancorp	Virginia Partners Bank
Berkshire Hills Bancorp, Inc.	SI Financial Group, Inc.
First Midwest Bancorp, Inc.	Bridgeview Bancorp, Inc.
Horizon Bancorp, Inc.	Salin Bancshares, Inc.
Orrstown Financial Services, Inc.	Hamilton Bancorp, Inc.
Independent Bank Corp.	Blue Hills Bancorp, Inc.
Park National Corporation	CAB Financial Corporation

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Regional Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

	ConnectOne/	Regional Precedent Transactions
	BONJ	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	19.8	22.3	22.0	9.8	35.0
Transaction Price / Tangible Book Value Per Share (%)	123	151	155	118	187
Tangible Book Value Premium to Core Deposits (%)	4.9(1) / 3.4(2)	8.2	9.1	2.6	19.2
1-Day Market Premium (%)	14.9	21.8	29.1	0.5	77.0

	ConnectOne/	Nationwide Precedent Transactions
	BONJ	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	19.8	27.7	28.0	21.8	35.0
Transaction Price / Tangible Book Value Per Share (%)	123	143	148	118	183
Tangible Book Value Premium to Core Deposits (%)	4.9(1) / 3.4(2)	7.4	7.8	2.6	19.2
1-Day Market Premium (%)	14.9	21.8	26.4	(2.2)	54.3
____________________

(1)	Core deposits defined as total deposits less time deposits with balances greater than $100,000

(2)	Core deposits defined as total deposits less time deposits with balances greater than $250,000

Note: “NM” is defined as having an earnings multiple that is either negative or in excess of 40x

Net Present Value Analyses

Sandler O’Neill performed an analysis that estimated the net present value of BONJ common stock assuming BONJ performed in accordance with certain internal financial projections for BONJ for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of BONJ. To approximate the terminal value of a share of BONJ common stock at August 14, 2019, Sandler O’Neill applied price to 2023 earnings multiples ranging from 9.0x to 16.5x and multiples of 2023 tangible book value ranging from 90% to 165%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BONJ common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of BONJ common stock of $8.72 to $18.77 when applying multiples of earnings and $9.13 to $19.67 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
10.00%	$10.24	$11.95	$13.65	$15.36	$17.07	$18.77
11.00%	$9.83	$11.47	$13.11	$14.75	$16.39	$18.02
12.00%	$9.44	$11.02	$12.59	$14.16	$15.74	$17.31
13.00%	$9.07	$10.58	$12.10	$13.61	$15.12	$16.63
14.00%	$8.72	$10.17	$11.63	$13.08	$14.53	$15.99

Tangible Book Value Per Share Multiples

Discount
Rate	90%	105%	120%	135%	150%	165%
10.00%	$10.73	$12.51	$14.30	$16.09	$17.88	$19.67
11.00%	$10.30	$12.02	$13.73	$15.45	$17.16	$18.88
12.00%	$9.89	$11.54	$13.19	$14.84	$16.49	$18.13
13.00%	$9.50	$11.09	$12.67	$14.26	$15.84	$17.42
14.00%	$9.13	$10.66	$12.18	$13.70	$15.22	$16.75

Sandler O’Neill also considered and discussed with BONJ’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming BONJ’s earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for BONJ’s common stock, applying the price to 2023 earnings multiples range of 9.0x to 16.5x referred to above and a discount rate of 13.16%.

Earnings Per Share Multiples

Annual
Estimate
Variance	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
(15.0%)	$7.66	$8.94	$10.22	$11.49	$12.77	$14.05
(10.0%)	$8.11	$9.47	$10.82	$12.17	$13.52	$14.87
(5.0%)	$8.56	$9.99	$11.42	$12.85	$14.27	$15.70
0.0%	$9.01	$10.52	$12.02	$13.52	$15.02	$16.53
5.0%	$9.47	$11.04	$12.62	$14.20	$15.78	$17.35
10.0%	$9.92	$11.57	$13.22	$14.87	$16.53	$18.18
15.0%	$10.37	$12.10	$13.82	$15.55	$17.28	$19.01

Sandler O’Neill also performed an analysis that estimated the net present value per share of ConnectOne common stock, assuming ConnectOne performed in accordance with the publicly available mean analyst earnings per share estimate for ConnectOne for the year ending December 31, 2019, as well as estimated earnings per share for ConnectOne for the year ending December 31, 2020, an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023, and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by senior management of ConnectOne and its representatives. To approximate the terminal value of a share of ConnectOne common stock at August 14, 2019, Sandler O’Neill applied price to 2023 earnings multiples ranging from 10.0x to 15.0x and multiples of 2023 tangible book value ranging from 110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ConnectOne common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of ConnectOne common stock of $17.71 to $30.42 when applying multiples of earnings and $16.61 to $27.66 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
10.00%	$20.70	$22.65	$24.59	$26.54	$28.48	$30.42
11.00%	$19.90	$21.77	$23.63	$25.50	$27.37	$29.23
12.00%	$19.13	$20.93	$22.72	$24.51	$26.30	$28.10
13.00%	$18.40	$20.13	$21.85	$23.57	$25.29	$27.02
14.00%	$17.71	$19.36	$21.02	$22.67	$24.33	$25.99

Tangible Book Value Per Share Multiples

Discount
Rate	110%	120%	130%	140%	150%	160%
10.00%	$19.41	$21.06	$22.71	$24.36	$26.01	$27.66
11.00%	$18.66	$20.24	$21.82	$23.41	$24.99	$26.58
12.00%	$17.94	$19.46	$20.98	$22.50	$24.02	$25.55
13.00%	$17.26	$18.72	$20.18	$21.64	$23.10	$24.56
14.00%	$16.61	$18.01	$19.42	$20.82	$22.22	$23.63

Sandler O’Neill also considered and discussed with BONJ’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming ConnectOne’s earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for ConnectOne common stock, applying the price to 2023 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of 12.41%.

Earnings Per Share Multiples

Annual
Estimate
Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(15.0%)	$16.19	$17.68	$19.18	$20.68	$22.18	$23.68
(10.0%)	$17.07	$18.65	$20.24	$21.83	$23.42	$25.01
(5.0%)	$17.95	$19.63	$21.30	$22.98	$24.65	$26.33
0.0%	$18.83	$20.60	$22.36	$24.12	$25.89	$27.65
5.0%	$19.71	$21.57	$23.42	$25.27	$27.12	$28.97
10.0%	$20.60	$22.54	$24.48	$26.42	$28.36	$30.30
15.0%	$21.48	$23.51	$25.53	$27.56	$29.59	$31.62

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the transaction on ConnectOne assuming the transaction closes on December 31, 2019. Sandler O’Neill also utilized the following information and assumptions: (a) estimated net income for BONJ for the year ending December 31, 2019 with estimated annual net income growth rates for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of ConnectOne and its representatives, (b) the publicly available mean analyst earnings per share estimate for ConnectOne for the year ending December 31, 2019, as well as estimated earnings per share for ConnectOne for the year ending December 31, 2020, an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023, and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by senior management of ConnectOne and its representatives, and (c) certain assumptions relating to purchase accounting adjustments, transaction expenses, cost-savings and the ConnectOne Stock Buyback Transactions, as provided by the senior management of ConnectOne and its representatives. The analysis indicated that the transaction could be accretive to ConnectOne’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2023, dilutive to ConnectOne’s estimated tangible book value per share at closing, December 31, 2020, December 31, 2021, and December 31, 2022, and accretive to ConnectOne’s estimated tangible book value per share at December 31, 2023.

In connection with this analysis, Sandler O’Neill considered and discussed with BONJ’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill is acting as BONJ’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.30%, which advisory fee is contingent upon the closing of the merger. At the time of announcement of the transaction, Sandler O’Neill’s advisory fee was approximately $1.49 million. Sandler O’Neill also received a $200,000 fee from BONJ upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Sandler O’Neill upon closing of the merger. BONJ has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

Sandler O’Neill did not provide any investment banking services to BONJ in the two years preceding the date of its opinion. Sandler O’Neill did not provide any investment banking services to ConnectOne in the two years preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to BONJ, ConnectOne and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of BONJ, ConnectOne and their respective affiliates for Sandler O’Neill’s account and for the accounts of Sandler O’Neill’s customers.

CERTAIN UNAUDITED PROSPECTIVE FINANCIAL INFORMATION

ConnectOne and BONJ do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the merger, ConnectOne’s senior management and BONJ’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by KBW and Sandler O’Neill for the purpose of performing financial analyses in connection with their respective fairness opinions, as described in this joint proxy statement/prospectus under “—Opinion of ConnectOne’s Financial Advisor” beginning on page 58 and “—Opinion of BONJ’s Financial Advisor” beginning on page 72. We refer to this information collectively as the “prospective financial information”.

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of ConnectOne common stock and holders of BONJ common stock access to certain nonpublic information made available to ConnectOne’s and BONJ’s financial advisors for the purpose of performing financial analyses in connection with their respective fairness opinions.

Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by ConnectOne’s senior management or BONJ’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by the financial advisors and represents, as applicable, ConnectOne senior management’s or BONJ senior management’s respective evaluation of BONJ’s expected future financial performance on a stand-alone basis, without reference to the merger, and ConnectOne’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which ConnectOne and BONJ operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus and in the reports that ConnectOne and BONJ file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of ConnectOne and BONJ and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of ConnectOne or BONJ could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that ConnectOne, BONJ or their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of ConnectOne common stock or holders of BONJ common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.

The prospective financial information included in this document has been prepared by, and is the responsibility of, management of ConnectOne and BONJ. Crowe LLP (ConnectOne’s independent registered public accounting firm) and Baker Tilly Virchow Krause, LLP (BONJ’s independent registered public accounting firm) have not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, Crowe LLP and Baker Tilly Virchow Krause, LLP have not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of ConnectOne and BONJ, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Prospective Financial Information Regarding ConnectOne

The following prospective financial information used by KBW in performing its financial analysis with respect to ConnectOne on a stand-alone basis was provided to KBW by ConnectOne management and approved by ConnectOne for use by KBW: (i) estimated annual asset growth rate of 11.1% and 7.1% in 2019 and 2020, respectively, per FactSet consensus estimates, with an assumed 7.0% annual asset growth rate in 2021 and thereafter per ConnectOne management and (ii) estimated earnings per share for ConnectOne of $2.07 for the year ending December 31, 2019, per FactSet consensus estimates, and of $2.37 for the year ending December 31, 2020, with an annual earnings per share growth rate thereafter of 8%, per ConnectOne management.

The following table presents certain unaudited prospective financial information for ConnectOne including the publicly available mean analyst earnings per share estimate for ConnectOne for the year ending December 31, 2019, as well as estimated earnings per share for ConnectOne for the year ending December 31, 2020, an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023, and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023. The information is being provided in this joint proxy statement/prospectus since it was provided by the senior management of ConnectOne to Sandler O’Neill for use in Sandler O’Neill’s net present value analysis in connection with its fairness opinion.

	As of or for the Year Ended,
	December 31,	December 31,	December 31,	December 31,	December 31,
	2019	2020	2021	2022	2023
Earnings Per Share	$2.07	$2.37	$2.56	$2.76	$2.99
Common Dividends Per Share	$0.36	$0.36	$0.36	$0.36	$0.36
Tangible Book Value per Share	$15.96	$18.01	$20.25	$22.68	$25.33

Prospective Financial Information Regarding BONJ

The following prospective financial information used by KBW in performing its financial analysis with respect to BONJ on a stand-alone basis was provided to KBW by ConnectOne management and approved by ConnectOne for use by KBW: (i) estimated annual asset growth rate of 5% in 2019 and each year thereafter and (ii) estimated net income available to common shareholders of BONJ of $6.1 million for the year ending December 31, 2019 and $6.7 million for the year ending December 31, 2020 and (iii) assumed net income growth rate of 8.0% annually thereafter. The foregoing net income data was also provided to Sander O’Neill for use in Sandler O’Neill’s pro forma merger analysis in connection with its fairness opinion.

The following table presents certain unaudited prospective financial information for BONJ for the years ending December 31, 2019 through December 31, 2023. The information is being provided in this joint proxy statement/prospectus since it was provided by the senior management of BONJ to Sandler O’Neill for use in Sandler O’Neill’s net present value analysis in connection with its fairness opinion.

	As of or for the Year Ended,
	December 31,	December 31,	December 31,	December 31,	December 31,
	2019	2020	2021	2022	2023
Net Income ($000s)	$5,827	$6,531	$8,099	$10,640	$12,777
Earnings Per Share	$0.80	$0.90	$1.11	$1.46	$1.75
Dividends Per Share	$0.00	$0.00	$0.00	$0.00	$0.00
Tangible Book Value per Share	$13.01	$13.91	$15.02	$16.48	$18.23

General

The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither ConnectOne nor BONJ nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of ConnectOne or BONJ compared to the information contained in the prospective financial information. Neither ConnectOne, BONJ, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The prospective financial information summarized in this section is not being included in this joint proxy statement/prospectus in order to induce any holder of ConnectOne common stock to vote in favor of the ConnectOne merger proposal or any of the other proposals to be voted on at the ConnectOne special meeting or to induce any holder of BONJ common stock to vote in favor of the BONJ merger proposal or any of the other proposals to be voted on at the BONJ special meeting.

INTERESTS OF CONNECTONE’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the ConnectOne board of directors with respect to its approval of the merger agreement, ConnectOne shareholders should be aware that ConnectOne’s directors and executive officers have interests in the merger that are different from, or in addition to, those of ConnectOne shareholders generally. The ConnectOne board of directors was aware of these interests in approving the merger agreement and making its recommendation that ConnectOne shareholders vote “FOR” the proposals set forth in this joint proxy statement/prospectus. Please see “—ConnectOne’s Reasons for the Merger; Recommendation of ConnectOne’s Board of Directors.”

These interests are summarized below.

Continuing Service as Directors on the ConnectOne Board of Directors

It is currently expected that each of the directors currently serving on the ConnectOne board of directors will continue their role as directors with ConnectOne following the effective time of the merger.

Pursuant to the merger agreement, ConnectOne has agreed to cause the number of directors that will comprise the boards of directors of each of ConnectOne and ConnectOne Bank effective as of the effective time of the merger to be increased by one and appoint one then-current director of BONJ designated by BONJ who is acceptable to the board of the directors of ConnectOne to fill the vacancies resulting from such increases. The identity of such additional director has not yet been identified.

Continuing Employment with the ConnectOne Surviving Corporation

It is currently expected that the executive officers of ConnectOne will continue their employment with ConnectOne following the effective time of the merger on substantially similar terms and conditions as in existence immediately prior to the effective time of the merger.

None of ConnectOne’s directors or executive officers is a party to, or participates in any, ConnectOne plan, program, or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to the completion of the merger.

Directors’ and Officers’ Insurance

ConnectOne will continue to provide indemnification and insurance coverage to the directors and executive officers of ConnectOne.

INTERESTS OF BONJ’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendations of BONJ’s board of directors with respect to the merger, you should be aware that BONJ’s directors and executive officers may have agreements or arrangements that provide them with interests in the merger, including financial interests that may be different from, or in addition to, the interests of the other shareholders of BONJ. BONJ’s board of directors was aware of these interests during its deliberations of the merits of the merger and in determining to recommend to BONJ’s shareholders that they vote for the BONJ merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. See the sections entitled “The Merger—Background of the Merger” and “The Merger—BONJ’s Reasons for the Merger; Recommendation of BONJ’s Board of Directors” of this joint proxy statement/prospectus, respectively.

These interests may include, among others, the treatment and acceleration of outstanding BONJ equity awards pursuant to the merger agreement (including BONJ stock options and BONJ restricted stock awards), certain payments and benefits payable under an employment agreement entered into with BONJ’s chief executive officer (who is also a BONJ director), certain severance benefits provided for in agreements or policies with BONJ or as otherwise provided under the merger agreement, potential continued employment for certain executive officers of BONJ, for one BONJ director, service on the boards of directors of ConnectOne and ConnectOne Bank, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger, which are described in more detail below (see the sections below entitled, “—Merger-Related Compensation for BONJ’s Named Executive Officers,” “—Indemnification; Directors’ and Officers’ Insurance” and the “—Board of Directors of ConnectOne and ConnectOne Bank Following the Merger”).

Treatment of Equity Awards

●	Options. At the effective time of the merger, each option granted by BONJ to purchase shares of BONJ common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, shall without any further action on the part of the holder thereof, be canceled and converted into the right to receive, as soon as reasonably practicable following the effective time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of BONJ common stock subject to such stock option, multiplied by (y) the excess, if any, of $16.25 over the per share exercise price under such stock option, less any taxes required to be deducted or withheld. If the exercise price of a BONJ stock option is equal to or greater than $16.25, such stock option shall be canceled without any payment being made in respect thereof.

●	Restricted Stock Awards. At the effective time, each award in respect of a share of BONJ common stock subject to vesting, repurchase or other lapse restriction that is outstanding immediately prior to the effective time (which we refer to as a “BONJ restricted stock award”) will fully vest and be converted into the right to receive, without interest, the merger consideration payable under the merger agreement based on the holder’s election in accordance with and subject to the merger agreement.

Other than Nancy E. Graves, no other member of BONJ’s board of directors holds any outstanding BONJ stock options or BONJ restricted stock awards; however, Ms. Graves’ BONJ equity awards are all expected to vest in the normal course prior to the effectiveness of the merger.

Based on the assumptions described below in the section entitled “Golden Parachute Compensation”, the estimated aggregate amount that would be realized by Michael Trepicchio (executive vice president and chief lending officer) and Lori Young (executive vice president and chief administrative officer) in respect of their unvested BONJ options and BONJ restricted stock awards is as follows: options – $0; restricted stock awards – $32,907.

BONJ Severance Policy

BONJ sponsors a severance policy that would provide severance or separation benefits to certain eligible employees upon termination of employment, including Mr. Trepicchio and Ms. Young. Mr. Trepicchio and Ms. Young will be eligible for benefits under the severance policy in the event either of them is terminated without cause within three months after a change in control, equal to 12 months of base salary, paid in equal installments over a 12 month period, and subsidized COBRA coverage equal to the company-paid portion for active employees for 12 months. These payments are subject to reduction in the event they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and may be subject to the excise tax imposed by Section 4999 of the Code. The estimated aggregate cash severance (including subsidized COBRA coverage) payable to Mr. Trepicchio and Ms. Young in the event of a qualifying termination is $396,992.

The severance benefits and the BONJ stock options and BONJ restricted stock award holdings of Nancy E. Graves and the other named executive officers of BONJ are described in detail in the narrative and tables below (see the section below entitled “—Merger-Related Compensation for BONJ’s Named Executive Officers”).

MERGER-RELATED COMPENSATION FOR BONJ’S NAMED EXECUTIVE OFFICERS

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for BONJ’s named executive officers that is based on, or otherwise relates to, the merger. The merger-related compensation payable to these individuals are subject to a non-binding advisory vote of BONJ’s shareholders, as described above in “BONJ Proposals—Proposal No. 2: BONJ Compensation Proposal.”

Employment Agreement with Nancy E. Graves

In connection with the merger, BONJ’s chief executive officer, Nancy E. Graves, is entitled to receive certain severance and related benefits under her amended and restated employment agreement, dated March 23, 2017. If Ms. Graves’ employment is terminated without cause or if she resigns for good reason, in each case within one year after a change in control, then she shall receive a single lump sum amount equal to 299% of the sum of (A) her current rate of annual base salary in effect immediately preceding such termination and (B) the average of her last two years’ annual bonus(es). In addition, BONJ will pay for one year Ms. Graves’ monthly COBRA premiums in an amount equal to what BONJ was paying immediately prior to termination. These payments are subject to reduction in the event they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and may be subject to the excise tax imposed by Section 4999 of the Code. Ms. Graves’ employment agreement also includes non-compete, non-solicitation and confidentiality provisions. See the section entitled “Golden Parachute Compensation” for the estimated amount of severance benefits that Ms. Graves would receive under the employment agreement upon a qualifying termination on or following the effective time of the merger.

BONJ Severance Policy

BONJ sponsors a severance policy that would provide severance or separation benefits to certain eligible employees upon termination of employment. Matthew Levinson (executive vice president and chief financial officer) and Guglielmina Turelli (executive vice president and chief risk officer) will be eligible for benefits under the severance policy in the event either of them is terminated without cause within three months after a change in control, equal to 12 months of base salary, paid in equal installments over a 12 month period, and subsidized COBRA coverage equal to the company-paid portion for active employees for 12 months. These payments are subject to reduction in the event they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and may be subject to the excise tax imposed by Section 4999 of the Code.

See the section entitled “Golden Parachute Compensation” for the estimated amount of severance benefits that Mr. Levinson and Ms. Turelli would receive under the severance policy upon a qualifying termination on or following the effective time of the merger.

Treatment of Equity Awards

●	Options. At the effective time of the merger, each option granted by BONJ to purchase shares of BONJ common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, shall without any further action on the part of the holder thereof, be canceled and converted into the right to receive, as soon as reasonably practicable following the effective time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of BONJ common stock subject to such stock option, multiplied by (y) the excess, if any, of $16.25 over the per share exercise price under such stock option, less any taxes required to be deducted or withheld. If the exercise price of a BONJ stock option is equal to or greater than $16.25, such stock option shall be canceled without any payment being made in respect thereof.

●	Restricted Stock Awards. At the effective time, each BONJ restricted stock award will fully vest and be converted into the right to receive, without interest, the merger consideration payable under the merger agreement based on the holder’s election in accordance with and subject to the merger agreement.

See the section entitled “Golden Parachute Compensation” for the estimated value of unvested BONJ equity awards held by BONJ’s named executive officers.

Golden Parachute Compensation

The following table sets forth the estimated potential severance benefits to BONJ’s named executive officers upon termination of employment in connection with a change in control using the following assumptions: (i) the merger closes on October 15, 2019 (the latest practicable date prior to the date of this joint proxy statement/prospectus); (ii) the price per share of BONJ common stock is $15.67, the average closing price per share over the first five business days following the announcement of the merger agreement; (iii) the employment of each of the named executive officers will be terminated without cause or by the executive officer for good reason immediately following the closing of the merger; and (iv) that the named executive officer has properly executed a general waiver and release. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. Some of the assumptions are based on information not currently available, and as a result, the actual amounts to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

			Perquisites/	Tax
	Cash	Equity	Benefits	Reimbursement	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)
Nancy E. Graves	$2,018,250	$176,762	$5,496	—	$2,200,508
Matthew Levinson	$238,703	$16,454	$5,496	—	$260,653
Guglielmina (Mina) Turelli	$218,360	$16,454	$5,496	—	$240,310
____________________

(1)	Cash. The employment agreement between BONJ and Nancy E. Graves provides for a lump-sum cash payment equal to 299% of the sum of (A) her current rate of annual base salary in effect immediately preceding such termination and (B) the average of her last two years’ annual bonus(es), in the event that her employment was terminated without “cause” or she resigned for some specified event of “good reason” during the one year following the effective time of the merger (a so-called “double trigger” arrangement).

Matthew Levinson and Guglielmina Turelli do not have individual employment agreements with BONJ, and would be entitled only to benefits under the BONJ severance policy in the event of termination without “cause” during the three month period following the effective time of the merger (a so-called “double trigger” arrangement). The severance policy would provide cash payments in installments over a 12-month period equal to 12 months of each of Matthew Levinson’s and Guglielmina Turelli’s respective base salaries.

(2)	Equity. As described above, all unvested equity-based awards held by BONJ’s named executive officers that are not already vested at the effective time of the merger will become vested at such time (i.e., “single-trigger” vesting). Stock options will be cashed out at a price equal to the product of (x) the aggregate number of shares of BONJ common stock subject to such stock option, multiplied by (y) the excess, if any, of $16.25 over the per share exercise price under such stock option, less any taxes required to be deducted or withheld. None of the named executive officers currently hold unvested stock options. Restricted stock awards will be settled for the merger consideration. The value of restricted stock awards is based on a price per share of BONJ common stock of $15.67, the average closing price per share over the first five business days following the announcement of the merger agreement.

(3)	Perquisites/Benefits. The employment agreement between BONJ and Nancy E. Graves and the severance policy applicable to Matthew Levinson and Guglielmina Turelli provides that BONJ will pay for one year of subsidized COBRA coverage.

INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE

The merger agreement provides that after the effective time of the merger, ConnectOne and the surviving corporation will (i) indemnify and hold harmless all present and former directors, officers, and employees of BONJ and its subsidiaries against any costs or liabilities arising out of the fact that such person is or was a director, officer, or employee of BONJ or any of its subsidiaries and pertaining to acts or omissions in such person’s capacity as a director, officer, or employee existing or occurring at or prior to the effective time of the merger, to the fullest extent permitted by applicable law, and (ii) advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Subject to certain limitations, the merger agreement also requires the surviving corporation to maintain, for a period of six years after the completion of the merger, BONJ’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage, with respect to claims against present and former officers and directors of BONJ arising from matters that occurred prior to the effective time of the merger. ConnectOne will not, however, be required to spend annually in the aggregate an amount in excess of 300% of the annual premium currently paid by BONJ under its current policy. In lieu of the foregoing, BONJ may obtain at or prior to the effective time a six-year prepaid “tail” policy under BONJ’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence.

BOARD OF DIRECTORS OF CONNECTONE AND CONNECTONE BANK FOLLOWING THE MERGER

Pursuant to the merger agreement, ConnectOne has agreed to cause the number of directors that will comprise the boards of directors of each of ConnectOne and ConnectOne Bank effective as of the effective time of the merger to be increased by one and appoint one then-current director of BONJ designated by BONJ who is acceptable to the board of the directors of ConnectOne to fill the vacancies resulting from such increases. Such additional director has not yet been identified.

VOTING AGREEMENTS

Directors of BONJ who own shares of BONJ common stock have entered into voting agreements with ConnectOne, solely in his or her capacity as a BONJ shareholder. Under these voting agreements, these shareholders have each agreed, among other things and subject to the terms of the voting agreement, to vote their respective shares of BONJ common stock: (i) in favor of the approval of the merger agreement; (ii) against approval of any competing acquisition proposal; and (iii) against approval of any proposal made in opposition to, or in competition with, the merger.

As of the BONJ record date, these BONJ directors and their affiliates beneficially owned 1,895,298 shares of BONJ common stock or approximately 26.0% of BONJ’s common stock outstanding as of that date.

The voting agreements will terminate at the earliest to occur of: (i) termination of the merger agreement, (ii) effectiveness of the merger, (iii) the date, if any, on which ConnectOne releases such director from the voting agreement, and (iv) the date immediately the following the date on which BONJ’s shareholders approve the BONJ merger proposal.

PUBLIC TRADING MARKETS

ConnectOne common stock is listed for trading on NASDAQ under the symbol “CNOB,” and BONJ common stock is listed on the NYSE MKT LLC exchange under the symbol “BKJ.” Upon completion of the merger, BONJ common stock will no longer be quoted on the NYSE MKT LLC exchange. Following the merger, shares of ConnectOne common stock will continue to be traded on NASDAQ.

Under the merger agreement, ConnectOne will cause the shares of ConnectOne common stock to be issued in the merger, including with respect to BONJ restricted stock awards, to be approved for listing on NASDAQ, subject to notice of issuance, and the merger agreement provides that neither ConnectOne nor BONJ will be required to complete the merger if such shares are not authorized for listing on NASDAQ, subject to notice of issuance.

DISSENTERS’ RIGHTS IN THE MERGER

Under the NJBCA, a shareholder may not dissent from a merger (i) as to shares that are listed on a national securities exchange at the record date fixed to determine the shareholders entitled to vote upon the plan of merger or (ii) for which, pursuant to the plan of merger, such shareholder will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities.

Because BONJ common stock is listed on NYSE MKT LLC, a national securities exchange, and is expected to continue to be so listed on the record date, and because the merger consideration consists of cash and securities which, upon consummation of the merger, will be listed on a national securities exchange, holders of BONJ common stock will not be entitled to dissenters’ rights in the merger with respect to their shares of BONJ common stock.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

To complete the merger, ConnectOne and BONJ need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank, antitrust, securities, insurance and other regulatory authorities. Completion of the merger is subject to the receipt of all approvals, waivers, and consents required to complete the transactions contemplated by the merger agreement from (i) the Federal Reserve Board, (ii) the FDIC, (iii) the NJDBI, and (iii) any other regulatory approvals required to consummate the merger, and the expiration of any applicable statutory waiting periods. Notwithstanding the foregoing, pursuant to the terms of the merger agreement, ConnectOne and BONJ shall not be required (or, in the case of BONJ, permitted) to take or omit to take any action that would (i) reasonably be expected to result in ConnectOne or its subsidiaries becoming subject to any cease-and-desist order or other order, formal enforcement action or directive issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any governmental authority, in each case resulting from or arising out of the conduct of BONJ’s business or that in any manner relates to BONJ, or (ii) result in the imposition of a condition or requirement that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger; however, at this time neither ConnectOne nor BONJ has any reason to believe that either of the foregoing is likely to occur. Subject to the terms and conditions of the merger agreement, ConnectOne and BONJ have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation to obtain, in the most expeditious manner practicable, all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement.

FDIC

To consummate the merger, ConnectOne will seek the approval of the FDIC under Section 18(c) of the Federal Deposit Insurance Act, as amended, which is commonly known as the Bank Merger Act. Under the Bank Merger Act, prior approval of the FDIC is required for the merger of Bank of New Jersey with and into ConnectOne Bank. In reviewing applications under the Bank Merger Act, the FDIC must consider a number of factors, including: (1) the effect of a proposed merger on competition; (2) financial and managerial resources and future prospects; (3) convenience and needs of the communities to be served; (4) the effectiveness of each insured depository institution involved in the proposed merger in combating money laundering; and (5) the risk to stability of the U.S. banking and financial system. Additionally, the FDIC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank, and the effect on the bank’s stockholders, depositors, other creditors and customers. Finally, the FDIC will evaluate the merger application under the Community Reinvestment Act and will consider the performance of the institutions in helping to meet the credit needs of the relevant communities, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices.

Merger transactions approved under the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice (“DOJ”) may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the proposed transaction, the DOJ could analyze the proposed transaction’s effect on competition differently than the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the FDIC regarding the proposed transaction’s effects on competition. A determination by the DOJ not to object to the proposed transaction may not prevent the filing of antitrust actions by private persons or state attorneys general.

Notice of this application must be published. The FDIC takes into account the views of third party commenters, particularly on the subject of the acquirer and target’s service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the notice is under review by the FDIC.

The initial filing of the application to the FDIC occurred on September 16, 2019.

Federal Reserve Board

ConnectOne will seek a waiver from the Federal Reserve Board from application requirements associated with the merger pursuant to 12 CFR 225.12(d)(2), which authorizes the Federal Reserve Board to waive application requirements associated with a bank holding company acquiring a new subsidiary bank if the transaction involves a bank merger and certain other conditions are met, including that the bank merger will be approved under the Bank Merger Act. If the Federal Reserve Board does not provide this waiver, ConnectOne will seek the requisite approval from the Federal Reserve Board to consummate the merger.

A waiver request was submitted to the Federal Reserve Board on September 19, 2019.

New Jersey Department of Banking and Insurance

To consummate the bank merger, ConnectOne will seek the approval of the Commissioner of the NJDBI pursuant to sections 17:9A-136 and 17:9A-412 of the New Jersey Banking Act of 1948. The Commissioner may not withhold his or her approval of the bank merger unless he or she finds that the bank merger agreement contains provisions which do not conform to the New Jersey Banking Act of 1948, or that the bank merger will not be in the public interest. In deciding whether to approve the bank merger, the Commissioner will consider whether the bank merger:

●	will be detrimental to the safety and soundness of the bank to be acquired;

●	will result in an undue concentration of resources or a substantial reduction of competition in New Jersey; or

●	will have a significantly adverse impact on the convenience and needs of the community or communities in New Jersey that are served by the bank to be acquired.

ConnectOne does not believe that the merger will result in any of the foregoing.

The initial filing of the application to the NJDBI occurred on September 16, 2019.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including certain state insurance departments.

Based on information available to us as of the date hereof, ConnectOne and BONJ believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither ConnectOne nor BONJ can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.

Neither ConnectOne nor BONJ is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

STRUCTURE OF THE MERGER

Each of ConnectOne’s and BONJ’s respective boards of directors has unanimously approved the merger agreement. The merger agreement provides for the merger of BONJ with and into ConnectOne, with ConnectOne continuing as the surviving corporation. Following the completion of the merger, Bank of New Jersey, a New Jersey state chartered bank and a wholly-owned subsidiary of BONJ, will merge with and into ConnectOne Bank, a New Jersey state chartered bank and a wholly-owned subsidiary of ConnectOne, with ConnectOne Bank continuing as the surviving entity.

MERGER CONSIDERATION

As a result of the merger, each BONJ shareholder will have the right, with respect to each share of BONJ common stock held, to elect to receive merger consideration consisting of cash or shares of ConnectOne common stock, subject to proration as described below. BONJ shareholders may elect cash for some of their shares and stock for the remainder of the shares they own. Shares of BONJ common stock held by BONJ or by ConnectOne or by any wholly-owned subsidiary of BONJ or ConnectOne immediately prior to the effective time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by ConnectOne, BONJ or any wholly-owned subsidiary of ConnectOne or BONJ in respect of a debt previously contracted (which we refer to collectively as the “excluded shares”)) shall automatically be canceled and cease to exist as of the effective time and no consideration shall be delivered or deliverable therefor.

The value of the cash consideration is fixed at $16.25. However, the implied value of the stock consideration will fluctuate as the market price of ConnectOne common stock will fluctuate before the completion of the merger. This price will not be known at the time of the BONJ special meeting or ConnectOne special meeting and may be more or less than the current price of ConnectOne common stock or the price of ConnectOne common stock at the time of the BONJ special meeting or ConnectOne special meeting or at the time an election is made by a BONJ shareholder, and the implied value of the stock consideration may be more or less than the value of the cash consideration at the completion of the merger.

Set forth below is a table showing the value of the cash consideration and the hypothetical implied value of the stock consideration based on a range of market prices for ConnectOne common stock. The table does not reflect the fact that cash will be paid instead of fractional shares.

ConnectOne
Common Stock	BONJ Common Stock
			Stock Election:
			Stock Consideration Per Share
Hypothetical	Cash Election: Cash		Shares of ConnectOne	Hypothetical
Closing Prices	Consideration Per Share	OR	Common Stock	Implied Value(*)
$16.00	$16.25		0.780	$12.48
16.50	16.25		0.780	12.87
17.00	16.25		0.780	13.26
17.50	16.25		0.780	13.65
18.00	16.25		0.780	14.04
18.50	16.25		0.780	14.43
19.00	16.25		0.780	14.82
19.50	16.25		0.780	15.21
20.00	16.25		0.780	15.60
20.50	16.25		0.780	15.99
20.83	16.25		0.780	16.25

ConnectOne
Common Stock	BONJ Common Stock
			Stock Election:
			Stock Consideration Per Share
Hypothetical	Cash Election: Cash		Shares of ConnectOne	Hypothetical
Closing Prices	Consideration Per Share	OR	Common Stock	Implied Value(*)
21.00	16.25		0.780	16.38
21.50	16.25		0.780	16.77
22.00	16.25		0.780	17.16
22.50	16.25		0.780	17.55
23.00	16.25		0.780	17.94
23.50	16.25		0.780	18.33
24.00	16.25		0.780	18.72
24.50	16.25		0.780	19.11
25.00	16.25		0.780	19.5
25.50	16.25		0.780	19.89
____________________

(*)	Hypothetical implied value based on hypothetical closing price on NASDAQ of ConnectOne common stock. The price information in bold reflects the closing stock price of ConnectOne common stock at which the hypothetical implied value of the stock consideration would be approximately equivalent to the cash consideration.

Cash Election; Stock Election; Non-Election Shares

The merger agreement provides that each BONJ shareholder who makes a valid cash election will have the right to receive, in exchange for each share of BONJ common stock held by such holder, an amount equal to $16.25. We refer to this cash amount as the “cash consideration.” The total number of shares of BONJ common stock (including shares subject to BONJ restricted stock awards) that will be converted into the cash consideration, plus the option equivalent shares (which is described below), is fixed at 20% of the total number of shares of BONJ common stock outstanding immediately prior to the completion of the merger (including shares subject to BONJ restricted stock awards and option equivalent shares but excluding excluded shares), which we refer to as the “cash conversion number,” and the remaining approximately 80% of shares of BONJ common stock will be converted into the stock consideration. As a result, even if a BONJ shareholder makes a cash election, that holder may nevertheless receive a mix of cash and stock.

Pursuant to the merger agreement, each “in the money” BONJ stock option will be canceled for a cash payment equal to the excess of $16.25 over the per share exercise price under such stock option, which payment we refer to as the “option cancellation payment.” An “option equivalent share” means the number of shares equal to (i) the aggregate amount of the option cancellation payments divided by (ii) $16.25. In determining the number of BONJ common shares entitled to cash consideration, option equivalent shares are treated as shares of BONJ common stock that will receive cash consideration.

The merger agreement also provides that each BONJ shareholder who makes a valid stock election will have the right to receive, in exchange for each share of BONJ common stock held, 0.780 shares of ConnectOne common stock. We refer to this stock amount as the “stock consideration.” Because the cash conversion number (which includes the option equivalent shares) is fixed at 20% of the total number of shares of BONJ common stock outstanding immediately prior to the completion of the merger (including shares subject to BONJ restricted stock awards and option equivalent shares but excluding excluded shares), even if a BONJ shareholder makes a stock election, that holder may nevertheless receive a mix of cash and stock.

If you are a BONJ shareholder and you do not make an election to receive cash or ConnectOne common stock in the merger, your elections are not received by the exchange agent by the election deadline or your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an “election” and your shares will be considered “non-election shares,” and you may be paid in only cash, only ConnectOne common stock or a mix of cash and shares of ConnectOne common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other BONJ shareholders using the proration adjustment described below.

If, after the date of the merger agreement and prior to the effective time, the outstanding shares of ConnectOne common stock or BONJ common stock change in number or type as a result of a reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, then the merger consideration will be adjusted to provide the holders of BONJ common stock the same economic effect as contemplated by the merger agreement.

Proration

As described above, the cash conversion number (which includes the option equivalent shares) is fixed at 20% of the total number of shares of BONJ common stock outstanding immediately prior to the completion of the merger (including shares subject to BONJ restricted stock awards and including option equivalent shares). As a result, if the aggregate number of shares of BONJ common stock (including shares subject to BONJ restricted stock awards) with respect to which cash elections have been made, plus the option equivalent shares, which we refer to as the “cash election number,” exceeds the cash conversion number, all BONJ shareholders who have elected to receive cash consideration will have such form of consideration proportionately reduced, and will instead receive a portion of their consideration in stock consideration, despite their election. Correspondingly, if the cash election number is less than the cash conversion number, BONJ shareholders who have elected to receive stock consideration may have such form of consideration proportionately reduced, and may receive a portion of their consideration in cash consideration, despite their election, depending on the number of non-election shares, as described below. The cash and stock elections are subject to adjustment to preserve the limitations described above on the stock and cash to be issued and paid in the merger. As a result, if a BONJ shareholder makes a cash election or stock election, that holder may nevertheless receive a mix of cash and stock.

Adjustment if the Cash Election is Oversubscribed

Stock consideration may be issued to BONJ shareholders who make cash elections if the cash election number is greater than the cash conversion number — in other words, if the cash election is oversubscribed. If the cash election is oversubscribed, then:

●	a BONJ shareholder making a stock election, no election, or an invalid election will receive the stock consideration for each share of BONJ common stock as to which such BONJ shareholder made a stock election, no election, or an invalid election; and

●	a BONJ shareholder making a cash election will receive:

●	The cash consideration for a number of shares of BONJ common stock equal to the product obtained by multiplying (1) the number of shares of BONJ common stock for which such shareholder has made a cash election by (2) a fraction, the numerator of which is the cash conversion number minus the number of option equivalent shares, and the denominator of which is the cash election number minus the number of option equivalent shares; and

●	The stock consideration for the remaining shares of BONJ common stock for which the BONJ shareholder made a cash election.

Example of Oversubscription of Cash Election

As an example, assuming that:

●	the cash conversion number was 5 million (inclusive of 10,000 option equivalent shares); and

●	the cash election number was 10 million (in other words, the option equivalent shares plus the number of shares of BONJ common stock converted into cash consideration is capped at 5 million, but the number of option equivalent shares plus the shares of BONJ common stock for which BONJ shareholders have made cash elections is 10 million), then a BONJ shareholder making a cash election with respect to 1,000 shares of BONJ common stock would receive the cash consideration with respect to approximately 500 shares of BONJ common stock (1,000 * (5,000,000-10,000)/(10,000,000-10,000)) and the stock consideration with respect to the remaining approximately 500 shares of BONJ common stock. Therefore, given the exchange ratio of 0.780, that BONJ shareholder would receive approximately 390 shares of ConnectOne common stock and approximately $8,125 in cash (as well as cash in lieu of any fractional shares).

Adjustment if the Cash Election is Undersubscribed

Cash consideration may be issued to BONJ shareholders who make stock elections if the cash election number is less than the cash conversion number — in other words, if the cash election is undersubscribed. The amount by which the cash election number is less than the cash conversion number is referred to as the “shortfall number.” If the cash election is undersubscribed, then all BONJ shareholders making a cash election will receive the cash consideration for all shares of BONJ common stock as to which they made a cash election. BONJ shareholders making a stock election, BONJ shareholders who make no election, and BONJ shareholders who failed to make a valid election will receive cash and/or ConnectOne common stock depending on whether the shortfall number is less than or greater than the number of non-election shares, as described below.

Scenario 1: Undersubscription of Cash Election and Shortfall Number is Less than or Equal to Number of Non-Election Shares

If the shortfall number is less than or equal to the number of non-election shares, then:

●	a BONJ shareholder making a cash election will receive the cash consideration for each share of BONJ common stock as to which such BONJ shareholder made a cash election;

●	a BONJ shareholder making a stock election will receive the stock consideration for each share of BONJ common stock as to which such BONJ shareholder made a stock election; and

●	a BONJ shareholder who made no election or who did not make a valid election with respect to any of such BONJ shareholder’s shares will receive:

●	the cash consideration with respect to that number of shares of BONJ common stock equal to the product obtained by multiplying (1) the number of non-election shares held by such holder by (2) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares; and

●	the stock consideration with respect to the remaining non-election shares held by such BONJ shareholder.

Example of Scenario 1

As an example, assuming that:

●	the cash conversion number is 5 million (inclusive of 10,000 option equivalent shares),

●	the cash election number is 2 million (in other words, the option equivalent shares plus the number of shares of BONJ common stock that must be converted into cash consideration is 5 million, but the number of option equivalent shares plus the shares of BONJ common stock for which BONJ shareholders have made a cash election is only 2 million, so the shortfall number is 3 million), and

●	the total number of non-election shares is 4 million,

then a BONJ shareholder that has not made an election with respect to 1,000 shares of BONJ common stock would receive the per share cash consideration with respect to 750 shares of BONJ common stock (1,000 * 3,000,000/4,000,000) and the per share stock consideration with respect to the remaining 250 shares of BONJ common stock. Therefore, given the exchange ratio of 0.780, that BONJ shareholder would receive 195 shares of ConnectOne common stock and approximately $4,063 in cash (as well as cash in lieu of any fractional shares).

Scenario 2: Undersubscription of Cash Election and Shortfall Number is Greater than Number of Non-Election Shares

If the shortfall number exceeds the number of non-election shares, then:

●	a BONJ shareholder making a cash election will receive the cash consideration for each share of BONJ common stock as to which such BONJ shareholder made a cash election;

●	a BONJ shareholder who made no election or who did not make a valid election will receive cash consideration for each of such BONJ shareholder’s non-election shares; and

●	a BONJ shareholder making a stock election will receive:

●	the cash consideration with respect to the number of shares of BONJ common stock equal to the product obtained by multiplying (1) the number of shares of BONJ common stock with respect to which the shareholder made a stock election by (2) a fraction, the numerator of which is equal to the amount by which the shortfall number exceeds the number of non-election shares and the denominator of which is equal to the total number of stock election shares; and

●	the stock consideration with respect to the remaining shares of BONJ common stock held by such BONJ shareholder as to which such BONJ shareholder made a stock election.

Example of Scenario 2

As an example, assuming that:

●	the cash conversion number is 5 million (inclusive of 10,000 option equivalent shares),

●	the cash election number is 2 million (in other words, the option equivalent shares plus the number of shares of BONJ common stock that must be converted into cash consideration is 5 million, but the number of option equivalent shares plus the shares of BONJ common stock for which BONJ shareholders have made a cash election is only 2 million, so the shortfall number is 3 million),

●	the number of non-election shares is 2 million (so the shortfall number exceeds the number of non-election shares by 1 million), and

●	the total number of stock election shares is 10 million,

then a BONJ shareholder that has made a stock election with respect to 1,000 shares of BONJ common stock would receive the cash consideration with respect to 100 shares of BONJ common stock (1,000 * 1,000,000/10,000,000) and the stock consideration with respect to the remaining 900 shares of BONJ common stock. Therefore, given the exchange ratio of 0.780, that BONJ shareholder would receive 702 shares of ConnectOne common stock and $1,625 in cash (as well as cash in lieu of any fractional shares).

ELECTION AS TO FORM OF CONSIDERATION

BONJ shareholders, including holders of BONJ restricted stock awards, will initially be mailed a form of election, including transmittal materials, at least twenty business days prior to the election deadline so as to permit each BONJ shareholder (or restricted stock award holder) to exercise such BONJ shareholder’s right to make an election prior to the election deadline. Each form of election will allow a BONJ shareholder to make cash or stock elections or a combination of both with respect to shares of BONJ common stock and BONJ restricted stock awards. Following the initial mailing of the form of election, ConnectOne will use all reasonable efforts to make available as promptly as possible a form of election to any holder who requests such form of election prior to the election deadline.

Unless otherwise agreed to in advance by ConnectOne and BONJ, the election deadline will be 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located), on the date that ConnectOne and BONJ agree is as near as practicable to two business days prior to the expected closing date of the merger. ConnectOne and BONJ will issue a press release announcing the date of the election deadline not more than fifteen business days before, and at least five business days prior to, the election deadline.

If a BONJ shareholder wishes to elect the type of merger consideration such BONJ shareholder will receive in the merger, such BONJ shareholder should carefully review and follow the instructions that will be set forth in the form of election. BONJ shareholders who hold their shares of BONJ common stock in “street name” or through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election with respect to such shares of BONJ common stock. Shares of BONJ common stock (and shares underlying BONJ restricted stock awards) as to which the holder has not made a valid election prior to the election deadline will be treated as though they had not made an election.

To make a valid election, each BONJ shareholder and holder of BONJ restricted stock awards must submit a properly completed form of election (including duly executed transmittal materials included in the form of election), together with, for shareholders only, stock certificates or an appropriate guarantee of delivery of such stock certificates as described below, so that it is received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election. A form of election will be properly completed only if accompanied by certificates (or book-entry transfer of uncertificated shares) representing all shares of BONJ common stock covered by the form of election or by an appropriate customary guarantee of delivery of such certificates, as set forth in such form of election, from a member of any registered national securities exchange, commercial bank or trust company in the United States.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election. Additionally, any BONJ shareholder and any holder of BONJ restricted stock awards may revoke an election by written notice received by the exchange agent prior to the election deadline or by withdrawal prior to the election deadline of such BONJ shareholder’s certificates or of the guarantee of delivery of such certificates that were previously deposited with the exchange agent. A BONJ shareholder will not be entitled to revoke or change such BONJ shareholder’s elections following the election deadline. As a result, if a BONJ shareholder has made elections, such BONJ shareholder will be unable to revoke such BONJ shareholder’s elections or sell shares of BONJ common stock during the interval between the election deadline and the date of completion of the merger. All elections will automatically be deemed revoked upon receipt by the exchange agent of written notification that ConnectOne and BONJ have terminated the merger agreement in accordance with its terms.

Shares of BONJ common stock as to which a BONJ holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made (none of ConnectOne, BONJ or the exchange agent being under any duty to notify any holder of such defect), the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis. ConnectOne in the exercise of its reasonable, good faith discretion, will have the right to make all determinations, not inconsistent with the terms of the merger agreement, governing (i) the validity of the forms of election and compliance by any holder with the election procedures set forth in the merger agreement, (ii) the method of issuance and delivery of new certificates representing the whole number of shares of ConnectOne common stock into which shares of BONJ common stock are converted in the merger and (iii) the method of payment of cash for shares of BONJ common stock converted into the right to receive the cash consideration and cash in lieu of fractional shares of ConnectOne common stock.

FRACTIONAL SHARES

ConnectOne will not issue any fractional shares of ConnectOne common stock in the merger. Instead, a BONJ shareholder who otherwise would have received a fraction of a share of ConnectOne common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (i) the average closing price of ConnectOne common stock as reported on NASDAQ over the twenty (20) consecutive trading day period ending on the business day immediately prior to the closing date, rounded to the nearest whole cent by (ii) the fraction of a share of ConnectOne common stock which such holder would otherwise be entitled to receive.

GOVERNING DOCUMENTS; DIRECTORS AND OFFICERS; HEADQUARTERS

At the effective time of the merger, the ConnectOne certificate of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation after completion of the merger until thereafter amended in accordance with applicable law.

It is currently expected that each of the directors currently serving on the ConnectOne board of directors will continue their role as directors with surviving corporation following the effective time of the merger. Pursuant to the merger agreement, ConnectOne has agreed to cause the number of directors that will comprise the boards of directors of each of ConnectOne and ConnectOne Bank effective as of the effective time of the merger to be increased by one and appoint one then-current director of BONJ designated by BONJ who is acceptable to the board of the directors of ConnectOne to fill the vacancies resulting from such increases. The identity of such additional director has not yet been identified.

It is currently expected that the executive officers of ConnectOne will continue as the executive officers of the surviving corporation following the effective time of the merger on substantially similar terms and conditions as in existence immediately prior to the effective time of the merger.

At the effective time of the merger, the location of the headquarters and principal executive offices of ConnectOne will remain the same as ConnectOne’s headquarters and principal executive offices prior the effective time of the merger.

TREATMENT OF BONJ EQUITY-BASED AWARDS

Options

At the effective time of the merger, each option granted by BONJ to purchase shares of BONJ common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, shall without any further action on the part of the holder thereof, be canceled and converted into the right to receive, as soon as reasonably practicable following the effective time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of BONJ common stock subject to such stock option, multiplied by (y) the excess, if any, of $16.25 over the per share exercise price under such stock option, less any taxes required to be deducted or withheld. If the exercise price of a BONJ stock option is equal to or greater than $16.25, such stock option shall be canceled without any payment being made in respect thereof.

BONJ Restricted Stock Awards

Immediately prior to the effective time (but contingent on closing of the merger), each BONJ restricted stock award subject to vesting, repurchase or other lapse restriction granted under a BONJ equity incentive plan that is unvested or contingent and outstanding immediately prior to the effective time shall fully vest and shall be canceled and converted automatically into the right to receive the merger consideration on the shares of BONJ common stock underlying such BONJ restricted stock award based on the holder’s election, and subject to proration.

CLOSING AND EFFECTIVE TIME OF THE MERGER

The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. Please see “—Conditions to Complete the Merger” beginning on page 109.

The merger will become effective as set forth in the certificate of merger to be filed with the New Jersey Department of the Treasury, Division of Revenue & Enterprise Services. The closing of the transactions contemplated by the merger will occur at 10:00 a.m., New York time on a date to be specified by ConnectOne and BONJ, which date shall be the later of January 1, 2020 or five business days after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement, unless such other time may be agreed to in writing by ConnectOne and BONJ. It currently is anticipated that the completion of the merger will occur in the first quarter of 2020 subject to the receipt of shareholder and regulatory approvals and other customary closing conditions, but neither ConnectOne nor BONJ can guarantee when or if the merger will be completed.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

The conversion of BONJ common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

ConnectOne will engage an exchange agent to handle the exchange of BONJ common stock for the merger consideration and the payment of cash for any fractional share interest. As promptly as practicable after the effective time (and in no event more than 10 calendar days after the effective time), the exchange agent will send to each BONJ shareholder that has not yet submitted such BONJ shareholder’s stock certificates or non-certificated book entry shares with a completed form of election, a letter of transmittal for use in the exchange with instructions explaining how to surrender BONJ common stock certificates to the exchange agent. BONJ shareholders that surrender their certificates and book entry shares to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration. BONJ shareholders that do not exchange their BONJ common stock will not be entitled to receive the merger consideration or any dividends or other distributions by ConnectOne until their certificates are surrendered. After surrender of the certificates representing BONJ shares, any unpaid dividends or distributions with respect to the ConnectOne common stock represented by the certificates will be paid without interest.

Shares of BONJ common stock held in book-entry form which are entitled to be exchanged for shares of ConnectOne common stock will automatically be exchanged for book-entry shares of ConnectOne common stock.

If any BONJ stock certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed in form and substance acceptable to ConnectOne and, if required by ConnectOne, the posting by such person of a bond, in such reasonable amount as ConnectOne may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent or ConnectOne, as applicable, shall pay in exchange for such lost, stolen or destroyed certificate the merger consideration and cash in lieu of fractional shares payable in respect of the shares of BONJ common stock represented by such certificate.

WITHHOLDING

ConnectOne and the exchange agent will be entitled to deduct and withhold from any merger consideration, option cancellation payments, cash in lieu of fractional shares, dividends, or distributions payable, or any other cash amounts payable under the merger agreement to any BONJ shareholder the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

DIVIDENDS AND DISTRIBUTIONS

No dividends or other distributions declared with respect to ConnectOne common stock will be paid to the holder of any unsurrendered certificates of BONJ common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of ConnectOne common stock that the shares of BONJ common stock represented by such certificate have been converted into the right to receive under the merger agreement.

REPRESENTATIONS AND WARRANTIES

The representations, warranties, and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications, or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between ConnectOne and BONJ rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants, or any description thereof as characterizations of the actual state of facts or condition of ConnectOne, BONJ, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by ConnectOne or BONJ. The representations and warranties and other provisions of the merger agreement should not be read alone but, instead, should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/ prospectus. Please see “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of ConnectOne and BONJ relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The merger agreement contains representations and warranties made by each of ConnectOne and BONJ relating to a number of matters, including the following:

●	corporate matters, including due organization and qualification and subsidiaries;

●	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

●	required governmental and other regulatory filings and consents and approvals in connection with the merger;

●	reports to regulatory authorities;

●	confirmation that deposit accounts are insured by the FDIC;

●	legal proceedings;

●	compliance with applicable laws;

●	broker’s fees payable in connection with the merger;

●	capitalization;

●	filings with the SEC;

●	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

●	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

●	compliance with the Bank Secrecy Act, anti-money laundering requirements and other applicable privacy and customer information requirements;

●	compliance with the Community Reinvestment Act and regulatory capital requirements;

●	tax matters;

●	the absence of certain changes or events;

●	loan matters;

●	related party transactions; and

●	cybersecurity matters.

BONJ makes additional representations and warranties to ConnectOne in the merger agreement relating to, among other things:

●	employee and employee benefit plan matters;

●	labor relations matters;

●	certain material contracts;

●	investment securities and commodities;

●	allowance for loan losses;

●	real property;

●	intellectual property;

●	insurance matters;

●	interest rate risk management instruments;

●	environmental matters;

●	sufficiency of assets;

●	unlawful payments;

●	fairness opinions of financial advisors;

●	data privacy matters;

●	dissenters’ rights.

Certain representations and warranties of ConnectOne and BONJ are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either BONJ, ConnectOne, or the combined company, means a material adverse effect on (i) the financial condition, results of operations, business, properties or assets of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement; provided, however, that, “material adverse effect” is not deemed to include events, changes, effects or developments resulting from or arising out of (A) changes after the date of the merger agreement in applicable law or in GAAP, tax laws, regulatory accounting requirements or principles (so long as such party is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (B) changes after the date of the merger agreement in laws, rules or regulations of general applicability to banking organizations (so long as the relevant party is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (C) changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets (so long as the relevant party is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (D) the impact of the public disclosure, pendency or performance of the merger agreement or the transactions contemplated thereby, including the impact of the transactions contemplated by the merger agreement on relationships with customers and employees, (E) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of the merger agreement (so long as the relevant party is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), and (F) actions taken or omitted to be taken with the prior written consent or at the direction of the other party or as required by the merger agreement, including reasonable expenses incurred in consummating the transactions contemplated by the merger agreement, or any action not taken as a result of the failure of the other party to consent to such action requiring such party’s consent under the merger agreement.

COVENANTS AND AGREEMENTS

Conduct of Businesses Prior to the Completion of the Merger

BONJ has agreed that, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) conduct its business and operations in the ordinary course in all material respects and in a manner consistent with prior practice and in accordance with applicable law and (b) use reasonable best efforts to preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Additionally, BONJ and ConnectOne have undertaken further covenants. Prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, BONJ may not, and BONJ shall cause its subsidiaries not to, without prior written consent of ConnectOne (such consent not to be unreasonably withheld, delayed or conditioned), undertake the following:

●	amend its charter documents;

●	adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;

●	sell, lease, or terminate the lease of, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, other than (i) as contemplated by the merger agreement, (ii) in the ordinary course of business and (iii) obsolete or written off assets;

●	(i) acquire direct or indirect control over any business or person, whether by stock purchase, merger, consolidation or otherwise; or (ii) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of BONJ;

●	subject to certain exceptions, incur any indebtedness (excluding bank deposits and overnight borrowing) for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any such indebtedness or any debt securities of another person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person;

●	commence or settle any legal proceedings other than the commencement or settlement of legal proceedings in the ordinary course of business and settlements which, in any event (i) is for an amount not to exceed accruals therefor reflected in BONJ’s balance sheet included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 and (ii) reasonably would not be expected to prohibit or restrict BONJ or its subsidiaries from operating its business in the ordinary course;

●	make any change to its accounting methods, principles or practices, except as required by GAAP, a governmental authority, or applicable law;

●	except as required under any employee benefit plan or applicable law, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable to its present or former officers, employees or directors, other than increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or employee benefit plan, other than any amendments (x) made to comply with applicable law or (y) in the ordinary course of business consistent with past practice that do not materially increase the cost to BONJ or its subsidiaries, in the aggregate, of maintaining such employee benefit plan, or (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual, except for the acceleration of vesting of any equity awards in accordance with the terms of the merger agreement;

●	(i) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of BONJ’s capital stock or other equity-based compensation or grant to any person any right to acquire any shares of its capital stock; (ii) issue or commit to issue any additional or new shares of capital stock of BONJ (or securities convertible into or exchange for capital stock of BONJ), other than the issuance of shares of common stock upon the exercise of any stock options or the vesting and settlement of any equity awards, in each case, that were outstanding on the date of the merger agreement and in accordance with the terms of the applicable stock plan or award agreement; (iii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of BONJ’s subsidiaries; or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

●	make or change any material tax election different from its prior course of practice, settle or compromise any material tax liability, fail to file any tax return when due (taking extensions into account), enter into any material closing agreement with respect to taxes, file any amended tax return or surrender any right to claim a material tax refund, offset or other reduction in tax liability;

●	fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;

●	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practice;

●	file any application to establish, or to relocate or terminate the operations of, any banking office;

●	materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

●	change in any material respect its credit policies and collateral eligibility requirements and standards;

●	except for loans or commitments for loans (or renewals or extensions thereof) that have previously been approved by BONJ prior to the date of the merger agreement, make or acquire or issue a commitment for (or renew or extend) (i) any commercial real estate loan in an original principal amount in excess of $1,000,000, (ii) any residential loan originated for retention in the loan portfolio or (iii) any commercial and industrial loan in an original principal amount in excess of $500,000; provided that for the purpose of this restriction, the consent of ConnectOne shall be deemed received unless ConnectOne objects in writing within twenty-four (24) hours after receipt of notice from BONJ; and provided, further, that, regardless of whether the consent of ConnectOne is required, BONJ shall provide ConnectOne written notice on Monday of each week reporting the making of, or issuing a commitment for, a loan in excess of $500,000 during the previous week;

●	extend additional funds to a loan classified as “criticized”, except for protective advances and extensions of additional credit of up to $100,000; provided that consent of ConnectOne shall be deemed received unless ConnectOne objects in writing by the close of business on the second business day (or, if later, forty-eight (48) hours) after receipt of notice from BONJ;

●	enter into, renew, amend or terminate any material contract, other than (i) renewing or terminating any material contract in the ordinary course of business or (ii) entering into a material contract which calls for aggregate annual payments of not more than $50,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty;

●	adopt a plan of complete or partial liquidation or dissolution;

●	purchase or otherwise acquire any material assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in the merger agreement;

●	take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

●	take any action that is intended to or would reasonably be likely to result in any of the closing conditions set forth in merger agreement not being satisfied or prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

●	take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of BONJ or its subsidiaries to obtain any necessary approvals of any governmental authority required for the transactions contemplated the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby;

●	agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by the limitations set forth above; or

●	hire any new employee other than in the ordinary course of business and to replace employees on comparable terms and conditions and consistent with past hiring practices.

ConnectOne has agreed that, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, it will maintain its rights and franchises in all material respects, and it shall not, nor shall it permit any of its subsidiaries to, without the prior written consent of BONJ (which consent shall not be unreasonably withheld, conditioned or delayed):

●	take any action that is intended to or would reasonably be likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement;

●	take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

●	amend, repeal or modify any provision of its charter documents in a manner that would adversely affect BONJ or any BONJ shareholder or the transactions contemplated by the merger agreement; or

●	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the restrictions listed above.

Regulatory Matters

Each of ConnectOne and BONJ have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the merger agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including (i) obtaining all regulatory approvals and making all registrations, filings and notices and taking all actions and inactions as may be necessary to obtain an approval from any governmental authority; (ii) obtaining all necessary consents, qualifications, approvals, waivers or exemptions from or providing notice to nongovernmental persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including assisting ConnectOne with preparing to integrate the parties after closing. However, in no event will ConnectOne be required, or will BONJ be required or permitted, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of or providing notice to any governmental authority that would (i) reasonably be expected to result in ConnectOne or its subsidiaries becoming subject to any cease-and-desist order or other order, formal enforcement action or directive issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any governmental authority, in each case resulting from or arising out of the conduct of BONJ’s business or that in any manner relates to BONJ, or (ii) reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger, measured on a scale relative to BONJ and its subsidiaries, taken as a whole, including any determination by any regulatory agency or government authority that the merger may not be consummated as contemplated by the merger agreement or in a substantially similar manner.

Employee Benefit Matters

ConnectOne has agreed to cause the surviving corporation to provide each BONJ continuing employee with (i) base wages or salaries, as applicable, that are substantially comparable to the base wages or salaries, as applicable, provided to each such continuing employee immediately prior to the closing date and (ii) employee benefit plans, programs, policies and arrangements (excluding equity plans) that are substantially comparable, in the aggregate, to the employee benefit plans of BONJ provided to each such continuing employee immediately prior to the closing date (but in no event greater than the employee benefit plans, programs, policies and arrangements provided to ConnectOne’s or ConnectOne’s subsidiaries’ similarly situated employees). To the extent a continuing employee remains employed by ConnectOne or its subsidiaries, ConnectOne has agreed that it shall not, for a period of 12 months following the closing date, reduce a continuing employee’s base wages or salary, as applicable.

Any employee of BONJ or its subsidiaries who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement or employee benefit plan that provides for any payment that may be triggered by the merger or the bank merger (other than under a stock plan) will receive the payment required to be paid pursuant to such agreement, arrangement or plan. All other employees of BONJ or its subsidiaries whom ConnectOne or its subsidiaries elect not to employ after the effective time as a result of the merger, who are employed and then terminated as a result of the merger within six (6) months subsequent to the effective time, or those employees who voluntarily resign employment due to an involuntary relocation of the employee’s principal place of employment to a location which is more than twenty-five (25) miles from the employee’s principal place of employment shall be entitled to severance benefits equal to two (2) weeks of annual base pay for each year of service with a minimum of two (2) weeks of annual base pay and a maximum of twenty-six (26) weeks of annual base pay. Effective as of the day immediately following the day which is six (6) months subsequent to the effective time of the merger, all continuing employees will be entitled to severance benefits equal to those provided by ConnectOne from time to time to its similarly situated employees.

With respect to any employee benefit plan of ConnectOne or ConnectOne’s affiliates in which any continuing employee becomes eligible to participate on or after the closing date (a “ConnectOne Plan”), ConnectOne shall use commercially reasonable efforts to ensure that each continuing employee receives full credit under each ConnectOne Plan in which such continuing employee becomes or may become a participant for service with the surviving corporation (or any predecessor to the surviving corporation) and its affiliates, solely to the extent such service was credited under BONJ’s employee benefit plans. As of the closing date, ConnectOne shall credit to continuing employees the amount of vacation time that such employees had accrued as of the closing date of the merger. With respect to each ConnectOne Plan that is a health plan in which continuing employees participate after closing, ConnectOne shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any BONJ employee benefit plan in which such continuing employee participated prior to the closing date; and (ii) cause each continuing employee to be given credit under such health plan with respect to the plan year in which the closing date of the merger occurs for amounts paid under any similar employee benefit plan by such continuing employee with respect to such year.

If requested by ConnectOne, BONJ shall terminate, or cause to be terminated, the Bank of New Jersey 401(k) Plan immediately prior to the closing date of the merger and simultaneously amend the Bank of New Jersey 401(k) Plan to the extent necessary to comply with all applicable laws. Said termination shall provide that all participants in the Bank of New Jersey 401(k) Plan shall be fully vested in their account balances thereunder.

Director and Officer Indemnification and Insurance

The merger agreement provides that following completion of the merger, ConnectOne and the surviving corporation will (i) indemnify and hold harmless each former director, officer or employee of BONJ or any of its subsidiaries in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any legal action based on or arising out of the fact that such person was an officer, director or employee of BONJ or any subsidiary or acts or omissions by such person in such capacity or taken at the request of BONJ or any of its subsidiaries, to the fullest extent permitted by Law and (ii) assume all obligations of BONJ and its subsidiaries to the former directors, officers and employees of BONJ in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger as provided in the organizational documents of BONJ and its subsidiaries. In addition, from and after the effective time of the merger, ConnectOne and the surviving corporation will advance any expenses (including legal expenses) to any officer, director or employee of BONJ entitled to indemnification as incurred to the fullest extent permitted by applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such person is not entitled to be indemnified.

The merger agreement requires the surviving corporation to use its reasonable best efforts to maintain in effect for six years after the effective time of the merger, the current directors’ and officers’ liability insurance policies maintained by BONJ (provided that the surviving corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the effective time of the merger; provided, however, that in no event shall the surviving corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by BONJ for such insurance and, in the event the cost of such coverage shall exceed that amount, the surviving corporation shall purchase as much coverage as possible for such amount. The foregoing requirements may be satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by BONJ from carriers with the same or better rating as the carrier of such insurances as of the date of the merger agreement.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the listing of the shares of ConnectOne common stock to be issued in the merger, access to information, cooperation with integration efforts, public announcements with respect to the transactions contemplated by the merger agreement, further assurances and efforts to consummate the transactions contemplated by the merger agreement, delivery of monthly financial statements and certain tax matters.

SHAREHOLDER MEETINGS AND RECOMMENDATION OF BONJ’S AND CONNECTONE’S BOARDS OF DIRECTORS

BONJ has agreed, pursuant to the merger agreement, to take all action necessary in accordance with applicable laws and BONJ’s organizational documents to duly give notice of, convene and hold a meeting of its shareholders, to be held as promptly as practicable after the Registration Statement on Form S-4, which this joint proxy statement/prospectus is a part, is declared effective under the Securities Act of 1933, as amended, for the purposes of obtaining the approval of BONJ’s shareholders to approve the merger agreement. The board of directors of BONJ has resolved to recommend to BONJ’s shareholders that they approve the merger agreement and BONJ is required under the merger agreement, acting through its board of directors, to (x) recommend that BONJ shareholders approve the merger agreement (the “BONJ Recommendation”), (y) include the BONJ Recommendation in this joint proxy statement/prospectus and (z) use reasonable best efforts to solicit from BONJ’s shareholders proxies in favor of the approval of the merger agreement, including by communicating to BONJ shareholders the recommendation of the board of directors of BONJ that they approve the merger agreement, in each case except to the extent BONJ’s board of directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of the merger agreement.

Neither BONJ’s board of directors nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to ConnectOne, or fail to make, the BONJ Recommendation or (ii) approve or recommend to BONJ’s shareholders, or publicly propose to approve or recommend to BONJ’s shareholders, any competing acquisition proposal (each, an “Adverse Recommendation Change”). However, notwithstanding the foregoing or any other provision of the merger agreement, the BONJ’s board of directors may submit the merger agreement to BONJ’s shareholders without recommendation, or may change its recommendation (although the resolutions approving the merger agreement may not be rescinded or amended and, in any event, the merger agreement, unless terminated in accordance with its terms, shall be submitted to BONJ’s shareholders), in which event the board of directors of BONJ may communicate the basis for its lack of a recommendation or change in its recommendation to BONJ’s shareholders, if and only if:

●	BONJ’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited, bona fide acquisition proposal (that did not result from a breach of its covenants related to alternative acquisition proposals) that constitutes, or is reasonably likely to result in, a superior proposal and that has not been withdrawn;

●	BONJ’s board of directors determines in good faith, after consultation with outside legal counsel, that recommending or continuing to recommend the merger agreement would be reasonably likely to result in a violation of its fiduciary duties to BONJ and its shareholders under applicable law;

●	BONJ’s board of directors provides written notice (a “Notice of Recommendation Change”) to ConnectOne of its receipt of the acquisition proposal and its intent to withdraw the BONJ Recommendation or make an Adverse Recommendation Change at the close of business on the fifth (5th) business day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the acquisition proposal (and include a copy thereof with all accompanying documentation) and identify the person or persons (and, if any entity, the ultimate parent company of such person or persons) making such acquisition proposal (provided that any amendment (and each successive amendment) to any financial or other material term of such acquisition proposal shall require a new Notice of Recommendation Change, except that the five business day period referenced in this requirement and the two requirements below shall be three (3) business days);

●	after providing such Notice of Recommendation Change, BONJ shall negotiate in good faith with ConnectOne (if requested by ConnectOne) and provide ConnectOne reasonable opportunity during the subsequent five (5)-business day (or three (3)-business day) period(s) to make such changes in the terms and conditions of the merger agreement as would enable BONJ’s board of directors to proceed without an Adverse Recommendation Change; provided, however, that ConnectOne shall not be required to propose any such changes; and

●	BONJ’s board of directors, following the final such five (5)- business day (or three (3)- business day) period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such acquisition proposal would continue to constitute a superior proposal if such proposed revisions were given effect and that failure to withdraw or otherwise not make the BONJ Recommendation would be reasonably likely to violate their fiduciary duties to BONJ and BONJ’s shareholders under applicable law.

ConnectOne shall take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of ConnectOne’s shareholders, to be held as promptly as practicable after the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, is declared effective under the Securities Act of 1933, as amended, for the purposes of obtaining the approval of ConnectOne’s shareholders to approve the merger agreement and any other matters required to be approved by ConnectOne’s shareholders in order to carry out the intentions of the merger agreement. The board of directors of ConnectOne has resolved to recommend to ConnectOne’s shareholders that they approve the merger agreement and ConnectOne is required under the merger agreement, acting through its board of directors, to (x) recommend that ConnectOne’s shareholders approve the merger agreement (the “ConnectOne Recommendation”), (y) include the ConnectOne Recommendation in this joint proxy statement/prospectus and (z) use reasonable best efforts to solicit from ConnectOne’s shareholders proxies in favor of the approval of the merger agreement, including by communicating to ConnectOne’s shareholders the recommendation of the board of directors of ConnectOne that they approve the merger agreement.

AGREEMENT NOT TO SOLICIT OTHER OFFERS

BONJ has agreed that, until closing of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries and their representatives not to, directly or indirectly, (i) take any action to solicit, initiate, encourage or knowingly facilitate any inquiries that constitute or would reasonably be expected to lead to the making of any acquisition proposal, (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than ConnectOne or ConnectOne’s representatives) any non-public information or data with respect to BONJ or any of its subsidiaries in connection with an acquisition proposal, (iii) approve, endorse or recommend any acquisition proposal (other than the merger), or (iv) enter into any agreement in principle, term sheet, arrangement, understanding, contract or definitive or preliminary agreement (other than, in certain cases, a confidentiality agreement) relating to an acquisition proposal.

For purposes of the merger agreement (and this joint proxy statement/prospectus), an “acquisition proposal” means any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of BONJ and its subsidiaries or 25% or more of any class of equity or voting securities of BONJ or of any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of BONJ, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of BONJ or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of BONJ, or (iii) a merger, consolidation, share exchange or other business combination, reorganization involving BONJ or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of BONJ; provided, however, that the term “acquisition proposal” shall not include any of the transactions contemplated by the merger agreement or the bank merger.

Notwithstanding the above or anything to the contrary contained in the merger agreement but subject to compliance with its shareholder meeting requirements (as described above), BONJ may take any of the actions described in the above paragraph (other than soliciting, initiating, encouraging or knowingly facilitating any inquiries that constitute or would reasonably be expected to lead to the making of any acquisition proposal) if, but only if,

●	BONJ has received a bona fide unsolicited written acquisition proposal, prior to the BONJ shareholders meeting held to approve the BONJ merger proposal, that did not result from a breach of the non-solicitation provisions described above;

●	BONJ’s board of directors determines (in accordance with the merger agreement) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal;

●	BONJ has provided ConnectOne with any notice required in connection with receipt of an acquisition proposal and any intent to withdraw the BONJ Recommendation or make an Adverse Recommendation Change;

●	prior to taking such action, BONJ receives from such person a confidentiality agreement with terms no less favorable to BONJ than those contained in the confidentiality agreement between BONJ and ConnectOne (or, if such confidentiality agreement includes provisions that are less favorable in the aggregate to BONJ than those contained in the confidentiality agreement with ConnectOne, BONJ offers to amend the confidentiality agreement with ConnectOne to include such similar provisions); and

●	BONJ determines in good faith, after consultation with its outside legal counsel that the failure of BONJ to take such action would reasonably be expected to violate its fiduciary duties under applicable law.

BONJ has also agreed to promptly (and in any event within twenty-four (24) hours) notify ConnectOne in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, BONJ or any BONJ representatives, in each case in connection with any acquisition proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any such proposals, offers or information requests (including a copy thereof if in writing and any related documentation or correspondence).

CONDITIONS TO COMPLETE THE MERGER

ConnectOne’s and BONJ’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

●	the absence of any applicable law or order preventing the completion of the merger or making the completion of the merger illegal;

●	receipt of all regulatory approvals containing no unduly burdensome conditions and expiration of all statutory waiting periods;

●	the registration statement on Form S-4 having been declared effective by the SEC and continuing to be effective, and all necessary approvals under securities laws relating to the issuance of the shares of ConnectOne common stock pursuant to the merger having been received;

●	authorization for listing on NASDAQ of the shares of ConnectOne common stock to be issued in the merger;

●	subject to certain exceptions, the accuracy of the representations and warranties of each of ConnectOne and BONJ;

●	performance in all material respects by each of ConnectOne and BONJ of its obligations under the merger agreement;

●	the approval of the ConnectOne merger proposal by the requisite vote of ConnectOne shareholders;

●	the approval of the BONJ merger proposal by the requisite vote of BONJ shareholders;

●	receipt by each of ConnectOne and BONJ of the certificates, instruments, agreements, documents, assets and other items as provided in the merger agreement;

●	no new enforcement actions having been initiated against ConnectOne or BONJ by any regulatory agency which, individually or in the aggregate, would reasonably be expected to materially affect ConnectOne’s or BONJ’s ability to conduct its business as currently being conducted;

●	receipt by each of ConnectOne and BONJ of an opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

●	since June 30, 2019, there having occurred no change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on ConnectOne or BONJ.

Neither ConnectOne nor BONJ can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither ConnectOne nor BONJ has reason to believe that any of these conditions will not be satisfied.

TERMINATION OF THE MERGER AGREEMENT

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

●	by mutual written consent of ConnectOne and BONJ;

●	by either ConnectOne or BONJ, if the merger is not consummated by August 15, 2020, provided, that any party whose failure to fulfill any obligation under the merger agreement shall have been the cause of, or shall have resulted in, the failure of the closing to occur on or prior to such date shall not be able to terminate the merger agreement because of such delay;

●	by either ConnectOne or BONJ in the event of (i) a material breach by the other party of any representation or warranty contained in the merger agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any closing condition, or (ii) a material breach by the other party of any of its covenants or obligations contained in the merger agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any closing condition; provided that the right to terminate the merger agreement due to such breaches shall not be available to any party who is then in material breach of any covenant or agreement set forth in the merger agreement;

●	by either ConnectOne or BONJ if (i) final action has been taken by a regulatory agency whose approval is required in connection with the merger agreement and the transactions contemplated thereby, which final action (x) has become final and nonappealable and (y) does not approve the merger agreement or the transactions contemplated thereby, or (ii) any governmental authority shall have enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of enjoining, prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement; unless failure to obtain approval of the regulatory agency or the action taken by the governmental authority shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

●	by ConnectOne if, prior to receipt of approval by BONJ shareholders of the merger agreement, (i) the board of directors of BONJ (or any committee thereof) shall have failed to make the BONJ Recommendation or shall have made an Adverse Recommendation Change or shall have otherwise submitted the merger agreement to BONJ’s shareholders without recommendation, or changes or otherwise does not make the BONJ Recommendation, or (ii) BONJ shall have materially breached any of its obligations regarding the holding of a shareholders’ meeting or its covenants surrounding competing acquisition proposals;

●	by BONJ, prior to receipt of approval by its shareholders of the merger agreement, and provided that BONJ has complied in all material respects with its obligations relating to the holding of a shareholders’ meeting or its covenants surrounding competing acquisition proposals, in order to enter into an agreement relating to a superior acquisition proposal; or

●	by either ConnectOne or BONJ if the ConnectOne merger proposal or the BONJ merger proposal shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of ConnectOne or BONJ shareholders, as applicable, as may be adjourned or postponed in accordance with the merger agreement.

EFFECT OF TERMINATION

If the merger agreement is terminated, it will become void and have no force or effect, there shall be no liability on the part of any party thereto to the other party and all rights and obligations of each party shall cease and the parties shall be released from any and all obligations thereunder, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to payment of the termination fee, reimbursement of certain BONJ expenses and the confidential treatment of information, (ii) in the event that such termination is effected as a result of a breach of a representation, warranty, covenant or obligation, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection with the merger agreement or in the enforcement of its rights under the merger agreement and (iii) both ConnectOne and BONJ will remain liable for damages resulting from fraud or willful and material breach of any provision of the merger agreement.

TERMINATION FEE

BONJ will pay ConnectOne, via wire transfer of immediately available funds within five business days following the date of termination, a termination fee of $4,500,00 (the “termination fee”) if the merger agreement is terminated (i) by ConnectOne if, prior to receipt of approval by BONJ shareholders of the merger agreement, (x) the board of directors of BONJ (or any committee thereof) shall have failed to make the BONJ Recommendation or shall have made an Adverse Recommendation Change or shall have otherwise submitted the merger agreement to BONJ’s shareholders without recommendation, or changes or otherwise does not make the BONJ Recommendation, or (y) BONJ shall have materially breached any of its obligations regarding the holding of a shareholders’ meeting or its covenants surrounding competing acquisition proposals or (ii) by BONJ, prior to receipt of approval by its shareholders of the merger agreement, in order to enter into an agreement relating to a superior acquisition proposal.

In addition, in the event that (i) a competing acquisition proposal with respect to BONJ shall have been communicated to or otherwise made known to the senior management or board of directors of BONJ, or any person or group of persons shall have publicly announced an intention to make a competing acquisition proposal with respect to BONJ after the date of the merger agreement, (ii) thereafter the merger agreement is terminated (x) by ConnectOne or BONJ due to failure of the merger to close by August 15, 2020 or (y) by ConnectOne due to a material breach by BONJ of its representations, warranties, covenants or obligations set forth in the merger agreement and (iii) prior to the date that is twelve (12) months after the date of such termination, BONJ consummates a transaction with respect to another acquisition proposal (whether or not the same acquisition proposal as that referred to above) or enters into any definitive agreement relating an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then BONJ shall on the earlier of the date such transaction is consummated or such definitive agreement is entered into, pay to ConnectOne the termination fee by wire transfer of immediately available funds; provided that for purposes of the foregoing provision, the references to twenty five percent (25%) in the definition of “acquisition proposal” shall be deemed to be references to fifty percent (50%).

In the event of termination of the merger agreement due to the ConnectOne merger proposal not having been approved by reason of the failure to obtain the required vote at a duly held meeting of ConnectOne shareholders, as may be adjourned or postponed in accordance with the merger agreement, ConnectOne shall, within five business days following the date of such termination, pay to BONJ an amount equal to BONJ’s reasonable costs and legal expenses incurred in connection with the negotiation and preparation of the merger agreement and the transactions contemplated thereby, which amount shall in no instance be greater than $750,000.

EXPENSES AND FEES

Subject to the potential expense reimbursement described in “— Termination Fee,” above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.

NASDAQ STOCK LISTING

ConnectOne common stock is currently listed on NASDAQ under the symbol “CNOB.” The shares to be issued to BONJ shareholders as merger consideration also will be eligible for trading on NASDAQ.

AMENDMENTS; WAIVERS

The merger agreement may not be amended except by a written instrument executed by all parties. Any waiver, permit, consent or approval of any kind or character by any party of any covenant, condition, breach or default under the merger agreement, must be in writing signed by the party to be bound by such waiver, permit, consent or approval and shall be effective only to the extent specifically set forth in such writing.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805-10-05-01 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method, as defined by ASC 805. The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary describes certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below). The summary is based on the Code, U.S. Treasury Department regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, administrative rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BONJ’s common stock that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those U.S. holders that hold their BONJ common stock as a capital asset within the meaning of Section 1221 of the Code, which generally means as property held for investment. This summary is for general information only, and it does not address all the U.S. federal income tax consequences that may be relevant to particular holders of BONJ common stock in light of their investments or individual tax circumstances or to holders of BONJ common stock that are subject to special rules, such as:

●	banks and other financial institutions;

●	investors in S corporations or other pass-through entities;

●	persons who are subject to alternative minimum tax;

●	insurance companies;

●	tax-exempt organizations;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities;

●	persons that hold BONJ common stock as part of a straddle, hedge, constructive sale or conversion transaction;

●	regulated investment companies;

●	real estate investment trusts;

●	persons whose “functional currency” for tax purposes (as defined in Section 985 of the Code) is not the U.S. dollar;

●	persons who are not citizens or residents of the United States;

●	holders who acquired their shares of BONJ common stock through the exercise of an employee stock option or otherwise as compensation for services;

●	non-U.S. holders; and

●	governments or agencies or instrumentalities thereof.

If a partnership (or other entity or arrangement that is taxed as a partnership for U.S. federal income tax purposes) holds BONJ common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger applicable to them.

BONJ SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL INCOME (INCLUDING THE ALTERNATIVE MINIMUM TAX), U.S. FEDERAL ESTATE, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

TAX CONSEQUENCES OF THE MERGER

As a condition to the completion of the merger, Squire Patton Boggs (US) LLP must have delivered an opinion to ConnectOne and Holland & Knight LLP must have delivered an opinion to BONJ, each dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinion will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the transaction in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 (of which this joint proxy statement/prospectus is a part) and certain other documents. In rendering the tax opinion, counsel will rely on representations of BONJ and ConnectOne, to be updated as of the effective time of the merger (and will assume that any such representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any such assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion, any of which may be changed at any time with retroactive effect.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or on any court. Neither BONJ nor ConnectOne intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinion.

Based on representations contained in representation letters of officers of BONJ and ConnectOne, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Squire Patton Boggs (US), LLP and Holland & Knight LLP, that the merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, in which event each of BONJ and ConnectOne will be a party to such reorganization. Among the requirements for the merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code, the Code requires are that at least 40% of the value of the overall consideration paid to BONJ shareholders consist of equity of ConnectOne and that holders of no more than 60% of the currently outstanding interests in BONJ receive cash in lieu of ConnectOne shares. Based upon the foregoing, and subject to the limitations and qualifications described herein, the material U.S. federal income tax consequences of the merger will generally be as follows:

●	no gain or loss will be recognized by BONJ or ConnectOne as a result of the merger;

●	gain (but not loss) will be recognized by a U.S. holder that receives shares of ConnectOne common stock and cash in exchange for shares of BONJ common stock pursuant to the merger, and the amount of taxable gain will equal the lesser of (i) the amount by which the sum of the fair market value of the ConnectOne common stock and cash received (other than cash received in lieu of a fractional share of ConnectOne common stock) by the U.S. holder exceeds such U.S. holder’s tax basis in its BONJ common stock and (ii) the amount of cash received by such U.S. holder;

●	subject to the discussion under “— Potential Recharacterization of Gain as a Dividend” below, gain or loss will generally be recognized by a U.S. holders that receives solely cash in exchange for shares of BONJ common stock pursuant to the merger, in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in shares of BONJ common stock surrendered, and such gain or loss generally will be long-term capital gain or loss for any shares of BONJ common stock for which the holder’s holding period is more than one year as of the effective date of the merger;

●	the aggregate tax basis of the ConnectOne common stock received by a U.S. holder in the merger (including fractional shares of ConnectOne common stock deemed received as described below) will be the same as the aggregate tax basis of the BONJ common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of ConnectOne common stock), and increased by the amount of gain recognized on the exchange (other than with respect to cash received in lieu of a fractional share in ConnectOne common stock) (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “— Potential Recharacterization of Gain as a Dividend”); and

●	the holding period of ConnectOne common stock received in exchange for shares of BONJ common stock (including fractional shares of ConnectOne common stock deemed received as described below) will include the holding period of the BONJ common stock for which it is exchanged.

If a U.S. holder acquired different blocks of BONJ common stock at different times or at different prices, any gain or loss will generally be determined separately with respect to each block of BONJ common stock, and the cash and shares of ConnectOne common stock received will be allocated pro rata to each such block of stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will be able to reduce its recognized capital gains by recognized capital losses in determining its income tax liability. Each U.S. holder should consult its own tax advisor with regard to identifying the basis or holding periods of the particular shares of ConnectOne common stock received in the merger.

TAXATION OF GAIN

Except as described under “— Potential Recharacterization of Gain as a Dividend” below, gain that a U.S. holder recognizes in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holder has held (or is treated as having held) its BONJ common stock for more than one year as of the date of the merger.

For a non-corporate U.S. holder, the maximum U.S. federal income tax rate on long-term capital gains generally is 20%.

POTENTIAL RECHARACTERIZATION OF GAIN AS DIVIDEND

All or part of the gain that a particular U.S. holder recognizes could be treated as having the effect of the distribution of dividend to such U.S. holder under the tests set forth in Section 302 of the Code. These tests are complex and dependent upon the specific factual circumstances particular to each U.S. holder and, in particular, the U.S. holder’s level of direct or indirect ownership of ConnectOne common stock. As such, it is not possible to provide an opinion as to the potential impact of these tests. If the results of these tests were to treat the receipt of cash as having the effect of the distribution of dividend, then all or a portion of the recognized gain would be treated as ordinary dividend income, rather than capital gain. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

CASH RECEIVED INSTEAD OF A FRACTIONAL SHARE OF CONNECTONE COMMON STOCK

A U.S. holder that receives cash in lieu of a fractional share of ConnectOne common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by ConnectOne. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in the U.S. holder’s fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

MEDICARE TAX ON UNEARNED INCOME

A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified gross income for the taxable year over a certain threshold ($125,000, $200,000 or $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as dividend).

BACKUP WITHHOLDING AND INFORMATION REPORTING

U.S. holders, other than certain exempt holders (including a corporation and certain other persons who, when required, demonstrate their exempt status), that receive cash proceeds from the sale of BONJ common stock pursuant to the merger through a broker (as defined under the Code, including a custodian, nominee, or other dealer acting on behalf of a holder), will be subject to information reporting to the IRS. Additionally, backup withholding generally will apply to any such payments if the U.S. holder fails to provide an accurate taxpayer identification number and certify that the taxpayer’s identification number is correct, is notified by the IRS that it is subject to backup withholding, or does not certify that it is not subject to backup withholding. If applicable, backup withholding will be imposed at a rate of 24%.

Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder that receives ConnectOne common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and that is a “significant holder” receiving ConnectOne common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the BONJ common stock surrendered and the fair market value of the ConnectOne common stock and cash received in the merger. A “significant holder” is a U.S. holder that, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of BONJ or securities of BONJ with a tax basis of $1 million or more.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

BONJ SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL INCOME (INCLUDING THE ALTERNATIVE MINIMUM TAX), U.S. FEDERAL ESTATE, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS. THE SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, TAX ADVICE TO ANY PARTICULAR BONJ SHAREHOLDER.

DESCRIPTION OF CONNECTONE CAPITAL STOCK

As a result of the merger, BONJ shareholders who receive shares of ConnectOne common stock in the merger will become shareholders of ConnectOne. Your rights as a shareholder of ConnectOne will be governed by the NJBCA, the ConnectOne certificate of incorporation, and the ConnectOne bylaws. The following briefly summarizes the material terms of ConnectOne common stock that will be issued in connection with the merger. We urge you to read the applicable provisions of the NJBCA, the ConnectOne certificate of incorporation, and the ConnectOne bylaws. Copies of ConnectOne’s and BONJ’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

AUTHORIZED CAPITAL STOCK

ConnectOne’s authorized capital stock consists of 50,000,000 common shares, without par value (“common shares” or “common stock”) and 5,000,000 preferred shares, with or without par value as determined by ConnectOne’s board of directors (“preferred shares” or “preferred stock”). As of the ConnectOne record date, 35,374,845 of ConnectOne’s common shares were outstanding, 1,566,684 of ConnectOne’s common shares were held by ConnectOne in treasury, and none of ConnectOne’s preferred shares were issued or outstanding.

COMMON STOCK

The following description contains certain general terms of ConnectOne’s common stock.

Dividend Rights

The holders of ConnectOne’s common stock are entitled to dividends when, as, and if declared by the ConnectOne board of directors out of funds legally available for the payment of dividends. Generally, New Jersey law prohibits corporations from paying dividends or any other distributions to shareholders, if after giving effect to the distribution, either the corporation would be unable to pay its debts as they become due in the usual course of its business or the corporation’s total assets would be less than its total liabilities.

The primary source of dividends paid to the ConnectOne’s shareholders is dividends paid to ConnectOne by ConnectOne Bank. Thus, as a practical matter, any restrictions on the ability of ConnectOne Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by ConnectOne. Under the New Jersey Banking Act of 1948, as amended, dividends may be paid by ConnectOne Bank only if, after the payment of each such dividend, the capital stock of ConnectOne Bank will be unimpaired and either ConnectOne Bank will have a surplus of not less than 50% of its capital stock or the payment of such dividend will not reduce ConnectOne Bank’s surplus. The payment of dividends is also dependent upon the Bank’s ability to maintain adequate capital ratios pursuant to applicable regulatory requirements. In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The dividend rights of holders of ConnectOne’s common stock are qualified and subject to the dividend rights of holders of ConnectOne’s preferred stock that may be issued in the future as described below in the section titled “Preferred Stock”.

Voting Rights

Each holder of ConnectOne’s common stock is entitled to one vote for each share held on all matters voted upon by the shareholders, including the election of directors. There is no cumulative voting in the election of directors.

Preemptive Rights

Holders of shares of ConnectOne’s common stock are not entitled to preemptive rights with respect to any shares of the common stock that may be issued.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of ConnectOne, subject to the rights and preferences, if any, of the holders of preferred stock, holders of ConnectOne’s common stock are entitled to share, ratably in proportion to the number of shares of common stock held by them, in the remaining assets of ConnectOne available for distribution to its shareholders.

Assessment and Redemption

All outstanding shares of ConnectOne’s common stock are fully paid and non-assessable. ConnectOne’s common stock is not redeemable at the option of the issuer or the holders thereof.

Transfer Agent

Broadridge Financial Solutions, Inc. is presently the transfer agent for ConnectOne’s common stock.

Listing

ConnectOne’s common stock is listed on the NASDAQ Global Select Market under the symbol “CNOB”.

PREFERRED STOCK

ConnectOne has 5,000,000 authorized shares of preferred stock typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. ConnectOne’s certificate of incorporation authorizes ConnectOne’s Board of Directors to issue new shares of ConnectOne’s preferred stock without further shareholder action.

ConnectOne’s certificate of incorporation gives the board of directors of ConnectOne authority to issue preferred stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors of ConnectOne and stated and expressed in a resolution or resolutions thereof providing for the issuance of such preferred stock.

With respect to any class or series of preferred stock, ConnectOne’s certificate of incorporation allows the board of directors of ConnectOne at any time to determine:

●	the dividend rate on shares of such class or series and any restrictions, limitations or conditions upon the payment of such dividends, and whether dividends are cumulative, and the dates on which dividends, if declared, would be payable;

●	whether the shares of such class or series would be redeemable and, if so, the terms of redemption;

●	the rights of holders of shares of such class or series in the event of the liquidation, dissolution or winding up of ConnectOne, whether voluntary or involuntary, or any other distribution of its assets;

●	whether the shares of such class or series would be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms and conditions thereof;

●	whether the shares of such class or series would be convertible into shares of any other class or series of the same or any other class, and if so, the terms of such conversion; and

●	the extent of voting powers, if any, of the shares of such class or series.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of ConnectOne’s common stock do not have preemptive rights with respect to any newly issued stock. ConnectOne’s board could adversely affect the voting power of holders of ConnectOne’s common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of ConnectOne that the board does not believe to be in the best interests of its shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill.

ANTI-TAKEOVER PROVISIONS

Provisions of New Jersey and federal law and the terms of the certificate of incorporation of ConnectOne contain provisions which could make a takeover or purchase of ConnectOne more difficult, even if a significant percentage of ConnectOne’s shareholders believe any such transaction is in their best interests. The following is a summary of these provisions:

Certificate of Incorporation

Provisions of ConnectOne’s certificate of incorporation may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of ConnectOne without negotiation with ConnectOne’s board of directors. The effect of these provisions is discussed briefly below.

The shares of ConnectOne’s common stock authorized by its certificate of incorporation but not issued provide ConnectOne’s board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a shareholder vote. ConnectOne’s board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting conversion, liquidation and other rights for ConnectOne’s preferred stock being issued, in an effort to deter attempts to gain control of ConnectOne.

ConnectOne’s certificate of incorporation provides that no merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the corporation shall be valid unless approved by a vote of two-thirds of ConnectOne’s outstanding shares of common stock.

New Jersey Shareholders Protection Act

A provision of New Jersey law, the New Jersey Shareholders’ Protection Act (the “Shareholders’ Protection Act”), prohibits certain transactions involving an “interested stockholder” and a resident domestic corporation. When used in reference to any such corporation, an “interested stockholder” is generally defined as one who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of that corporation or who is an affiliate or associate of that corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of that corporation.

The Shareholders’ Protection Act generally prohibits any business combination between an interested stockholder and a resident domestic corporation for a period of five years following that interested stockholder’s stock acquisition date unless: (a) that business combination is approved by the corporation’s board of directors prior to that interested stockholder’s stock acquisition date or (b) the transaction(s) which caused the person to become an interested stockholder was approved by the corporation’s board of directors prior to that interested stockholder’s stock acquisition date and any subsequent business combinations with that interested stockholder are approved by the corporation’s board of directors, provided that any such subsequent business combination is approved by (1) the board of directors, or a committee thereof, consisting solely of persons who are not employees, officers, directors, stockholders, affiliates or associates of that interested stockholder, and (2) the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose. After the five-year period expires, the prohibition on business combinations with an interested stockholder continues unless certain conditions are met. Subject to further limitations, these conditions include: (a) a business combination approved by the corporation’s board of directors prior to that interested stockholder’s stock acquisition date; (b) a business combination approved by a vote of two-thirds of the voting stock not owned by the interested stockholder; (c) a business combination whereby its shareholders receive consideration in accordance with the Shareholders’ Protection Act; and (d) a business combination approved by the corporation’s board of directors, or a committee thereof, consisting solely of persons who are not employees, officers, directors, stockholders, affiliates or associates of that interested stockholder prior to the consummation of the business combination and by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose if the transaction(s) with the interested stockholder which caused the person to become an interested stockholder was approved by the corporation’s board of directors prior to the consummation of such transaction(s).

Shareholders’ Nominations and Proposals

The procedures governing the submission of nominations for directors and other proposals by shareholders for consideration at a meeting may also have a deterrent effect on shareholder actions designed to result in a change of control of ConnectOne. ConnectOne’s bylaws require advance notice to ConnectOne’s corporate secretary regarding shareholder proposals and the nomination, other than by or at the direction of the ConnectOne board of directors or one of its committees, of candidates for election as directors. Such advance notice must be received by the corporate secretary not less than 50 days nor more than 75 days prior to the meeting, irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs.

Each such notice to the corporate secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee if the proposal is a nomination to the board of directors; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as then in effect; (vi) the consent of each nominee to serve as a director of the corporation if so elected and (vii) the name, address, principal occupation and ownership of the corporation of any other party having an interest in the proposal. ConnectOne may require any proposed nominee to furnish such other information as may reasonably be required by ConnectOne to determine the eligibility of such proposed nominee to serve as a director of ConnectOne.

Failure of any shareholder to provide the notice or information required by the foregoing provisions in a timely and proper manner shall authorize ConnectOne’s board of directors to reject any such proposal or nomination.

Restrictions on Ownership

The Bank Holding Company Act requires any bank holding company (as defined therein) to obtain the approval of the Federal Reserve Board prior to acquiring more than five percent (5%) of ConnectOne’s outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire ten percent (10%) or more of ConnectOne’s outstanding common stock under the Change in Bank Control Act. Any holder of twenty-five percent (25%) or more of ConnectOne’s outstanding common stock, other than an individual, is subject to regulation as a bank holding company, under the Bank Holding Company Act.

COMPARISON OF RIGHTS OF CONNECTONE SHAREHOLDERS AND BONJ SHAREHOLDERS

BONJ shareholders who receive ConnectOne common shares as consideration in the merger will become shareholders of ConnectOne at the effective time of the merger. ConnectOne is an New Jersey corporation and BONJ is a New Jersey corporation. Although the rights of the holders of ConnectOne common shares and those of holders of BONJ shares are similar in many respects, there are some differences.

Set forth below is a summary of the material differences between the rights of ConnectOne shareholders and the rights of BONJ shareholders. This description is not intended to be a complete statement of the differences affecting the rights of BONJ shareholders, but rather describes the more significant differences affecting the rights of BONJ shareholders and certain important similarities. Copies of ConnectOne’s and BONJ’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information.”

ConnectOne	BONJ

Authorized Capital Stock

ConnectOne is authorized to issue 50,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value.

As of the ConnectOne record date, ConnectOne had 35,374,845 shares of common stock outstanding and no shares of preferred stock outstanding. ConnectOne common stock is listed on NASDAQ under the symbol “CNOB.”

ConnectOne’s board of directors is authorized to issue preferred stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors.

BONJ is authorized to issue 20,000,000 shares of common stock, no par value per share. As of the BONJ record date, BONJ had 7,294,689 shares of common stock outstanding. BONJ common stock is listed on the NYSE MKT LLC exchange under the symbol “BKJ.”

Voting Rights

Under New Jersey law and ConnectOne’s certificate of incorporation, each share of ConnectOne’s common stock will be entitled to one vote per share.	Under New Jersey law, each share of BONJ’s common stock will be entitled to one vote per share.

Cumulative voting is not permitted.	Cumulative voting is not permitted.

Under New Jersey corporate law, the affirmative vote of a majority of the votes cast is required to approve any merger, consolidation or disposition of substantially all of a corporation’s assets unless a greater voting requirement is provided for under the corporation’s certificate of incorporation. ConnectOne’s certificate of incorporation provides that any merger, consolidation, liquidation or dissolution of the corporation must be approved by a vote of two-thirds of ConnectOne’s outstanding shares of common stock.	Under New Jersey corporate law, the affirmative vote of a majority of the votes cast is required to approve any merger, consolidation or disposition of substantially all of a corporation’s assets unless a greater voting requirement is provided for under the corporation’s certificate of incorporation; BONJ’s certificate of incorporation does not provide for a greater voting requirement.

ConnectOne	BONJ

Pursuant to ConnectOne’s bylaws, when a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by BONJ’s bylaws.

Pursuant to BONJ’s bylaws, when a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by BONJ’s bylaws.

Dividends

Subject to any rights of holders of ConnectOne preferred stock, the holders of ConnectOne common stock are entitled to receive dividends, if and when declared payable from time to time by ConnectOne’s board of directors, from any funds legally available therefor.

The primary source of dividends paid to ConnectOne’s shareholders is dividends paid to ConnectOne by ConnectOne Bank. Under the New Jersey Banking Act of 1948, as amended, a bank may declare and pay cash dividends only if, after payment of the dividend, the capital stock of the bank will be unimpaired and either the bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the bank’s surplus. The FDIC prohibits payment of cash dividends if, as a result, the institution would be undercapitalized or the bank is in default with respect to any assessment due to the FDIC.

Under applicable New Jersey law, ConnectOne is not permitted to pay dividends on its capital stock if, following the payment of the dividend, (1) ConnectOne would be unable to pay its debts as they become due in the usual course of business or (2) ConnectOne’s total assets would be less than its total liabilities. Further, the Federal Reserve Board expects ConnectOne, as a bank holding company, to serve as a source of strength to its subsidiary banks, which may require ConnectOne to retain capital for further investments in its subsidiary banks, rather than for dividends for its shareholders.

The holders of BONJ common stock are entitled to receive dividends, if and when declared payable from time to time by BONJ’s board of directors, from any funds legally available therefor.

Since it has no significant independent sources of income, the ability of BONJ to pay dividends is dependent on its ability to receive dividends from the Bank of New Jersey. Under the New Jersey Banking Act of 1948, as amended, a bank may declare and pay cash dividends only if, after payment of the dividend, the capital stock of the bank will be unimpaired and either the bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the bank’s surplus. The FDIC prohibits payment of cash dividends if, as a result, the institution would be undercapitalized or the bank is in default with respect to any assessment due to the FDIC.

Under applicable New Jersey law, BONJ is not permitted to pay dividends on its capital stock if, following the payment of the dividend, (1) BONJ would be unable to pay its debts as they become due in the usual course of business or (2) BONJ’s total assets would be less than its total liabilities. Further, the Federal Reserve Board expects BONJ, as a bank holding company, to serve as a source of strength to its subsidiary banks, which may require BONJ to retain capital for further investments in its subsidiary banks, rather than for dividends for its shareholders.

ConnectOne	BONJ

Number of Directors; Classification

ConnectOne’s board of directors currently consists of eleven members. ConnectOne’s bylaws provide that the number of directors shall not be less than one nor more than twenty-five. The number of directors may be increased (subject to the foregoing limit) by resolution of the board of directors or by a vote of ConnectOne’s shareholders. The number of directors may be decreased to any number permitted by the foregoing at any time either by the shareholders or by the directors by vote of a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors. ConnectOne’s board of directors consists of a single class of directors.

BONJ’s certificate of incorporation and bylaws provide that the number of directors constituting the entire board of directors will be between five and twenty-five, with the exact number to be determined from time to time by the board of directors. The number of directors constituting BONJ’s entire board is currently fixed at twelve. The directors will be divided into three classes, as nearly equal in number as possible, in respect to the time for which they severally hold office. At each annual meeting of shareholders, only one class of directors is to be elected and each class of directors so elected will serve for a term of approximately three years

Election of Directors; Vacancies

If, as of the record date for a meeting of shareholders for which directors are to be elected, the number of nominees for election of directors equals the number of directors to be elected (an “Uncontested Election”), each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at such meeting of shareholders, provided a quorum is present. For the purpose of an Uncontested Election, a majority of votes cast means that the number of votes “for” a director’s election must exceed fifty percent (50%) of the votes cast with respect to that director’s election.

If, as of the record date for a meeting of shareholders for which directors are to be elected, the number of nominees for election of directors exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present shall be elected.

In order for any person to become a member of the board of directors, such person must agree to submit upon appointment or first election to the board of directors an irrevocable resignation, which resignation shall provide that it shall become effective, in the event of a shareholder vote in an Uncontested Election in which that person does not receive a majority of the votes cast with respect to that person’s election as a director, at the earlier of (i) the selection of a replacement director by the board of directors, or (ii) 90 days after certification of such shareholder vote.

ConnectOne’s certificate of incorporation provides that its shareholders shall not have the right to vote cumulatively in the election of directors.

A meeting of the shareholders for the election of directors of BONJ shall be held once each calendar year on such date and at such time as may be fixed by the board of directors of BONJ. If a quorum is present at any meeting, directors will be elected based on a plurality of the votes properly cast for election.

Director nominees shall be selected by the board of directors or a committee of the board of directors to which the board of directors has delegated the authority to make such selections. Director nominees may also be selected by shareholders, provided that nominations are made in accordance with, and accompanied by the information required by BONJ’s bylaws. Only persons qualified to serve and duly nominated for election to the board of directors, and other qualified persons with respect to whose nominations proxies have been solicited pursuant to a proxy statement, shall be eligible for election to the board of directors.

Vacancies in the board of directors and newly-created directorships may be filled exclusively by vote of a majority of the members of the board of directors then in office, and shall not be filled by a vote of the shareholders unless there are no members of the board of directors remaining. Any member of the board of directors so chosen shall be a member of the same class of the board of directors as the person whose vacancy he or she fills, and shall hold office until the annual meeting at which his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

ConnectOne	BONJ

The ConnectOne directors are elected at a meeting of shareholders, except that a majority of the directors in office at any time, though less than a quorum, may, by the vote of a majority of their number, fill any director’s office that is created by an increase in the number of directors or by a vacancy.

Removal of Directors

One or more or all of ConnectOne’s directors may be removed for cause or without cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors.

One or more or all the directors of BONJ may be removed for cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors.

Call of Special Meeting of Directors

ConnectOne’s bylaws provide that a meeting of the board of directors may be called by the chairman of the board, if any, the president, or by one-third or more in number of the directors, reasonable notice thereof being given to each director by the corporate secretary or by the chairman of the board, if any, the president or any one of the directors calling the meeting,

Special meetings of the board of directors may be held at any time and at any place when called by the chairman of the board, if any, the president, or by one-third or more in number of the directors, reasonable notice thereof being given to each director by the corporate secretary or by the chairman of the board, if any, the president or any one of the directors calling the meeting.

Director and Officer Liability and Indemnification

ConnectOne’s certificate of incorporation contains provisions that may limit the liability of any director or officer of ConnectOne to ConnectOne or its shareholders for damages for an alleged breach of any duty owed to ConnectOne or its shareholders. As required by New Jersey law, this limitation will not relieve an officer or director from liability based on any act or omission (i) in breach of such person’s duty of loyalty to ConnectOne or its shareholders; (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt by such officer or director of an improper personal benefit.

ConnectOne’s certificate of incorporation provides that every person who is or was a director or officer of ConnectOne or any of corporation which he served as such at the request of ConnectOne, shall be indemnified by ConnectOne to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director or officer of ConnectOne, or of such other corporation.

BONJ’s certificate of incorporation contains provisions that may limit the liability of any director or officer of BONJ to BONJ or its shareholders for damages for an alleged breach of any duty owed to BONJ or its shareholders. A director or officer of BONJ shall not be personally liable to BONJ or its shareholders for damages for breach of any duty owed to BONJ or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to BONJ or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the NJBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of BONJ shall be eliminated or limited to the fullest extent permitted by the NJBCA as so amended.

ConnectOne	BONJ

ConnectOne’s bylaws provide that ConnectOne shall, to the fullest extent permitted by applicable law, indemnify any person who was or is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of ConnectOne to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of ConnectOne is serving or has served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate is or was a director or officer of ConnectOne, or is serving or has served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys’ fees, incurred therein or in any appeal thereof.

BONJ’s bylaws provide that BONJ shall indemnify its officers, directors, employees, and agents and former officers, directors, employees and agents, and any other persons serving at the request of BONJ as an officer, director, employee or agent against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the NJBCA.

BONJ shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not BONJ would have the power to indemnify them against such liability. When a board of directors does not consist of a majority of disinterested directors, the board may nevertheless advance expenses to one or more directors or all of them provided each executes the undertaking to repay required by law.

Call of Special Meetings of Shareholders

A special meeting of the shareholders may be called at any time by the chairman of the board, if any, the chief executive officer, the president or the board of directors. A special meeting of the shareholders shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer, upon application of a majority of the directors.

In addition, upon the application of the holder or holders of not less than 10% of all the shares entitled to vote at a meeting, the Superior Court of the State of New Jersey, in an action in which the court may proceed in a summary manner, for good cause shown, may order a special meeting of the shareholders to be called and held at such time and place, upon such notice and for the transaction of such business as may be designated in such order.

A special meeting of the shareholders for any purpose or purposes shall be called only by the chairman of the board, the chief executive officer, or the board of directors. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to BONJ’s notice of meeting.

ConnectOne	BONJ

Advance Notice Regarding Shareholders Nomination of Candidates for Election to the Board of Directors

ConnectOne’s bylaws provide that director nominations or other proposals, other than those made by, or at the direction of, a majority of the board of directors or a committee thereof shall be made only if timely written notice has been given to the secretary of the corporation. To be timely, such notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 50 days nor more than 75 days prior to the meeting, irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs.

Each such notice to the secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee if the proposal is a nomination to the board of directors; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as then in effect; (vi) the consent of each nominee to serve as a director of the corporation if so elected and (vii) the name, address, principal occupation and ownership of the corporation of any other party having an interest in the proposal. ConnectOne may require any proposed nominee to furnish such other information as may reasonably be required by ConnectOne to determine the eligibility of such proposed nominee to serve as a director of the corporation.

Nominations of persons for election to the board of directors and the proposal of business to be considered by the shareholders at an annual meeting of shareholders may be made by any shareholder of BONJ who was a shareholder of record at the time of the notice for the annual meeting, who is entitled to vote at the annual meeting, and who complies with the notice procedures set forth in BONJ’s bylaws.

A shareholder’s notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a member of the board of directors: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of members of the board of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (2) a description of any arrangements or understandings among the shareholder and each such person and any other person with respect to such nomination, and (3) the consent of each such person to being named in the proxy statement as a nominee and to serving as a member of the board of directors if so elected; (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner; (2) the class and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner; and (3) a representation that such shareholder and beneficial owner intend to appear in person or by proxy at the meeting.

ConnectOne	BONJ

Shareholder Action by Written Consent

ConnectOne’s bylaws provide that, unless otherwise provided in the certificate of incorporation or by applicable law, any action required or permitted to be taken by shareholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of outstanding stock entitled to vote thereon.

BONJ’s bylaws are silent with respect to shareholder action by written consent.

Appointment and Removal of Officers

ConnectOne’s bylaws provide that all officers of ConnectOne shall be chosen by the board of directors and shall hold office until the first meeting of the board of directors following the next annual meeting of shareholders or until their successors are chosen and duly qualified. Any officer may be removed by the board of directors at any time with or without cause.

BONJ’s bylaws provide that all officers of BONJ shall be chosen by the board of directors, as the board of directors from time to time may in its discretion elect or appoint. Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the shareholders and until his or her respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his or her election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Any officer may resign at any time by delivering his or her resignation. The board of directors may remove the chief executive officer and the president. The board of directors or the chief executive officer or president may remove any other officer, at any time, either with or without cause.

If the office of the president or the treasurer or the secretary becomes vacant, the directors may elect a successor by vote of a majority of the directors then in office. If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor.

Required Vote For Certain Transactions

ConnectOne’s certificate of incorporation provides that no merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty six and 2/3 percent (66-2/3%) of the outstanding common shares.

BONJ’s bylaws provide that when a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office, and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by BONJ’s bylaws.

ConnectOne	BONJ

Amendment to Certificate of Incorporation and Bylaws

Pursuant to New Jersey corporate law, amendments to certificates of incorporation require the affirmative vote of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. The supermajority voting standard in ConnectOne’s certificate of incorporation requiring that no merger, consolidation, liquidation or dissolution of ConnectOne nor any action that would result in the sale or other disposition of all or substantially all of the assets of ConnectOne shall be valid unless first approved by the affirmative vote of the holders of at least sixty six and 2/3 percent (66-2/3%) of the outstanding common shares may not be amended without affirmative vote of the holders of at least sixty-six and 2/3 percent (66-2/3%) of the outstanding common shares.

ConnectOne’s bylaws may be adopted, amended or repealed by vote of a majority of the directors then in office or by the vote of the holders a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

Pursuant to New Jersey corporate law, amendments to certificates of incorporation require the affirmative vote of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

BONJ’s bylaws may be amended or repealed by vote of a majority of the directors then in office or by vote of a majority of the stock outstanding and entitled to vote. Any bylaw, adopted, amended or repealed by the shareholders may be amended or reinstated by the shareholders or the directors unless the resolution of the shareholders adopting such bylaw prescribes in the bylaw that the bylaw made by them shall not be altered or repealed by the directors.

LEGAL MATTERS

The validity of the ConnectOne common stock to be issued in connection with the merger will be opined on for ConnectOne by Squire Patton Boggs (US) LLP. Certain U.S. federal income tax consequences relating to the merger will also be opined on for ConnectOne by Squire Patton Boggs (US) LLP and for BONJ by Holland & Knight LLP.

EXPERTS

CONNECTONE

The consolidated financial statements of ConnectOne as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and the effectiveness of ConnectOne’s internal control over financial reporting as of December 31, 2018 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in ConnectOne’s Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

BONJ

The consolidated financial statements of BONJ as of December 31, 2018 and 2017 and for each of the years then ended and the effectiveness of BONJ’s internal control over financial reporting as of December 31, 2018 have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as set forth in their report appearing in BONJ’s Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

CONNECTONE

Under SEC rules, holders of ConnectOne common stock who wish to make a proposal (other than a director nomination) to be included in ConnectOne’s proxy statement and proxy for ConnectOne’s 2020 annual meeting of shareholders, ConnectOne’s next annual meeting of shareholders, must deliver the proposal to the executive offices of ConnectOne no later than December 24, 2019 (120 calendar days prior to the anniversary of this year’s proxy statement mailing date). Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Upon receipt of such a proposal, ConnectOne will determine whether or not to include the proposal in the proxy statement and proxy in accordance with applicable regulations.

If an eligible shareholder wishes to nominate a director or make other proposals at ConnectOne’s 2020 Annual Meeting of Shareholders written notice of such nomination or proposal must be timely received by ConnectOne’s secretary. As set forth in ConnectOne’s bylaws, to be timely, such notice shall be delivered to or mailed and received at the principal executive offices of ConnectOne not less than 50 days nor more than 75 days prior to the meeting, irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting is mailed or such public disclosure is made, whichever first occurs.

A shareholder’s notice to the secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee if the proposal is a nomination to the board of directors; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as then in effect; (vi) the consent of each nominee to serve as a director of the corporation if so elected and (vii) the name, address, principal occupation and ownership of ConnectOne of any other party having an interest in the proposal. ConnectOne may require any proposed nominee to furnish such other information as may reasonably be required by ConnectOne to determine the eligibility of such proposed nominee to serve as a director of ConnectOne.

All shareholder proposals should be sent to ConnectOne Bancorp, Inc., Attention: Corporate Secretary, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

BONJ

If the merger is completed in the expected timeframe, BONJ does not expect to hold a 2020 annual meeting of shareholders. However, if the merger is not completed in the expected timeframe, or at all, BONJ may hold a 2020 annual meeting of shareholders. Nominations of persons for election to the board of directors and the proposal of business to be considered by the BONJ shareholders at an annual meeting of BONJ shareholders may be made by any shareholder of BONJ who was a shareholder of record at the time of the notice for the annual meeting, who is entitled to vote at the annual meeting, and who complies with the notice procedures set forth in BONJ’s bylaws.

For director nominations or other proposals to be properly brought before the 2020 annual meeting by a BONJ shareholder, the BONJ shareholder must give written notice to the Secretary of BONJ at Bancorp of New Jersey, Inc., 1365 Palisade Avenue, Fort Lee, New Jersey 07024, by December 27, 2019, and any proposal other than a director nomination must be a proper matter for shareholder action, and not otherwise excludable under the rules and regulations of the SEC. In order for a BONJ shareholder proposal other than a director nomination to be included in BONJ’s proxy statement for the 2020 annual meeting of BONJ shareholders, in addition to meeting all of the requirements set forth in BONJ’s bylaws, and all requirements of applicable securities laws, BONJ must receive the proposal by December 15, 2019.

A BONJ shareholder’s notice shall set forth (i) as to each person whom the BONJ shareholder proposes to nominate for election or reelection as a member of the board of directors: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of members of the board of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (2) a description of any arrangements or understandings among the BONJ shareholder and each such person and any other person with respect to such nomination, and (3) the consent of each such person to being named in the proxy statement as a nominee and to serving as a member of the board of directors if so elected; (ii) as to any other business that the BONJ shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such BONJ shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the BONJ shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such BONJ shareholder, as they appear on the corporation’s books, and of such beneficial owner; (2) the class and number of shares of the corporation which are owned beneficially and of record by such BONJ shareholder and such beneficial owner; and (3) a representation that such BONJ shareholder and beneficial owner intend to appear in person or by proxy at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

ConnectOne has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of ConnectOne common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of ConnectOne, in addition to being a proxy statement for ConnectOne and BONJ shareholders. The registration statement, including this joint proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about ConnectOne and ConnectOne common stock.

ConnectOne and BONJ also file annual, quarterly and current reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an internet website that contains free reports, proxy statements, and other information about issuers, such as ConnectOne and BONJ, who file electronically with the SEC. The address of the site is http://www.sec.gov.

ConnectOne’s website address is www.ConnectOneBank.com. ConnectOne makes available, free of charge, on or through its website, its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after it electronically files such reports with, or furnishes them to, the SEC. The contents of ConnectOne’s website are not part of this joint proxy statement/prospectus, and the reference to ConnectOne’s website does not constitute incorporation by reference in this joint proxy statement/prospectus of the information contained in that website.

BONJ’s website address is www.bonj.net. BONJ makes available, free of charge, on or through its website, its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after it electronically files such reports with, or furnish them to, the SEC. The contents of BONJ’s website are not part of this joint proxy statement/prospectus, and the reference to BONJ’s website does not constitute incorporation by reference in this joint proxy statement/prospectus of the information contained at that website.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows ConnectOne and BONJ to incorporate by reference information in this joint proxy statement/prospectus. This means that ConnectOne and BONJ can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information.

This joint proxy statement/prospectus incorporates by reference the documents listed below that ConnectOne and BONJ previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about the companies and their financial condition.

ConnectOne SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2018

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2019 and June 30, 2019

Current Reports on Form 8-K	Filed on January 2, 2019, January 11, 2019, January 30, 2019, March 11, 2019, March 27, 2019, April 12, 2019, April 17, 2019, May 14, 2019, May 23, 2019, June 3, 2019 (amended June 4, 2019), June 26, 2019, July 11, 2019, July 30, 2019, August 16, 2019, September 4, 2019, September 25, 2019 and October 10, 2019 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed April 22, 2019

The description of ConnectOne’s common stock contained in ConnectOne’s registration statements filed under Section 12 of the Securities Exchange Act of 1934, as amended, and any amendment or report filed for the purpose of updating those descriptions

BONJ SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2018

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2019 and June 30, 2019

Current Reports on Form 8-K	Filed on May 29, 2019 (amended on July 1, 2019) and August 16, 2019 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed April 22, 2019

The description of BONJ’s common stock contained in BONJ’s registration statements filed under Section 12 of the Securities Exchange Act of 1934, as amended, and any amendment or report filed for the purpose of updating those descriptions

In addition, ConnectOne and BONJ also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this joint proxy statement/prospectus and, in the case of ConnectOne, the date of the ConnectOne special meeting, and, in the case of BONJ, the date of the BONJ special meeting, provided that ConnectOne and BONJ are not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, ConnectOne has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to ConnectOne, and BONJ has supplied all information contained or incorporated by reference relating to BONJ.

Documents incorporated by reference are available from ConnectOne and BONJ without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

ConnectOne Bancorp, Inc.	Bancorp of New Jersey, Inc.
301 Sylvan Avenue	1365 Palisade Avenue
Englewood Cliffs, New Jersey 07632	Fort Lee, New Jersey 07024
Telephone: (201) 816-8900	Telephone: (201) 720-3201
Attention: Corporate Secretary	Attention: Corporate Secretary

ConnectOne shareholders and BONJ shareholders requesting documents must do so by December 2, 2019 to receive them before their respective special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from ConnectOne or BONJ, ConnectOne and BONJ, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither ConnectOne nor BONJ has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A – AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of August 15, 2019

by and between

ConnectOne Bancorp, Inc.

and

Bancorp of New Jersey, Inc.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of August 15, 2019 (“Agreement”), is entered into by and between ConnectOne Bancorp, Inc., a New Jersey corporation (“Parent”), and Bancorp of New Jersey, Inc., a New Jersey corporation (the “Company”).

W I T N E S E T H:

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective entities and shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent, with Parent being the surviving entity (the “Merger”);

WHEREAS, the Board of Directors of the Company has (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Company’s shareholders (the “Company Shareholders”) approve and adopt this Agreement;

WHEREAS, the Board of Directors of Parent has (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Parent’s shareholders (the “Parent Shareholders”) approve and adopt this Agreement;

WHEREAS, Parent and the Company intend for federal income tax purposes that the Merger (as defined below) qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code (as defined below) and this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations (as defined below); and

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the directors of the Company has entered into Voting Agreements with Parent, effective as of the date hereof (each, a “Voting Agreement” and collectively, the “Voting Agreements”).

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used herein, the following terms shall have the following meanings:

(a) “401(k) Plan” shall mean the Bank of New Jersey 401(k) Plan.

(b) “Acquisition Proposal” shall mean any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange or other business combination, reorganization involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement or the Bank Merger.

(c) “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For the purpose of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise. In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.

(d) “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision-of any Applicable Law.

(e) “Applicable Law” or “Law” shall mean and include (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority or as to which a party, by the nature of its activities, is subject, (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party or as to which a party, by the nature of its activities or otherwise, is subject; (iii) any legally binding judicial or administrative interpretation of application of any Applicable Law described in (i) or (ii) above as to which a party is subject, in each case as in effect as of the applicable time.

(f) “Business Day” shall mean any day other than Saturday, Sunday, a day which is a legal holiday in New Jersey, or a day on which commercial banks in New Jersey are authorized or required by Applicable Law to close.

(g) “Charter Documents” shall mean with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.

(h) “COBRA” shall mean Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar state law.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Company’s Knowledge” or “knowledge of the Company” or words of similar effect shall mean the actual knowledge of any of the individuals listed on Schedule 1.1(j) of the Company Disclosure Schedule or the knowledge that any such individual would ordinarily have after reasonable investigation based on his or her respective position at the Company.

(k) “Company Stock Options” shall mean all options granted by the Company to purchase shares of Company Common Stock under a Company Stock Plan, whether vested or unvested, that are outstanding and unexercised immediately prior to the Effective Time.

(l) “Company Stock Plans” shall mean the Bank of New Jersey 2006 Stock Plan, the 2007 Non-Qualified Stock Option Plan for Directors, the Bancorp of New Jersey, Inc. 2011 Equity Incentive Plan and all other employee and director equity incentive plans or agreements of the Company as of the date of this Agreement.

(m) “Confidentiality Agreement” shall mean that certain letter agreement, dated June 4, 2019, by and between Parent and the Company.

(n) “Contract” shall mean any written agreement, contract, arrangement or understanding that is legally binding on the Company or any of its Subsidiaries.

(o) “Data Privacy Laws” shall mean all laws and regulations of any jurisdiction applicable to the Company or its Subsidiaries concerning or relating to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Data.

(p) “Employee Benefit Plan” shall mean any plan, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which the Company or any of its Affiliates has or may have any liability or whereby the Company and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or other individual, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements, or arrangements.

(q) “Environmental Law” shall mean all laws, rules, regulations, Orders and decrees of any Governmental Authority relating to (i) pollution, the protection or restoration of the environment (including the indoor environment, ambient air, soil, soil gas, surface water, groundwater or subsurface strata) or the protection of human health, including, without limitation, laws relating to the presence or exposure to, or the management, use, release, threatened release, discharge, leaking, spilling, migration, remediation or disposal of hazardous, toxic or radioactive substances, oils, pollutants, contaminants or other Hazardous Substances into the environment, (ii) the distribution, use, treatment, storage, transport, containment, disposal or arrangement for disposal or handling of such substances, oils, pollutants, contaminants or other Hazardous Substance and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any such substances, oils, pollutants, contaminants or other Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

(r) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(s) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(t) “FDIC” shall mean the Federal Deposit Insurance Corporation.

(u) “Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

(v) “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

(w) “Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.

(x) “Hazardous Substance” shall mean (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law.

(y) “IRS” shall mean the Internal Revenue Service.

(z) “Joint Proxy Statement/Prospectus” shall mean the prospectus in connection with the issuance of shares of Parent Common Stock to the Company Shareholders pursuant to the Merger, and the joint proxy statement of the Company and Parent relating to the Company Shareholders’ and Parent Shareholders’ approval of this Agreement and the Merger, including any amendments or supplements thereto.

(aa) “Lien” shall mean any easement, encroachment, equitable interest, right of way, deed of trust, mortgage, pledge, charge, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, security interest, restriction, claim, lien (statutory or otherwise) or other similar encumbrance.

(bb) “Material Adverse Change” or “Material Adverse Effect” shall mean with respect to the Company, on the one hand, or with respect to the Parent, on the other hand, any event, change, effect or development that has had a material adverse effect on (i) the financial condition, results of operations, business, properties or assets of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, or (ii) the ability of the Company, on the one hand, or Parent, on the other hand, to timely consummate the transactions contemplated by this Agreement; provided, however, that a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, effects or developments resulting from or arising out of (A) changes after the date of this Agreement in Applicable Law or in GAAP, Tax laws, regulatory accounting requirements or principles (so long as the Company and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, are not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to banking organizations (so long as the Company and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, are not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets (so long as the Company and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (D) the impact of the public disclosure, pendency or performance of this Agreement or the transactions contemplated hereby, including the impact of the transactions contemplated by this Agreement on relationships with customers and employees, (E) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement (so long as the Company and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), and (F) actions taken or omitted to be taken with the prior written consent or at the direction of the other party hereto or as required by this Agreement, including reasonable expenses incurred in consummating the transactions contemplated hereby, or any action not taken as a result of the failure of the other party hereto to consent to such action requiring such party’s consent hereunder.

(cc) “NASDAQ” shall mean the NASDAQ Global Select Market.

(dd) “Order” shall mean any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

(ee) “Parent Closing Date Share Price” shall mean the average closing price of Parent Common Stock as reported on NASDAQ over the twenty (20) consecutive trading day period ending on the Business Day immediately prior to the Closing Date, rounded to the nearest whole cent.

(ff) “Parent’s Knowledge” or “knowledge of the Parent” or words of similar effect shall mean the actual knowledge of any of the individuals listed on Schedule 1.1(ee) of the Parent Disclosure Schedule or the knowledge that any such individual would ordinarily have after reasonable investigation based on his or her respective position at Parent.

(gg) “Permit” shall mean any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.

(hh) “Permitted Lien” shall mean (i) Liens for current taxes and assessments not yet past due, (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and similar Liens arising in the ordinary course of business, and (iii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by the Company or its Subsidiaries of the property subject thereto.

(ii) “Person” shall mean any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

(jj) “Personal Data” means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular person, household device, or browser.

(kk) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena (other than third-party subpoenas) or summons issued, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(ll) “Registration Statement” shall mean the registration statement on Form S-4 to register the Parent Common Stock to be issued pursuant to Section 2.8, including any amendments or supplements thereto.

(mm) “Regulatory Agency” shall mean the Federal Reserve, FDIC, NJ Department of Treasury, New Jersey Department of Banking and Insurance (the “NJDBI”) and any other regulatory agencies with supervisory authority over the Company or Parent or their Subsidiaries.

(nn) “Regulatory Approval” shall mean the (i) the filing of applications, filings and notices, as applicable, with NASDAQ by Parent, (ii) the filing with the SEC of the Registration Statement, which will include the Joint Proxy Statement/Prospectus, by Parent and the declaration of effectiveness of the Registration Statement by the SEC, (iii) the filing of the Certificate of Merger, (iv) approval of the Federal Reserve, the FDIC, the NJDBI and any other regulatory agency which is required to consummate the transactions contemplated hereby and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on NASDAQ.

(oo) “Related Party” shall mean: (i) any Person who serves as a director or executive officer of the Company or any of its Subsidiaries as of the date of this Agreement, (ii) any Person controlled by a Person described in (i) above (other than the Company or its Subsidiaries), (iii) any trust of which a Person described in (i) above is grantor, and (iv) any member of the Immediate Family of any Person described in (i) above. For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children (including step-children); and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.

(pp) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the soil, surface water or groundwater.

(qq) “Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including, without limitation, legal counsel, accountants and financial advisors.

(rr) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereof.

(ss) “Securities Act” shall mean the Securities Act of 1933, as amended.

(tt) “Subsidiary” shall have the meaning ascribed to it in Rule 1-02 of SEC Regulation S-X.

(uu) “Superior Proposal” shall mean any bona fide written Acquisition Proposal (with its most recently amended or modified terms, if amended or modified) made by a third Person, which (i) would, if consummated, result in the acquisition of greater than fifty percent (50%) of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; and (ii) would result in a transaction that the Company’s Board of Directors determines in its good faith judgment, after consulting with its outside counsel and financial advisor (who shall be a nationally recognized investment banking firm),is (A) more favorable to the Company Shareholders than the transactions contemplated hereby, taking into account all factors relating to such proposed transaction deemed relevant by the Company’s Board of Directors, in accordance with Applicable Law, including, without limitation, the amount and form of consideration, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and (B) is reasonably likely to be completed on the terms proposed (as amended or modified, if applicable), in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(vv) “Tax” or “Taxes” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever imposed by a Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not.

(ww) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto and including any amendment thereof.

(xx) “Treasury Regulations” means the final or temporary regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(yy) “WARN ACT” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2 Other Defined Terms. The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference
Adverse Recommendation Change	2.16(c)
Agreement	First Paragraph
Bank Merger	2.7
Bank Merger Agreement	2.7
Bank of New Jersey	2.7
Book Entry Shares	2.12(b)
Cash Consideration	2.8(a)(i)
Cash Conversion Number	2.10(a)
Cash Election	2.8(a)(i)
Cash Election Number	2.10(b)(i)
Cash Election Shares	2.8(a)(i)
Certificate	2.12(b)
Certificate of Merger	2.3
CIC Payment	5.8(d)
Closing	2.2
Closing Date	2.2
Closing Date Plan Year	5.8(e)
Company	First Paragraph
Company Common Stock	2.8(a)
Company Disclosure Schedule	Article III
Company Equity Awards	2.9(b)
Company Expense Reimbursement	7.2(d)
Company Financial Statements	3.9(a)
Company Recommendation	2.16(a)
Company Regulatory Agreement	3.5
Company Restricted Stock Award	2.9(b)
Company SEC Filings	3.11
Company Shareholders	Recitals
Company Shareholders’ Meeting	2.16(a)
ConnectOne Bank	2.7
Continuing Employee	5.8(a)
CRA	3.34
Disclosure Schedules	Article IV
DOL	3.23(a)
Effective Time	2.3
Election	2.11(a)
Election Deadline	2.11(d)
Election Period	2.11(c)
Exchange Agent	2.12(a)
Exchange Agent Agreement	2.12(a)
Exchange Fund	2.12(a)
Exchange Ratio	2.8(b)(i)
Excluded Shares	2.8(d)
Form of Election	2.11(b)
Holder	2.11
Immediate Family	1.1(oo)
Indemnitees	5.10(a)
Intellectual Property	3.20
Interim Balance Sheet	3.9(b)
Interim Balance Sheet Date	3.9(b)
Loans	3.16(a)

Defined Term	Section Reference
Materially Burdensome Regulatory Condition	5.3(a)
Merger	Recitals
Merger Consideration	2.8(b)(iii)
NJBCA	2.3
NJ Department of Treasury	2.3
Non-Election Shares	2.8(a)(iii)
Notice of Recommendation Change	2.16(c)(iii)
Option Cancellation Payment	2.9(a)
Option Equivalent Shares	2.9(a)
Parent	First Paragraph
Parent Common Stock	2.4
Parent Disclosure Schedule	Article IV
Parent Loan	4.18(a)
Parent Plan	5.8(e)
Parent Recommendation	2.17(a)
Parent SEC Filings	4.11
Parent Shareholders’ Meeting	2.17(a)
Parent Shareholders	Recitals
Patriot Act	3.15(a)
Per Share Cash Consideration	2.8(b)(iii)
Shares	3.6(a)
Shortfall Number	2.10(b)(ii)
Stock Consideration	2.8(a)(ii)
Stock Election	2.8(a)(ii)
Stock Election Shares	2.8(a)(ii)
Surviving Corporation	2.1
Systems	3.38
Termination Fee	7.2(b)
Voting Agreements	Recitals

1.3 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated therein or the context otherwise requires.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

(d) Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.

(e) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not such words appear.

(f) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include and mean any successor statute or regulation, or Governmental Authority, as the case may be.

(g) Unless otherwise specified, the references to "Section" and "Article" in this Agreement are to the Sections and Articles of this Agreement.

(h) When used in this Agreement, words such as "herein", "hereinafter", "hereof", "hereto", and "hereunder" refer to this Agreement as a whole, unless the context clearly requires otherwise.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter referred to for the period at and after the Effective Time as the “Surviving Corporation”). The Surviving Corporation shall continue to exist as a corporation under the laws of New Jersey under the name “ConnectOne Bancorp, Inc.” Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, by electronic exchange of documents, or, if in person, at the offices of Squire Patton Boggs (US) LLP, 30 Rockefeller Plaza, New York, New York 10112, on a date to be specified by the parties, which date shall be the later of January 1, 2020 or five (5) Business Days after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”.

2.3 Effective Time. Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, the parties shall cause the certificate of merger (the “Certificate of Merger”) in respect of the Merger to be delivered to the office of the New Jersey Department of the Treasury, Division of Revenue & Enterprise Services (the “NJ Department of Treasury”) for filing in the form required by the New Jersey Business Corporations Act, New Jersey Revised Statutes, Title 14A (“NJBCA”). The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”. The Effective Time shall be the date and time upon which the Certificate of Merger is filed with the NJ Department of Treasury, or such later date and time as may be agreed to by Parent and the Company and specified in the Certificate of Merger in accordance with the NJBCA. For the avoidance of doubt, the Certificate of Merger shall not be filed with the NJ Department of Treasury without the consent of each of Parent and the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

2.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company shall vest in Surviving Corporation and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation. At and after the Effective Time, each share of common stock, without par value, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock of Parent and shall not be affected by the Merger.

2.5 Certificate of Incorporation and Bylaws of Surviving Corporation. The certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall become and remain the certificate of incorporation of Surviving Corporation until amended in accordance with Applicable Law. The bylaws of Parent, as in effect immediately prior to the Effective Time, shall become and remain the bylaws of Surviving Corporation until amended in accordance with Applicable Law.

2.6 Directors and Officers of the Surviving Corporation. As of the Effective Time:

(a) On or prior to the Effective Time, the Board of Directors of Parent shall, and shall cause the Board of Directors of ConnectOne Bank to, increase the number of directors that will comprise the full board of directors of both the Surviving Corporation and ConnectOne Bank by one (1) at the Effective Time and appoint one (1) then current director of the Company designated by the Company who is acceptable to the Board of the Directors of Parent to fill the vacancies resulting from such increases.

(b) The executive officers of Surviving Corporation shall be the executive officers of Parent immediately prior to the Effective Time, each of whom shall serve until his or her respective successor is duly appointed and qualified or his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Surviving Corporation.

2.7 Bank Merger. Concurrently with, or as soon as practicable following, the Effective Time, Bank of New Jersey, a New Jersey state chartered bank and a wholly-owned Subsidiary of the Company (“Bank of New Jersey”), will merge (the “Bank Merger”) with and into ConnectOne Bank, a New Jersey state chartered bank and a wholly-owned Subsidiary of Parent (“ConnectOne Bank”). ConnectOne Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Bank of New Jersey shall cease. The parties agree that the Bank Merger shall become effective concurrently with or at a time or as soon as practicable after the Effective Time as determined by the Board of Directors of the Surviving Corporation. On the date of this Agreement, ConnectOne Bank and Bank of New Jersey entered into the agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”). The Company shall cause Bank of New Jersey, and Parent shall cause ConnectOne Bank, to execute and to deliver such articles of merger, certificates of merger, articles of combination, resolutions, and such other documents and certificates as are necessary to cause the Bank Merger to become effective concurrently with the Effective Time or at a time determined by the Surviving Corporation pursuant to this Section 2.7.

2.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a) Subject to Sections 2.10, 2.11 and 2.12(e), each share of the Company’s common stock, no par value (collectively, the “Company Common Stock”), except for Excluded Shares (as defined below), but including Company Common Stock underlying Company Restricted Stock Awards, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:

(i) For each share of Company Common Stock (including Company Common Stock underlying Company Restricted Stock Awards) with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.10 or Section 2.11 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);

(ii) For each share of Company Common Stock (including Company Common Stock underlying Company Restricted Stock Awards) with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.10 or Section 2.11 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); and

(iii) For each share of Company Common Stock (including Company Common Stock underlying Company Restricted Stock Awards) other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.10 or Section 2.11 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.10.

(b) For purposes of this Agreement, the following terms shall have the following meanings:

(i) The “Exchange Ratio” means 0.780.

(ii) The “Per Share Cash Consideration” means $16.25.

(iii) The “Merger Consideration” means the Cash Consideration and Stock Consideration described in Section 2.8(a), as applicable.

(c) Cancellation of Shares. Shares of Company Common Stock (including Company Common Stock underlying Company Restricted Stock Awards), when converted in accordance with Section 2.8(a), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of Company Common Stock previously represented thereby (i) the consideration set forth in Section 2.8(a), (ii) any dividends or other distributions in accordance with Section 2.12(c), and (iii) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 2.12(e), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.12.

(d) Treasury Stock; Excluded Shares. All shares of Company Common Stock held by the Company as treasury shares or by Parent or by any wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent, the Company or any wholly-owned Subsidiary of Parent or the Company in respect of a debt previously contracted) shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).

2.9 Treatment of Company Equity Awards.

(a) At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, the Company, the holder of such Company Stock Option or any other person or entity, cancelled and converted into the right to receive, as soon as reasonably practicable following the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Per Share Cash Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be deducted or withheld in accordance with Section 2.12(i) (the “Option Cancellation Payment”). As of the Effective Time, all Company Stock Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the Option Cancellation Payment; provided that, if the exercise price of any such Company Stock Option is equal or greater than the Per Share Cash Consideration, such Company Stock Option shall be cancelled without any payment being made in respect thereof. The Option Cancellation Payment shall in all cases be paid in cash and shall not be subject to the proration contemplated by Section 2.10. As used in this Agreement, “Option Equivalent Shares” means the number of shares equal to (x) the aggregate amount of Option Cancellation Payments, divided by (y) the Per Share Cash Consideration.

(b) Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is unvested or contingent and outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award” and, together with the Company Stock Options, the “Company Equity Awards”) shall fully vest (with any performance-based vesting condition applicable to such Company Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.8 on the shares of Company Common Stock underlying such Company Restricted Stock Award based on the holder’s election in accordance with and subject to Sections 2.10 and 2.11 and treating the shares of Company Common Stock subject to such Company Restricted Stock Award in the same manner as all other shares of Company Common Stock for such purposes. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Company Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law.

(c) Parent shall take all corporate action necessary to issue a sufficient number of shares of Parent Common Stock with respect to the settlement of Company Equity Awards contemplated by this Section 2.9.

(d) Each holder of a Company Equity Award converted into the right to receive the Stock Consideration that would have otherwise been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares to be delivered to such holder pursuant to Section 2.8 and this Section 2.9) shall receive, in lieu thereof and upon surrender thereof, a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional part of a share of Parent Common Stock (rounded to the nearest ten-thousandth when expressed in decimal form) multiplied by the Parent Closing Date Share Price.

(e) At or prior to the Effective Time, the Company, the Board of Directors of the Company or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.9.

2.10 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock (including Company Restricted Stock Awards) to be entitled to receive the Cash Consideration pursuant to Section 2.8(a) plus Option Equivalent Shares shall be equal to the product (rounded down to the nearest whole share) of (i) 0.2 and (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the Option Equivalent Shares and Company Restricted Stock Awards, but excluding Excluded Shares) (the “Cash Conversion Number”). All other shares of Company Common Stock (including shares subject to Company Restricted Stock Awards, but excluding Excluded Shares) shall be converted into the right to receive the Stock Consideration.

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock, Company Stock Options and Company Restricted Stock Awards of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of Company Common Stock (including for these purposes the shares subject to Company Restricted Stock Awards) with respect to which Cash Elections shall have been made and the Option Equivalent Shares (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number minus the number of Option Equivalent Shares and the denominator of which is the Cash Election Number minus the number of Option Equivalent Shares (with the Exchange Agent to determine, consistent with this Section 2.10, whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(1) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with this Section 2.10, whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(2) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with this Section 2.10, whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

2.11 Election Procedures. Each holder of record of shares of Company Common Stock and Company Restricted Stock Awards to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 2.8 and 2.10 (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.11 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder (or subject to Company Restricted Stock Awards) with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder (or subject to Company Restricted Stock Awards) with respect to which such Holder desires to make a Cash Election.

(b) Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(c) Parent (i) shall initially make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline to Holders of record as of a date as near as practicable to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder or holder of Company Restricted Stock Awards who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) Business Days preceding the Closing Date. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(e) Any Holder may, at any time during the Election Period, change or revoke its Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock or any shares subject to Company Restricted Stock (none of Parent, the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock, or any shares subject to Company Restricted Stock, covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Holder may, at any time during the Election Period, revoke its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(g) Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of Parent Common Stock, either certificated or in book entry, into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration, Option Cancellation Payments and cash in lieu of fractional shares of Parent Common Stock.

2.12 Exchange of Company Common Stock.

(a) Exchange Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Broadridge Corporate Issuer Solutions, Inc. or such other agent as mutually agreed upon by the parties (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and the holders of Company Equity Awards and for exchange in accordance with this ARTICLE II through the Exchange Agent, sufficient cash and Parent Common Stock to make all deliveries of cash and Parent Common Stock as required by this ARTICLE II, pursuant to an exchange agent agreement among Parent and the Exchange Agent (the “Exchange Agent Agreement”) in a form reasonably acceptable to Parent and the Company. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.12(c) and to make payments in lieu of fractional shares pursuant to Section 2.12(e). Any cash and Parent Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.12(c) and fractional shares in accordance with Section 2.12(e)) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and Option Cancellation Payments contemplated to be paid for shares of Company Common Stock and Company Equity Awards, as applicable, pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration or Option Cancellation Payments payable to the holders of shares of Company Common Stock or holders of Company Equity Awards and any shortfall as a result of losses shall be replenished promptly by Parent. Any interest and other income resulting from such investments shall be paid to Parent. Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time and in no event more than ten (10) calendar days after the Effective Time, Parent shall cause the Exchange Agent to mail or otherwise deliver to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock that has been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to this Article II and that has not theretofore submitted its Certificates or Book Entry Shares with a Form of Election (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book Entry Shares”), and shall be in customary form as directed by Parent and reasonably acceptable to Company), and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented thereby. Promptly after the Effective Time, upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, upon completion of the calculations required by Section 2.8(a), (A) shares of Parent Common Stock representing, in the aggregate, the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Sections 2.8(a), 2.10 and 2.11 and/or (B) a check or wire of immediately available funds in the amount equal to the aggregate amount of cash that such holder has the right to receive in respect of (i) the Cash Consideration which such holder has the right to receive in respect of the surrendered Certificates or Book Entry Shares in accordance with, and subject to, Sections 2.8(a), 2.10 and 2.111, and (ii) dividends and other distributions pursuant to Section 2.12(c) and cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.12(e). No interest shall be paid or accrued on any Merger Consideration. The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver certificated or book entry shares of Parent Common Stock and/or the Cash Consideration (or any cash in lieu of fractional shares) to which a holder of Parent Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificates or Book Entry Shares representing the shares of Company Common Stock for exchange as provided in this Section 2.12, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Parent. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(c) Distributions with Respect to Unexchanged Company Common Stock. No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificates or Book Entry Shares until the holder thereof shall surrender such Certificates or Book Entry Shares in accordance with this Article II. After the surrender of a Certificate or Book Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration which the shares of Company Common Stock represented by such Certificate or Book Entry Share have been converted into the right to receive.

(d) Further Rights in Company Common Stock. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.12(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e) Fractional Shares. No certificates or scrip or Parent Common Stock representing fractional shares of Parent Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of (i) the Parent Closing Date Share Price and (ii) the fraction of a share of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.8 hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock after one (1) year following the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any former holders of Company Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability. None of Parent, Surviving Corporation or Company shall be liable to any holder of shares of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to Parent and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Parent, as applicable, shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of fractional shares payable in respect of the shares of Company Common Stock represented by such Certificate.

(i) Withholding. Each of Parent, Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the applicable Merger Consideration, Option Cancellation Payments, any cash in lieu of fractional shares of Company Common Stock, any cash dividends or distributions payable pursuant to this Section 2.12 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as Parent, Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Awards in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

(j) Book Entry. All shares of Parent Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates; provided that Parent may issue any of such shares in physical form at its sole discretion.

2.13 Certain Adjustments. If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, the Merger Consideration and Option Cancellation Payments will be adjusted accordingly to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.

2.14 Transfer Books; No Further Ownership Rights in Company Common Stock. After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, bona fide Certificates are presented to Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE II.

2.15 Joint Proxy and Registration Statement. As promptly as reasonably practicable following the date of this Agreement (and in any event no later than 45 days following the date of this Agreement), Parent and the Company shall prepare the Registration Statement on Form S-4 or other applicable form, which Parent shall file with the SEC and will include the Joint Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Each of the Company and Parent will cause the Joint Proxy Statement/Prospectus to be filed with the SEC and mailed to its respective shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. Parent will advise the Company promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and each of Parent and the Company will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to Company Shareholders and Parent Shareholders.

2.16 Company Shareholders’ Meetings.

(a) The Company shall take all action necessary in accordance with Applicable Laws and the Company’s Charter Documents then in effect to duly give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act (provided, that in any event, unless otherwise agreed by Parent or as set forth in Section 2.16(b) below, the Company Shareholders’ Meeting shall be called and set for a date that is no later than sixty (60) days after the Registration Statement is declared effective under the Securities Act), for the purposes of obtaining the approval of Company Shareholders to adopt this Agreement. The Board of Directors of the Company has resolved to recommend to Company Shareholders that they approve this Agreement and the Company shall, acting through its Board of Directors, (x) recommend that Company Shareholders approve this Agreement (the “Company Recommendation”), (y) include the Company Recommendation in the Joint Proxy Statement/Prospectus and (z) use reasonable best efforts to solicit from Company Shareholders proxies in favor of the approval of this Agreement, including by communicating to Company Shareholders the recommendation of the Board of Directors of the Company that they approve this Agreement, in each case except to the extent the Company’s Board of Directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. If requested by Parent, the Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from Company Shareholders relating to the Company Shareholders’ Meeting.

(b) The Company shall adjourn or postpone the Company Shareholders’ Meeting (x) to allow time for the filing and dissemination of any supplemental or amended disclosure documentation that the Company’s Board of Directors has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under Applicable Law or (y) if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the necessary vote of the Company Shareholders to approve this Agreement, and except to the extent the Company’s Board of Directors has effected an Adverse Recommendation Change (as defined below) subject to the terms and conditions of this Agreement, the Company shall continue to use all reasonable best efforts, together with their respective proxy solicitors, if any, to assist in the solicitation of proxies from Company Shareholders relating to the adoption of this Agreement. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Shareholders’ Meeting shall be convened, and this Agreement shall be submitted to the Company Shareholders at the Company Shareholders’ Meeting for the purpose of obtaining the necessary approval of Company Shareholders to adopt this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(c) Neither the Company’s Board of Directors nor any committee thereof shall, except as expressly permitted by this Section 2.16(c), (x) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent, or fail to make, the Company Recommendation or (y) approve or recommend to the Company Shareholders, or publicly propose to approve or recommend to the Company Shareholders, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing or any other provision of this Agreement, the Company’s Board of Directors may submit this Agreement to the Company Shareholders without recommendation, or may change its recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended and, in any event, this Agreement, unless terminated in accordance with its terms, shall be submitted to the Company Shareholders at the Company Shareholders’ Meeting), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation or change in its recommendation to the Company Shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law, if and only if:

(i) the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited, bona fide Acquisition Proposal (that did not result from a breach of Section 5.9) that constitutes, or is reasonably likely to result in, a Superior Proposal and that has not been withdrawn;

(ii) the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that recommending or continuing to recommend this Agreement would be reasonably likely to result in a violation of its fiduciary duties to the Company and its Shareholders under Applicable Law;

(iii) the Company’s Board of Directors provides written notice (a “Notice of Recommendation Change”) to Parent of its receipt of the Acquisition Proposal and its intent to withdraw the Company Recommendation or make an Adverse Recommendation Change at the close of business on the fifth (5th) Business Day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the Acquisition Proposal (and include a copy thereof with all accompanying documentation) and identify the Person or Persons (and, if any entity, the ultimate parent company of such Person or Persons) making such Acquisition Proposal (it being understood that any amendment (and each successive amendment) to any financial or other material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that the five Business Day period referenced in clauses (iii), (iv) and (v) of this Section 2.16(c) shall be three (3) Business Days);

(iv) after providing such Notice of Recommendation Change, the Company shall negotiate in good faith with Parent (if requested by Parent) and provide Parent reasonable opportunity during the subsequent five (5)-Business Day (or three (3)-Business Day) period(s) to make such changes in the terms and conditions of this Agreement as would enable the Company’s Board of Directors to proceed without an Adverse Recommendation Change; provided, however, that Parent shall not be required to propose any such changes; and

(v) the Company’s Board of Directors, following the final such five (5)-Business Day (or three (3)-Business Day) period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such Acquisition Proposal would continue to constitute a Superior Proposal if such proposed revisions were given effect and that failure to withdraw or otherwise not make the Company Recommendation would be reasonably likely to violate their fiduciary duties to the Company and the Company Shareholders under Applicable Law.

2.17 Parent Shareholders’ Meeting.

(a) Parent shall take all action necessary in accordance with Applicable Laws and Parent’s Charter Documents then in effect to duly give notice of, convene and hold a meeting of the Parent Shareholders (the “Parent Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act (provided, that in any event, unless otherwise agreed by the Company, the Parent Shareholders’ Meeting shall be called and set for a date that is no later than sixty (60) days after the Registration Statement is declared effective under the Securities Act), for the purposes of obtaining the approval of Parent Shareholders to adopt this Agreement and any other matters required to be approved by Parent Shareholders in order to carry out the intentions of this Agreement. The Board of Directors of Parent has resolved to recommend to Parent Shareholders that they approve this Agreement and Parent shall, acting through its Board of Directors, (x) recommend that Parent Shareholders approve this Agreement (the “Parent Recommendation”), (y) include the Parent Recommendation in the Joint Proxy Statement/Prospectus and (z) use reasonable best efforts to solicit from Parent Shareholders proxies in favor of the approval of this Agreement, including by communicating to Parent Shareholders the recommendation of the Board of Directors of Parent that they approve this Agreement. If requested by the Company, Parent shall engage a proxy solicitor reasonably acceptable to the Company to assist in the solicitation of proxies from Parent Shareholders relating to the Parent Shareholders’ Meeting.

(b) Parent shall adjourn or postpone the Parent Shareholders’ Meeting (x) to allow time for the filing and dissemination of any supplemental or amended disclosure documentation that the Parent’s Board of Directors has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under Applicable Law or (y) if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Parent has not received proxies representing a sufficient number of shares necessary to obtain the necessary vote of the Parent Shareholders to approve this Agreement. Unless this Agreement has been terminated in accordance with its terms, the Parent Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the Parent Shareholders at the Parent Shareholders’ Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Parent of such obligation.

2.18 Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent:

(a) a certificate of the Secretary of the Company and Bank of New Jersey, dated as of the Closing Date, certifying to: (i) the Charter Documents of the Company and Bank of New Jersey; (ii) resolutions of the Board of Directors of the Company and Bank of New Jersey approving the Merger and the Bank Merger, as well as the execution, delivery and performance of this Agreement and the Bank Merger Agreement; (iii) incumbency and signatures of the officers of the Company and Bank of New Jersey executing this Agreement and the Bank Merger Agreement and any other certificate or document delivered by the Company or the Bank of New Jersey in connection with this Agreement or the Bank Merger Agreement and (iv) action by Company Shareholders holding the requisite voting power under its Charter Documents and Applicable Law approving the Merger and the execution, delivery and performance of this Agreement;

(b) a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied;

(c) a certificate that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), duly executed by an authorized officer of the Company, confirming that the Company is not and has never been a United States real property holding corporation; and

(d) such other documents as Parent reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

2.19 Closing Deliveries by Parent. At the Closing, Parent shall deliver or cause to be delivered to the Company:

(a) a certificate of the Secretary of Parent and ConnectOne Bank, dated as of the Closing Date, certifying to the: (i) resolutions of the Board of Directors of Parent approving the Merger and the Bank Merger and the execution, delivery and performance of this Agreement and the Bank Merger Agreement, (ii) resolutions of the Board of Directors of ConnectOne Bank approving the Bank Merger and the execution, delivery and performance of the Bank Merger Agreement; (iii) incumbency and signatures of the officers of Parent executing this Agreement, the Bank Merger Agreement, any other certificate or document delivered by Parent in connection with this Agreement or the Bank Merger Agreement and (iv) action by Parent Shareholders holding the requisite voting power under its Charter Documents and Applicable Law approving the Merger and the execution, delivery and performance of this Agreement;

(b) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied;

(c) evidence reasonably satisfactory to the Company of the delivery of the Merger Consideration to the Exchange Agent; and

(d) such other documents as the Company reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(a) The Company hereby makes the following representations and warranties to Parent, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), except as set forth in the written disclosure schedule delivered by the Company simultaneously with the execution and delivery of this Agreement to Parent (the “Company Disclosure Schedule”). Such Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE III, and the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this ARTICLE III only to the extent it is reasonably apparent (notwithstanding the absence of specific cross references) from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(b) Except as disclosed in the Company Disclosure Schedule or in any Company SEC Filings filed by the Company after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Parent as follows:

3.1 Organization.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of New Jersey and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. The Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the Company’s Charter Documents, as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

3.2 Authority; Binding Nature.

(a) The Company and Bank of New Jersey have all requisite power and authority to enter into this Agreement and the Bank Merger Agreement, respectively, to perform their respective obligations hereunder and under the Bank Merger Agreement and to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, subject to the third party consents and Regulatory Approval specifically contemplated herein. The execution, delivery and performance by the Company and Bank of New Jersey of this Agreement and the Bank Merger Agreement, respectively, and the consummation by the Company and Bank of New Jersey of the transactions contemplated by this Agreement and the Bank Merger Agreement, have been duly and validly approved by the Board of Directors of the Company and Bank of New Jersey, both of which have determined that this Agreement and the Bank Merger Agreement are fair and in the best interests of the Company, Bank of New Jersey and their respective shareholders. Subject to the Company’s Shareholders’ approval as contemplated by Section 6.2(c), and the adoption and approval of the Bank Merger Agreement by the Company as Bank of New Jersey’s sole shareholder, no other corporate proceedings on the part of the Company and Bank of New Jersey are necessary to authorize this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement. This Agreement has been duly executed and delivered by the Company and constitutes (assuming due authorization, execution and delivery by Parent) the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company, as the sole shareholder of Bank of New Jersey, has approved, or shall promptly hereafter approve, the Bank Merger Agreement, and the Bank Merger Agreement has been, or promptly hereafter shall be, duly executed by Bank of New Jersey.

(b) The Company and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “shareholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of New Jersey to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement. The Company and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

3.3 No Conflicts. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, including the Bank Merger, do not and will not (a) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of the Company or any of its Subsidiaries, (b) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to the Company or any of its Subsidiaries or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of (y), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Other than (i) the Regulatory Approvals, (ii) the approval by Company Shareholders of the Merger and the execution, delivery and performance of this Agreement, and (iii) and such other filings, authorizations, consents, notices or approvals as may be set forth on Schedule 3.4 of the Company Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of the Company or its Subsidiaries is required in connection with the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, including each of the Merger and the Bank Merger. The Company is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the authorizations, consents or approvals provided for in subsections (i), (ii) or (iii) of this paragraph.

3.5 Regulatory Matters. The Company and each of its Subsidiaries has timely filed (or furnished) all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since September 1, 2017 with (i) the FDIC; (ii) the Federal Reserve; (iii) the NJDBI and any predecessor agency, (iv) any other applicable bank regulatory agencies and (iv) any other applicable Governmental Authority and have paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since September 1, 2017, has been ordered to pay any civil money penalty by, or since September 1, 2017, has been the recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority of any kind (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since September 1, 2017 by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. There is no material unresolved written violation, comment or exception by any Regulatory Agency or other Governmental Authority relating to the Company or any of its Subsidiaries. No Regulatory Agency or other Governmental Authority has initiated or currently has pending any proceeding or, to the Company’s Knowledge, investigation into the business or operations of the Company or any of its Subsidiaries since September 1, 2017, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since September 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not aware of any reason why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).

3.6 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 20,000,000 common shares, no par value, and as of August 14, 2019 there are 7,293,697 shares issued and outstanding (including 16,275 shares issued in respect of Company Restricted Stock Awards) and of which no shares are held in treasury. The Company has no authorized, issued or outstanding preferred shares. The Company’s common shares (the “Shares”), as described above, constitute all of the issued and outstanding capital stock of the Company as of the date of this Agreement. The Shares have been duly authorized, validly issued and are fully paid and nonassessable. None of the Shares have been issued or disposed of in violation of any preemptive rights of any Person. As of the date of this Agreement, 92,485 Shares were reserved for issuance upon the exercise of outstanding Company Stock Options and 103,173 Shares were available for future grants of equity awards under Company Stock Plans. The Company has furnished to Parent a true, complete copy of any Company Stock Plan, and Schedule 3.6(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all participants in any such Company Stock Plan as of the date hereof and identifies the number of Shares subject to Company Stock Plans held by each participant therein, the exercise price or prices of any Company Equity Award, if applicable, and the dates each Company Equity Award was granted, becomes exercisable (if applicable) and expires (if applicable). As of the date of this Agreement, no trust preferred or subordinated debt securities of the Company or any of its Subsidiaries are issued or outstanding. The Company has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates. All outstanding shares or ownership interests of Bank of New Jersey are validly issued, fully paid and nonassessable and directly and wholly owned by the Company free and clear of any Liens other than Permitted Liens.

(b) Except as disclosed in Schedule 3.6(b) of the Company Disclosure Schedule, there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating the Company or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of the Company, or any securities exchangeable for or convertible into the capital stock of the Company, (ii) contractual obligations of the Company or any of its Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries, or (iii) proxies, voting agreements (except for the Voting Agreements), voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements regarding the voting or disposition of the Shares. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by the Company and are outstanding.

(c) No Subsidiary of the Company owns any capital stock of the Company.

3.7 Deposits. The deposit accounts of Bank of New Jersey are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid.

3.8 Subsidiaries.

(a) Schedule 3.8(a) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary of the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except for restrictions imposed by Applicable Law and except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

(b) Other than as set forth on Schedule 3.8(b) of the Company Disclosure Schedule, (i) there are no corporations, partnerships, limited liability companies, associations or other entities in which the Company directly or indirectly owns any equity or other interest, and (ii) all outstanding shares or ownership interests of the Company’s Subsidiaries are validly issued, fully paid and nonassessable and solely owned by the Company free and clear of any Liens other than Permitted Liens.

(c) Other than as contemplated by this Agreement, and except as set forth in Schedule 3.8(c) of the Company Disclosure Schedule, neither the Company nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of Parent.

3.9 Financial Information.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Filings, including the related notes, where applicable (the “Company Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been since January 1, 2016 and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Baker Tilly Virchow Krause, LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet (the “Interim Balance Sheet”) of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (the “Interim Balance Sheet Date”) (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Company and its Subsidiaries or accountants (including all means of access thereto and therefrom) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information and (B) to the Company’s Knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the Company’s Knowledge, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Company’s Knowledge, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the Company’s Knowledge, to any director or officer of the Company.

3.10 Ordinary Course; Lack of Material Adverse Change. Since December 31, 2018 through the date of this Agreement, (a) except as reflected in the Company SEC Filings or as specifically provided by this Agreement, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Change in the Company or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on the Company.

3.11 SEC Filings. Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2016 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.12 Taxes.

(a) (i) All federal and state income Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by the Company or its Subsidiaries have been or will be timely filed (taking into account all applicable extensions) on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing before the Closing Date by the Company or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by the Company to Parent and adequately reserved for in the Financial Statements. Except as set forth in Schedule 3.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b) To the Company’s Knowledge,no authority is contemplating assessing any additional Taxes for any periods for which a Tax Return has been filed. No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received in writing from any federal, state, local or non-U.S. taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries. Schedule 3.12(b) of the Company Disclosure Schedule lists all material Tax Returns filed by the Company and its Subsidiaries for taxable periods ended on or after December 31, 2015, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Parent has received correct and complete copies of all material federal and state Tax Returns, or been provided access to correct and complete copies of all such Tax Returns, filed by the Company for taxable periods ended on or after December 31, 2015, and has received all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by the Company with respect to those taxable periods.

(c) There are no Liens on the Company’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f) Except as listed on Schedule 3.12(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is (or has been) a party to any Tax allocation or sharing agreement (other than any commercial agreements the primary purpose of which does not relate to Taxes) or (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form. Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company); or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise. Any Tax allocation or sharing agreement that is listed on Schedule 3.12(f) of the Company Disclosure Schedule will be terminated as of the day of the Effective Time and will have no further effect for any taxable year (whether the current year, a future year or a past year). As of the Closing Date, the Company and its Subsidiaries shall have no further liability or claim under such Tax allocation or sharing agreements.

(g) Except as listed on Schedule 3.12(g) of the Company Disclosure Schedule, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or any Subsidiary of the Company is a party and that are required to be treated as a partnership for federal income Tax purposes.

(h) Neither the Company nor any Subsidiary of the Company has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor, to the Company’s Knowledge, has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i) No written claim has been made in the last five (5) years by a taxing authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(j) Neither the Company nor any Subsidiary of the Company has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k) The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither the Company nor any Subsidiary of the Company participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(m) Neither the Company nor any Subsidiary of the Company has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). The Company and each Subsidiary of the Company have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(n) No gain recognition agreements have been entered into by either the Company or any Subsidiary of the Company, and, except as listed on Schedule 3.12(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has obtained a private letter ruling or closing agreements from the IRS (or any comparable ruling from any other taxing authority).

(o) Neither the Company nor any Subsidiary of the Company is or has at any time been (i) a “controlled foreign corporation” as defined by Section 957 of the Code; (ii) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (iii) a “passive foreign investment company” nor has the Company or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Sections 1296 or 1297 of the Code.

(p) The Company and each Subsidiary of the Company are in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government, and to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(q) Except as listed on Schedule 3.12(q) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the payment of any amount for which a deduction would be disallowed by reason of Sections 280G (as determined without regard to Section 280G(b)(4)) (or any corresponding provision of state, local or non-U.S. Tax law), 162 (other than 162(a)), or 404 of the Code.

(r) Neither the Company nor any Subsidiary of the Company has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time (i) pursuant to Sections 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the Merger, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date or (iii) as a result of any prepaid amount received on or prior to the day of the Effective Time; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(s) All transactions for taxable years for which the statute of limitations is still open (including but not limited to sales of goods, loans, and provision of services) between (i) the Company or any Subsidiary of the Company and (ii) any other Person that is controlled directly or indirectly by the Company (within the meaning of Section 482 of the Code) were effected on arm’s-length terms and for fair market value consideration.

(t) The unpaid Taxes of the Company and each Subsidiary (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Subsidiary of the Company in filing its Tax Returns. Since the date of the Interim Balance Sheet, neither the Company nor any Subsidiary of the Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(u) The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(v) The Company has provided or made available to the Parent all of the Company’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date including but not limited to all Tax opinions relating to and in the audit files of the Company or its Subsidiaries.

3.13 Real Property. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, the Company or one of its Subsidiaries (a) has good and marketable title to all the real property reflected in the latest balance sheet included in the Company SEC Filings as being owned by the Company or one of its Subsidiaries or acquired after the date thereof free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest financial statements included in the Company SEC Filings or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor. There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings against any of the real property owned or leased by the Company. The Company has previously made available to Parent a complete list of all real property owned or leased by the Company as of the date of this Agreement.

3.14 Litigation; Orders.

(a) Except as set forth on Schedule 3.14 of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, there is no Proceeding pending or, to the Company’s Knowledge, threatened either (i) against the Company or any of its Subsidiaries or any of their current or former directors or executive officers, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b) There is no Order outstanding against the Company or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.15 Compliance.

(a) The Company and each of its Subsidiaries are, and at all times since January 1, 2016, have been, in compliance in all material respects with all Applicable Laws and Orders, including, but not limited to, the USA PATRIOT Act (the “Patriot Act”), the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016 have held, all franchises Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such franchise or Permit (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, no suspension or cancellation of any such necessary franchise or Permit is threatened.

(c) Neither the Company nor any of its Subsidiaries is in default under or in violation of any term or provision of a (i) Material Contract or (ii) any material Permit which it holds.

3.16 Loans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by the Company and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with all Applicable Laws, (ii) has been made, entered into or acquired by the Company or one of its Subsidiaries in accordance with customary Board of Directors-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, the Company or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to the Company’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Section 3.16(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b) The Company and its Subsidiaries have previously disclosed a complete and correct list of all Loans that, as of the Interim Balance Sheet Date (i) are contractually past due 90 days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder. Schedule 3.16(b) of the Company Disclosure Schedule sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by the Company or its Subsidiaries as of the Interim Balance Sheet Date, including the book value thereof. True, correct and complete copies of the currently effective lending policies and practices of the Company and each of its Subsidiaries have been made available to Parent.

(c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, the Company’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Laws and applicable requirements of any government-sponsored enterprise program.

(d) Except as set forth on Schedule 3.16(d) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of the Company or its Subsidiaries, as applicable.

(e) Schedule 3.16(e) of the Company Disclosure Schedule sets forth a list of all Loans by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no Loans to any employee, senior executive officer, director or other Affiliate of the Company on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws, including Regulation O and Regulation W of the Federal Reserve Board. Each Loan disclosed on Schedule 3.16(e) of the Company Disclosure Schedule has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

3.17 Allowance for Loan Losses. The allowances for loan and lease losses contained in the Company Financial Statements were and will be established in accordance with the customary practices and experiences of the Company and its Subsidiaries and were and will be in accordance with the requirements of GAAP.

3.18 Investment Portfolio. All investment securities held by the Company or its Subsidiaries, as reflected in the Company Financial Statements, are carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the Regulatory Agencies. The Company and its Subsidiaries each have good title in all material respects to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements included in the Company SEC Filings or to the extent any such securities are pledged in the ordinary course of business to secure obligations of the Company and its Subsidiaries.

3.19 Interest Rate Risk Management Instruments. Neither the Company nor its Subsidiaries are a party to any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements. Neither the Company nor its Subsidiaries own securities that (a) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those derivatives transactions and other instruments legally purchased or entered into in the ordinary course of business, consistent with regulatory requirements and listed (as of the date hereof) on Schedule 3.19 of the Company Disclosure Schedule.

3.20 Intellectual Property. The Company or its Subsidiaries own or have a valid license to use all Intellectual Property necessary for the conduct of its businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf software at standard commercial rates). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Intellectual Property owned or purported to be owned by the Company is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, (ii) to the Company’s Knowledge, the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any person, (iii) neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any material Intellectual Property right of the Company or its Subsidiaries, (iv) to the Company’s Knowledge, no person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries and (v) none of the Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by the Company of its obligations hereunder, in violation of any material Intellectual Property licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or software, and neither the Company nor any of its Subsidiaries has received notice challenging the Company’s or any of its Subsidiaries’ license or legally enforceable right to use any third-party Intellectual Property rights. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.21 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) no notice, notification, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries, no complaint has been filed against the Company or any of its Subsidiaries, no penalty has been assessed against the Company or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law or the presence or release into the environment of any Hazardous Substance, (ii) the Company and each of its Subsidiaries are, and at all times since January 1, 2016 have been, in compliance with all Environmental Laws and all Permits relating to Environmental Law matters, (iii) neither the Company nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location and (iv) neither the Company nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law.

3.22 Material Contracts

(a) Except as set forth in Schedule 3.22 of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of the Company to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements), (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) other than extensions of credit, other banking products offered by Company and its Subsidiaries or derivatives, which creates future payment obligations in excess of $1,000,000 and that by its terms does not terminate or is not terminable without penalty upon notice of sixty (60) days or less or (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.22 (excluding any Company Employee Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Material Contract,” and to the Knowledge of the Company, neither Company nor any of its Subsidiaries has received written notice of, any violation of any Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company (i) each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) to the Company’s Knowledge each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract.

3.23 Employee Benefit Matters.

(a) Schedule 3.23(a) of the Company Disclosure Schedule sets forth a true and complete list of each Employee Benefit Plan. Only employees and former employees of the Company and its Subsidiaries (and their eligible dependents) participate in the Employee Benefit Plans. The Company has not been notified that any Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (“DOL”) or other Governmental Authority.

(b) With respect to each Employee Benefit Plan, complete and correct copies of the following documents have been furnished to Parent: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including, without limitation, contracts with service providers and insurers) with respect to each such Employee Benefit Plan and, in the case of any Employee Benefit Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) reporting years, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; (v) current ERISA bonds; and (vi) all material correspondence to and from the IRS, DOL, or any other Governmental Authority within the past three (3) calendar years relating to any Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).

(c) Except as set forth in Schedule 3.23(c) of the Company Disclosure Schedule, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, and any regulations or rules promulgated thereunder; (ii) no Proceedings are pending, or to the Company’s Knowledge, threatened; (iii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such Employee Benefit Plan or any Contract relating thereto as of the Closing Date have been made within the time periods prescribed by the Employee Benefit Plan, ERISA and the Code; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly filed or distributed; (v) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code and (vi) the Company and its Subsidiaries have at all times complied with COBRA in all material respects, and have maintained adequate records to evidence such compliance.

(d) With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, and no such determination letter, opinion letter or advisory letter has been revoked nor, to the Company’s Knowledge, has revocation been threatened.

(e) Neither the Company nor any of its Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(f) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in accordance with Section 409A of the Code and applicable guidance thereunder. To the Company’s Knowledge, no payment to be made under any Employee Benefit Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code. Except as set forth in Schedule 3.23(f) of the Company Disclosure Schedule, neither the Company nor any Affiliate has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code.

(g) No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(h) Except as set forth in Schedule 3.23(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) result in any payment (including, without limitation, any separation, severance, termination, retention, or similar payments or benefits) becoming due, or increase the amount of compensation due, to any current or former employee, officer, director or other individual of the Company or any Subsidiary of the Company; (ii) increase any benefits payable under any Employee Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) limit the Company’s right to amend, modify or terminate, any Employee Benefit Plan.

(i) Except as set forth in Schedule 3.23(i) of the Company Disclosure Schedule, none of the Company, any Subsidiary of the Company or any Employee Benefit Plan provides (or is obligated to provide) post-employment health or other welfare benefits to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA or other Applicable Laws.

(j) No Employee Benefit Plan is, and neither the Company nor any Affiliate thereof maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any multiemployer plan. Except as set forth in Schedule 3.23(j) of the Company Disclosure Schedule, none of the Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). Except as set forth in Schedule 3.23(j) of the Company Disclosure Schedule, no Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither the Company nor any Affiliate thereof has ever contributed to or had an obligation to contribute to any such plan.

(k) No participants in any Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

(l) Except as set forth in Schedule 3.23(l) of the Company Disclosure Schedule, the 401(k) Plan is not funded with and does not allow for payments, investments, or distributions in any employer security of the Company or any Affiliate thereof (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.

(m) Except as set forth in Schedule 3.23(m) of the Company Disclosure Schedule, no reportable event within the meaning of Section 4043 of ERISA, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Employee Benefit Plan, and neither the Company nor any Affiliate thereof has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(n) No Employee Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Sections 419 or 419A.

(o) Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

3.24 Labor Relations (Employment Matters).

(a) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Company’s Knowledge, threatened against or affecting the Company or its Subsidiaries. Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining agreements or similar labor agreements. The Company and its Subsidiaries are, and have at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law. There is no charge or complaint of employment discrimination or harassment or other violation of Applicable Law or contract that has been filed against or submitted to the Company or its Representatives by or on behalf of employees or independent contractors of the Company that is currently pending or, to the Company’s Knowledge, threatened. The Company and its Subsidiaries have submitted all candidates for employment to the Hire Right program to confirm eligibility for employment in the United States where required by Applicable Law, and have not knowingly hired any individual whose work authorization in the United States was not confirmed by the Hire Right submission process. The Company and its Subsidiaries have not received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to the Company or its Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.

(b) Since December 31, 2018, neither the Company nor any of its Subsidiaries has effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or its Subsidiaries.

(c) Except as set forth on Schedule 3.24(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is a party to any Contract with respect to the employment or retention of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.

(d) Schedule 3.24(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all employees of the Company and its Subsidiaries and their basic employment data (including, without limitation, with respect to each such employee, their name, job title, current salary or wage, total compensation for 2018, overtime exemption status, active or inactive status, location and date of hire). No individuals other than those set forth on Schedule 3.24(d) of the Company Disclosure Schedule are deemed employees of the Company or its Subsidiaries. Schedule 3.24(d) of the Company Disclosure Schedule also sets forth the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Company or any of its Subsidiaries as an independent contractor, and in exchange for such services has received in excess of $25,000 from the Company or any of its Subsidiaries during the twelve months ended July 31, 2019.

(e) None of the Company and its Subsidiaries has incurred any workers’ compensation liability outside of its ordinary course of business.

(f) Except as set forth on Schedule 3.24(f) of the Company Disclosure Schedule, there are no non-solicitation, non-competition, or non-interference agreements between the Company or its Subsidiaries, on the one hand, and any current or former employee of the Company or its Subsidiaries, on the other hand.

(g) Except as set forth on Schedule 3.24(g) of the Company Disclosure Schedule, to the Company’s Knowledge, there are no non-solicitation, non-competition, or non-interference agreements between any current employees of the Company or its Subsidiaries and any third party.

3.25 Related Party Transactions. Except as set forth on Schedule 3.25 of the Company Disclosure Schedule and in the Company SEC Filings, other than normal reimbursements for business expenses or depository relationships made in the ordinary course of business, neither the Company nor its Subsidiaries is a party to any Contract with any Related Party or with any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock or in which (to Company’s Knowledge) any Related Party or such 5% holder has a material interest.

3.26 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries are insured by reputable insurers against such risks and in such amounts as management of the Company reasonably has determined to be prudent in accordance with industry practice. The Company maintains directors’ and officers’ liability insurance and fiduciary liability insurance. Neither the Company nor its Subsidiaries have been refused any insurance coverage sought or applied for and do not have any reason to believe that it will not be able to renew existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers. All insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, there has been no lapse in coverage during the term of such policies, all premiums due and payable thereon have been paid, the Company and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. There is no claim pending under any such policies with a respect to the Company or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

3.27 Brokers. With the exception of the engagement of Sandler O’Neill & Partners, L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has provided to Parent as of the date of this Agreement the agreement in connection with the engagement of Sandler O’Neill & Partners, L.P. related to the Merger and the other transactions contemplated under this Agreement, including the Bank Merger.

3.28 Sufficiency of Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries own or have the right to use, and after the consummation of the transactions contemplated hereby, the Surviving Corporation will continue to own or have the right to use, all of the tangible assets, liabilities, rights and properties necessary to conduct the business of the Company, in all material respects in the same manner and on the same terms as currently conducted.

3.29 Unlawful Payments. None of the Company, any Subsidiary of the Company, or to the Company’s Knowledge, any of their respective directors, officers, employees, agents or other Persons acting at the direction of or on behalf of the Company or a Subsidiary of the Company, in the course of its actions for, or on behalf of, the Company or its Subsidiaries has: (a) used any corporate funds for unlawful contributions or gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

3.30 Reorganization. Neither the Company nor any of its Subsidiaries have taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.31 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the Joint Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting, (b) the Registration Statement or any amendment thereto, or (c) the documents and financial statements of the Company incorporated by reference in the Joint Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion in the Joint Proxy Statement/Prospectus or the Registration Statement.

3.32 Fairness Opinion. The Board of Directors of the Company has received the opinion of Sandler O’Neill & Partners, L.P., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the Company Shareholders.

3.33 Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. The Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist,which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company or Bank of New Jersey pursuant to 12 C.F.R. Part 364. The Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of the Company (or, where appropriate, the Board of Directors of any of the Company’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

3.34 CRA Compliance. Bank of New Jersey is “well capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Federal Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To the Company’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Bank of New Jersey to receive any notice of non-compliance with such provisions of the CRA or cause Bank of New Jersey’s CRA rating to decrease below the “satisfactory” level.

3.35 Company Information. True and complete copies of all documents listed in the Company Disclosure Schedule have been made available or provided to Parent. Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in the Company’s corporate minute books, the corporate minute books, and other financial and corporate records of the Company are complete and correct in all material respects.

3.36 No Dissenter’s Rights. Shareholders of the Company are not entitled to any dissenters’ rights under the NJBCA or other Applicable Law.

3.37 Services Not Provided. Neither the Company nor any of its Subsidiaries provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) or is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is a broker-dealer required to be registered under the Exchange Act with the SEC, and neither the Company nor any of its Subsidiaries conducts insurance operations that require a license from any national, state or local governmental authority or regulatory authority under any applicable Law. Neither the Company nor its Subsidiaries have trust powers, and none of the Company nor its Subsidiaries provide fiduciary services.

3.38 Cybersecurity. To the Knowledge of the Company, since January 1, 2017, no third party has gained unauthorized access to any hardware, software, databases or embedded control systems (“Systems”) or information technology assets owned or controlled by the Company or any of its Subsidiaries, and the Company and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems and information technology assets are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. The Company and each of its Subsidiaries have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank.

3.39 Data Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2017, the Company and its Subsidiaries (i) have been in compliance in all material respects with their publicly available privacy policies, and (ii) have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Data. Except as set forth on Schedule 3.39 of the Company Disclosure Schedule, to the Company’s Knowledge, since January 1, 2017, no Person has gained unauthorized access to or misused any Personal Data in the possession or control of the Company and its Subsidiaries in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect on the Company. Since January 1, 2017, no Person has been awarded compensation from any of the Company or any of its Subsidiaries as a result of violation of any Data Privacy Laws, no claim for such compensation is outstanding and, to the Knowledge of the Company, no circumstances exist which might lead to any claim for compensation being made.

3.40 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company or any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

(a) Parent hereby makes the following representations and warranties to the Company, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), except as set forth in the written disclosure schedule delivered by Parent simultaneously with the execution and delivery of this Agreement to the Company (the “Parent Disclosure Schedule” and, together with the Company Disclosure Schedule, the “Disclosure Schedules”). Such Parent Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE IV, and the disclosures in any section or subsection of the Parent Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(b) Except as disclosed in the Parent Disclosure Schedule or in any Parent SEC Filings filed by Parent after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1 Organization.

(a) Parent is a corporation (i) duly organized, validly existing and in good standing under the Laws of New Jersey (ii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted. Parent is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

(b) ConnectOne Bank is a state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of New Jersey with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted. ConnectOne Bank is duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on the ability of ConnectOne Bank to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

4.2 Authority; Binding Nature. Parent has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby, subject to third party consents and Regulatory Approval specifically contemplated herein. Subject to the Parent Shareholders’ approval as contemplated by Section 6.3(f), and the adoption and approval of the Bank Merger Agreement by Parent as ConnectOne Bank’s sole shareholder, the execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes (in each case assuming due authorization, execution and delivery by the Company) the legal, valid and binding obligations of Parent enforceable against Parent in accordance with its terms, subject to the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3 No Conflicts. The execution, delivery and performance of this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Bank Merger, do not and will not (a) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of Parent or any of its Subsidiaries, (b) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to Parent or any of its Subsidiaries or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of (y), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Other than (i) the Regulatory Approvals, (ii) the approval by Parent Shareholders of the Merger and the execution, delivery and performance of this Agreement, and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on Schedule 4.4 of the Parent Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filing with or notifications with, or notifications to, any Person or any Governmental Authority on the part of Parent or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by Parent, except for such consents, approvals, authorizations or other actions, or filings or notifications, the failure of which to be obtained would not have a Material Adverse Effect upon the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

4.5 Regulatory Matters. Parent and each of its Subsidiaries have timely filed (or furnished) all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since September 1, 2017 with any Regulatory Agency, and have paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated hereby. Since September 1, 2017, each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. No Regulatory Agency or other Governmental Authority has initiated or has currently pending any formal enforcement action regarding the business, disclosures or operations of Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated hereby. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries except where such adverse determination would not reasonably be expected to have a Material Adverse Effect upon the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement. Parent is not aware of any reason why it would not receive all required Regulatory Approvals on a timely basis and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).

4.6 Deposits. The deposit accounts of ConnectOne Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid.

4.7 Litigation; Orders.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, there is no Proceeding pending or, to the Parent’s Knowledge, threatened either (i) against Parent or any of its Subsidiaries, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b) There is no Order outstanding against Parent or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.8 Compliance.

(a) Parent and each of its Subsidiaries are, and at all times since January 1, 2016, have been, in compliance in all material respects with all Applicable Laws and Orders, including, but not limited to, the Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2016 have held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, Permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to Parent’s Knowledge, no suspension or cancellation of any such necessary license, franchise, Permit or authorization is threatened.

(c) None of Parent or any of its Subsidiaries is in default under or in violation of any term or provision of (i) any material contract (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which it is a party or (iii) any material Permit which it holds.

4.9 Brokers. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.

4.10 Capitalization. The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, without par value, 35,352,866 of which are issued and outstanding and 2,303,940 of which are held in treasury, each as of August 14, 2019, and (ii) 5,000,000 preferred shares, without par value, none of which are issued and outstanding, and none of which are held in treasury. The above shares constitute all of the issued and outstanding Parent Common Stock. These shares have been duly authorized, validly issued and are fully paid and nonassessable. None of such shares have been issued or disposed of in violation of any preemptive rights of any Person. The Parent Common Stock to be issued in exchange for Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement (including receipt of approval by Parent Shareholders of the Merger and the execution, delivery and performance of this Agreement), will be registered under the Securities Act and will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Stock to enable Parent to issue the Merger Consideration as contemplated in this Agreement.

4.11 SEC Filings. Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2016 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.12 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Filings, including the related notes, where applicable (the “Parent Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been since January 1, 2016 and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the end of such fiscal quarter or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to material adversely affect Parent’s ability to record, process, summarize and report financial information and (B) to Parent’s Knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. To Parent’s Knowledge, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries, nor, to Parent’s Knowledge, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to Parent’s Knowledge, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to Parent’s Knowledge, to any director or officer of Parent.

4.13 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Joint Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the Company Shareholders or at the time of Company Shareholders’ Meeting, (b) the Registration Statement, when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Parent incorporated by reference in the Joint Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to information supplied by the Company for inclusion in the Joint Proxy Statement/Prospectus or the Registration Statement. The Joint Proxy Statement/ Prospectus and Registration Statement will, when filed by Parent in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

4.14 Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Parent is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent and ConnectOne Bank pursuant to 12 C.F.R. Part 364. The Parent is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. Each of the Board of Directors of Parent and ConnectOne Bank (or, where appropriate, the Board of Directors of any of their Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

4.15 CRA Compliance. ConnectOne Bank is “well capitalized” (as that term is defined at 12 C.F.R. 6.4) and its most recent examination rating under the CRA was “satisfactory” or better. To Parent’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause ConnectOne Bank to receive any notice of non-compliance with such provisions of the CRA or cause ConnectOne Bank’s CRA rating to decrease below the “satisfactory” level.

4.16 Tax Representations. As of the date of this Agreement it is the present intention, and as of the date of the Effective Time it will be the present intention, of Parent to continue, either through Parent or through a member of Parent’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)), at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of this Agreement and the date of the Effective Time, neither Parent nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Parent has any plan or intention to redeem or reacquire, either directly or indirectly, any of the Parent Common Stock issued to the Company Shareholders in connection with the Merger. As of the date of this Agreement and the date of the Effective Time, Parent does own and will own all of the outstanding stock or other equity interests in ConnectOne Bank. As of the date of this Agreement and as of the date of the Effective Time, Parent does not have or will not have any plan or intention to sell, transfer or otherwise dispose of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k).

4.17 Ordinary Course; Lack of Material Adverse Change. Since December 31, 2018 through the date of this Agreement, except as reflected in the Parent SEC Filings or as specifically provided by this Agreement, (a) Parent and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Change in Parent or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on Parent.

4.18 Loans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by Parent and its Subsidiaries (collectively, “Parent Loans”) (i) complies in all material respects with all Applicable Laws, (ii) has been made, entered into or acquired by Parent or one of its Subsidiaries in accordance with customary Board of Directors-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, Parent or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to Parent’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Section 4.18(a), the phrase “enforceable in accordance with its terms” as it relates to a Parent Loan does not mean that the borrower has the financial ability to repay a Parent Loan or that any collateral is sufficient to result in payment of the Parent Loan secured thereby.

(b) The Parent and its Subsidiaries have previously disclosed a complete and correct list of all Parent Loans that, as of June 30, 2019 (i) are contractually past due 90 days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Parent Loan and the identity of the obligor thereunder.

(c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, each outstanding Parent Loan (including Parent Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, Parent’s underwriting and servicing standards (and, in the case of Parent Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Laws and applicable requirements of any government-sponsored enterprise program.

(d) None of the agreements pursuant to which Parent or any of its Subsidiaries has sold Parent Loans or pools of Parent Loans or participations in Parent Loans or pools of Parent Loans contains any obligation to repurchase such Parent Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of Parent or its Subsidiaries, as applicable.

(e) There are no Parent Loans to any employee, senior executive officer, director or other Affiliate of Parent on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All Parent Loans to any employee, senior executive officer, director or other Affiliate of Parent are and were made in compliance in all material respects with all Applicable Laws, including Regulation O and Regulation W of the Federal Reserve Board, and were made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions and did not involve more than the normal risk of collectability or present other unfavorable features.

4.19 Related-Party Transactions. Other than as disclosed in Parent SEC Filings, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its

Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding common stock of Parent (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, of the type required to be reported in any Parent SEC Filings pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.20 Information Security. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to Parent’s Knowledge, since January 1, 2017, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.21 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

ARTICLE V

COVENANTS

5.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Closing Date, or earlier termination of this Agreement, except (A) as otherwise expressly contemplated or permitted by this Agreement or as required by any Governmental Authority or Applicable Law, (B) as set forth on Schedule 5.1 of the Company Disclosure Schedule, or (C) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business and operations in the ordinary and usual course of business in all material respects and in a manner consistent with prior practice and in accordance with Applicable Law, and (z) use reasonable best efforts to preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Closing Date, or earlier termination of this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated or permitted by this Agreement, or required by a Governmental Authority or Applicable Law, or as set forth in Schedule 5.1 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i) amend its Charter Documents;

(ii) adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;

(iii) sell, lease, or terminate the lease of, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, other than (A) as contemplated by this Agreement (B) in the ordinary course of business and (C) obsolete or written off assets;

(iv) (A) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (B) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of the Company;

(v) incur any indebtedness (excluding bank deposits and overnight borrowing) for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than, in each case to the extent incurred in the ordinary course of business, indebtedness or advances in respect of deposit liabilities, federal funds, borrowings from the Federal Reserve, the Federal Reserve Bank of New York, the Federal Home Loan Bank, Atlantic Community Bankers Bank, or repurchase agreements;

(vi) commence any Proceeding or, except for Proceedings with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case whether commenced by or pending or threatened against the Company or its Subsidiaries, or any of their officers and directors in their capacities as such, other than the commencement or settlement of Proceedings in the ordinary course of business and settlements which, in any event (A) is for an amount not to exceed accruals therefor reflected in the Interim Balance Sheet with respect to the applicable Proceeding (or series of related Proceedings) and (B) reasonably would not be expected to prohibit or restrict the Company or its Subsidiaries from operating its business in the ordinary course;

(vii) make any change to its accounting methods, principles or practices, except as required by GAAP, a Governmental Authority, or Applicable Law;

(viii) except as required under any Employee Benefit Plan or Applicable Law, (A) increase the compensation, severance, benefits, change of control payments or any other amounts payable to its present or former officers, employees or directors, other than increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice, (B) pay or award, or commit to pay or award, any bonuses or incentive compensation, (C) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Employee Benefit Plan, other than any amendments (1) made to comply with Applicable Law or (2) in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company or its Subsidiaries, in the aggregate, of maintaining such Employee Benefit Plan, or (D) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual, except for the acceleration of vesting of any Company Equity Awards in accordance with Section 2.9 of this Agreement;

(ix) (A) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of the Company’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock; (B) issue or commit to issue any additional or new shares of capital stock of the Company (or securities convertible into or exchange for capital stock of the Company), other than the issuance of shares of Company Common Stock upon the exercise of any Company Stock Options or the vesting and settlement of any Company Equity Awards, in each case, that are outstanding on the date hereof and in accordance with the terms of the applicable Company Stock Plan or award agreement; (C) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of the Company’s Subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(x) make or change any material Tax election different from its prior course of practice, settle or compromise any material Tax liability, fail to file any Tax Return when due (taking extensions into account), enter into any material closing agreement with respect to Taxes, file any amended Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xi) fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xii) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practice;

(xiii) file any application to establish, or to relocate or terminate the operations of, any banking office;

(xiv) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(xv) change in any material respect its credit policies and collateral eligibility requirements and standards;

(xvi) except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by the Company prior to the date hereof, make or acquire or issue a commitment for (or renew or extend) (i) any commercial real estate loan in an original principal amount in excess of $1,000,000, (ii) any residential loan originated for retention in the loan portfolio or (iii) any commercial and industrial loan in an original principal amount in excess of $500,000; provided that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing within twenty-four (24) hours after receipt of notice from the Company; and provided, further, that, regardless of whether the consent of Parent is required under this paragraph, the Company shall provide Parent written notice on Monday of each week reporting the making of, or issuing a commitment for, a Loan in excess of $500,000 during the previous week;

(xvii) extend additional funds to a Loan classified as “criticized”, except for protective advances and extensions of additional credit of up to $100,000 (for purposes of this paragraph, a “criticized” Loan means any Loan classified as special mention, substandard non-accrual, doubtful or a troubled debt restructuring (or words of similar import)); provided that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing by the close of business on the second Business Day (or, if later, forty-eight (48) hours) after receipt of notice from the Company;

(xviii) enter into, renew, amend or terminate any Material Contract, other than (a) renewing or terminating any Material Contract in the ordinary course of business or (b) entering into a Material Contract which calls for aggregate annual payments of not more than $50,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty;

(xix) adopt a plan of complete or partial liquidation or dissolution;

(xx) purchase or otherwise acquire any material assets or incur any Liabilities other than in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in this Section 5.1;

(xxi) take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxii) take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;

(xxiii) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby;

(xxiv) agree to take, make any commitments to take, or adopt any resolutions of the Board of Directors or Shareholders in support of, any of the actions prohibited by this Section 5.1; or

(xxv) hire any new employee other than in the ordinary course of business and to replace employees on comparable terms and conditions and consistent with past hiring practices.

5.2 Forbearance by Parent. Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, Parent shall maintain its rights and franchises in all material respects, and shall not, nor shall Parent permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) take any action that is intended to or would reasonably be likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(b) take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c) amend, repeal or modify any provision of its Charter Documents in a manner that would adversely affect the Company or any Company shareholder or the transactions contemplated by this Agreement; or

(d) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Approvals and Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and obtaining all other necessary, proper or advisable, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all actions and inactions as may be necessary to obtain an approval, consent, waiver, qualification or exemption from or provide a notice to any Governmental Authority; provided that nothing contained herein shall be deemed to require Parent or require or permit the Company, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of or providing notice to any Governmental Authority that would (A) reasonably be expected to result in Parent or its Subsidiaries becoming subject to any cease-and-desist order or other order, formal enforcement action or directive issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any Governmental Authority, in each case resulting from or arising out of the conduct of the Company’s business or that in any manner relates to the Company, or (B) reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, measured on a scale relative to the Company and its Subsidiaries, taken as a whole, including, for the avoidance of doubt, any determination by any Regulatory Agency or Government Authority that the Merger may not be consummated as contemplated herein or in a substantially similar manner immediately following the Effective Time (any of the foregoing matters in clauses (A) and (B), a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from or providing notice to nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Bank Merger Agreement, including assisting Parent with preparing to integrate the parties hereto after Closing as promptly and efficiently as reasonably practicable, subject to Sections 5.4 and 5.7 hereof.

(b) Without limiting the generality of the foregoing Section 5.3(a), promptly after the date of this Agreement, Parent and the Company shall cooperate with each other and use their reasonable best efforts to promptly prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals and to prepare the parties to integrate after Closing as promptly and efficiently as reasonably practicable, subject to Sections 5.4 and 5.7 hereof. Parent and the Company shall each use reasonable best efforts to obtain each such approval and/or provide such notice as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals or to integrate the parties after Closing as promptly and efficiently as reasonably practicable, subject to Sections 5.4 and 5.7 hereof). Each party will provide the other with copies of any applications or notices and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any Governmental

Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting the Regulatory Approvals, the parties hereto will negotiate in good faith and use commercially reasonable efforts to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby.

(c) Subject to Applicable Law, the parties shall advise each other promptly after receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

5.4 Access; Integration of Data Processing; Confidentiality.

(a) In order to facilitate the consummation of the transactions contemplated hereby and by the Bank Merger Agreement and the integration of the business and operations of the Company, subject to Section 5.4(c) and Applicable Laws relating to confidentiality and the exchange of information, the Company shall permit Parent and Parent’s Subsidiaries and their officers, employees, counsel, accountants and other authorized Representatives, reasonable access, throughout the period before the Closing Date, at Parent and Parent’s Subsidiaries’ sole expense, (i) during customary business hours, to the Company’s and the Company’s Subsidiaries’ books, papers and records relating to the assets, properties, operations, obligations and liabilities in which Parent may have a reasonable interest; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would violate the rights of Company customers or would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements, and (ii) during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of the Company and its Subsidiaries for the purpose of performing conversion activities related to data processing integration. Parent shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations during any such access to the Company’s property, books and records.

(b) At the request of Parent, during the period from the date of this Agreement to the Closing, the Company and its Subsidiaries shall, and shall cause their senior executive officers to, and shall make all reasonable efforts, outside of customer business hours, to cause their respective telecommunications and data processing service providers to cooperate and assist Parent and its Subsidiaries in connection with preparation for an electronic and systematic conversion of all applicable data regarding the Company and its Subsidiaries to Parent and Parent’s Subsidiaries systems of telecommunications and electronic data processing. Electronic and systematic conversion shall occur at such time as determined by Parent, in its sole discretion, provided, however, that no such conversion shall occur prior to the Closing. Parent shall be responsible for reasonable and agreed upon costs incurred by the Company, including all fees to third parties, in connection with any such efforts.

(c) Each of Parent and the Company acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement and the provisions of this Section 5.4(c) shall nonetheless continue in full force and effect.

5.5 Notification. The Company, on the one hand, and Parent, on the other hand, shall promptly (and in any event within three Business Days after becoming aware of any such breach) notify the other party or parties in writing (a) if it believes that such party or parties have materially breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

5.6 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement, the Bank Merger Agreement, or any of the transactions contemplated hereby and thereby, and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first used reasonable best efforts to consult with the other party with respect to such release, statement or filing.

5.7 No Control of the Company. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Date.

5.8 Employee Benefit Matters.

(a) As of the Closing Date, Parent shall provide (or cause its Subsidiaries to provide) to each employee of the Company or its Subsidiaries who, as decided by Parent in its sole discretion, shall continue employment with the Surviving Corporation or its Subsidiaries following the Closing Date (a “Continuing Employee”) (i) base wages or salaries, as applicable, that are substantially comparable to the base wages or salaries, as applicable, provided to each such Continuing Employee immediately prior to the Closing Date and (ii) employee benefit plans, programs, policies and arrangements (excluding, however, all equity plans) that are substantially comparable, in the aggregate, to the Employee Benefit Plans of the Company provided to each such Continuing Employee immediately prior to the Closing Date (but in no event greater than the employee benefit plans, programs, policies and arrangements provided to Parent’s or Parent’s Subsidiaries’ similarly situated employees). To the extent a Continuing Employee remains employed by Parent or its Subsidiaries, Parent shall not, for a period of 12 months following the Closing Date, reduce a Continuing Employee’s base wages or salary, as applicable; provided, however, that the foregoing shall not be deemed to limit or modify the at-will nature of the employment of the Continuing Employee.

(b) The Company shall deliver an updated copy of Schedule 3.24(d) of the Company Disclosure Schedule to Parent not more than ten (10) Business Days following the date of this Agreement and shall provide Parent with an updated copy of Schedule 3.24(d) of the Company Disclosure Schedule within ten (10) Business Days prior to the Closing Date. Only employees (and their dependents) shall be participants in the Employee Benefit Plans sponsored by the Company.

(c) Except for employees described in in Section 5.8(d), those employees of the Company or any Subsidiary as of the Effective Time whom Parent or its Subsidiaries elect not to employ after the Effective Time as a result of the Merger, who are employed and then terminated as a result of the Merger within six (6) months subsequent to the Effective Time, or those employees who voluntarily resign employment due to an involuntary relocation of the employee’s principal place of employment to a location which is more than twenty-five (25) miles from the employee’s principal place of employment immediately prior to the Effective Time shall be entitled to severance benefits equal to two (2) weeks of annual base pay for each year of service (including years of service with the Company and/or any of its Subsidiaries) with a minimum of two (2) weeks of annual base pay and a maximum of twenty-six (26) weeks of annual base pay. Effective as of the day immediately following the day which is six (6) months subsequent to the Effective Time, all Continuing Employees will be entitled to severance benefits equal to those provided by Parent from time to time to its similarly situated employees. Nothing in this Section 5.8(c) shall be deemed to limit or modify the at-will employment of the Continuing Employee. Notwithstanding anything herein to the contrary, the benefit payments described in this Section 5.8(c) shall be conditioned on execution of a release of claims in a form satisfactory to Parent and its Subsidiaries.

(d) Any employee of the Company or its Subsidiaries who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement or Employee Benefit Plan that provides for any payment that may be triggered by the Merger or the Bank Merger (other than under a Company Stock Plan) (the “CIC Payment”) shall not receive any severance benefits as provided in Section 5.8(c) but will receive the CIC Payment to the extent it is required to be paid thereunder. Any employee of the Company or its Subsidiaries who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in Section 5.8(c), unless such employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the Surviving Corporation or a Subsidiary of the Surviving Corporation.

(e) With respect to any employee benefit plan of Parent or Parent’s Affiliates in which any Continuing Employee becomes eligible to participate on or after the Closing Date (a “Parent Plan”), Parent shall use commercially reasonable efforts to ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit Parent Plan or any such credit that would result in a duplication of benefits) under each Parent Plan in which such Continuing Employee becomes or may become a participant for service with Surviving Corporation (or any predecessor to Surviving Corporation) and its Affiliates, solely to the extent such service was credited under the Employee Benefit Plans. As of the Closing Date, Parent shall credit (or cause to be credited) to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed on Schedule 3.23(a) of the Company Disclosure Schedule as of the Closing Date. With respect to each Parent Plan that is a health plan in which Continuing Employees participate after Closing, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (ii) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year and for which verification is provided by the insurer or third party administrator of such Employee Benefit Plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable Parent Plan.

(f) Parent and the Company acknowledge and agree that all provisions contained in this Section 5.8 are included for the sole benefit of Parent and the Company and nothing contained herein shall (i) be construed as an amendment to any Employee Benefit Plan or Parent Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other person, including any employee or former employee of any of Parent, the Company or their respective Affiliates, or any dependent or beneficiary thereof or (iii) otherwise obligate Parent or any of its Affiliates to maintain any particular Parent Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date. Parent and the Company further acknowledge and agree that the Company and its Subsidiaries shall provide to Parent all employee books and records relating to Continuing Employees no later than the Closing Date.

(g) If requested by Parent, the Company shall terminate (or cause the Bank of New Jersey to terminate) the 401(k) Plan immediately prior to the Closing Date by resolution adopted by the Board of Directors of the Company or the Bank of New Jersey, as applicable, on terms acceptable to Parent, and simultaneously amend the 401(k) Plan to the extent necessary to comply with all Applicable Laws to the extent not previously amended. Said termination shall provide that all participants in the 401(k) Plan shall be fully vested in their account balances thereunder; and the Company shall notify (or cause the Bank of New Jersey to notify) the 401(k) Plan participants and beneficiaries of such termination prior to the Closing Date pursuant to Applicable Law requirements.

5.9 No Solicitation of Transaction.

(a) Subject to Section 5.9(b), from the date hereof until the Closing, or, if earlier, the date on which this Agreement is terminated in accordance with ARTICLE VII, the Company shall not, and shall cause all of its Subsidiaries and each of their respective Representatives to not, directly or indirectly, (i) take any action to solicit, initiate, encourage or knowingly facilitate any inquiries that constitute or would reasonably be expected to lead to the making of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent or Parent Representatives) any non-public information or data with respect to the Company or any of its Subsidiaries in connection with an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger), or (iv) enter into any agreement in principle, term sheet, arrangement, understanding, contract or definitive or preliminary agreement, other than a confidentiality agreement in order for the Company to comply with Section 2.16, relating to an Acquisition Proposal. Upon execution of this Agreement, the Company shall, and shall cause all of its Subsidiaries and each of their respective Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.9 shall preclude the Company or its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence or to enforce the provisions of any confidentiality agreement entered into with any Person with respect to a potential Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement but subject to compliance with the requirements set forth in Section 2.16, the Company may take any of the actions described in Section 5.9(a) (other than the actions described in Section 5.9(a)(i)) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal, prior to the Company Shareholders’ Meeting, that did not result from a breach of this Section 5.9; (ii) the Company’s Board of Directors determines (in accordance with this Agreement) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (iii) the Company has provided Parent with any noticed required under Section 2.16, which notice shall be prior to taking any such action; (iv) prior to taking such action, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (or, if such confidentiality agreement includes provisions that are less favorable in the aggregate to the Company, than those contained in the Confidentiality Agreement, the Company offers to amend the Confidentiality Agreement to include such similar provisions); and (v) the Company determines in good faith, after consultation with the Company’s outside legal counsel that the failure of the Company to take such action would reasonably be expected to violate its fiduciary duties under Applicable Law. The Company shall promptly provide to Parent any non-public information regarding the Company or its Subsidiaries provided to any other Person that was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

(c) In addition to any notices required under Section 2.16(c), the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any such proposals, offers or information requests (including a copy thereof if in writing and any related documentation or correspondence).

5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of the Company or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that Indemnitee was an officer, director or employee of the Company or any Subsidiary or acts or omissions by Indemnitee in such capacity or taken at the request of the Company or any Subsidiary, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated hereby), to the fullest extent permitted by Law and (ii) assume all obligations of the Company and its Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Charter Documents and the organizational documents of the Company’s Subsidiaries. In addition, Parent, from and after the Effective Time, shall, and shall cause Surviving Corporation to, advance any expenses (including legal expenses) of any Indemnitee under this Section 5.10 as incurred to the fullest extent permitted by Applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 5.10.

(b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.10(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount. The provisions of this Section 5.10 shall be deemed to have been satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by the Company for purposes of this Section 5.10 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement. The Surviving Corporation shall keep such coverage in effect after the Effective Time.

(c) The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under the Company Charter Documents, by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.10. This Section 5.10 shall survive the Effective Time.

5.11 Efforts to Consummate; Further Assurances.

(a) Parent and the Company agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder including, without limitation, seeking to obtain any necessary shareholder approvals and any required approvals of any Governmental Authority, and each of Parent and the Company agree not to take any action which is intended, or would reasonably be expected, to materially adversely affect or materially delay the ability to obtain such approvals.

(b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

5.12 Financial Statements. From the date of this Agreement until the Closing Date or the termination of this Agreement pursuant to Article VII, the Company will provide to Parent as promptly as practicable, but in no event later than the twenty-fifth (25th) day following the end of the relevant calendar month, the monthly unaudited financial statements of the Company as provided to the Company’s management (including any related notes and schedules thereto), for each of the calendar months ended after the date of this Agreement.

5.13 Tax Matters.

(a) For federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Code Section 368(a)(1)(A), and this Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368.3(a). After the date of this Agreement (including, without limitation, after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall cooperate and take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken that could reasonably be likely to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. All parties hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Chief Financial Officer of each of the Parent and the Company shall execute and deliver to Squire Patton Boggs (US) LLP and Holland & Knight LLP certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firm, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its Tax opinion pursuant to Section 6.2(f) and Section 6.3(e). Each of Parent and the Company shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(b).

(c) The parties shall use their commercially reasonable efforts to agree upon any exact actions to be undertaken by the Company, and for the Company to undertake such actions by December 31, 2019, to minimize the Company’s effective corporate Tax rate with respect to any real estate investment trust which the Company controls or in which it is a participant in order to ensure that the minimum effective Tax rate available under Applicable Law continues to be available to such real estate investment trust.

5.14 Stock Exchange Listing. Parent shall cause shares of Parent Common Stock to be issued in the Merger as Merger Consideration to be approved for listing on NASDAQ, subject to official notice of issuance prior to the Effective Time.

5.15 Litigation and Claims. Each of the Company and Parent shall promptly, and in any event within two (2) Business Days, notify the other party in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against it or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change. Each of the Company and Parent shall promptly notify the other party in writing of any Proceeding, pending or, to its Knowledge, threatened against it or any of its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by it or its Subsidiaries with respect hereto or thereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby. The Company shall give Parent the opportunity to participate at their own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.16 Exemption from Liability Under Section 16(b). Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law in connection with the conversion of shares of Company Common Stock, Company Stock Options and Company Restricted Stock Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.16. The Board of Directors of Parent and of Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any dispositions of Company Common Stock, Company Stock Options or Company Restricted Stock Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by Applicable Law.

ARTICLE VI

CONDITIONS TO CLOSE

6.1 Conditions to Each Party’s Obligations. Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:

(a) No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement, including the Bank Merger.

(b) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.3(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.

(c) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act relating to the issuance of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

(d) NASDAQ Authorization. The shares of Parent Common Stock that shall be issued pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

6.2 Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by Parent, at or prior to the Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 3.1, 3.2(a), 3.6, 3.10(b), 3.27 and 3.32 shall be true and correct, except for inaccuracies which are de minimis in amount or effect. There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations and warranties set forth in Sections 3.1, 3.2(a), 3.6, 3.10(b), 3.27 and 3.32) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to the Company; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “the Company’s Knowledge” shall be deemed not to include such qualifications.

(b) Compliance with Covenants and Obligations. The Company shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c) Shareholder Approval. This Agreement shall have been approved by action by the Company Shareholders holding the requisite voting power under the Charter Documents and Applicable Law.

(d) Company Closing Deliverables. The Company shall have delivered to Parent, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.18 at or prior to the Closing Date.

(e) No Enforcement Actions. There shall have been no new enforcement actions initiated by any Regulatory Agency or other Governmental Authority which, individually or in the aggregate, would reasonably be expected to materially affect the Company’s ability to conduct its business as currently being conducted.

(f) Tax Opinion. Parent shall have received a written opinion of Squire Patton Boggs (US) LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Squire Patton Boggs (US) LLP will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of the Company and Parent as referenced in Section 5.13(b).

(g) No Material Adverse Effect. Since the Interim Balance Sheet Date, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

6.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 4.1, 4.2, 4.9, 4.10 and 4.17(b)) shall be true and correct, except for inaccuracies which are de minimis in amount or effect. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.9, 4.10 and 4.17(b)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “Parent’s Knowledge” shall be deemed not to include such qualifications.

(b) Compliance with Covenants and Obligations. Parent shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c) Parent Closing Deliverables. Parent shall have delivered to the Company, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.19 at or prior to the Closing Date.

(d) No Enforcement Actions. There shall have been no new enforcement actions initiated by any Regulatory Agency or other Governmental Authority which, individually or in the aggregate, would reasonably be expected to materially affect Parent’s ability to conduct its business as currently being conducted.

(e) Tax Opinion. The Company shall have received a written opinion of Holland & Knight LLP, dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Holland & Knight LLP will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of each of the Company and Parent as referenced in Section 5.13(b).

(f) Shareholder Approval. This Agreement shall have been approved by action by the Parent Shareholders holding the requisite voting power under Parent Charter Documents and Applicable Law.

(g) No Material Adverse Effect. Since the Interim Balance Sheet Date, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if the Closing Date shall not have occurred on or before the first anniversary of the date of this Agreement; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;

(c) by either the Company or Parent in the event of (i) a material breach by the other party of any representation or warranty contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Parent’s or the Company’s obligations set forth in Section 6.2 or Section 6.3, respectively, or (ii) a material breach by the other party of any of its covenants or obligations contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Parent’s or the Company’s obligations set forth in Section 6.2 or Section 6.3, respectively; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who is then in material breach of any covenant or agreement hereunder;

(d) by either the Company or Parent if (i) final action has been taken by a Regulatory Agency whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of enjoining, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; unless failure to obtain approval of the Regulatory Agency or the action taken by the Governmental Authority shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e) by Parent if, prior to receipt of approval by Company Shareholders of this Agreement, (i) the Board of Directors of the Company (or any committee thereof) shall have failed to make the Company Recommendation or shall have made an Adverse Recommendation Change or shall have otherwise submitted this Agreement to the Company Shareholders without recommendation, or changes or otherwise does not make the Company Recommendation, or (ii) the Company shall have materially breached any of the provisions set forth in Sections 2.16 and 5.9; or

(f) by the Company, prior to receipt of approval by Company Shareholders of this Agreement, and provided that the Company has complied in all material respects with Section 2.16 and 5.9 of this Agreement, in order to enter into an agreement relating to a Superior Proposal; or

(g) by either the Company or Parent if Parent Shareholder Approval at the Parent Shareholders Meeting or the Company Shareholder Approval at the Company Shareholder Meeting, respectively, shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders as may be adjourned or postponed in accordance with this Agreement.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall promptly be given to the other party(ies) hereto, and upon such notice this Agreement shall terminate. Except as provided under this Section 7.2 or otherwise expressly in accordance with the terms of this Agreement, upon termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of any party hereto to the other party(ies), and all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations hereunder; provided, that (i) the provisions of Section 5.4(c), Section 7.1, this Section

7.2 and ARTICLE VIII shall survive any such termination; (ii) in the event that such termination is effected pursuant to Section 7.1(c) of this Agreement, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder and (iii) nothing herein shall relieve any party from liability for damages resulting from fraud or willful and material breach of any provision of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f), then the Company shall, within five Business Days following the date of termination, pay to Parent the sum equal to $4,500,000 (the “Termination Fee”). The Termination Fee as provided in this Section 7.2(b) shall be paid to Parent by wire transfer of immediately available funds. The Company hereby waives any right to set-off or counterclaim against such amount.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that (i) an Acquisition Proposal with respect to the Company shall have been communicated to or otherwise made known to the senior management or Board of Directors of the Company, or any Person or group of Persons shall have publicly announced an intention to make an Acquisition Proposal with respect to the Company after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b) or (B) by Parent pursuant to Section 7.1(c) and (iii) prior to the date that is twelve (12) months after the date of such termination the Company consummates a transaction with respect to an “Acquisition Proposal” (whether or not the same Acquisition Proposal as that referred to above) or enters into any definitive agreement relating an “Acquisition Proposal” (whether or not the same Acquisition Proposal as that referred to above), then the Company shall on the earlier of the date such transaction is consummated or such definitive agreement is entered into, pay to Parent the Termination Fee by wire transfer of immediately available funds; provided that for purposes of this Section 7.2(c), the references to twenty five percent (25%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

Notwithstanding the foregoing, in no event shall the Company be required to pay a Termination Fee (a) on more than one occasion or (b) if, at the time this Agreement is terminated by Parent, this Agreement could have been terminated by the Company pursuant to Section 7.1(c). Notwithstanding anything to the contrary in this Agreement, and other than in connection with fraud or willful breach, the payment of the Termination Fee pursuant to Section 7.2(b) shall fully discharge the Company from, and be the sole and exclusive remedy of Parent, with respect to any and all losses that may be suffered by Parent based upon, resulting from or arising out of the circumstances giving rise to the termination of this Agreement.

(d) In the event of termination of this Agreement by a party for failure to obtain the required vote at the Parent Shareholders Meeting pursuant to Section 7.1(g), Parent shall, within five Business Days following the date of such termination, pay to the Company an amount equal to the Company’s reasonable costs and legal expenses incurred in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby, which amount shall in no instance be greater than $750,000 (the “Company Expense Reimbursement”). The Company Expense Reimbursement as provided in this Section 7.2(d) shall be paid to the Company by wire transfer of immediately available funds. Parent hereby waives any right to set-off or counterclaim against such amount.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (and duly received) if delivered personally, or sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties at the following addresses or at such other addresses for a party as shall be specified by like notice:

(a)	if to Parent, to:

ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, NJ 07632
Attn: William S. Burns
Tel: 201-816-4474

with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, Ohio 45202
Attn: James J. Barresi
Tel: 513-361-1260

and

(b)	if to the Company, to:

Bancorp of New Jersey, Inc.
750 East Palisade Avenue
Englewood Cliffs, NJ 07632
Attn: Nancy E. Graves
Tel: 201-720-3200

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
31 West 52nd Street, 12th Floor
New York, New York 10019
Attn: Paul M. Aguggia
Tel: 212-513-3352

8.2 Entire Agreement. This Agreement (including the Disclosure Schedules hereto), together with the Voting Agreements and the other documents and agreements contemplated hereby delivered pursuant to the provisions hereof, constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedules and the Confidentiality Agreement constitute a part hereof as though set forth in full herein.

8.3 Amendments. This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by all parties hereto.

8.4 Waivers. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any waiver, permit, consent or approval of any kind or character by any party of any covenant, condition, breach or default under this Agreement, must be in writing signed by the party to be bound by such waiver, permit, consent or approval and shall be effective only to the extent specifically set forth in such writing.

8.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Company or Parent without the express prior written consent of the other party. Except for Section 5.10, which is intended to benefit each Indemnitee and his or her heirs or representatives, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New Jersey, without regard to principles of conflicts of laws.

8.7 Consent to Jurisdiction.

(a) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contemplated hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court sitting in New Jersey or any New Jersey state court, and (1) irrevocably submits to the exclusive jurisdiction of such courts, (2) waives any objection to laying venue in any such action or proceeding in such courts, and (3) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New Jersey Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

8.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Applicable Law.

8.10 Cumulative Remedies; Specific Performance. All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative and not alternative. Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure (or overtly threatened failure) to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure (or overtly threatened failure) to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure (or overtly threatened failure) without the need to post bond or other security.

8.11 Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees and expenses of agents, Representatives, counsel and accountants.

8.12 Prevailing Party. In the event that any litigation between the parties hereto should arise as the result of any breach or alleged breach of this Agreement, the prevailing party in said litigation shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs and in determining or quantifying the amount of recoverable attorneys’ fees and costs (through both trial and appellate levels) from the nonprevailing party.

8.13 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), each of which shall be an original, but all of which together shall constitute one instrument.

8.14 Nonsurvival. None of the representations, warranties, covenants and agreements set forth in this Agreement other than Section 5.10, Section 5.11(b) and this Section 8.14 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

[Remainder of page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the day and year first above written.

CONNECTONE BANCORP, INC.

By:	/s/ FRANK SORRENTINO III
Name:	Frank Sorrentino III
Title:	Chief Executive Officer

BANCORP OF NEW JERSEY, INC.

By:	/s/ NANCY E. GRAVES
Name:	Nancy E. Graves
Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

ANNEX B – OPINION OF KEEFE, BRUYETTE & WOODS, INC.

August 15, 2019

The Board of Directors
ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood, NJ 07632

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to ConnectOne Bancorp, Inc. (“ConnectOne”) of the Aggregate Merger Consideration (as defined below) in the proposed merger (the “Merger”) of Bancorp of New Jersey, Inc. (“BKJ”) with and into ConnectOne, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between ConnectOne and BKJ. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement) by virtue of the Merger and without any action on the part of ConnectOne, BKJ or any holder of common stock, no par value per share, of BKJ (“BKJ Common Stock”), each share of BKJ Common Stock that is issued and outstanding immediately prior to the Effective Time (except for Excluded Shares (as defined in the Agreement)) shall be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either: (i) $16.25 in cash (the “Cash Consideration”) or (ii) 0.78 of a share of common stock, no par value per share, of ConnectOne (“ConnectOne Common Stock,” and such fraction of a share of ConnectOne Common Stock, the “Stock Consideration”); provided that the total number of shares of BKJ Common Stock (including Company Restricted Stock Awards (as defined in the Agreement) entitled to receive the Cash Consideration plus Option Equivalent Shares (as defined in the Agreement)) shall be equal to 20% of the total number of shares of BKJ Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the Option Equivalent Shares and Company Restricted Stock Awards, but excluding Excluded Shares) and all other shares of BKJ Common Stock shall be converted into the right to receive the Stock Consideration. The aggregate Stock Consideration and the aggregate Cash Consideration, taken together, are referred to herein as the “Aggregate Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, concurrently with or as soon as practicable following, the Effective Time, Bank of New Jersey, a wholly-owned subsidiary of BKJ, will merge with and into ConnectOne Bank, a wholly-owned subsidiary of ConnectOne, with ConnectOne Bank as the surviving entity, pursuant to a separate bank merger agreement (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to ConnectOne and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between KBW and each of ConnectOne and BKJ, as well as an existing sales and trading relationship between a KBW broker-dealer affiliate and each of ConnectOne and BKJ), may from time to time purchase securities from, and sell securities to, ConnectOne and BKJ. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell debt or equity securities of, ConnectOne or BKJ for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of ConnectOne (the “Board”) in rendering this opinion and will receive a fee from ConnectOne for our services. A portion of our fee is payable upon the rendering of this opinion, a portion will be payable upon the first date of the mailing, distribution or public availability of certain shareholder materials in connection the Merger, and a significant portion is contingent upon the successful completion of the Merger. In addition, ConnectOne has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years KBW has provided investment banking or financial advisory services to ConnectOne and received compensation for such services. KBW acted as lead bookrunner in connection with ConnectOne’s December 2017 registered offering of subordinated notes. In the past two years, KBW has not provided investment banking or financial advisory services to BKJ. We may in the future provide investment banking and financial advisory services to ConnectOne or BKJ and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of ConnectOne and BKJ and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated August 14, 2019 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of ConnectOne; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of ConnectOne; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of BKJ; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 of BKJ; (vi) certain regulatory filings of ConnectOne and BKJ and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2018 as well as the quarters ended March 31, 2019 and June 30, 2019; (vii) certain other interim reports and other communications of ConnectOne and BKJ to their respective shareholders; and (viii) other financial information concerning the respective businesses and operations of ConnectOne and BKJ that were furnished to us by ConnectOne and BKJ or that we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of ConnectOne and BKJ; (ii) the assets and liabilities of ConnectOne and BKJ; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of ConnectOne and BKJ with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of BKJ that were prepared by ConnectOne management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of ConnectOne with respect to fiscal year 2019, as well as financial and operating forecasts and projections of ConnectOne with respect to certain fiscal years beyond 2019 that were prepared and provided to us by ConnectOne management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on ConnectOne (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by ConnectOne management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the respective managements of ConnectOne and BKJ regarding the past and current business operations, regulatory relations, financial condition and future prospects of ConnectOne and BKJ and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of ConnectOne as to the reasonableness and achievability of the financial and operating forecasts and projections of BKJ, the publicly available consensus “street estimates” of ConnectOne with respect to fiscal year 2019, the financial and operating forecasts and projections of ConnectOne with respect to certain fiscal years beyond 2019, and the estimates regarding certain pro forma financial effects of the Merger on ConnectOne (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of ConnectOne referred to above that such estimates are consistent with, the best currently available estimates and judgments of ConnectOne management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of ConnectOne and BKJ that was provided to and discussed with us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of ConnectOne referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the management of ConnectOne and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either ConnectOne or BKJ since the date of the last financial statements of each such entity that were made available to us and that we were directed to use. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of ConnectOne and BKJ are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of ConnectOne or BKJ, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of ConnectOne or BKJ under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ, in any respect material to our analyses, from the draft version reviewed by us and referred to above) with no adjustments to the Aggregate Merger Consideration (including the stock or cash components thereof) and with no additional consideration or payments in respect of BKJ Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of ConnectOne, BKJ or the pro forma entity, or the contemplated benefits and effects of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of ConnectOne that ConnectOne has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to ConnectOne, BKJ, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Aggregate Merger Consideration in the Merger to ConnectOne. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger (including the form of Aggregate Merger Consideration or the allocation thereof between stock and cash) or any such related transaction, any consequences of the Merger or any such related transaction to ConnectOne, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, non-compete, consulting, voting, support, cooperation, shareholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of ConnectOne to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by ConnectOne or the Board, (iii) any business, operational or other plans with respect to BKJ or the pro forma entity that may be currently contemplated by ConnectOne or the Board or that may be implemented by ConnectOne or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of ConnectOne’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of ConnectOne Common Stock or relative to the Aggregate Merger Consideration, (v) any election by holders of BKJ Common Stock to receive the Cash Consideration or the Stock Consideration or any combination thereof, or the actual allocation among such holders between stock and cash (including, without limitation, any reallocation thereof as a result of proration or otherwise pursuant to the Agreement) or the relative fairness of the Cash Consideration and the Stock Consideration, (vi) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of ConnectOne, BKJ or any other party to any transaction contemplated by the Agreement, (vii) whether ConnectOne has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration at the closing of the Merger, (viii) the actual value of ConnectOne Common Stock to be issued in connection with the Merger, (ix) the prices, trading range or volume at which ConnectOne Common Stock or BKJ Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which ConnectOne Common Stock will trade following the consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to ConnectOne, BKJ, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of ConnectOne Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of BKJ Common Stock, what election any such shareholder should make with respect to the Cash Consideration or the Stock Consideration), nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration in the Merger is fair, from a financial point of view, to ConnectOne.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

ANNEX C – OPINION OF SANDLER O’NEILL + PARTNERS, L.P.

August 15, 2019

Board of Directors
Bancorp of New Jersey, Inc.
1365 Palisade Avenue
Fort Lee, NJ 07024

Ladies and Gentlemen:

Bancorp of New Jersey, Inc. (“Company”) and ConnectOne Bancorp, Inc. (“Parent”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will merge with and into Parent, with Parent being the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, no par value, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, excluding certain shares of Company Common Stock as specified in the Agreement, will be converted into the right to receive, subject to the election and allocation procedures set forth in the Agreement, either: (i) cash in the amount of $16.25 per share (the “Cash Consideration”); or (ii) 0.780 shares (the “Stock Consideration”) of common stock, no par value, of Parent (“Parent Common Stock”). The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” The Agreement provides, generally, that the total number of shares of Company Common Stock (including Company Restricted Stock Awards) to be entitled to receive the Cash Consideration plus the Option Equivalent Shares shall be equal to the product (rounded down to the nearest whole share) of (i) 0.2, and (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the Option Equivalent Shares and Company Restricted Stock Awards, but excluding Excluded Shares). Pursuant to the Agreement, all other shares of Company Common Stock (including shares subject to Company Restricted Stock Awards, but excluding Excluded Shares) shall be converted into the right to receive the Stock Consideration. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Company and its banking subsidiary that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent and its banking subsidiary that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Company; (v) the publicly available mean analyst earnings per share estimate for Parent for the year ending December 31, 2019, as well as estimated earnings per share for Parent for the year ending December 31, 2020, an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023, and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Parent and its representatives; (vi) certain assumptions relating to the repurchase of a certain amount of Parent Common Stock by Parent in the third and fourth quarters of the year ending December 31, 2019, as provided by the senior management of Parent and its representatives (the “Parent Stock Buyback Transactions”); (vii) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to purchase accounting adjustments, transaction expenses, cost savings and the Parent Stock Buyback Transactions, as well as estimated net income for Company for the year ending December 31, 2019 with estimated annual net income growth rates for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Parent and its representatives; (viii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock market information for Company Common Stock and Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for Company and Parent with similar financial institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the bank and thrift industry on a regional and nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent, or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We further have relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company, Parent, any of their respective subsidiaries, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company, Parent or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for Company, Parent and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Company for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Company. In addition, Sandler O’Neill used the publicly available mean analyst earnings per share estimate for Parent for the year ending December 31, 2019, as well as estimated earnings per share for Parent for the year ending December 31, 2020, an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023, and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Parent and its representatives. Sandler O’Neill also received and used in its pro forma analysis certain assumptions relating to purchase accounting adjustments, transaction expenses, cost savings and the Parent Stock Buyback Transactions, as well as estimated net income for Company for the year ending December 31, 2019 with estimated annual net income growth rates for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Parent and its representatives. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available mean analyst estimate referred to above, was consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Company and Parent, respectively, and the other matters covered thereby. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company or Parent since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler O’Neill upon closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Company in the two years preceding the date hereof. Sandler O’Neill did not provide any investment banking services to Parent in the two years preceding the date hereof; provided, however, an affiliate of Sandler O’Neill, Sandler O’Neill Mortgage Finance L.P. (“SOMF”), provided certain investment banking services to a subsidiary of Parent in the two years preceding the date of this opinion. In summary, SOMF acted as introducing broker to Parent’s banking subsidiary in connection with the sale of certain loans, which transactions occurred in 2017. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company, Parent and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company or Parent, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

SPECIAL MEETING OF SHAREHOLDERS OF

BANCORP OF NEW JERSEY, INC.

December 9, 2019

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The Notice of Meeting, Proxy Statement and Proxy Card
are available at www.bonj.net

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			FOR	AGAINST	ABSTAIN
1.

To approve the Agreement and Plan of Merger, dated as of August 15, 2019, by and between Bancorp of New Jersey, Inc. and ConnectOne Bancorp, Inc. and the transactions contemplated thereby (the “merger proposal”).

			☐	☐	☐
			FOR	AGAINST	ABSTAIN
2.

To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Bancorp of New Jersey, Inc.’s named executive officers that is based on or otherwise relates to the merger proposal.

			☐	☐	☐
			FOR	AGAINST	ABSTAIN
	3.	To adjourn the Bancorp of New Jersey, Inc. special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal.	☐	☐	☐

This proxy may be revoked at any time before it is voted by (1) delivering to the secretary of Bancorp of New Jersey, Inc. on or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Bancorp of New Jersey, Inc. common stock, (2) by attending the special meeting and voting in person, or (3) by voting by telephone or internet at a later time. Attendance at the special meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then this proxy shall be of no further force and effect.

The undersigned acknowledges receipt from Bancorp of New Jersey, Inc. prior to the execution of this proxy of the Notice of Special Meeting scheduled to be held on December 9, 2019 and the Proxy Statement dated on or about October 18, 2019.

If any other business is presented at such meeting, this proxy will be voted in the discretion of the named proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.

Please mark here if you plan to attend the special meeting. ☐

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership name by an authorized person.

BANCORP OF NEW JERSEY, INC.
REVOCABLE PROXY FOR
SPECIAL MEETING OF SHAREHOLDERS
December 9, 2019
Solicited on behalf of the Board of Directors

The undersigned hereby appoints Nancy E. Graves and Gerald A. Calabrese, Jr., and each of them, with full power of substitution, to vote, as designated below, all the shares of Bancorp of New Jersey, Inc. common stock held of record by the undersigned at the close of business on October 18, 2019, at the special meeting of shareholders to be held December 9, 2019, and at any and all adjournments or postponements thereof. The undersigned hereby revokes any and all earlier dated proxies with respect to such special meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR approval of the Agreement and Plan of Merger, dated as of August 15, 2019, by and between Bancorp of New Jersey, Inc. and ConnectOne Bancorp, Inc. and the transactions contemplated thereby (the “merger proposal”), FOR approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Bancorp of New Jersey, Inc.’s named executive officers that is based on or otherwise relates to the merger proposal and FOR the adjournment of the Bancorp of New Jersey, Inc. special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

BANCORP OF NEW JERSEY, INC.

December 9, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the special meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

The Notice of Meeting, Proxy Statement and Proxy Card are available at www.bonj.net
Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			FOR	AGAINST	ABSTAIN
1.

To approve the Agreement and Plan of Merger, dated as of August 15, 2019, by and between Bancorp of New Jersey, Inc. and ConnectOne Bancorp, Inc. and the transactions contemplated thereby (the “merger proposal”).

			☐	☐	☐
			FOR	AGAINST	ABSTAIN
2.

To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Bancorp of New Jersey, Inc.’s named executive officers that is based on or otherwise relates to the merger proposal.

			☐	☐	☐
			FOR	AGAINST	ABSTAIN
	3.	To adjourn the Bancorp of New Jersey, Inc. special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal.	☐	☐	☐

This proxy may be revoked at any time before it is voted by (1) delivering to the secretary of Bancorp of New Jersey, Inc. on or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Bancorp of New Jersey, Inc. common stock, (2) by attending the special meeting and voting in person, or (3) by voting by telephone or internet at a later time. Attendance at the special meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then this proxy shall be of no further force and effect.

The undersigned acknowledges receipt from Bancorp of New Jersey, Inc. prior to the execution of this proxy of the Notice of Special Meeting scheduled to be held on December 9, 2019 and the Proxy Statement dated on or about October 18, 2019.

If any other business is presented at such meeting, this proxy will be voted in the discretion of the named proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.

Please mark here if you plan to attend the special meeting. ☐

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership name by an authorized person.